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As filed with the Securities and Exchange Commission on July 16, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

RENEWABLE ENERGY GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	2860	20-5009074
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

406 First Street
Ralston, Iowa 51549
(712) 667-3500
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Jeffrey Stroburg
Chief Executive Officer
406 First Street
Ralston, Iowa 51549
(712) 667-3500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Blair W. White, Esq. Jennifer M. Lurie, Esq. Heidi E. Mayon, Esq. Pillsbury Winthrop Shaw Pittman LLP P.O. Box 7880 San Francisco, CA 94120 (415) 983-1000 (415) 983-1200 facsimile	John J. Sabl, Esq. Michael P. Heinz, Esq. Rikkisha L. Candler, Esq. Sidley Austin LLP One South Dearborn Chicago, Illinois 60603 (312) 853-7437 (312) 853-7036 facsimile

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee

Common Stock, $0.0001 par value per share	$150,000,000	$4,605

(1)
Includes shares that the underwriters have the option to purchase to cover over-allotments, if any.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 13, 2007

Shares

Renewable Energy Group, Inc.

Common Stock

        Prior to this offering, there has been no public market for our common stock. The initial public offering price of our common stock is expected to be between $                    and $                    per share. We intend to apply to list our common stock on The New York Stock Exchange under the symbol "RWE."

        The underwriters have an option to purchase a maximum of                    additional shares from us to cover over-allotments of shares. The underwriters can exercise this right at any time within 30 days from the date of this prospectus.

        Investing in our common stock involves risks. See "Risk Factors" on page 9.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Renewable Energy Group, Inc.
Per Share	$	$	$
Total	$	$	$

        Delivery of the shares of common stock will be made on or about                    , 2007.

        Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse

Goldman, Sachs & Co.

Banc of America Securities LLC	Thomas Weisel Partners LLC

The date of this prospectus is                    , 2007.

TABLE OF CONTENTS

INDUSTRY AND MARKET DATA	ii
PROSPECTUS SUMMARY	1
RISK FACTORS	9
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS	31
USE OF PROCEEDS	33
DIVIDEND POLICY	33
CAPITALIZATION	34
DILUTION	36
SELECTED CONSOLIDATED FINANCIAL AND UNAUDITED PRO FORMA DATA	37
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	39
BIODIESEL INDUSTRY OVERVIEW	63
BUSINESS	73
MANAGEMENT	92
PRINCIPAL STOCKHOLDERS	106
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	109
DESCRIPTION OF CERTAIN INDEBTEDNESS	112
DESCRIPTION OF CAPITAL STOCK	114
SHARES ELIGIBLE FOR FUTURE SALE	118
UNDERWRITING	120
LEGAL MATTERS	124
EXPERTS	124
WHERE YOU CAN FIND ADDITIONAL INFORMATION	124
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Dealer Prospectus Delivery Obligation

        Until                        , 2007, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as an underwriter with respect to unsold allotments or subscriptions.

INDUSTRY AND MARKET DATA

        This prospectus contains statistical data that we obtained from industry publications and reports. These industry publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. Although we believe that the publications are reliable, we have not independently verified their data. In particular, we have referenced information published by the National Biodiesel Board, or the NBB, regarding existing biodiesel production capacity and additional production capacity from facilities under construction. These figures are based on questionnaires that are completed by facility owners or developers and represent only the NBB's compilation of this information. The NBB does not independently verify the existence of any facilities, facility production capacity, or construction activity. Further, the NBB has not published data reporting actual production by these facilities, which we believe is significantly less than the production capacity that facility operators or developers self-report to the NBB. Because the NBB is a trade organization for the biodiesel industry, it may present information in a manner that is more favorable to the biodiesel industry than would be presented by an independent source. One of our executive officers has been elected by the members of the NBB to serve on its governing board, a position for which he does not receive any compensation. Unless the context requires otherwise, references to diesel fuel in the U.S. are to distillate fuel, which is a general classification for one of the petroleum fractions that includes diesel fuels known as Diesel No. 1, No. 2 and No. 4, used in on-road diesel engines, such as those in trucks and automobiles, as well as off-road engines, such as those in railroad locomotives and agricultural machinery, and fuel oils No. 1, No. 2 and No. 4, used primarily for space heating and electric power generation. References to diesel fuel in Europe are to gas diesel oil, which includes diesel fuel used for compression ignition, light heating oil for industrial and commercial uses, and other heavy gas oils.

ii

PROSPECTUS SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information you should consider before investing in our common stock. You should carefully read the entire prospectus, especially the risks set forth under the heading "Risk Factors" and our consolidated financial statements and condensed consolidated financial statements and related notes included elsewhere in this prospectus, before making an investment decision. References in this prospectus to "REG," "we," "us" and "our" refer to Renewable Energy Group, Inc. and its subsidiaries and its predecessors during the period presented unless the context requires otherwise. References in this prospectus to "our predecessors" refer to the biodiesel operations of West Central Cooperative, InterWest L.C. and REG, LLC unless the context requires otherwise.

RENEWABLE ENERGY GROUP, INC.

Overview

        We believe we are the largest operator, marketer and distributor of biodiesel in the U.S. We have played a leading role in defining the U.S. biodiesel industry for the past ten years. This experience has enabled us to develop expertise in operations, procurement, marketing, production, logistics, risk management and biodiesel facility construction management. During 2006, we marketed approximately 78 million gallons of biodiesel, representing approximately 27% of U.S. biodiesel sales. Most of this biodiesel is marketed under our SoyPOWER® brand, which we have been selling for more than a decade. We operate a 132 million gallon network of biodiesel production facilities, currently consisting of one facility wholly-owned by us and four facilities owned by third parties, for which we manage facility operations, input procurement, quality control, marketing and distribution logistics, as well as assist with risk management. We believe the network of biodiesel production facilities that we operate is the largest producer of biodiesel in the U.S. We also provide new facility construction management services to third parties and have used our construction expertise and design technology to become a leading builder of biodiesel facilities in the U.S. We believe our vertically integrated approach of constructing, owning, operating and marketing biodiesel production strongly positions us to capitalize on multiple aspects of the biodiesel industry's growth potential.

        We are in the process of developing a national network of biodiesel production facilities. In addition to the 132 mmgy of production capacity currently in our network, we recently commenced construction of two wholly-owned facilities: one 60 mmgy production capacity facility in St. Rose, Louisiana, which we refer to as our New Orleans facility, and one 60 mmgy production capacity facility in Emporia, Kansas. In the third quarter of 2007, we expect to begin construction of a 60 mmgy production capacity facility in Cairo, Illinois. With the construction of these three facilities, we expect to own four operating facilities with aggregate production capacity of approximately 192 mmgy by the end of 2008. In addition, we currently are managing the construction of two member-owned biodiesel production facilities with aggregate production capacity of 90 mmgy, each of which is expected to be completed by the end of 2007. Each of these member-owned facilities under construction is expected to become part of our network, as we have agreed to manage their operations following construction and sell their finished biodiesel product under our SoyPOWER brand for the account of the owner. By the end of 2008, we expect to have approximately 492 mmgy of production capacity in our network.

        We have established strategic relationships with industry leading participants to assist us with feedstock supply, distribution and risk management. These parties, which are also investors in our company, include Bunge North America, Inc., or Bunge, a subsidiary of one of the world's largest oilseed processors, E D & F Man Netherlands BV, or E D & F Man, a large bulk liquids transportation and storage and commodity trading company, and West Central Cooperative, or West Central, a large grain, agronomy and soybean processing company.

        The table below provides a summary of the biodiesel production facilities in our network in operation, under construction and in development as of July 10, 2007:

	REG Biodiesel Production Network
	In Operation	Under Construction	In Development(1)	Total
Locations	5	4	4	13
Annual biodiesel production capacity (mmgy)	132	210	150	492
Diversified feedstock capable	5	3	4	12
MMGY production capacity owned/managed	12/120	120/90	60/90	192/300

(1)
For third-party owned facilities that we classify as "in development," we have entered into agreements with the facility owner to perform, and are in the process of performing, preconstruction services such as providing architectural and civil drawings, assisting with governmental permitting, finalizing documentation and pricing, and placing orders for equipment. For wholly-owned facilities that we classify as "in development," we are engaged in the same activities for our own account.

        We also have an agreement with Peter Cremer North America, LP, or PCNA, to purchase at least 32 million gallons of finished biodiesel each year through September 2008 produced at an independently owned and operated facility in Cincinnati, Ohio.

        For the year ended December 31, 2006, our total revenues were approximately $211.0 million and our net income was approximately $5.2 million, each on a pro forma basis to reflect our acquisition of REG, LLC as of January 1, 2006. For the quarter ended March 31, 2007, our total revenues were approximately $55.5 million and our net loss was approximately $1.6 million.

        We operate in two principal segments, Biodiesel and Services. Through our Biodiesel operations, which represented approximately 58% of our revenues in 2006 or approximately 49% on a pro forma basis, we operate our wholly-owned biodiesel production facilities, currently consisting of our 12 mmgy capacity production facility in Ralston, Iowa, and we purchase and resell biodiesel produced by third parties. Through our Services operations, which represented approximately 42% of our revenues in 2006, or approximately 51% on a pro forma basis, we provide construction management services, whereby we act as general contractor for the construction of biodiesel production facilities, and facility management and operational services, whereby we provide day-to-day management and operational services to biodiesel production facilities that, together with our wholly-owned facility, form our network. We expect that our Biodiesel segment as a percentage of revenues will increase over time as a result of our plans to add significant wholly-owned production capacity.

Industry Overview

        Biodiesel is a biodegradable engine fuel produced from renewable sources such as vegetable oils or animal fats. In the U.S., biodiesel is generally blended with petroleum diesel, though it is also used in its pure form. Although biodiesel's physical and chemical properties are similar to petroleum-based diesel fuel, biodiesel has beneficial environmental and lubrication characteristics. Biodiesel also is non-toxic, so it is safe to handle, store, and transport. Annual biodiesel production in the U.S. has expanded from approximately 15 million gallons for the 12 months ended September 2002 to approximately 250 million gallons for the 12 months ended September 2006, according to data compiled by the National Biodiesel Board, or NBB. Annual biodiesel production in the U.S. increased to 288 million gallons for the calendar year ended December 2006, according to the NBB.

        We believe the biodiesel industry is well positioned for continued growth as an alternative fuel because it:

  •
  reduces dependence on imported oil and extends diesel fuel supplies, particularly in the U.S., which imports more crude oil and other fuel supplies than it exports;

  •
  is more environmentally friendly than petroleum-based diesel fuel as biodiesel has been shown to reduce greenhouse gas, carbon monoxide, particulate matter and hydrocarbon emissions;

  •
  has excellent engine lubrication characteristics, even when blended with diesel fuel at low blend rates such as 1% or 2%, which is increasingly important as mandates for reduced sulfur diesel fuel are being phased in;

  •
  can be used in existing diesel engines generally with no or minor engine modifications;

  •
  is compatible with the existing diesel fuel distribution infrastructure;

  •
  can be produced to meet ASTM D6751 specifications from a wide variety of renewable feedstocks; and

  •
  enjoys numerous incentives from the federal and more than 40 state governments designed to encourage the production, use and distribution of biodiesel.

Competitive Strengths

The following competitive strengths have contributed to our market leadership positions and we expect these strengths to continue to support our leadership positions and growth in the future:

  •
  Biodiesel industry leadership.  For more than ten years, we have played a leading role in defining the biodiesel marketplace in the U.S. We have developed proven expertise in operating and managing the construction of biodiesel production facilities that produce high quality biodiesel fuel consistently, and marketing and distributing biodiesel fuel. During this time we have also established strategic relationships with key industry participants to help us build new facilities, procure feedstock, distribute finished biodiesel and manage financial risk.

  •
  Vertically integrated biodiesel offering.  We participate in multiple aspects of the biodiesel industry from managing construction and operating biodiesel production facilities to marketing and selling finished biodiesel. We believe this allows us to add capacity, grow our network, improve production technology and biodiesel quality, and distribute large quantities of biodiesel consistently and efficiently. Moreover, our vertically integrated approach helps us to diversify and grow our revenues across the biodiesel industry.

  •
  Leading sales, marketing and distribution capabilities.  We have worked to create a national distribution system for our network of biodiesel production facilities, with truck, rail and barge access and terminal storage capabilities, in order to provide market access for SoyPOWER brand ASTM D6751-certified biodiesel. We have sold our SoyPOWER brand biodiesel in more than 35 U.S. states.

  •
  Efficient facility design and operation.  We design and operate efficient, high capacity, continuous flow biodiesel production facilities. Our facility design technology allows for high production volumes due to fewer system interruptions and reduced input requirements.

  •
  Expertise and relationships to rapidly add production capacity.  We have extensive experience designing and managing the construction of biodiesel production facilities. We have established relationships with construction firms, Todd & Sargent, Inc. and TSW, LLC, and a process engineering firm, Crown Iron Works Company. Together we have constructed five operational biodiesel production facilities, and are currently working on the construction of four additional facilities.

  •
  Experienced management team.  Our management team has extensive experience in the biodiesel industry and in related agricultural businesses.

  •
  Risk management expertise.  We have extensive experience in managing risk for our own account and advising the member-owned facilities that we manage. We also receive input from others with risk management expertise and utilize research conducted by outside firms to provide additional market information in forming our risk management strategies.

Business Strategy

Our objective is to build on our leading market positions in the U.S. biodiesel industry and to continue to capitalize on the substantial growth potential of the industry. Key elements of our strategy include the following:

  •
  Add efficient and technologically advanced owned biodiesel production capacity.  We intend to capitalize on the growing U.S. demand for biodiesel by using our facility construction management and operations expertise to rapidly expand our owned production capacity over the next several years.

  •
  Select strategic site locations for our wholly-owned facilities.  We intend to continue to select sites that are strategic to our ability to favorably secure our key input, feedstocks, and distribute our principal product, biodiesel. We intend to select sites for our facilities that reduce our feedstock costs, focusing on sites that are co-located with oilseed or other feedstock producers or that are near domestic and international feedstock distribution points, and that improve the efficiency with which we can distribute biodiesel to both domestic and international markets.

  •
  Expand market demand for biodiesel and our SoyPOWER product.  We plan to create additional demand for biodiesel by continuing to produce and market high quality biodiesel and expand the brand awareness associated with our SoyPOWER branded biodiesel product. In 2006, we marketed approximately 78 million gallons of ASTM D6751-quality biodiesel, accounting for 27% of U.S. biodiesel sales.

  •
  Diversify our feedstocks.  Building on the success of our multiple-feedstock technologies, we designed the Wall Lake, Iowa facility and most of our network facilities under construction and in development to produce ASTM D6751-quality biodiesel utilizing one or more feedstocks in addition to refined vegetable oils, such as crude or crude degummed soybean oil, animal fats or palm, corn or canola (rapeseed) oils. We are also investigating the use of other feedstocks over time.

  •
  Provide a full suite of construction management services to third parties.  We intend to continue to offer a full suite of design, construction management, facility operations and marketing services under multi-year agreements with entities funding new facility development. We believe this integrated services approach allows us to capitalize on multiple aspects of the biodiesel industry's growth potential.

  •
  Pursue strategic investment opportunities.  We believe that opportunities for expansion of our business through industry acquisitions and investments will arise as the biodiesel industry continues to grow. We will continue to evaluate opportunities to acquire or invest in additional biodiesel production and distribution facilities or biodiesel or other renewable energy production and design technologies in the U.S. and internationally.

Risk Factors

        Investing in our common stock involves substantial risk. In addition, our ability to execute our strategy is subject to significant risks. The risks described under the heading "Risk Factors" immediately following this summary may cause us not to realize the full benefits of our strengths or may cause us to be unable to successfully execute all or part of our strategy. Before you invest in our common stock, you should carefully consider all the information in this prospectus, including matters set forth under the heading "Risk Factors."

Corporate Information

        We were incorporated in Delaware in June 2006. We were formed by West Central and its affiliates and we commenced operations in August 2006. Our principal executive offices are located at 406 First Street, Ralston, Iowa 51549. Our telephone number at that location is (712) 667-3500. Our website address is www.regfuel.com. Information on our website is not part of this prospectus and should not be relied upon in determining whether to make an investment decision.

        Renewable Energy Group, REG, the REG logo and SoyPOWER referenced in this prospectus are our trademarks or registered trademarks. All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

The Offering

Common stock offered by us	shares
Common stock to be outstanding after this offering	shares
Over-allotment option offered by us	shares
Use of proceeds	We intend to use the net proceeds to finance a portion of the construction costs of three new biodiesel production facilities, the payment of accrued dividends on our preferred stock and the remainder for general corporate purposes, including amounts related to working capital and capital expenditures. We may also use a portion of our net proceeds to acquire or invest in other biodiesel production facilities or complementary technologies, businesses, feedstocks or other assets. We have no current agreements or commitments with respect to any material acquisitions. See "Use of Proceeds."
Risk Factors	You should carefully read the "Risk Factors" section of this prospectus for a discussion of factors that you should consider carefully before deciding to invest in shares of our common stock.
Proposed New York Stock Exchange symbol	RWE

        Unless otherwise stated, all information in this prospectus assumes:

    •
    a            -for-1 reverse split of our common stock;

    •
    the issuance of 1,999,998 shares of series B preferred stock and warrants to purchase             shares of common stock pursuant to the Series B Stock Purchase Agreement dated July 13, 2007;

    •
    the conversion of all of our outstanding shares of preferred stock into common stock upon the closing of this offering, assuming a one-to-one conversion ratio of our outstanding shares of preferred stock. To the extent the offering price per shares is less than $            , there may be additional shares issued upon conversion of the series B preferred stock. See the section entitled "Description of Capital Stock—Preferred Stock" for more information concerning the conversion ratio for shares of our series B preferred stock; and

    •
    no exercise of the over-allotment option granted to the underwriters.

        The number of shares of common stock to be outstanding immediately after this offering:

    •
    includes             shares of common stock outstanding as of            , 2007;

    •
    includes             shares of common stock issuable upon the exercise of warrants outstanding as of            , 2007, at a weighted average exercise price of $             per share;

    •
    excludes             shares of common stock issuable upon the exercise of warrants outstanding as of            , 2007, at a weighted average exercise price of $             per share;

    •
    excludes             shares of common stock issuable to Bunge in connection with the execution of a ground lease in Cairo, Illinois. See the section entitled "Certain Relationships and Related Party Transactions—Commercial Transactions—Bunge North America, Inc." for more information concerning this obligation;

    •
    excludes             shares of common stock issuable upon the exercise of options outstanding as of            , 2007, at a weighted average exercise price of $             per share; and

    •
    excludes             shares of common stock available for future issuance under our stock option plans following the date of this offering.

Summary Historical and Pro Forma Consolidated Financial and Operating Data

        The information set forth below should be read in conjunction with "Capitalization," "Selected Financial and Pro Forma Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Consolidated Financial Information" and our consolidated financial statements and related notes included elsewhere in this prospectus.

        The statements of operations data for the years ended December 31, 2004, 2005 and 2006 have been derived from the audited consolidated financial statements and related notes of the Company, which are included elsewhere in this prospectus.

        The consolidated statements of operations data for the three month periods ended March 31, 2006 and 2007 and the balance sheet data as of March 31, 2007 have been derived from our unaudited condensed consolidated financial statements that are included elsewhere in this prospectus and have been prepared on the same basis as our audited consolidated financial statements. In the opinion of management, our unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information. Our results of operations for the three month period ended March 31, 2007 are not necessarily indicative of the results that can be expected for the full year or any future period.

        The following table also presents unaudited summary pro forma condensed consolidated statements of operations data for the fiscal year ended December 31, 2006 to reflect our acquisition of REG, LLC as if it had occurred on January 1, 2006. Such data have been derived from our unaudited pro forma financial information included elsewhere in this prospectus.

	Year ended December 31,				Three Months Ended March 31,
	2004	2005	2006	2006 Pro Forma(2)	2006	2007
	(In thousands, except share and per share amounts)
Consolidated Statements of Operations Data:(1)
Revenues:
Biodiesel	$28,073	$83,599	$102,564	$102,564	$20,711	$23,676
Services	413	2,696	75,465	108,386	842	31,871

Total revenues	28,486	86,295	178,029	210,950	21,553	55,547

Cost of goods sold:
Biodiesel	25,250	72,591	92,423	92,423	17,966	24,511
Services	—	761	70,751	103,699	581	28,970

Total cost of goods sold	25,250	73,352	163,174	196,122	18,547	53,481

Gross profit	3,236	12,943	14,855	14,828	3,006	2,066
Total operating expenses	1,751	2,504	11,688	12,337	899	5,114

Income (loss) from operations	1,485	10,439	3,167	2,491	2,107	(3,048)
Total other income (expense), net	(360)	(535)	740	1,267	(110)	610

Income (loss) before income taxes	1,125	9,904	3,907	3,758	1,997	(2,438)
Income tax benefit	—	—	745	1,482	—	873

Net income (loss)	1,125	$9,904	$4,652	$5,240	$1,997	$(1,565)

Earnings (loss) per common share
Earnings (loss) per common share—basic and diluted			$0.31	$0.33		$(0.24)

Average number of shares outstanding—basic and diluted			10,207,840	11,395,802		12,633,118

Pro forma income tax information:(3)
Pro forma income tax expense	$460	$3,397	$1,212		$640

Pro forma net income	$665	$6,507	$2,695		$1,357

	Year ended December 31,			Three Months Ended March 31,
	2004	2005	2006	2006	2007
	(In millions)
Operating Data:
Total biodiesel gallons marketed	9.0	34.2	78.0	13.1	18.2
Biodiesel gallons sold for our account(4)	9.0	27.6	43.0	9.0	10.4
Biodiesel gallons marketed for member-owned facilities(5)	—	6.6	35.0	4.1	7.8
	As of March 31, 2007
	Actual	Pro Forma	Pro Forma As Adjusted
	(In thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents(6)	$33,036	$	$
Working capital	68,527
Total assets(6)	142,406
Total debt	3,350
Total stockholders' equity(6)	105,223

(1)
Unless stated otherwise, consolidated financial statements contained in this prospectus include our historical operations, other than our construction management services previously owned by REG, LLC, which is accounted for as a purchase as of July 31, 2006, the date of acquisition. Accordingly, the results of operations of our construction management services are not reflected in our consolidated financial statements prior to July 31, 2006.

(2)
Pro forma condensed consolidated statements of operations for the periods shown is presented assuming the acquisition of REG, LLC as if it had occurred on January 1, 2006. See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information for a description of the pro forma adjustments to our historical consolidated financial statements.

(3)
See Note 2 to Consolidated Financial Statements and Note 2 to Condensed Consolidated Financial Statements.

(4)
Includes the number of gallons sold of biodiesel that we produced at our wholly-owned facility in Ralston, Iowa, and that we acquired for resale under our agreement with PCNA.

(5)
Includes the number of gallons of biodiesel that we marketed under our facility management agreements for the account of biodiesel production facilities in our network owned by third parties.

(6)
A $1.00 increase (decrease) in the assumed initial public offering price of $                  per share would increase (decrease), on a pro forma as adjusted basis, each of cash and cash equivalents, total assets and total stockholders' equity by approximately $    million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

        The preceding table presents a summary of our balance sheet data as of March 31, 2007:

    •
    on an actual basis;

    •
    on a pro forma basis to give effect to the issuance of                 shares of common stock and 526,315 shares of series A preferred stock and 1,999,998 shares of series B preferred stock issued after March 31, 2007,                 shares of common stock issuable upon the exercise of warrants and the conversion of all of our outstanding shares of preferred stock upon the closing of this offering; and

    •
    on a pro forma as adjusted basis to give effect to the sale of                shares of common stock in this offering at an assumed initial public offering price of $             per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

        You should carefully consider the risks described below before making a decision to buy our common stock. The risks and uncertainties described below are not the only ones we face. If any of the following risks actually occurs, our business, financial condition and results of operations could be harmed. In that case, the trading price of our common stock could decline and you might lose all or part of your investment in our common stock. You should also refer to the other information set forth in this prospectus, including our financial statements and the related notes.

Risks Related to Our Biodiesel Segment

        Our gross margins in our biodiesel segment are principally dependent on the spread between feedstock prices and biodiesel prices. If the cost of feedstock increases and the cost of biodiesel does not similarly increase or if the cost of biodiesel decreases and the cost of feedstock does not similarly decrease, our margins will decrease and results of operations will be harmed.

        Our gross margins depend principally on the spread between feedstock and biodiesel prices. The spread between biodiesel prices and soybean oil prices has narrowed significantly in recent periods. Although actual yields vary depending on feedstock quality, assuming 7.4 pounds of soybean oil yield one gallon of biodiesel, during the period from February 2005 through September 2006, the average monthly spread between B100, as reported by The Jacobsen Publishing Company, or Jacobsen, and crude soybean oil, based on the nearby futures contract as reported on the Chicago Board of Trade, or CBOT, was over $0.85 cents per gallon. However, in recent months the spread has decreased substantially. For the first five months of 2007, the average monthly spread between biodiesel and feedstock prices was less than $0.62 cents per gallon.

        Soybean oil, which has been our principal feedstock to date and comprised approximately 82% of total costs of biodiesel sales for our facility in Ralston, Iowa during the first quarter of 2007, does not have a direct price relationship to the price of biodiesel. The price of soybean oil is influenced by general economic, market and regulatory factors. Any conditions that negatively impact the supply of soybean oil, such as decreased soybean acres planted by farmers, severe weather or crop disease, or factors that increase demand for soybean oil, such as increasing biodiesel production or changes in governmental policies or subsidies, will tend to increase prices. Farmer planting decisions are a key driver of the price of crop-based feedstocks. In the past two decades, soybean acreage in the U.S. has ranged from approximately 58 million acres to approximately 75 million acres. Over the past 10 years, the number of soybean acres has steadily increased; however, according to a report issued by the U.S. Department of Agriculture on June 29, 2007, soybean producers planted 64.1 million acres in 2007, a decrease of approximately 15% from 2006. This is the smallest number of soybean acres planted since 1995, as many farmers are devoting more acres to corn as expansion of the ethanol industry is increasing the demand for corn. Planting decisions for 2008 and beyond are likely to be based on relative government supports and anticipated crop prices. As a result of the general decrease in planted acres of soybeans and other oilseed crops, the price for these feedstocks, and the costs of producing biodiesel, may increase.

        Biodiesel is marketed primarily as an additive or alternative to petroleum-based diesel fuel, and as a result biodiesel prices are primarily influenced by the supply and demand for petroleum-based diesel fuel, rather than biodiesel production costs. This lack of correlation between production costs and product prices means that we are generally unable to pass increased feedstock costs on to our customers. Any decrease in the spread between biodiesel prices and feedstock prices, whether as a result of an increase in feedstock prices or a reduction in biodiesel prices, would adversely affect our financial performance and cash flow.

        Market prices for the commodity products that largely determine gross margins in the biodiesel production business are volatile and our results of operations could fluctuate substantially as a result.

        The supply and price of soybean oil, other vegetable oils and animal fats have fluctuated greatly in the marketplace and may fluctuate significantly in the future. The price for soybean oil and biodiesel are generally subject to significant volatility and uncertainty. Over the period from January 2001 through May 2007, soybean oil prices (based on daily closing nearby futures prices on the CBOT for crude soybean oil) have ranged from $0.3584 per pound in May 2007 to $0.1441 per pound in February 2001, with closing sales prices averaging $0.2251 during this period. Over the period from January 2001 through May 2007, average diesel prices based on Platts reported pricing for Group 3 (Midwest) have ranged from approximately $3.03 per gallon reported in October 2005 to approximately $0.48 per gallon December 2001, with prices averaging $1.26 per gallon during this period. Over the two-year period from February 2005, the first date on which this data became available, through May 2007, biodiesel prices, reported by Jacobsen, for the average monthly B100 price for Upper Midwest, have ranged from approximately $3.28 per gallon reported in May 2007 to approximately $2.48 per gallon reported in February 2005, with prices averaging approximately $2.86 during this period. Because of the volatility of the price of these commodities, our future results may fluctuate substantially. We may attempt to offset a portion of the effects of such fluctuations by entering into forward contracts to supply biodiesel or to purchase soybean oil or by engaging in transactions involving futures contracts and options relating to one or more commodities, but these activities involve substantial risks and may be ineffective to mitigate these fluctuations.

        Our biodiesel segment is substantially dependent on the operations of the one biodiesel production facility that we own and a third-party owned facility in Cincinnati, Ohio, that produces substantial volumes of biodiesel that we acquire for resale. Loss of this resale relationship or an operational disruption at either of these facilities could result in a reduction of our revenues.

        A significant portion of our revenues are, and in the near-term will continue to be, derived from the sale of biodiesel produced at the one facility that we own with 12 million gallon production capacity per year and from our resale of finished biodiesel produced at an independently owned and operated approximately 50 mmgy biodiesel production facility in Cincinnati, Ohio. PCNA has an obligation to sell us at least 32 million gallons each year of biodiesel produced at the Cincinnati facility. Under our agreement with PCNA, PCNA may repurchase from us at cost the biodiesel that we acquired from PCNA, and we record the revenues from the PCNA repurchases, and 50% of any profit on PCNA's sales, as revenue. Accordingly, in 2006, repurchases of biodiesel by PCNA accounted for approximately 27.1% of our Biodiesel revenues and 15.6% of our total revenues. For the first quarter of 2007, we sold to PCNA approximately 52% of our total gallons sold. This agreement will expire in September 2008 and we or PCNA may elect not to renew the contract. If this contract is not renewed, we will need to add wholly-owned production facilities to our network or acquire rights to sell more biodiesel from our member-owned facilities or from third parties or our revenues may decline substantially. In addition, these facilities may be subject to significant interruption if any of these facilities experiences a major accident or is damaged by severe weather or other natural disasters.

        In addition, these facilities may be subject to labor disruptions and unscheduled downtime, or other operational hazards inherent in our industry, such as equipment failures, fires, explosions, pipeline ruptures, transportation accidents and natural disasters. Some of these operational hazards may cause severe damage to, or destruction of, property and equipment or environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties. For example, in 2001, West Central had to stop operations for 12 months following an explosion at its facility. Our insurance may not be adequate to fully cover the potential operational hazards and resulting business interruption described above or we may be unable to renew this insurance on commercially reasonable terms or at all. Any suspension in our operations will cause our revenues to decline.

        We intend to devote substantially all of the proceeds of this offering to the construction of biodiesel production facilities currently in development and under evaluation. We may be unable to implement this strategy as planned or we could incur additional costs as a result of increased construction costs or delays due to, among other things, increasing competition for suitable sites and optimal equipment, obtaining governmental permits, weather, labor or material shortages, permitting or zoning delays, or opposition from local groups.

        We recently commenced construction on two new wholly-owned production facilities. We contemplate commencing construction on additional wholly-owned network facilities in 2007 and 2008. We believe that there is increasing competition for sites offering attractive access to feedstock supplies and distribution channels. As a result, it may take longer than expected to select a site. Once a site has been identified, our schedule depends upon several assumptions, including our ability to acquire the necessary real property and related access rights for the sites. We must also obtain numerous regulatory approvals and permits in order to construct and operate additional facilities. These requirements may not be satisfied in a timely manner or at all. As a result, we may not be able to build on more desirable sites or our costs may be higher than expected due to permitting or zoning delays, opposition from local groups, inability to negotiate attractive governmental incentives, adverse weather conditions, equipment delays or labor or material shortages. In addition, compliance with federal and state governmental requirements, including those relating to the discharge of materials into the air, water and ground, may substantially increase our costs, which could have a material adverse effect on our results of operations and financial position.

        Our construction or equipment costs also may increase to levels that would make a new facility too expensive to complete or unprofitable to operate. We have not entered into any construction contracts or other arrangements with respect to the construction of our new facilities or our facilities in development and under evaluation that might limit our exposure to higher costs in developing and completing any new facilities. Moreover, we use Todd & Sargent Inc., or Todd & Sargent, and its affiliate TSW, LLC, or TSW, exclusively as our prime subcontractors, and we expect to rely on Crown Iron Works Company, or Crown Iron Works, to provide process engineering and equipment. These and other subcontractors, engineering firms, construction firms and equipment suppliers also receive requests and orders from other companies and, therefore, we may not be able to secure their services or products on a timely basis or on acceptable financial terms. We may suffer significant delays or cost overruns as a result of a variety of factors, such as shortages of workers or materials, transportation constraints, adverse weather, labor issues or other unforeseen difficulties, any of which could prevent us from completing construction and commencing operations as currently expected. Any delay or failure to add new production capacity will harm our ability to increase our operating revenue.

        If substantial growth in demand for biodiesel does not continue, our operating results will likely decline.

        Our ability to increase our revenues depends on increased demand for biodiesel. If adoption of biodiesel as a diesel fuel additive or alternative does not occur to the extent we anticipate, our business and results of operations will likely decline. Biodiesel is marketed primarily as a cleaner-burning diesel fuel. As a result, biodiesel demand is strongly influenced by the supply and demand for diesel fuel. In addition, the adoption of biodiesel as a diesel fuel additive or alternative is uncertain and will depend in particular upon:

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  consumer confidence in the quality and availability of biodiesel;

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  continuation of existing, and adoption of new, governmental incentives for biodiesel production and use;

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  widespread availability of biodiesel to consumers; and

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  the cost of biodiesel production relative to petroleum-based diesel prices.

        If diesel fuel demand decreases, or biodiesel does not gain broad market acceptance as a diesel fuel alternative or additive, our results of operations and financial condition may be materially adversely affected.

        New plants under construction or decreases in the demand for biodiesel may result in excess production capacity in our industry, which could cause the price at which we sell biodiesel, and our revenues, to decline.

        Approximately 288 million gallons of biodiesel were sold in the U.S. during 2006, according to data compiled by the National Biodiesel Board, or the NBB. However, the NBB also reports that, as of June 2007, 148 facilities in operation claim an aggregate annual production capacity of approximately 1.4 billion gallons and 96 facilities under construction expect to add annual production capacity of approximately 1.9 billion gallons. The substantial increase in capacity and continued development of biodiesel facilities will increase the available supply of biodiesel and may result in excess capacity. Excess capacity in the biodiesel industry could result in lower sales prices for our biodiesel, adversely affecting our results of operations, cash flows and financial position. In a manufacturing industry with excess capacity, producers have an incentive to manufacture additional products for so long as the price exceeds the marginal cost of production. This incentive can result in the reduction of the market price of biodiesel to a level that is inadequate to generate sufficient cash flow to cover the costs of production. If the price at which we sell our biodiesel falls due to excess production, our revenues will likely decline, which would decrease our cash flow and negatively impact our operating results.

        If the market price of petroleum-based fuels decreases, the market price of biodiesel may decrease, resulting in reductions in our revenues and profits.

        Historically, biodiesel prices have generally been strongly correlated to petroleum prices. Petroleum prices are volatile due to global factors such as the impact of wars and other political events, OPEC production quotas, worldwide economic conditions, changes in refining capacity and natural disasters. Just as a small reduction in the real or anticipated supply of crude oil can have a significant upward impact on the price of petroleum-based fuels, a perceived reduction of such threats can result in a significant reduction in petroleum fuel prices. Because the costs of biodiesel production are high compared to petroleum production and refining costs, a reduction in petroleum-based fuel prices can have a significantly adverse effect on our revenues and profits.

        We have contractual obligations to purchase soybean oil and biodiesel which may cause us to incur losses if we are unable to operate our wholly-owned network facilities or sell the finished biodiesel at or above the prices we are required to pay under these agreements.

        Under our agreement with PCNA, which expires in September 2008, we must commit in six month periods to purchase specified amounts of biodiesel produced for PCNA at prices that are tied to the price of soybean oil plus various pre-determined processing costs. Once we make this election, we are committed to purchase the biodiesel for the entire six month period. As noted above, the price of soybean oil does not necessarily correlate with the price of biodiesel. Accordingly, we may be committed to purchase significant amounts of biodiesel at prices that are in excess of the price we are able to obtain when we sell the biodiesel. Similarly, we expect that, once operational, our two wholly-owned network facilities that are currently under construction will be supplied principally by Bunge North America, Inc., or Bunge, under agreements that generally commit us to purchase approximately 20 million pounds of soybean oil, representing approximately 53% of the feedstock requirements for each facility on a monthly basis during the contract term, even if the intended facility does not require that amount of soybean oil or the facility is not then operating. Accordingly, if we are unable or if it is commercially impracticable to operate one or more of these wholly-owned network facilities at capacity, or to sell the finished biodiesel at prices in excess of production costs, our cash flows and results of operations may be adversely affected.

        Problems with product quality or product performance could result in a decrease in customers and revenue, unexpected expenses and loss of market share.

        The production of biodiesel is complex, and our product must meet stringent quality requirements. Concerns about fuel quality may impact our ability to successfully market our biodiesel. Biodiesel produced at each of our network facilities and the biodiesel we obtain from PCNA is sold by us under the SoyPOWER brand name. If the biodiesel from our network facilities or from PCNA does not meet the industry quality standard, our credibility and the market acceptance and sales of our biodiesel could be negatively affected. In addition, actual or perceived problems with quality control in the industry generally may lead to a lack of consumer confidence in biodiesel and harm our ability to successfully market biodiesel. For example, a batch of biodiesel produced by one of our competitors that failed to meet industry specifications in Minnesota resulted in a 10-day waiver of that state's 2% biodiesel, or B2, mandate. Similar quality control issues in biodiesel that we produce, that is marketed under the SoyPOWER brand or that is produced by other industry participants could result in a decrease in demand or mandates for biodiesel, with a resulting decrease in our revenue.

        We primarily sell our biodiesel through distributors, and if our relationships with one or more of those distributors were to terminate, our operating results may be harmed.

        We market and distribute substantially all of our product primarily through distributors. We do not have written agreements with many of our distributors and our distributors are under no obligation to continue to distribute our product. Our operating results and financial condition could be significantly disrupted by the loss of one or more of our current distributors, pricing discounts that we may offer to reward significant customers or to compete for sales, order cancellations, delays in shipment to one of our major distributors or the failure of our distributors to successfully sell our products.

        Technological advances may place us at a competitive disadvantage if we are unable to adopt or incorporate such advances into our operations at reasonable costs.

        The development and implementation of new technologies may result in a significant reduction in the costs of biodiesel production. If we are unable to adopt or incorporate technological advances into our operations, our production facilities, including those we are constructing or developing for our account, could become less competitive or obsolete. We expect that technological advances in biodiesel production methods will continue to occur. Congress is considering initiatives to fund additional research in biodiesel technology. New technologies for biodiesel production may develop as a result of this initiative or a wide variety of private investment initiatives. For example, development of processes to make the conversion of oils and fats into biodiesel faster and more efficient could significantly change the biodiesel production process. If improved technologies become available, it may be possible to produce biodiesel at a substantially lower cost than is currently the case. This could require us to acquire new technology and retrofit our plants so that we remain competitive. There is no assurance that third-party licenses for any new proprietary technologies would be available to us on commercially reasonable terms or that any new technologies could be incorporated into our facilities. The costs of upgrading our technology and facilities could be substantial. If we are unable to obtain, implement or finance new technologies, our facilities could be less efficient than our competitors' and our results of operations could be substantially harmed.

        We engage in hedging transactions and other risk mitigation strategies that could harm our results if we realize losses under these arrangements.

        In an attempt to partially offset the effects of volatility of feedstock costs and biodiesel fuel prices, we may enter into contracts to purchase a portion of our soybean oil or other feedstock requirements or supply a portion of our biodiesel production on a forward basis. The financial statement impact of forward contracts at fixed prices will depend on market prices at the time of performance and could result in more or less favorable results than if we had utilized indexed contracts. Forward purchase contracts also present risks that we will be unable to sell biodiesel in volumes commensurate with contracted feedstock amounts. Forward sales contracts expose us to the risk that we will be unable to produce contracted volumes. Hedging arrangements also expose us to the risk of financial loss in situations where the other party to the hedging contract defaults on its contract or, in the case of exchange-traded or over-the-counter futures or options contracts, where there is a change in the expected differential between the underlying price in the hedging agreement and the actual prices paid or received by us. Hedging activities can themselves result in losses when a position is purchased in a declining market or a position is sold in a rising market. Changes in the value of these futures instruments are recognized in current income. We also vary the amount of hedging or other risk mitigation strategies we undertake, and we may choose not to engage in hedging transactions at all. Further, our ability to reduce the risk of falling biodiesel prices is limited as there is no established market for biodiesel futures and fixed-price long-term contracts are generally not available. As a result, our results of operations and financial position may be adversely affected by increases in the price of soybean oil or decreases in the price of biodiesel that we do not hedge effectively.

        Our business is subject to seasonal fluctuations, which are likely to cause our revenues and operating results to fluctuate.

        Our operating results are influenced by seasonal fluctuations in the price of our primary input, feedstocks, and the price of our primary product, biodiesel. Our sales of biodiesel tend to rise during the spring planting season, from April to June, and rise again during the fall harvest season, from August to September, due to increased demand by the agricultural industry. Our sales tend to decrease during the winter season due to concerns that biodiesel will not perform adequately in colder weather and the decrease in agricultural activities. Less demand in the winter may result in excess supplies and lower biodiesel prices. As a result of seasonal fluctuations and the growth in our business, we believe comparisons of operating measures between consecutive quarters may be not as meaningful as comparisons between longer reporting periods.

        Our operations are subject to hazards that may cause personal injury or property damage, thereby subjecting us to liabilities and possible losses that may not be covered by insurance and which could have a material adverse effect on our results of operations and financial condition.

        Our workers are subject to the hazards associated with producing biodiesel. Operating hazards can cause personal injury and loss of life, damage to, or destruction of, property, plant and equipment and environmental damage. For example, a predecessor facility to our existing facility in Ralston, Iowa experienced an explosion in 2001 requiring the insurance carrier to pay approximately $1.5 million to a third-party contractor for related injuries. We also maintain insurance coverage in amounts and against the risks that we believe are consistent with industry practice. However, we could sustain losses for uninsurable or uninsured risks, or in amounts in excess of existing insurance coverage. Events that result in significant personal injury or damage to our property or to property owned by third parties or other losses that are not fully covered by insurance could have a material adverse effect on our results of operations and financial position.

        Insurance liabilities are difficult to assess and quantify due to unknown factors, including the severity of an injury, the determination of our liability in proportion to other parties, the number of incidents not reported and the effectiveness of our safety program. If we were to experience insurance claims or costs above our coverage limits or that are not covered by our insurance, we might be required to use working capital to satisfy these claims rather than to maintain or expand our operations. To the extent that we experience a material increase in the frequency or severity of accidents or workers' compensation claims, or unfavorable developments on existing claims, our operating results and financial condition could be materially and adversely affected.

        Acquisitions could be difficult to find and integrate, divert the attention of key personnel, disrupt our business, dilute shareholder value and adversely affect our financial results.

        As part of our business strategy, we intend to consider other acquisitions of biodiesel production facilities, building sites, and storage or distribution facilities. Acquisitions involve numerous risks, any of which could harm our business, including:

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  difficulties in integrating the operations, technologies, existing contracts, accounting processes and personnel of the target and realizing the anticipated synergies of the combined businesses;

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  difficulties in supporting and transitioning customers, if any, of the target company;

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  diversion of financial and management resources from existing operations;

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  the price we pay or other resources that we devote may exceed the value we realize, or the value we could have realized if we had allocated the purchase price or other resources to another opportunity;

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  potential loss of key employees, customers and strategic alliances from either our current business or the business of the target;

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  assumption of unanticipated problems or latent liabilities, such as problems with environmental contamination, facility operations or the quality of the products of the target;

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  our inexperience in making acquisitions and integrating the acquired operations; and

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  inability to generate sufficient revenue to offset acquisition costs.

        Acquisitions also frequently result in the recording of goodwill and other intangible assets which are subject to potential impairments in the future that could harm our financial results. In addition, if we finance acquisitions by issuing convertible debt or equity securities, our existing stockholders may be diluted, which could affect the market price of our common stock. As a result, if we fail to properly evaluate acquisitions or investments, we may not achieve the anticipated benefits of any such acquisitions, and we may incur costs in excess of what we anticipate. The failure to successfully evaluate and execute acquisitions or investments or otherwise adequately address these risks could materially harm our business and financial results.

        Our ability to raise capital and expected debt facilities in the future may be limited and our failure to raise capital when needed could prevent us from executing our growth strategy.

        We believe that our existing cash and cash equivalents, and expected debt facilities, together with the net proceeds from this offering, will be sufficient to fund planned capital expenditures and other anticipated cash needs for at least the next 12 months. The timing and amount of our working capital and capital expenditure requirements may vary significantly depending on numerous factors, including:

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  increased market acceptance of our products and services;

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  the need to adapt to changing technologies and technical requirements;

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  the existence of opportunities for expansion through new development or acquisition; and

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  access to and availability of sufficient management, technical, marketing and financial personnel.

        If our capital resources are insufficient to satisfy our liquidity requirements, we may seek to sell additional equity securities or debt securities or obtain debt financing. The sale of additional equity securities or convertible debt securities would result in additional dilution to our stockholders. Additional debt would result in increased expenses and could result in covenants that would restrict our operations. We have not made arrangements to obtain additional financing and there is no assurance that financing, if required, will be available in amounts or on terms acceptable to us, if at all. If we do not obtain additional financing, we would likely be forced to cut back on or delay our plans to add additional owned production capacity.

        We are dependent upon our executive officers for management and direction, and the loss of any of these persons could adversely affect our operations and results.

        We are dependent upon our executive officers for implementation of our proposed expansion strategy and execution of our business plan. We believe that our future success is highly dependent on the contributions of Jeffrey Stroburg, our Chief Executive Officer, Nile Ramsbottom, our President, Daniel Oh, our Chief Operating Officer, and Jeffrey Pattison, our Chief Financial Officer. The loss of any of our executive officers could have a material adverse effect upon our results of operations and financial position. With the exception of Mr. Oh, we do not have employment agreements with our officers or other key personnel. In addition, we do not maintain "key person" life insurance for any of our executive officers. The loss of any of our officers could delay or prevent the achievement of our business objectives.

        In order to fully execute our business strategy of growing our owned biodiesel production capacity, we intend to obtain credit facilities that may subject us to financial and other covenants that could limit our flexibility in managing our business. If we do not obtain the amounts of debt financing, we may need to modify our business plan.

        We recently commenced construction on two biodiesel production facilities for our own account and, in the third quarter of 2007, we intend to commence construction of an additional wholly-owned production facility. We plan to finance approximately one-half of the construction and initial costs of these two wholly-owned facilities with debt financing that is not currently in place. In addition, we also will need to raise additional debt financing to be used, together with most of the proceeds of this offering and cash flow from operations, to construct three additional wholly-owned production facilities we plan to build in Cairo, Illinois and two locations expected to be sited on or near a U.S. coast. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Capital Expenditures." If we do not obtain sufficient debt financing, we would likely be forced to cut back on or delay our plans to add owned production capacity. There is no assurance that sufficient amounts of debt financing will be available on terms that are acceptable to us or at all. We expect that the revolving credit facility that we are currently negotiating and potentially other indebtedness we incur over time will have variable interest rates making us vulnerable to increases in prevailing interest rates. Obtaining significant amounts of financing may also place us at a competitive disadvantage because we may be substantially more leveraged than some of our competitors. These financings typically restrict the borrower from engaging in certain activities, including restrictions on the ability (subject to certain exceptions) to:

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  make distributions and dividends;

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  incur liens or encumbrances;

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  incur further indebtedness;

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  make investments, including capital expenditures, or acquisitions;

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  guarantee obligations;

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  dispose of a material portion of assets or otherwise engage in a merger with a third party;

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  pledge accounts receivable; and

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  engage in new businesses.

        We expect that any credit facility or bonds that we obtain may contain financial covenants that require us to maintain a tangible net worth, specified debt-to-equity ratio, debt-to-cash flow coverage ratio, and/or fixed charge coverage ratio. If we are unable to meet the terms of the financial covenants or fail to comply with any of the other restrictions contained in our credit facility agreements, an event of default could occur. An event of default, if not waived by our lenders, could result in the acceleration of any outstanding indebtedness, causing that debt to become immediately due and payable. If such an acceleration occurs, we may not be able to repay the indebtedness on a timely basis. Because we anticipate that any borrowing under the credit facilities will be is secured by all assets, acceleration of this debt could result in foreclosure of those assets.

Risks Related to our Services Segment

        Our services segment depends on the demand, capital spending and operational decisions of our potential and existing customers, which are directly affected by trends in the biodiesel industry and other factors. If our customers or potential customers decide not to invest in new facilities or update facilities or to reduce or exit their biodiesel production operations, our business, results of operations and financial condition would be harmed.

        Demand for our management services depends on capital spending by potential customers and existing customers, which is directly affected by trends in the biodiesel industry. We believe demand for these services would decrease in the event of a sustained increase in the price of feedstocks or decrease in the price of finished biodiesel. See the discussion under the headings "—Risks Related to Our Biodiesel Segment" and "—Risks Related to Our Industry" for the factors affecting the prices of feedstocks and finished biodiesel. We currently have agreements in place to manage the construction of three facilities that are currently under construction for third parties. At present, we do not have any other binding commitments from third parties for our new facility construction management services. Although we currently have several facilities under development for potential customers, these customers are not obligated to move forward with facility construction until they execute a binding design-build contract with us. As a result, the revenue we currently anticipate from our services in managing the construction and operation of the facilities that are currently under development may not materialize. In addition, we do not control the facilities that we manage. Because our management services fees generally are based on the amount of biodiesel produced at the managed facility and the profitability of that facility, if the owners of the facilities that we manage determine to abandon or reduce their biodiesel production operations or to insufficiently capitalize facility operations, our revenues from our facility management services could decline and our results of operations and financial condition could be harmed. Any other event that causes an interruption to the production of biodiesel at our managed facilities could similarly impact our results of operations and financial condition.

        If we are unable to accurately estimate the overall risks or costs when we bid on a new third-party plant construction contract, we may achieve a lower than anticipated profit or incur a loss on the contract.

        Substantially all of our revenues from our new facility construction services are derived from fixed unit price contracts. Fixed unit price contracts require us to perform the contract for a fixed unit price irrespective of our actual costs. As a result, we realize a profit on these contracts only if we and our subcontractors successfully estimate our costs and then successfully control actual costs and avoid cost overruns. Further, we subcontract substantially all of our construction work to Todd & Sargent, Inc. and TSW on a time and materials, rather than fixed, basis. As a result, we do not have control over the largest component of our plant construction costs and the risk of cost overruns generally falls on us rather than our subcontractors. If we or our subcontractors do not execute a contract within cost estimates, then cost overruns may cause us to incur losses or cause the contract not to be as profitable as we initially expected. This, in turn, could negatively affect our cash flow, earnings and financial position.

        The costs incurred and gross profit realized on our plant construction contracts can vary, sometimes substantially, from the original projections due to a variety of factors, including, but not limited to:

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  onsite conditions that differ from those assumed in the original bid;

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  delays caused by weather conditions;

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  contract modifications creating unanticipated costs not covered by change orders;

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  changes in availability, proximity and costs of materials, including steel, concrete, aggregate and other construction materials;

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  availability and skill level of workers in the geographic location of a project;

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  our subcontractors' or suppliers' failure to perform;

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  mechanical problems with our subcontractors' machinery or equipment;

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  citations issued by a governmental authority, including the Occupational Safety and Health Administration;

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  difficulties in obtaining required governmental permits or approvals;

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  changes in applicable laws and regulations; and

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  claims or demands from third parties alleging damages arising from our work.

        For example, if we or our subcontractors perform extra or change order work that is not approved by the customer in advance we may have a dispute with the customer over whether the work performed is beyond the scope of the work included in the original project plans and specifications or, if the customer agrees that the work performed qualifies as extra work, the price that the customer is willing to pay for the extra work. These disputes may result in us not receiving payment for all or a significant portion of work that we or our subcontractors have performed. Even where the customer agrees to pay for the extra work, we may be required to fund the cost of that work for a lengthy period of time until the change order is approved and paid by the customer. To the extent actual recoveries with respect to change orders or amounts subject to contract disputes or claims are less than the estimates used in our financial statements, the amount of any shortfall will reduce our revenues and profits, and this could have a material adverse effect on our working capital and results of operations.

        For our construction management services we are entirely dependent on Todd & Sargent, Inc. and TSW, LLC as our prime subcontractors, which could increase our costs and impair our ability to bid on or complete contracts on a timely basis or at all, which would adversely affect our profits and cash flow.

        We intend to rely exclusively on Todd & Sargent, Inc., or Todd & Sargent, and its joint venture with Weitz Company, TSW, LLC, or TSW, as our prime subcontractors to perform all of the basic engineering and construction services on new plants that we will own, or plants that we have agreed to build for others. Since we have no internal construction capabilities and we intend to retain only Todd & Sargent and TSW, our ability to submit bids and perform biodiesel facility construction services depends on Todd & Sargent or TSW having sufficient resources to take on additional projects of ours, which is entirely outside of our control. As a result, we are dependent on Todd & Sargent's and TSW's ability to attract and retain a sufficient number of trained engineers and skilled workers to perform the contracts for which we would like to submit or have submitted a bid. We believe the demand and competition for these employees is intense. Further, we do not have a long-term agreement with Todd & Sargent or TSW that governs construction of future sites for which we have not submitted a bid, although we generally do not bid on contracts unless Todd & Sargent or TSW has indicated it has sufficient capacity and has provided cost estimates for the anticipated scope of the contract and at prices that we have included in our bid. Therefore, to the extent that we cannot engage Todd & Sargent or TSW, we would be unable to execute our plans to expand our owned production capacity or submit a bid to provide our biodiesel facility construction management services. In addition, if any other subcontractor is unable to deliver its services according to the negotiated terms for any reason, including the deterioration of its financial condition, we may suffer delays and be required to purchase the services from another source at a higher price. This may reduce the profit to be realized, or result in a loss to us, on a construction contract.

        We have relied on Crown Iron Works to provide process engineering for our new facility construction contracts, and if we are unable to obtain their services in a timely manner or at all, our revenues from our construction management services may decline.

        We have relied on Crown Iron Works to provide process engineering for our new facility construction services contracts, and we do not have a long-term agreement with Crown Iron Works to assist us with future sites on which we have not yet bid, although we do not bid on contracts unless we have commitments from Crown Iron Works at prices that we have included in our bid. Thus, to the extent that we cannot obtain commitments from Crown Iron Works or we cannot obtain them in time to meet the customers' needs, our ability to bid for contracts may be impaired. In addition, if Crown Iron Works is unable to perform according to the negotiated terms of an agreement for any reason, including the deterioration of its financial condition, we may not be able to meet contractual performance requirements and be required to purchase the materials from another source at a higher price. This may reduce the profit that we realize, or result in a loss, on a contract, which would reduce our revenues and harm our results of operations.

        Our failure to meet schedule or performance requirements of our new plant construction contracts could subject us to penalties.

        In most cases, our construction contracts require completion by a scheduled acceptance date. Failure to meet any such schedule could result in additional costs being incurred or penalties and liquidated damages being assessed against us, and these could exceed projected profit margins on the contract. For example, some of our design-build contracts provide that we will be subject to a liquidated damages penalty in a specified amount for each day that the project is not complete following the negotiated project completion date stated in the contract. Performance problems on existing and future contracts could cause us to suffer damage to our reputation within the biodiesel industry and among our customers.

        Defects in the construction of the third-party plants that we have agreed to construct could result in a reduction in our revenues and profitability.

        Our design-build contracts for construction of third-party biodiesel plants contain warranties with respect to materials and workmanship and assurances that the plant will operate at design capacity. We are required to correct all defective workmanship and materials within a period of one year from the date a new plant is substantially complete and, in some instances, we may be required to repair defects that occur after one year. If defects occur in a plant that we have built, we will incur additional cost to repair such defects and our profitability could be materially adversely affected.

        We may not be able to fully realize the revenue anticipated by our reported construction contract backlog which could materially harm our cash flow position, revenues and earnings.

        At March 31, 2007, our construction contract backlog was approximately $57 million. Backlog refers to expected future revenues under signed contracts. However, the dollar amount of our backlog does not necessarily indicate future earnings related to the performance of that work. Cancellations of projects in backlog or adjustments to the anticipated scope of work may occur. As construction of our projects progress, we increase or decrease contract backlog to take account of changed conditions, change orders and other variations from initially anticipated contract revenues and costs. Due to changes in project scope and schedule, we cannot predict with certainty when or if backlog will be performed. In addition, even where a project proceeds as scheduled, it is possible that the owner may determine not to continue with or complete construction or the owner may default and fail to pay amounts owed. Any delay, cancellation or payment default could materially harm our cash flow, revenues or earnings.

        Actual results could differ from the estimates and assumptions that we use to prepare our financial statements.

        To prepare financial statements in conformity with accounting principles generally accepted in the U.S., or U.S. GAAP, management is required to make estimates and assumptions as of the date of the financial statements which affect the reported values of assets and liabilities, revenues and expenses, and disclosure of contingent assets and liabilities. Areas requiring significant estimates by our management include contract costs and profits, application of percentage-of-completion accounting, and revenue recognition of contract change order claims, provisions for uncollectible receivables, customer claims, recoveries of costs from subcontractors, suppliers and others, and accruals for estimated liabilities. Our actual results may differ from those estimates.

        In particular, as is more fully discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the heading "Critical Accounting Policies," we recognize revenue from construction contracts using the percentage-of-completion method. Under this method, estimated contract revenue is recognized by applying the percentage of completion of the contract for the period to the total estimated contract costs. Estimated contract losses are recognized in full when determined. Contract revenue and total cost estimates are routinely reviewed and revised as the work progresses and as change orders are initiated or approved, and adjustments based upon the percentage of completion are reflected in construction contract revenue in the accounting period when these estimates are revised. To the extent that these adjustments result in a reduction or an elimination of previously reported contract profit, we recognize a charge against current earnings which could be material.

        Adverse weather conditions may cause delays, which could slow completion of our contracts and negatively affect our revenues and cash flow.

        Because all of our construction projects are built outdoors, work on our contracts is subject to unpredictable weather conditions. Lengthy periods of inclement weather may interrupt construction, and this can lead to cost overruns. While revenues can be recovered following an interruption due to bad weather, it is generally impossible to recover the efficiencies, and hence, we may suffer reductions in the expected profit on contracts or incur penalties for failure to complete the facility by our contractually mandated deadline.

        Our dependence on a limited number of customers could adversely affect our business and results of operations.

        Due to the size and nature of our construction contracts, one or a few customers have in the past and may in the future represent a substantial portion of our Services revenues, total revenues and gross profits in any one year or over a period of two consecutive years. For example, in 2006, approximately 53.5% of our Services revenues and 22.7% of our total revenues was generated from two customers of our facility construction management services. Once we complete construction of a facility, we expect many of our construction management customers will continue to utilize our facility operations management services; however, these customers typically will not require additional construction management services. Thus, if we do not regularly secure new customers for our facility construction management services, our revenues may decline substantially and our results of operations may be harmed.

        If we are unable to enforce our intellectual property rights or if our intellectual property rights become obsolete, our competitive position could be adversely impacted.

        We seek to protect our engineering, design and process technology, and related data and know-how, primarily as trade secrets. Under our agreement with Crown Iron Works, the technology in our Ralston, Iowa facility and technology that is developed jointly by us and Crown Iron Works is considered to be jointly owned. After the expiration of this agreement in June 2008, Crown will be entitled to use or sell, on a non-exclusive basis, jointly developed technology without obtaining any license from us or paying any royalties or other fees to us. We view our process and design technologies as one of our competitive strengths and we use it as part of our efforts to differentiate our service offerings. We may not be able to successfully preserve these intellectual property rights in the future and these rights could be invalidated, circumvented, or challenged. If we are unable to protect and maintain our intellectual property rights, or if there are any successful intellectual property challenges or infringement proceedings against us, our ability to differentiate our service offerings could be reduced. In addition, if our intellectual property rights or work processes become obsolete, we may not be able to differentiate our service offerings, and some of our competitors may be able to offer more attractive services to our customers. As a result, our business and revenue could be materially and adversely affected.

Risks Related to Our Industry

        Loss of favorable tax benefits and other governmental incentives for biodiesel production and use could substantially harm our operating margins.

        The biodiesel industry has been substantially aided by federal tax incentives. Because biodiesel has historically been more expensive to produce than diesel fuel, the biodiesel industry has depended on governmental incentives that have effectively brought the price of biodiesel more in line with the price of diesel fuel to the end user. These incentives have supported a market for biodiesel that might not exist without the incentives. The most significant of these incentives for biodiesel is the federal Volumetric Ethanol Excise Tax Credit, which we refer to as the blenders' tax credit. The blenders' tax credit provides a $1.00 tax credit per gallon of pure biodiesel, or B100, made from virgin oils or animal fats and a $0.50 tax credit per gallon of biodiesel made from recycled oils or animal fats to the first blender of biodiesel with petroleum-based diesel fuel. The blenders' tax credit was scheduled to expire December 31, 2006. However, pursuant to legislation signed in August 2005, Congress extended the incentives to December 31, 2008. These tax incentives may not continue beyond their scheduled expiration date or, if they continue, the incentives may not be at the same level. The elimination or reduction of tax incentives to the biodiesel industry could result in our inability to produce and sell biodiesel profitably. In addition, numerous states have adopted incentives to encourage biodiesel production and use. For instance, Minnesota and Washington have each adopted regulations mandating that all petroleum-based diesel fuel be blended with at least 2% biodiesel. In addition, the blenders' tax credit, as well as other federal and state programs favoring biodiesel, generally are subject to U.S. governmental obligations under international trade agreements, including those under the World Trade Organization Agreement on Subsidies and Countervailing Measures, and might be the subject of challenges thereunder, in whole or in part. If the federal or state governments eliminate or sharply curtail these incentives, we believe that our earnings and financial condition could be seriously harmed.

        The reduction or termination of environmental regulations that favor the use of biofuels in motor fuel blends would adversely affect the demand for biodiesel.

        The biofuels industry in the U.S. currently depends on the existence of federal environmental regulations which favor the use of blended fuels, including biodiesel. For instance, under the Clean Air Act Amendment, the U.S. Environmental Protection Agency, or the EPA, in an effort to regulate harmful air emissions, promulgated regulations mandating a reduction in the amount of sulfur content in diesel fuel. As a result, the use of biodiesel has increased because blending the mandated ultra low sulfur diesel with biodiesel, even at low blend rates, has been shown to restore necessary lubricity that is lost when petroleum-based diesel is desulfurized. Similarly, the Energy Policy Act of 2005, or EPAct 2005, mandates that covered entities, principally producers, distributors and marketers of petroleum-based and alternative fuels, use specified amounts of renewable fuels. Under EPAct 2005, however, the U.S. Department of Energy, in consultation with the Secretary of Agriculture and the Secretary of Energy, may waive the renewable fuels mandate with respect to one or more states if the Administrator of the EPA determines that implementing the requirements would severely harm the economy or the environment of a state, a region or the U.S., or that there is inadequate supply to meet the requirement. Any repeal, substantial modification or waiver of the renewable fuels mandate or other environmental regulations at the federal or state level could reduce the demand for biodiesel and have a material adverse effect on our results of operations and financial condition.

        We face intense competition from other biodiesel producers, some of which have significantly greater feedstock, distribution and financial resources than we do.

        The biodiesel industry is extremely competitive and will continue to be in the future as more production facilities are built and the industry expands. Our business may face competitive challenges from other or larger facilities that can produce a wider range and larger quantity of products than we can. According to the NBB, as of June 2007, there were 148 facilities in operation reporting aggregate annual production capacity of approximately 1.4 billion gallons and an additional 96 facilities under construction reporting aggregate annual production capacity of approximately 1.9 billion gallons. Some of these facilities are owned, in whole or in part, by Archer Daniels Midland Company, or ADM, and Cargill, Incorporated, or Cargill. ADM and Cargill are major international agribusiness corporations with the financial, sourcing and marketing resources to become formidable competitors in the industry, without geographical, funding or feedstock restraints. Traditional petroleum-based diesel fuel refiners, including major integrated oil companies, are also choosing to enter the biodiesel market. Producers of petroleum-based diesel have substantially greater financial and other resources than we do and could offer blended biodiesel directly to distributors and users, which may be a significant competitive advantage since biodiesel is used primarily as a blend with petroleum-based diesel. In addition, because petroleum-based fuel producers control the vast majority of vehicle fueling stations, they may make it more difficult for us and our distributors to supply biodiesel to end-users.

        All of these plants compete, or will compete in the future, with us for feedstocks and biodiesel customers. Also, given the absence of any tariffs on the import of biodiesel, if demand for biodiesel increases, we expect that foreign biodiesel producers and marketers may increasingly focus on selling in the United States. We expect that additional biodiesel producers and resellers will enter the market if the regulatory environment remains favorable and the demand for biodiesel continues to increase. We may not be able to compete effectively against other biodiesel producers, in which event our net revenue and profitability could be adversely affected.

        We and the biodiesel industry in general face intense competition from outside the biodiesel industry, including, for example, from manufacturers of renewable diesel and potential alternative clean power engines under development.

        The biodiesel industry is in competition with the diesel fuel segment of the petroleum industry. Biodiesel is more expensive to produce than diesel fuel, and is able to compete with diesel fuel only as a result of government environmental regulations and economic incentives. If the diesel fuel industry is able to produce diesel fuel with acceptable environmental characteristics or if governmental regulations and tax incentives cease to favor biodiesel, we would find it very difficult, if not impossible, to compete with petroleum-based diesel fuel. Further, in April 2007, ConocoPhillips announced that it intends to modify several of its oil refineries in order to produce approximately 175 million gallons annually of renewable diesel. Renewable diesel, which can be made at existing petroleum refineries from animal fats or vegetable oils mixed with crude oil through a thermal de-polymerization process, has performance and environmental characteristics comparable to petroleum-based diesel fuel. Nevertheless, renewable diesel is now eligible for the $1.00 per gallon blenders' tax credit and other governmental incentives offered to producers of biodiesel. The petroleum industry also is lobbying states to make renewable diesel eligible for their incentives and mandates. If renewable diesel proves to be more cost-effective than biodiesel, our revenues and results of operations would be adversely impacted.

        The biodiesel industry will also face increased competition resulting from the advancement of technology by automotive, industrial and power generation manufacturers which are developing more efficient engines, hybrid engines and alternative clean power systems. Improved engines and alternative clean power systems offer a technological solution to address increasing worldwide energy costs, the long-term availability of petroleum reserves and environmental concerns. If and when these clean power systems are able to offer significant efficiency and environmental benefits and become widely available, the biodiesel industry may not be able to compete effectively with these technologies. This additional competition could reduce the demand for biodiesel, which would negatively impact our revenues.

        Problems with product performance, such as cold weather causing biodiesel to gel, could cause consumers to lose confidence in the reliability of biodiesel which, in turn, would have an adverse impact on our ability to successfully market and sell our biodiesel.

        Concerns about the performance of biodiesel could result in a decrease in customers and revenues and an unexpected increase in expenses. For example, cold temperatures can cause biodiesel to become cloudy and eventually to gel, and these phenomena can lead to plugged fuel filters and other problems for customers. Cloud point is defined as the highest temperature at which a fuel exhibits a noticeable cloudiness and is the conventional indicator of a fuel's potential for cold weather problems. The lower the cloud point, the better the fuel should perform in cold weather. The cloud point of pure soy-based biodiesel is typically between +30°F and +35°F, while the cloud point of No. 2 petroleum diesel fuel, the non-biodiesel fuel currently used in machines, is approximately 0°F. When diesel is mixed with soy-based biodiesel to make a two percent biodiesel blend, the cloud point is approximately 3°F, and a twenty percent blend has a cloud point of approximately 7 °F. Even these small increases may cause the demand for our biodiesel in northern and eastern markets to diminish during the colder months.

        The tendency of biodiesel to gel in colder weather may also result in long-term storage problems. In cold climates, fuel may need to be stored in a heated building or heated storage tanks. This may result in a decrease in demand for our product in colder climates due to increased storage costs. This and other performance problems may also result in increased expenses as we try to remedy the performance problem. Any reduction in the demand for our biodiesel product will reduce our revenue and have an adverse effect on our cash flows and results of operations.

        Competition for qualified personnel in the biofuels industry is intense and we may not be able to hire and retain qualified managers, engineers and operators to operate our network facilities efficiently.

        When construction of a facility nears completion, we need to hire employees to operate it. Our success depends in part on our ability to attract and retain competent personnel. We must hire or otherwise engage qualified managers, engineers and accounting, human resources, operations and other personnel. Competition for employees in the biofuels and broader agribusiness industries is intense. If we are unable to hire, train and retain qualified and productive personnel, we may not be able to operate our network facilities efficiently.

        Because the glycerin market generally is characterized by oversupply, the price at which we may sell our glycerin in the market may be quite low, with the result that revenues and earnings from our glycerin production could be minimal and could negatively affect our financial results.

        Glycerin is produced as a co-product of biodiesel production and is also produced as a co-product or by-product of several other manufacturing processes and can be produced as a primary product. Notwithstanding the number of commercial uses for glycerin, the market for glycerin has been characterized by oversupply and significantly lower prices as the biodiesel industry has grown. Expected increases in biodiesel production are likely to result in further downward pressure on the price of glycerin. Decreases in the market price of glycerin will result in our generating less revenue from glycerin and the production of glycerin could become unprofitable, resulting in a reduction in our earnings.

        Growth in the sale and distribution of biodiesel is dependent on the expansion of related infrastructure which may not occur on a timely basis, if at all, and our operations could be adversely affected by infrastructure limitations or disruptions.

        Growth in the biodiesel industry depends on substantial development of infrastructure for the distribution of biodiesel by persons and entities outside our control. Expansion of the distribution system will require, among other things:

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  additional railcar capacity;

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  additional terminal and storage facilities for biodiesel;

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  growth in the number of service stations offering biodiesel;

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  growth in the manufacture of clean diesel vehicles; and

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  commercial use of pipelines to transport biodiesel.

        Substantial investment required for these infrastructure changes and expansions may not be made or they may not be made on a timely basis. In many cases, the scope and timing of any infrastructure expansion are beyond our control. Also, we compete with other biofuel companies for access to some of the key infrastructure components such as railcars and terminal capacity. As a result, increased production of biodiesel or other biofuels will increase the demand and competition for necessary infrastructure. Any delay or failure in making the changes to or expansion of distribution infrastructure could hurt the demand for or prices of biodiesel, impede our delivery of biodiesel, and impose additional costs on us, each of which would have a material adverse effect on our results of operations or financial condition. Our business is dependent on the continuing availability of infrastructure for the distribution of increasing volumes of biodiesel and any infrastructure disruptions could have a material adverse effect on our business.

        Our business is subject to extensive and potentially costly environmental regulations that could change and significantly increase our operating costs.

        Our biodiesel production facilities are subject to environmental regulations of the federal EPA and various state environmental agencies, including those relating to the discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials, and the health and safety of our employees. Compliance with these regulations requires a significant investment of resources, including both financial resources and personnel time and expertise. A violation of these laws and regulations or permit conditions can result in substantial fines, natural resource damages, criminal sanctions, permit revocations and/or facility shutdowns. The EPA or state environmental agencies may seek to implement additional regulations or implement stricter interpretations of existing regulations. The nature and scope of future legislation, regulations and programs cannot be predicted. While our plant technology is designed to limit the amount of emissions consistent with current standards, there still may be risks that the environmental laws and regulations may change with respect to emissions by our facilities. Changes in environmental laws or regulations or stricter interpretation of existing regulations may require significant additional capital expenditures or increase our operating costs. Our plant could also be subject to environmental nuisance or related claims by employees, property owners or residents near the plant arising from air or water discharges. Such environmental and public nuisance claims, or tort claims based on emissions, could also increase our operating costs.

        We are subject to federal and state laws and regulations regarding occupational safety and compliance with or changes in these regulations could significantly increase our operating costs.

        Compliance with federal and state occupational laws and regulations, such as the federal Occupational Safety and Health Administration, or OSHA, regulations could significantly increase our operating costs. The most significant OSHA issue is process safety management, a 14-point analysis system to minimize releases of hazardous chemicals. Other OSHA standards deal with the management of contractors, ongoing training procedures and an emergency action plan. The possible adoption of stricter regulations and standards in this area could further increase our costs and adversely impact our operating results.

Risks Related to this Offering and our Common Stock

        Our stock price may be volatile, and you may not be able to resell shares of our common stock at or above the price you paid, or at all.

        Prior to this offering, there has not been a public market for our common stock. We cannot predict the extent to which a trading market will develop or how liquid that market might become. The initial public offering price for the shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. The trading price of our common stock could be subject to wide fluctuations due to the factors discussed in this risk factors section and elsewhere in this prospectus. In addition, broad market and industry factors may decrease the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against companies that experienced such volatility. This litigation, if instituted against us, regardless of its outcome, could result in substantial costs and a diversion of our management's attention and resources.

        We and our external auditors have identified material weaknesses in our internal control over financial reporting that, if not corrected, could result in material misstatements in our financial statements.

        We are not currently required to comply with Section 404 of the Sarbanes-Oxley Act of 2002, and are therefore not required to make an assessment of the effectiveness of our internal controls over financial reporting for that purpose. However, in connection with the audit of our financial statements as of December 31, 2005 and 2006 and for the three years ended December 31, 2006, we and our auditors have identified certain matters involving our internal control over financial reporting that constitute material weaknesses under standards established by the Public Company Accounting Oversight Board, or the PCAOB (United States).

        The PCAOB defines a material weakness as a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of our annual or interim financial statements will not be prevented or detected by our employees. A significant deficiency is defined as a control deficiency, or a combination of control deficiencies, that adversely affects the company's ability to initiate, authorize, record, process, or report external financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the company's annual or interim financial statements that is more than inconsequential will not be prevented or detected. A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A deficiency in design exists when a control necessary to meet the control objective is missing, or an existing control is not properly designed so that, even if the control operates as designed, the control objective is not always met.

        A deficiency in operation exists when a properly designed control does not operate as designed, or when the person performing the control does not possess the necessary authority or qualifications to perform the control effectively.

        The material weaknesses we have identified result from currently inadequate controls over external reporting and technical accounting matters, inadequate integrated financial systems, inadequate financial reporting and closing processes, and inadequate written policies and procedures. Specifically, the following items were identified:

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  Our financial close and reporting system and processes were not designed or operating effectively in order to enable the Company to prepare financial statements, including required note disclosures, on a quarterly or annual basis in accordance with SEC requirements;

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  We have not performed or documented a formal entity-level risk assessment to evaluate the implications of relevant risks on financial reporting from operating and other activities, including the impact of our increasing complexity as a result of rapidly expanding the number of our wholly-owned and member-owned facilities in our network and non-routine transactions such as the issuance of debt and equity and potential acquisitions;

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  We do not have a comprehensive set of information systems policies including information security and change control. We have not followed a consistent process for documenting, testing, approving and implementing changes to the information systems environments; and

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  Our process level controls in regard to revenue recognition are not effectively designed or implemented.

        We are in an ongoing process of implementing changes to strengthen our internal controls. These actions have been underway to varying degrees since we commenced operations on August 1, 2006. Specific actions include:

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  The hiring of additional accounting and finance staff, related on-the-job training and coaching for existing staff and those staff relied upon under a contract for services with West Central, and interim augmentation of staff as deemed necessary from external accounting firms and temporary staffing services. In December 2006, we hired a new controller and in June 2007, we hired a new CFO, Jeffrey Pattison, previously the controller of Bandag Incorporated. We plan to add accounting professionals during the remainder of 2007 to augment our current staff;

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  Relocation of our headquarters to Ames, Iowa by the fall of 2007 to facilitate hiring of accounting and finance related staff with necessary skills and experience to improve performance to required standards;

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  The development of a comprehensive entity-level control environment, including the development of a boundaries and authorizations policy containing specific authorization and approval levels throughout the organization, the formalization of risk management procedures and the development of a formalized risk assessment process to be conducted on a periodic basis;

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  The documentation of information system requirements, the identification of potential vendors and the engagement of external expertise to assist in the final vendor selection to replace the current information management system, as well as ongoing efforts to improve the current information management systems through incremental upgrades and improvements;

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  The formal documentation of our internal control environment and development of a specific remediation plan as part of a Sarbanes-Oxley Act compliance process begun in the fall of 2006 that continues in concert with our process improvement and information system upgrade activities; and

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  The retention of an outside accounting firm to assist us in reviewing and documenting our current internal controls policies and procedures and a technology consulting firm to help select new information technology systems to improve our internal controls over financial reporting.

        Additional measures will be necessary and the measures we expect to take to improve our internal controls may not be sufficient to address the issues identified, to ensure that our internal controls are effective or to ensure that such material weakness or other material weaknesses would not result in a material misstatement of our annual or interim financial statements. In addition, other material weaknesses or significant deficiencies may be identified in the future. If we are unable to correct deficiencies in internal controls in a timely manner, our ability to record, process, summarize and report financial information accurately and within the time periods specified in SEC rules will be adversely affected. This failure could negatively affect the market price and trading liquidity of our common stock, cause investors to lose confidence in our reported financial information, subject us to civil litigation and civil and criminal investigations and penalties.

        Some arrangements that we have with our principal stockholders may not be the result of arm's-length negotiations.

        We have entered into various agreements with West Central, Bunge and E D & F Man, three of our principal stockholders, and their affiliates, relating to corporate and commercial services that are material to the conduct of our business, and we may enter into additional agreements with these parties and their affiliates. For example, we lease the property and obtain the feedstock for our Ralston, Iowa facility from West Central. We also have a services agreement and an asset use agreement with West Central pursuant to which we obtain office space and administrative services, such as human resources and accounting. Because we entered into some of these agreements when we were controlled by West Central, the terms were not established through arm's-length negotiations. In addition, we have entered into feedstock supply and terminal leasing arrangements with Bunge and E D & F Man and their affiliates. Although we believe that these agreements, as a whole, are no less favorable to us than could be obtained through arm's-length dealing, these agreements include specific terms and conditions that may be different from terms contained in similar agreements negotiated with unaffiliated third parties. In addition, because these parties are also our principal stockholders and because we have significant contractual or strategic relationships with these parties, it may be difficult or impossible for us to enforce claims that we may have against one or more of them. For a more complete discussion of our arrangements with our principal stockholders, see the discussion under the heading "Certain Relationships and Related Party Transactions."

        Our principal stockholder will continue to have significant influence over us after this offering, which limits the ability of our other stockholders to influence significant corporate decisions and could delay or prevent a change of control or depress our stock price.

        After this offering, West Central and its affiliated entities will beneficially own            % of our outstanding common stock. As a result, West Central may have the ability to effectively control the outcome of stockholder votes, including votes concerning the election of a majority of our directors, charter and bylaw amendments, approval of merger transactions involving us or the sale of all or substantially all of our assets or other business combination transactions, and other significant corporate actions. As a result, we may not be able to execute a transaction favored by management or a majority of our other stockholders if West Central does not approve, which could delay or prevent a change in control or depress our stock price.

        If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

        The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of the analysts who cover us downgrade our stock, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

        Substantial future sales of our common stock in the public market could cause our stock price to fall.

        Additional sales of our common stock in the public market after this offering, or the perception that these sales could occur, could cause the market price of our common stock to decline. Upon completion of this offering, we will have            shares of common stock outstanding. All shares sold in this offering will be freely transferable without restriction or additional registration under the Securities Act of 1933. The remaining            shares of common stock outstanding after this offering will be available for sale as follows:

Number of Shares	Date of Availability for Sale
180 days (subject to extension in specified circumstances) after the date of this prospectus due to the release of the lock-up agreement these stockholders have with the underwriters.

At some point after 180 days (subject to extension in specified circumstances) after the date of this prospectus, subject to vesting requirements and the requirements of SEC Rule 144 (subject, in some cases, to volume limitations), Rule 144(k) or Rule 701.

        At any time and without public notice, any or all of these shares may be released prior to expiration of the 180-day lock-up period at the discretion of Credit Suisse Securities (USA) LLC. As restrictions on resale end, the market price of our common stock could decline if the holders of those shares sell them or are perceived by the market as intending to sell them. In addition, after this offering, the holders of approximately            shares of common stock will be entitled to rights to cause us to register the sale of those shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration.

  As a new investor, you will experience immediate and substantial dilution.

        Purchasers in this offering will immediately experience substantial dilution in net tangible book value. Because our common stock has in the past been sold at prices substantially lower than the initial public offering price that you will pay, you will suffer immediate dilution of $                        per share in net tangible book value, based on an assumed initial offering price of $                         per share of common stock. The exercise of outstanding options and warrants,                        of which are outstanding and exercisable as of                         , 2007, may result in further dilution.

        Management may apply our net proceeds from this offering to uses that do not increase our market value or improve our operating results.

        We intend to use our net proceeds from this offering to finance approximately one-half of the cost of one wholly-owned facility currently under development in Cairo, Illinois and two wholly-owned facilities currently under evaluation, with the remainder for general corporate purposes and working capital. We have not reserved or allocated our net proceeds from this offering for any specific purpose, and we cannot state with certainty how our management will use our net proceeds. Accordingly, our management will have considerable discretion in applying our net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether we are using our net proceeds appropriately. We may use our net proceeds for purposes that do not result in any increase in our results of operations or market value. Until the net proceeds we receive are used, they may be placed in investments that do not produce income or that lose value.

        We may be a U.S. real property holding corporation, in which case non-U.S. investors may be subject to U.S. federal income tax (including withholding tax) in connection with the disposition of our shares, and U.S. investors selling our shares may be required to certify as to their status in order to avoid withholding.

        We may be a U.S. real property holding corporation, in which case non-U.S. investors may be subject to U.S. federal income tax (including withholding tax) in connection with the disposition of our shares, and U.S. investors selling our shares may be required to certify as to their status in order to avoid withholding.

        We believe that we are not currently and have not in the past been a U.S. real property holding corporation within the meaning of the United States Internal Revenue Code of 1986, as amended. We do not expect to become a U.S. real property holding corporation in the future.

        A non-U.S. holder of our common stock will generally be subject to U.S. withholding tax (but not U.S. income taxation on a net basis) with respect to distributions made by us that are treated as dividends for U.S. federal income tax purposes. A non-U.S. holder not otherwise subject to U.S. income taxation on a net basis would generally not be subject to U.S. withholding taxes or U.S. federal income tax on a net basis on the sale or other disposition of our common stock, unless we are, or have been, a U.S. real property holding corporation at any time within the five year period preceding such sale or disposition (or the non-U.S. holder's holding period, if shorter). Generally, we will be a U.S. real property holding corporation if the gross fair market value of our U.S. real property interests equals or exceeds 50% of the gross fair market value of our worldwide real property interests and other assets used or held for use in a trade or business, all as determined under applicable U.S. Treasury regulations.

        Certain non-U.S. holders of our common stock may be eligible for an exception to the foregoing general rule if our common stock is regularly traded on an established securities market during the calendar year in which the sale or disposition occurs and the non-U.S. holder holds no more than 5% of our outstanding common stock, directly or indirectly, during the relevant period (the "5% exception"). If we are a U.S. real property holding corporation during the relevant time period, and the 5% exception does not apply, the buyer or other transferee of our common stock will generally be required to withhold tax at the rate of 10% on the sales price or other amount realized, unless the transferor furnishes an affidavit certifying that it is not a foreign person in the manner and form specified in the applicable treasury regulations.

        Delaware law and our corporate charter and bylaws will contain anti-takeover provisions that could delay or discourage takeover attempts that stockholders may consider favorable.

        Provisions in our certificate of incorporation and bylaws that we intend to adopt before the closing of this offering may have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:

  •
  the right of the board of directors to elect a director to fill a vacancy created by the expansion of the board of directors;

  •
  the requirement for advance notice for nominations for election to the board of directors or for proposing matters that can be acted upon at a stockholders' meeting;

  •
  the ability of the board of directors to alter our bylaws without obtaining stockholder approval;

  •
  the ability of the board of directors to issue, without stockholder approval, up to 10,000,000 shares of preferred stock with rights set by the board of directors, which rights could be senior to those of common stock;

  •
  a classified board;

  •
  the required approval of holders of at least two-thirds of the shares entitled to vote at an election of directors to adopt, amend or repeal our bylaws or amend or repeal the provisions of our certificate of incorporation regarding the classified board, the election and removal of directors and the ability of stockholders to take action by written consent; and

  •
  the elimination of the right of stockholders to call a special meeting of stockholders and to take action by written consent.

        In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law. These provisions may prohibit or restrict large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us. These provisions in our certificate of incorporation and bylaws and under Delaware law could discourage potential takeover attempts and could reduce the price that investors might be willing to pay for shares of our common stock in the future and result in our market price being lower than it would without these provisions.

  We will incur increased costs as a result of being a public company.

        As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the Securities and Exchange Commission and the New York Stock Exchange, have required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. For example, as a result of becoming a public company, we have added an independent director, created additional board committees and adopted policies regarding internal control over financial reporting and disclosure controls and procedures. In addition, we will incur additional costs associated with our public company reporting requirements. We also expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are contained principally in the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." In some cases, you can identify forward-looking statements by terms such as "may," "might," "objective," "intend," "should," "could," "can," "would," "expect," "believe," "estimate," "predict," "potential," "plan," or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

  •
  our plans to rapidly expand our wholly-owned production capacity;

  •
  anticipated production facilities, including expected locations, completion date, production capacity, diversified feedstock capability, capital expenditures, and the ratio of debt and equity financing;

  •
  our ability to obtain planned and unplanned debt facilities;

  •
  the proportion of debt and cash, including proceeds from this offering, that will be used to fund the construction of our facilities currently in development and under evaluation;

  •
  proposed legislation affecting the biodiesel industry;

  •
  proportion of our revenues attributable to our Biodiesel segment in the future;

  •
  facilities under construction joining our network;

  •
  facilities under development progressing to the construction and operational stages;

  •
  our intention to rely on our existing prime subcontractors and process engineer for construction of our future network facilities;

  •
  our intention to locate our facility in development in Cario, Illinois;

  •
  our intention to obtain feedstock from and distribute biodiesel to international markets;

  •
  expanding the market for biodiesel and potential biodiesel consumers;

  •
  factors that influence our facility site selection;

  •
  portion of our feedstock that will be high phosphorus or high fatty acid content;

  •
  our anticipated equity interest in our network facilities, including our intention to exercise our option to acquire an equity interest in the owner of the Newton, Iowa facility;

  •
  our expectations regarding our expenses and sales;

  •
  our anticipated cash needs and our estimates regarding our capital requirements and our needs for additional financing;

  •
  the estimates inherent in our percentage-of-completion accounting policies;

  •
  our anticipated growth strategies;

  •
  our intellectual property;

  •
  anticipated trends and challenges in our business and the markets in which we operate; and

  •
  our ability to attract customers.

        These statements reflect our current views with respect to future events. These statements are based on assumptions and involve known and unknown risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading "Risk Factors." Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. Unless required by U.S. federal securities laws, we do not intend to update any of these forward-looking statements to reflect circumstances or events that occur after the statement is made.

        You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

        We expect that the net proceeds we will receive from the sale of the shares of common stock offered by us will be approximately $                   million, based on an assumed initial public offering price of $                   per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. A $1.00 increase (decrease) in the assumed initial public offering price of $                   per share would increase (decrease) the net proceeds to us from this offering by approximately $                   million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

        We intend to use approximately $                  million of the net proceeds we receive from this offering to finance approximately one-half of the construction costs of three new wholly-owned network facilities, each of which is expected to have 60 mmgy production capacity. One of the facilities is expected to be located in Cairo, Illinois, and the other two facilities are expected to be located on or near a U.S. coast. We expect the remaining construction costs for each of these planned biodiesel facilities will be funded through future debt funding arrangements and cash generated from our operations. We expect the aggregate construction costs for these three facilities to be in the range of $211 million to $248 million. If we are unable to procure this additional debt financing, we would likely be forced to cut back on or delay our plans to build these production facilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Capital Expenditures." We also intend to use the net proceeds we receive from this offering to pay the dividends that have accrued on our series A preferred stock and series B preferred stock that are payable in connection with their conversion to common stock upon consummation of this offering. Assuming the offering is consummated on                  , 2007, the aggregate amount of these dividends will be approximately $                  .

        A portion of the net proceeds may also be used to acquire or invest in additional biodiesel production and distribution facilities or biodiesel or other renewable energy production and design technologies in the U.S. and internationally. We have no current plans, agreements or commitments with respect to any such acquisition or investment. We intend to use the remaining net proceeds from this offering for general corporate purposes, including working capital and capital expenditures.

        As of the date of this prospectus, however, we cannot predict with certainty all of the particular uses for the proceeds of this offering or the amounts that we will actually spend on the uses set forth above. The amount and timing of actual expenditures may vary significantly depending upon a number of factors, such as selection of sites to build facilities, the federal, state and local permitting and licensing process, the construction schedule for our contractors, the delivery of goods and equipment by our suppliers, receipt of additional funding and various other considerations typically associated with large-scale construction projects. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. Pending use of the net proceeds as described above, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities.

DIVIDEND POLICY

        Our series A preferred stock accrues cumulative dividends at the rate of $0.95 per share per annum and our series B preferred stock accrues cumulative dividends at the rate of $1.10 per share per annum, in each case compounded annually from the date of issuance whether or not declared. These dividends will become payable by us in cash upon the conversion of the series A preferred stock and series B preferred stock into common stock in connection with the closing of the offering contemplated by this prospectus. We have never declared or paid any cash dividends on our common stock. We expect to retain all of our earnings to finance the expansion and development of our business and we do not currently intend to pay any cash dividends on our common stock in the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Our board of directors will determine future dividends, if any. We expect that our proposed working capital facility, and any future debt agreements, will restrict our ability to pay dividends. See the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

CAPITALIZATION

        The following table describes our cash and cash equivalents, short-term debt and capitalization as of March 31, 2007:

  •
  on an actual basis;

  •
  on a pro forma basis to give effect to the issuance of         shares of common stock, 526,315 shares of series A preferred stock and 1,999,998 shares of series B preferred stock after March 31, 2007, the issuance of         shares of common stock upon exercise of warrants and the conversion of all of our outstanding shares of preferred stock upon the closing of this offering; and

  •
  on a pro forma as adjusted basis to give effect to the sale of         shares of common stock in this offering at an assumed initial public offering price of $         per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

        You should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited, unaudited and pro forma consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	As of March 31, 2007
	Actual	Pro Forma	Pro Forma Adjusted
	(in thousands, except share data)
Cash and cash equivalents	$33,036	$	$

Debt, current portion	$330	$	$

Bond payable, less current portion	$3,020	$	$
Stockholders' equity:
Convertible preferred stock, $0.0001 par value; shares authorized; shares issued and outstanding, actual; shares authorized, no shares issued and outstanding, pro forma; authorized, no shares issued or outstanding, pro forma as adjusted	1
Common stock, $0.0001 par value; shares authorized, shares issued and outstanding, actual; shares authorized, shares issued and outstanding, pro forma; shares authorized, shares issued and outstanding, pro forma as adjusted	1
Additional paid-in capital	107,889
Accumulated deficit	(2,668)

Total stockholders' equity	105,223

Total capitalization	$108,243	$	$

        The actual, pro forma and pro forma as adjusted information set forth in the table:

  •
  excludes        shares of common stock issuable upon the exercise of warrants outstanding as of        , 2007, at a weighted average exercise price of $         per share;

  •
  excludes        shares of common stock issuable upon the exercise of options outstanding as of        , 2007, at a weighted average exercise price of $         per share;

  •
  excludes        shares of common stock available for future issuance under our stock option plans following the date of this offering;

  •
  excludes        shares of common stock issuable to Bunge in connection with the execution of a ground lease for Cairo, Illinois. See the section entitled "Certain Relationships and Related Party Transactions—Commercial Transactions—Bunge North America, Inc." for more information concerning this obligation; and

  •
  assumes no exercise of the over-allotment option granted to the underwriters.

        A $1.00 increase (decrease) in the assumed initial public offering price of $         per share would increase (decrease) the net proceeds to us from this offering by approximately $        million, or approximately $         million if the underwriters exercise their option to purchase additional shares of common stock in full, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

DILUTION

        Our pro forma net tangible book value as of March 31, 2007 was $             million, or $             per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the pro forma number of shares of common stock outstanding, assuming the issuance of             shares of common stock, 526,315 shares of series A preferred stock and 1,999,998 shares of series B preferred stock after March 31, 2007,             shares of common stock upon the exercise of outstanding warrants and the conversion of all of our outstanding shares of series A preferred stock and series B preferred stock into the same number of shares of our common stock. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after completion of this offering on a pro forma as adjusted basis. After giving effect to the sale of the             shares of common stock by us at an assumed initial public offering price of $             per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value as of March 31, 2007 would have been $            , or $             per share of common stock. This represents an immediate increase in net tangible book value of $             per share of common stock to existing common stockholders and an immediate dilution in net tangible book value of $             per share to new investors purchasing shares of common stock in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$
Pro forma net tangible book value per share as of March 31, 2007	$
Increase in pro forma net tangible book value per share attributable to new investors

Pro forma net tangible book value per share after this offering

Dilution in pro forma net tangible book value per share to new investors		$

        A $1.00 increase (decrease) in the assumed initial public offering price of $             per share would increase (decrease) the net proceeds to us from this offering by approximately $             million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

        The following table summarizes as of March 31, 2007, on the pro forma basis described above, the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing and new investors purchasing shares of common stock in this offering, before deducting the estimated underwriting discounts and commissions and estimated offering expenses.

	Shares Purchased			Total Consideration
Average Price Per Share
	Number	Percent		Amount	Percent
Existing stockholders			%	$		%	$
New investors

Total		100.0%			$100.0%

        The table above assumes no exercise of any outstanding stock options or warrants. As of March 31, 2007, there were             shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $9.50 per share and there were             shares of common stock available for future issuance under our stock option plans. As of March 31, 2007, there were also warrants outstanding to purchase             shares of our common stock at a weighted average exercise price of $             . To the extent that any of these options or warrants are exercised, there will be further dilution to new investors.

SELECTED CONSOLIDATED FINANCIAL AND UNAUDITED PRO FORMA DATA

         The following selected consolidated financial data and unaudited pro forma data should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus. The selected consolidated balance sheet data as of December 31, 2005 and 2006, and the selected consolidated statements of operations data for each year ended December 31, 2004, 2005 and 2006, have been derived from our audited consolidated financial statements which are included elsewhere in this prospectus. The selected consolidated balance sheet data as of December 31, 2002, 2003 and 2004, and the selected consolidated statements of operations data for the years ended December 31, 2002, and 2003 have been derived from our unaudited consolidated financial statements not included in this prospectus. The selected consolidated balance sheet data as of March 31, 2007, and the selected consolidated statements of operations data for the three months ended March 31, 2006 and March 31, 2007, have been derived from our unaudited condensed consolidated statements of operations which are included in this prospectus. The unaudited pro forma condensed consolidated statements of operations data have been derived from our unaudited pro forma financial information which is included in this prospectus. The unaudited consolidated and pro forma condensed consolidated financial data and related notes have been prepared on the same basis as the audited consolidated financial statements contained in this prospectus and include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the periods presented. Our results of operations for the three month period ended March 31, 2007 are not necessarily indicative of the results that can be expected for the full year or any future period.

	Year Ended December 31,						Three Months Ended March 31,
	2002	2003	2004	2005	2006	2006 Pro Forma(2)	2006	2007
	(In thousands, except share and per share amounts)
Consolidated Statement of Operations Data:(1)
Revenues:
Biodiesel sales	$2,548	$9,136	$21,219	$77,181	$93,649	$93,649	$18,711	$21,972
Biodiesel government incentives	—	6,067	6,854	6,418	8,915	8,915	2,000	1,704

Total Biodiesel	2,548	15,203	28,073	83,599	102,564	102,564	20,711	23,676
Services	—	43	413	2,696	75,465	108,386	842	31,871

Total revenues	2,548	15,246	28,486	86,295	178,029	210,950	21,553	55,547

Costs of goods sold:
Biodiesel	2,252	12,555	25,250	72,591	92,423	92,423	17,966	24,511
Services	—	—	—	761	70,751	103,699	581	28,970

Total costs of goods sold	2,252	12,555	25,250	73,352	163,174	196,122	18,547	53,481

Gross profit	296	2,691	3,236	12,943	14,855	14,828	3,006	2,066
Total operating expenses	360	1,070	1,751	2,504	11,688	12,337	899	5,114

Income (loss) from operations	(63)	1,621	1,485	10,439	3,167	2,491	2,107	(3,048)

Other income (expense), net:
Interest expense	(122)	(302)	(360)	(535)	(442)	(442)	(110)	(50)
Interest income	—	—	—	—	689	854	—	573
Income from equity method investees	—	—	—	—	493	855	—	87

Total other income (expense), net	(122)	(302)	(360)	(535)	740	1,267	(110)	610

Income (loss) before income taxes	(185)	1,319	1,125	9,904	3,907	3,758	1,997	(2,438)
Income tax benefit	—	—	—	—	745	1,482	—	873

Net income (loss)	(185)	1,319	1,125	9,904	4,652	5,240	1,997	(1,565)

Dividends payable to preferred stockholders	—	—	—	—	(1,095)	—	—	(1,437)

Income (loss) to common stockholders	$(185)	$1,319	$1,125	$9,904	$3,557	$5,240	$1,997	$(3,002)

Earnings (loss) per common share—basic and diluted					$0.31	$0.33		$(0.24)

Average number of shares outstanding—basic and diluted					10,207,840	11,395,802		12,633,118

Pro forma income tax information:(3)
Pro forma income tax expense			$460	$3,397	$1,212		$640

Pro forma net income			$665	$6,507	$2,695		$1,357

	As of December 31,					As of March 31,
	2002	2003	2004	2005	2006	2007
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$370	$386	$501	$1,221	$53,698	$33,036
Working capital	356	822	5,512	9,421	69,930	68,527
Property, plant and equipment, net	6,660	6,587	6,741	6,318	12,188	13,471
Total assets	7,654	8,328	23,638	20,726	143,606	142,406
Long-term obligations, net of current portion	6,840	5,910	3,680	3,350	3,020	3,020
Total liabilities	7,420	6,774	15,015	6,958	37,717	37,183
Total members' net investment and advances/stockholders' equity	234	1,554	8,623	13,768	105,889	105,223

(1)
Unless stated otherwise, consolidated financial statements contained in this prospectus include the historical operations of all of our businesses, other than our construction management operations previously owned by REG, LLC, which is accounted for as a purchase as of July 31, 2006, the date of acquisition. Accordingly, the results of operations of our construction management business are not reflected in our consolidated financial statements prior to July 31, 2006.

(2)
Pro forma condensed consolidated statements of operations data for the period shown is presented assuming the acquisition of REG, LLC as if it had occurred on January 1, 2006. See Notes to Unaudited Condensed Consolidated Pro Forma Financial Information for a description of the pro forma adjustments to our historical consolidated financial statements.

(3)
See Note 2 to Consolidated Financial Statements and Note 2 to Condensed Consolidated Financial Statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations should be read together with "Selected Consolidated Financial Data" and our consolidated financial statements and related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

        Our historical financial data discussed below reflects the historical results of operations and financial position of Renewable Energy Group, Inc. Accordingly, the historical financial data does not give effect to the completion of this offering. See "Unaudited Pro forma Condensed Consolidated Financial Information" included elsewhere in this prospectus. The following discussion and analysis of our results of operations includes periods prior to the acquisition of REG, LLC's construction management business. Accordingly, our historical results of operations are not indicative of what our future results of operations will be.

Overview

        We believe we are the largest operator, marketer, and distributor of biodiesel in the U.S. We have played a leading role in defining the U.S. biodiesel industry for the past ten years. This experience has enabled us to develop expertise in operations, procurement, marketing, production, logistics, risk management and biodiesel facility construction management. During 2006, we marketed approximately 78 million gallons of biodiesel, representing approximately 27% of U.S. biodiesel sales. Most of this biodiesel was marketed under our SoyPOWER brand, which we have been selling for more than a decade. We operate a 132 mmgy network of biodiesel production facilities, currently consisting of one facility wholly-owned by us and four facilities owned by third parties, for which we manage facility operations, input procurement, quality control, marketing and distribution logistics, as well as assist with risk management. We believe the network of biodiesel production facilities that we operate is the largest producer of biodiesel in the U.S. We also provide new facility construction management services to third parties and have used our construction expertise and design technology to become a leading builder of biodiesel facilities in the U.S. We believe our vertically integrated approach of constructing, owning, operating and marketing biodiesel production strongly positions us to capitalize on multiple aspects of the biodiesel industry's growth potential.

        We are in the process of developing a national network of biodiesel production facilities. In addition to the 132 million gallons per year, or mmgy, production capacity currently in our network, we recently commenced construction of two wholly-owned facilities: one 60 mmgy production capacity facility in St. Rose, Louisiana, which we refer to as our New Orleans facility, and one 60 mmgy production capacity facility in Emporia, Kansas. In the third quarter of 2007, we expect to begin construction of a 60 mmgy production capacity facility in Cairo, Illinois. With the construction of these three facilities, we expect to own four operating facilities with aggregate production capacity of approximately 192 mmgy by the end of 2008. In addition, we currently are managing the construction of two member-owned biodiesel production facilities with aggregate production capacity of 90 mmgy, each of which is expected to be operational by the end of 2007. Each of these member-owned facilities under construction is expected to become part of our network, as we have agreed to manage their operations following construction and sell their finished biodiesel product under our SoyPOWER brand for the account of the owner. By the end of 2008, we expect to have approximately 492 mmgy of production capacity in our network.

        We do not intend to use any proceeds from this offering to finance our New Orleans or Emporia facilities. We expect that the proceeds of this offering will be devoted primarily to the construction of three additional wholly-owned biodiesel production facilities with aggregate production capacity of 180 mmgy. We expect one of these facilities, currently in development, will be located in Cairo, Illinois and two of these facilities, currently under evaluation, will be located near U.S. coasts and deep water ports, providing access to both international and diversified feedstock supplies. For further discussion of our planned capital expenditures, see the discussion under "—Liquidity and Capital Resources" below.

        The table below provides a summary of the biodiesel production facilities in our network in operation, under construction and in development as of July 10, 2007:

	REG Biodiesel Production Network
	In Operation	Under Construction	In Development(1)	Total
Locations	5	4	4	13
Annual biodiesel production capacity (mmgy)	132	210	150	492
Diversified feedstock capable	5	3	4	12
MMGY production capacity owned/managed	12/120	120/90	60/90	192/300

(1)
For third-party owned facilities that we classify as "in development," we have entered into agreements with the facility owner to perform, and are in the process of performing, preconstruction services such as providing architectural and civil drawings, assisting with governmental permitting, finalizing documentation and pricing, and placing orders for equipment. For wholly-owned facilities that we classify as "in development," we are engaged in the same activities for our own account.

        We also have an agreement with Peter Cremer North America, LP, or PCNA, to purchase for resale at least 32 mmgy of finished biodiesel each year through September 2008 produced at an independently owned and operated facility with approximately 50 mmgy production capacity.

        We were formed by West Central Cooperative, or West Central, a large grain, agronomy and soybean processing company. We commenced operations on August 1, 2006 upon acquiring the assets and operations of West Central's biodiesel division and of two of West Central's affiliated companies, InterWest, L.C. and REG, LLC. Our consolidated financial statements contained in this prospectus include the historical operations of all of our businesses, other than our construction management business previously owned by REG, LLC. Although REG, LLC was acquired in connection with our formation, because REG, LLC was only 50% owned by West Central, it is accounted for as a purchase as of the date of acquisition. Accordingly, the results of operations of our construction management services previously owned by REG, LLC are not reflected in our consolidated financial statements prior to July 31, 2006. Pro forma consolidated statements of operations data in this Management's Discussion and Analysis of Financial Condition and Results of Operations is presented assuming the consolidation of REG, LLC are presented as if the acquisition had occurred on January 1, 2006. See "Notes to Unaudited Pro Forma Condensed Consolidated Financial Information" for a description of the pro forma adjustments to our historical condensed consolidated financial statements. In connection with the commencement of our operations, we obtained equity financing from an investor group that included Bunge North America, Inc., or Bunge, a subsidiary of one of the world's largest oilseed processors, and E D & F Man Netherlands B.V., or E D & F Man, a large bulk liquids transportation and storage and commodity trading company.

Business Segments

        We derive revenue from two reportable business segments: Biodiesel and Services.

        Our Biodiesel segment includes:

  •
  the operations of our wholly-owned biodiesel production facilities, currently consisting of our 12 mmgy capacity production facility in Ralston, Iowa; and

  •
  our purchases and resales of biodiesel produced by third parties.

        Of the approximately 78.0 million total gallons of biodiesel that we marketed in 2006, approximately 43.0 million gallons of biodiesel that we sold is reflected in our Biodiesel segment, with the remainder marketed by us for the account of member-owned facilities in our network. The 43.0 million gallons consists of approximately 10.8 million gallons produced at our Ralston, Iowa facility and approximately 32.2 million gallons of biodiesel that we purchased and resold through our agreement with PCNA.

        PCNA sells us biodiesel it acquires from an independently owned and operated biodiesel production facility located near Cincinnati, Ohio. Under our agreement with PCNA, we elect in six-month intervals whether to purchase at least 2.67 millions gallons of biodiesel per month at prices based on market soybean oil prices plus a conversion fee. The gallons available to us may exceed this minimum monthly amount as the production facility has recently increased its capacity from 32 mmgy to approximately 50 mmgy. We sell back to PCNA at cost a portion, and during some periods all, of our committed volumes for resale by PCNA. Our agreement with PCNA provides for each company to share with the other an amount equal to 50% of any profit, but not loss, on sales of biodiesel covered by the agreement. The price of biodiesel that we purchase from PCNA is primarily based on soybean oil costs and production fees rather than market prices for biodiesel and, as a result, our sales margins may be more or less favorable than would apply to resales of biodiesel acquired in the spot market. Because of our profit-sharing arrangement with PCNA and because of the relatively high production costs and related fees that determine the price that we pay to PCNA for biodiesel, our gross profit per gallon is significantly higher on biodiesel that we produce at our Ralston, Iowa facility than biodiesel we acquire from PCNA and resell. Our agreement with PCNA is scheduled to expire on September 30, 2008 unless both parties agree to an extension. If our agreement with PCNA is not renewed and we are not able to replace the gallons we acquire for resale under this agreement from our wholly-owned facilities, our member-owned facilities or other independent third-party producers, our revenues may decline.

        We derive a small portion of our revenues from the sale of glycerin, which is a co-product of the biodiesel production process. Approximately one pound of glycerin is produced for every 10 pounds of biodiesel produced. Glycerin is used in the animal feed market and glycerol, the highly purified form of glycerin, is used in soaps, cosmetics, food and beverages, pharmaceutical products and animal feeds. In 2006, our revenues from the sale of glycerin were $0.4 million, or less than one percent of our total Biodiesel segment revenues.

        The Biodiesel segment generated revenues of $102.6 million in 2006, representing approximately 58% of our total revenues and approximately 49% of our total revenues on a pro forma basis. The Biodiesel segment generated revenues of $23.7 million in the three-months ended March 31, 2007, representing approximately 43% of our total revenues. We expect that for fiscal years ending after 2007, our Biodiesel segment, as a percentage of revenues, will increase as a result of our plans to add significant wholly-owned production capacity.

        Our Services segment includes:

  •
  construction management services, whereby we act as the construction manager and general contractor for the construction of biodiesel production facilities; and

  •
  biodiesel facility management and operational services, whereby we provide day-to-day management and operational services to biodiesel production facilities that, together with our wholly-owned facility, form our network.

        Our construction management services primarily include assistance with pre-construction planning, such as site selection and permitting, facility and process design and engineering, engagement of subcontractors to perform all construction activity and to supply all biodiesel processing equipment, and project management services. Because we do not have internal construction capabilities and do not manufacture biodiesel processing equipment, we rely on our prime subcontractors, Todd & Sargent and its joint venture with the Weitz Company, TSW, and our system processing equipment supplier Crown Iron Works, to fulfill the bulk of our obligations to our customers. Payments to these prime subcontractors and supplier represent most of the costs of goods sold for our Services segment.

        Our ability to offer construction management services largely depends on the availability, timeliness and workmanship of Todd & Sargent and TSW and our other subcontractors. In addition, we typically enter into fixed unit price contracts with our customers, requiring us to construct a facility for a fixed price irrespective of our actual costs. At the same time, our contracts with our prime construction subcontractors are on a time and materials basis, rather than a fixed basis, exposing us to the risk of cost overruns in the event of faulty cost estimates by us or our prime subcontractors. Accordingly, our profitability will increase or decrease based on the extent to which the fixed cost that our customers pay is more or less than the costs we incur.

        Demand for our construction management and facility operations services depends on capital spending by potential customers and existing customers, which is directly affected by trends in the biodiesel industry. Since the spread between soybean oil and biodiesel prices narrowed considerably in the second half of 2006 and through the first half of 2007, orders for our new facility construction services have slowed primarily as a result of lower petroleum-based diesel prices, causing downward pricing pressure on biodiesel, and higher soybean oil prices primarily as a result of increased demand for supply of soybean oil.

        Our facility operations management services involve a broad range of activities including employee training, procurement of feedstocks and process chemicals, product testing, corporate administrative services and biodiesel product marketing and sales. Under our Management and Operational Services Agreement, or MOSA, that we enter into with a facility owner, we typically receive a monthly fee based on gallons of biodiesel produced or marketed and we are eligible for a bonus based on the facility's net income. Our MOSAs generally have a three-year or five-year term. Our revenue from these arrangements consist of the fees that we receive under the MOSA. As required by Emerging Issues Task Force (EITF) 99-19 "Reporting Revenues Gross as a Principal or Net as an Agent," we do not recognize revenue from the sale of biodiesel produced at managed facilities, which we sell for the account of the member-owner as we act as an agent for these transactions.

        The Services segment generated revenues of $75.5 million in 2006 representing 42% of our total revenues, and, on a pro forma basis, $108.4 million representing 51% of pro forma revenues. In the quarter ended March 31, 2007, the Services segment generated revenues of $31.9 million, representing 57% of our total revenues. To date, most of our profits in the Services segment are attributable to our new facility construction management services. We expect that our revenues attributable to our facility operations management services, relative to the revenues generated by our new facility construction management services, will vary substantially in the future depending primarily on the number of facilities under construction relative to the number and size of operational facilities under management during the period.

        See Note 19 of Notes to Consolidated Financial Statements and Note 11 of Notes to Condensed Consolidated Financial Statements for financial information regarding each of our segments.

Factors Influencing Our Results of Operations

        The results of our vertically integrated operations are primarily affected by industry-wide factors affecting the profitability of biodiesel production. The principal factors affecting our segments are the market prices for biodiesel and the feedstocks used to produce biodiesel, as well as governmental programs designed to create incentives for the production and use of biodiesel. These industry-wide factors directly impact our owned biodiesel production and marketing operations, and indirectly affect the demand for our biodiesel facility construction and facility operations management businesses.

Biodiesel and feedstock price fluctuations

        Our operating results generally reflect the relationship between the price of biodiesel and the price of feedstocks used to produce biodiesel. During the first quarter of 2007, feedstock costs represented approximately 82% of biodiesel costs of goods sold. Methanol, a catalyst in the production process, represents our second largest cost, the price of which is tied to the cost of natural gas. Unlike other industries where prices for finished products may be most significantly impacted by changes in production costs, because biodiesel is used as an additive or alternative to diesel fuel, biodiesel prices are more strongly correlated to petroleum-based diesel fuel prices. Furthermore, diesel prices and prices for soybean oil, historically our principal feedstock, have been volatile, resulting in significant fluctuations in our results of operations from period to period. Our results of operations generally will benefit when the spread between biodiesel prices and feedstock prices widens and will be harmed when this spread narrows.

        Biodiesel is primarily used as an additive to petroleum-based diesel fuel and, as a result, biodiesel prices have generally tracked petroleum-based diesel fuel prices. Accordingly, biodiesel prices are impacted by the same factors that affect petroleum prices, such as world-wide economic conditions, wars and other political events, OPEC production quotas, changes in refining capacity and natural disasters. The graph below shows sales price data for biodiesel and diesel fuel from February 2005 to May 2007.

(1)
Biodiesel prices are based on the monthly average of the midpoint of the high and low prices of B100 (Upper Midwest) as reported weekly by The Jacobsen Publishing Company, or Jacobsen, reduced by $1.00 per gallon to approximate the effect of the federal blenders' tax credit on the retail sales price for blended biodiesel. For further information on the federal blenders' tax credit, see the discussion under "—Governmental programs favoring biodiesel production and use."

(2)
Diesel prices are based on petroleum-diesel prices reported by Platts based on the closing sales price for low sulfur diesel (Group 3-Midwest Region) from February 2005 through September 2006 and on the midpoint of the high and low sales prices for ultra low sulfur diesel (Group 3-Midwest Region) in succeeding periods.

        Feedstocks for biodiesel production, such as soybean oil, palm oil and canola oil, are also globally-traded commodities and market prices for them will be affected by a wide range of factors unrelated to the supply and demand for biodiesel and petroleum-based diesel fuels. These factors include weather conditions, crop disease, farmer planting decisions, demand and supply, and government policies and subsidies. To date, our wholly-owned facility and the member-owned facilities in our network have utilized soybean oil and, to a far lesser extent, animal fats as feedstocks. Most of our owned and managed facilities under construction or in development will be capable of producing biodiesel from multiple feedstocks, including soybean oil and one or more of the following: animal fat, palm oil, corn oil and canola oil. Our ability to utilize alternatives to soybean oil will, however, depend on the ability to gain access to a consistent supply of the feedstock at competitive prices. The graph below shows feedstock price data for palm oil, canola oil, soybean oil and animal fat from February 2005 to May 2007, adjusted based on assumed conversion rates to illustrate the relative feedstock price per gallon of finished biodiesel.

(1)
Canola oil prices are based on the monthly average of the daily low sales price for canola oil that is refined, bleached and deodorized, or RBD, delivered at Chicago as reported by Jacobsen.

(2)
Palm oil prices are based on the monthly average sales price of palm oil (RBD) from the U.S. Gulf of Mexico as reported by Jacobsen.

(3)
Soybean oil (RBD) prices are based on the monthly average soybean oil (RBD) delivered at Central Illinois as reported by Jacobsen.

(4)
Soybean oil (crude) prices are based on the monthly average of the daily closing sale prices of the nearby soybean oil futures contract quoted by the Chicago Board of Trade, or CBOT.

(5)
Choice white grease prices are based on the monthly average sales price delivered at Chicago, Illinois as reported by Jacobsen.

        The following graph shows sale price data of soybean oil and biodiesel, and the spread between monthly average soybean oil prices and biodiesel prices, from February 2005 to May 2007.

(1)
Biodiesel prices are based on the monthly average of the midpoint of the high and low prices of B100 (Upper Midwest) as reported weekly by Jacobsen.

(2)
Soybean oil (crude) prices are based on the monthly average of the daily closing sale prices of the nearby soybean oil futures contract quoted by the CBOT, adjusted assuming approximately 7.4 pounds yields one gallon of biodiesel.

(3)
Spread between biodiesel prices and soybean oil (crude) prices.

Governmental programs favoring biodiesel production and use

        Biodiesel has been more expensive to produce than petroleum diesel fuel and as a result the industry depends on federal and, to a lesser extent, state tax incentives to be price competitive. The federal biodiesel blenders' tax credit provides for a $1.00 tax credit per B100 gallon for biodiesel made from virgin oil derived from agricultural products, such as soybean oil and virgin animal fats, and a $0.50 tax credit per B100 gallon for biodiesel made from non-virgin, or recycled, agricultural products and animal fats. The federal blenders' tax credit is paid in cash to the first blender of biodiesel with petroleum-based diesel fuel at a minimum blenders' rate of one tenth of 1% of diesel fuel. This tax credit became available in January 2005. It was originally scheduled to expire in 2006 and has since been extended through December 31, 2008. In 2006, as a result of the federal blenders' tax credit and other tax credits, we recognized revenues totaling $8.9 million. The elimination or substantial reduction of the amount of the blenders' tax credit would significantly harm our results of operations and financial condition.

        In 2006, approximately 77% of our sales of biodiesel produced at our Ralston facility were of B99.9, which we refer to as B99, where we blend biodiesel with a small amount of petroleum-based diesel fuel and we receive the blenders' credit. The remaining 23% of our sales of biodiesel in 2006 were of B100, where the blenders' tax credit was claimed by others in the chain of distribution. In 2005, essentially all of our sales of biodiesel were B100. For gallons that we produce, revenues are substantially the same whether we sell B100 or B99, because the sale price of B100 reflects the opportunity to obtain the blenders' tax credit. Where we purchase B99 from third parties for resale, we do not receive a blenders' credit. As a result, revenue per gallon is significantly affected by the proportion of B99 that we acquire for resale. In 2005, 1% of the gallons we purchased from PCNA were B99, while in 2006 76% were B99, resulting in lower average revenue per gallon.

        Prior to the blenders' tax credit, we relied on payments from the Commodity Credit Corporation, or CCC, Bioenergy Program of the U.S. Department of Agriculture to help offset our biodiesel production costs. The CCC incentive program made payments to producers of biofuels for increases in their production, including new production, of biodiesel, ethanol or other biofuels. Under the program, the CCC reimbursed producers of biodiesel for approximately 40% of the cost of soybeans used to produce the expanded biodiesel production at the local posted soybean market price. Quarterly production was compared to the previous year quarterly production to determine the increased gallons of biodiesel that qualify for the program subject to maximum payments of $7.5 million per fiscal year. The CCC program expired in June 2006. As a result of the CCC program, we received cash payments totaling $6.9 million, $6.4 million, and less than $0.1 million, for the years ended December 31, 2004, 2005 and 2006, respectively.

        In addition, demand for biodiesel is being driven by environmental laws and regulations encouraging or requiring the use of renewable fuels. For example, the Federal Energy Policy Act of 2005 mandates that refineries, blenders and importers of petroleum-based fuels use specified amounts of renewable fuels. Also, environmental regulations limiting the sulfur content of diesel fuel have led to increased use of biodiesel as a blend to restore the necessary lubricity that is lost when petroleum-based diesel fuel is desulfurized. For further information, see the discussion under "Industry Overview-Governmental Incentives for Biodiesel Production and Use."

Components of Revenues and Expenses

        We derive revenues in our Biodiesel segment from the following sources:

  •
  sales of biodiesel produced at our wholly-owned facilities, currently consisting of our Ralston, Iowa facility, including transportation, storage and insurance costs to the extent paid for by our customers;

  •
  resales of finished biodiesel acquired under our agreement with PCNA or from others;

  •
  sales of glycerin, a co-product of the biodiesel production process;

  •
  incentive payments from federal and state governments, including the federal biodiesel blenders' tax credit, which we receive directly when we sell our biodiesel in blended form, primarily as B99, rather than in pure form or B100; and

        We derive revenues in our Services segment from the following sources:

  •
  amounts received from third parties for services performed by us in our role as general contractor and construction manager for biodiesel production facilities; and

  •
  fees received from member-owned facilities in our network for operations management services that we provide for biodiesel production facilities, typically based on production rates and profitability of the member-owned facility.

        Cost of goods sold for our Biodiesel segment include:

  •
  with respect to our wholly-owned production facility, expenses incurred for feedstocks, methanol catalyst and hydrochloric acid used in the production process, utilities, depreciation, salaries and other indirect expenses related to the production process, and, when required by our customers, transportation, storage and insurance;

  •
  changes during the applicable accounting period in the market value of derivative and hedging instruments, such as exchange traded contracts, related to feedstocks and commodity fuel products; and

  •
  the purchase price of finished biodiesel acquired from third parties, to date primarily PCNA, and on the spot market, and related expenses for transportation, storage, insurance and labor and other indirect expenses.

        Cost of goods sold for our Services segment include:

  •
  for our construction management services activities, primarily our payments to subcontractors constructing the production facility and providing the biodiesel processing equipment, and, to a much lesser extent, salaries and related expenses for our employees involved in the construction process; and

  •
  for our facility management and operations activities, primarily salary expenses for two on-site management employees at each facility and others who provide procurement, marketing and various administrative functions.

        Selling, general and administrative expense consists of expenses generally involving corporate overhead functions, including payments under our administrative services and asset use agreements with West Central, which provides us with office space and services in the areas of data processing, accounting, environmental health and safety. See "Certain Relationships and Related Party Transactions—Commercial Transactions—West Central Cooperative" for a discussion of these agreements.

Equity Accounting

        We use the equity method of accounting is used to account for the operating results of entities over which we have significant influence. We use the equity method to account for our minority equity interests in three companies as a result of our significant operational influence due to our management of the member-owned biodiesel operations and the participation of one of our employees on each member-owned facility's board of directors. These entities include the owner of a biodiesel production facility located in Glennville, Minnesota that commenced operations in August 2005 and in which we hold a 10% equity interest and the owner of a biodiesel production facility located in Wall Lake, Iowa that commenced operations in May 2006 and in which we hold a 2% equity interest. We expect to use the equity method to account for our equity interests in all entities with which we execute a MOSA and have board participation. Under the equity method, we recognize our proportionate share of the net income (loss) of each entity in the line item "Income from equity method investees."

Risk Management

        As noted above, the profitability of the biodiesel production business largely depends on the spread between prices for feedstocks and for biodiesel fuel. We actively monitor these risks and attempt to manage a portion of them. However, the extent to which we engage in these risk management strategies varies substantially from time to time, depending on market conditions and other factors. Adverse price movements for these commodity products directly affects the operating results in our Biodiesel segment. As we expand our wholly-owned production capacity, our exposure to these risks will increase. We have extensive experience in managing risks related to biodiesel production. We also receive input from others with risk management expertise and utilize research conducted by outside firms to provide additional market information in forming our risk management strategies.

        We manage feedstock supply risks related to biodiesel production through long-term supply contracts with soybean processors. All of the feedstock requirements for our Ralston, Iowa facility are supplied under a three year agreement with West Central. We have also entered into feedstock supply agreements with Bunge for the facilities we are constructing in New Orleans, Louisiana and Emporia, Kansas, and we expect that committed amounts under these agreements will satisfy approximately 60% of our feedstock requirements at these facilities when they become fully operational. The purchase price for soybean oil under all of these agreements is indexed to prevailing market prices with a substantial percentage being purchased at a fixed spread, or basis, from the prevailing CBOT prices. We have utilized futures contracts and options to hedge, or lock in, the cost of portions of our future soybean oil requirements generally for varying periods up to one year. In addition, we consult with PCNA on risk management strategies, which may affect the prices we pay for product purchased from them or the profits we share on biodiesel sales.

        Our ability to mitigate our risk of falling biodiesel prices is more limited. We have entered into forward contracts to supply biodiesel. However, pricing under these forward sales contracts generally has been indexed to prevailing market prices, as fixed price contracts for long periods on acceptable terms have generally not been available. There is no established market for biodiesel futures. Our efforts to hedge against falling biodiesel prices, which have been relatively limited to date, generally involve entering into futures contracts and options on other commodity products, such as diesel fuel and heating oil. However, these products do not always experience the same price movements as biodiesel. Changes in the value of these futures or options instruments are recognized in current income.

        Our hedging activities were more substantial in 2006, as we took advantage of the opportunity to purchase feedstock at the lower soybean oil prices during this period. Our hedging activities have been limited so far in 2007 as a result of higher soybean oil prices. In 2006 and the first quarter of 2007, our recognized gains on soybean oil and commodity fuel futures contracts and options reduced our costs of goods sold by $2.9 million and $0.3 million, respectively. See "Critical Accounting Policies-Derivative Instruments and Hedging Activities."

        We also advise member-owners in our network regarding risk mitigation and hedging strategies, although executed transactions are effected solely for the account of the member.

Critical Accounting Policies

        Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. We evaluate our estimates on an ongoing basis. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making the judgments we make about the carrying values of assets and liabilities that are not readily apparent from other sources. Because these estimates can vary depending on the situation, actual results may differ from the estimates.

        We believe the following critical accounting policies affect our more significant judgments used in the preparation of our consolidated financial statements and our consolidated financial statements:

        Revenue recognition.    Revenue is recognized only when persuasive evidence of an arrangement exists, title and the risk and rewards of ownership have passed to the customer and the price is fixed and determinable, and collectibility is reasonably assured. We participate in certain biodiesel transactions where revenue is reported based on the net amount retained from the transaction. As outlined in EITF 99-19, Reporting Revenues Gross as a Principal or Net as an Agent, we report revenues on a net basis when we act as an agent, do not take title to inventory or do not assume risks and rewards typically associated with ownership. The decision to report revenue from a transaction on a net basis is a matter of judgment that depends an analysis of the underlying facts and circumstances.

        We manage the construction of and act as the general contractor for biodiesel plants for third parties under long-term contracts. Revenue from these contracts is recognized on the percentage of completion basis when the outcome of the contract can be estimated reliably. The percentage of completion method relies on estimates of total expected contract revenue and costs, as well as the dependable measurement of the progress made towards completing the particular project. Recognized revenues and profit are subject to revisions during the project in the event that the assumptions regarding the overall project outcome are revised. The cumulative impact of a revision in estimates is recorded in the period such revisions become likely and estimable.

        Our current revenue and profit estimates for projects may change due to the early stage of a long-term contract, new technology, changes in the project scope, changes in costs, changes in timing, changes in third party customer's plans and other corresponding factors.

        Goodwill asset valuation.    While goodwill is not amortized, it is subject to periodic reviews for impairment. As required by Statement of Financial Accounting Standard, or SFAS 142, Goodwill and Other Intangible Assets, we will review the carrying value of goodwill for impairment at least annually (initial evaluation date as of July 31, 2007). The analyses will be based on a comparison of the carrying value of the reporting unit to its fair value, determined utilizing a discounted cash flow methodology. Additionally, we review the carrying value of goodwill whenever events or changes in business circumstances indicate that the carrying value of the assets may not be recoverable. Changes in estimates of future cash flows caused by items such as unforeseen events or sustained unfavorable changes in market conditions could negatively affect the fair value of the reporting unit's goodwill asset and result in an impairment charge. We do not expect recent economic conditions to prevail on a sustained basis. We cannot predict the occurrence of events that might adversely affect the fair value of the reporting unit and associated goodwill, which totaled approximately $16.1 million at December 31, 2006.

        Income taxes.    We utilize the asset and liability method of accounting for deferred income taxes, which requires that deferred tax assets and liabilities be recorded to reflect the future tax consequences of temporary timing differences between the tax and financial statement basis of assets and liabilities. At December 31, 2006, we had net deferred income tax liabilities of approximately $0.1 million. Annually, any deferred tax asset is reviewed to determine the probability of realizing the asset. If it is determined unlikely that the asset will be fully realized in the future, a valuation allowance is established against the asset. We believe there is a reasonable basis in the tax law for all of the positions we take on the various federal and state tax returns we file. However, in recognition of the fact that various taxing authorities may not agree with our position on certain issues, we expect to establish and maintain tax reserves. As of December 31, 2006 no reserves have been recorded.

        Stock based compensation.    We maintain a stock-based compensation program for employees and directors under the REG 2006 Stock Option Plan, or the Plan. The Plan was approved by the Board of Directors on July 31, 2006. We account for the plan according to the requirements of SFAS 123R,

Share Based Payment (SFAS 123R), and use the Black-Scholes' option pricing model to determine the fair value of the stock-based awards. If any of the assumptions under the Black-Scholes option pricing model change significantly, stock-based compensation expense, from additional grants, may differ materially in the future from that recorded in the current period.

        The calculation of stock-based compensation expense involves complex and subjective assumptions, including our stock price volatility, expected term of the option grant, dividend yield and the applicable risk-free interest rate. For purposes of the calculation for the period ending December 31, 2006, the expected stock-price volatility used was based on the average historical volatility rate for publicly traded companies that are engaged in similar alternative fuel activities, a comparison that we deemed reasonable. The expected term of the options represents the estimated period of time until exercise and is based on the simplified method prescribed in the SEC's Staff Accounting Bulletin No. 107. Share-Based Payment, which is the average of the vesting and the contractual life of the option. Based on our limited operating history, management considers the option term, as calculated in accordance with SFAS 123R, as reasonable and expects to update such expected term upon the development of actual historical results. The fair value of the common stock was based on the third party transaction with our common stock in connection with our acquisition of certain assets and liabilities of an operating division of West Central and of InterWest, L.C. at the time of our formation. We have not paid dividends on our common stock and we do not expect to pay dividends during the option term.

        Total stock-based compensation expense recorded during the year ended December 31, 2006 was $5.7 million. As of December 31, 2006, approximately $9.0 million of unrecognized compensation expense, net of estimated forfeitures, related to stock options is expected to be recognized over a remaining weighted-average period of 2.6 years. We intend to grant stock options in the future and, therefore, may recognize additional compensation expense in connection with these future grants.

        Derivatives instruments and hedging activities.    The Financial Accounting Standards Board issued SFAS 133 Accounting for Certain Derivative Instruments, or SFAS 133. SFAS 133 established accounting and reporting standards for derivative instruments and requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. We utilize options and futures contracts to hedge soybean oil purchases and have designated the derivatives as non-hedge derivatives that are utilized to manage cash flow. Unrealized gains and losses on the options and futures contracts are therefore recognized as a component of Biodiesel cost of goods sold, and are reflected in current results of operations.

        Purchase accounting.    On July 31, 2006, our company was formed as a result of the contribution of certain assets and liabilities from West Central and InterWest, L.C. The assets of West Central that were contributed to us were used in a division that was not a separate legal entity operating within West Central. InterWest L.C., an Iowa limited liability company, was substantially wholly owned by West Central. The contributions were accounted for in accordance with SFAS 141 Business Combinations, or SFAS 141. When accounting for a transfer of assets or exchange of shares between entities under common control, the entity that receives the net assets or the equity interests shall initially recognize the assets and liabilities transferred at their carrying amounts in the accounts of the transferring entity at the date of transfer.

        Also on July 31, 2006, we acquired certain assets and liabilities of REG, LLC, formerly Renewable Energy Group LLC, in exchange for 2,036,506 shares of our common stock. The purchase was valued based on our management's estimate of profits for currently in-process and future biodiesel facility construction projects. Under SFAS 141 the acquired assets and liabilities of REG, LLC were recorded at their fair value as of the acquisition date. To allocate the purchase price to the acquired assets and liabilities, we used recorded book values where appropriate, management judgment, industry knowledge and independent valuation experts.

Results of Operations

  Three months ended March 31, 2007 and three months ended March 31, 2006

        Set forth below is a summary of certain financial information for the periods indicated:

	Three months ended March 31,
	2006	2007
	(unaudited) (in thousands)
Revenues:
Biodiesel	$18,711	$21,972
Biodiesel government incentives	2,000	1,704

Total Biodiesel	20,711	23,676
Services	842	31,871

Total	21,553	55,547

Cost of goods sold:
Biodiesel	17,966	24,511
Services	581	28,970

Total	18,547	53,481

Gross profit	3,006	2,066
Selling, general and administrative expenses	899	5,114

Income (loss) from operations	2,107	(3,048)

Other income (expense), net:
Interest expense	(110)	(50)
Interest income	—	573
Income from equity method investees	—	87

Total	(110)	610

Income (loss) before income taxes	1,997	(2,438)
Income tax benefit	—	873

Net income (loss)	$1,997	$(1,565)

        Revenues.    Our total revenues increased $34.0 million, or 158%, to $55.5 million for the three months ended March 31, 2007 from $21.5 million for the three months ended March 31, 2006. This increase was due to an increase in revenues from each segment, as follows:

    Biodiesel.    Biodiesel revenues increased $3.0 million, or 14%, to $23.7 million for the three months ended March 31, 2007, from $20.7 million for the three months ended March 31, 2006. This increase in sales was primarily related to a 15% increase in the number of gallons of biodiesel we sold in first quarter 2007, as compared to first quarter of 2006, due to additional gallons we acquired from PCNA in 2007 compared to 2006, as well as an increase in the average sale price of biodiesel consistent with overall market trends for biodiesel. This increase was partially offset by an increase in the number of gallons of B99, versus B100, that we purchased from PCNA for resale and for which we do not receive any benefit of the blenders' credit.

    Services.    Services revenues increased $31.1 million, to $31.9 million for the three months ended March 31, 2007, from $0.8 million for the three months ended March 31, 2006. This increase was due to the acquisition on July 31, 2006 of our construction management services operations which contributed revenues of $31.5 million for the three months ended March 31, 2007, as we recognized revenues from construction of four production facilities in Newton, Iowa; Washington, Iowa; Algona, Iowa; and Farley, Iowa. Revenues generated from management services we provided to our member-owned network facilities were flat for the first quarter of 2007 compared to the same period of 2006 on a net basis, despite the addition of one operating facility in the first quarter of 2007, due to an offsetting decrease in the amount of revenues we received from REG, LLC in the first quarter of 2007 compared to the first quarter of 2006.

        Cost of goods sold.    Our cost of goods sold increased $34.9 million, or 188%, to $53.5 million for the three months ended March 31, 2007, from $18.5 million for the three months ended March 31, 2006. This increase is due to an increase in the cost of goods sold from each segment, as follows:

    Biodiesel.    Biodiesel costs of goods sold increased $6.5 million, or 36%, to $24.5 million for the first quarter 2007, compared to $18.0 million for the first quarter 2006. The overall increase is attributable to supporting the increase in the number of gallons of biodiesel sold and a significant increase in soybean oil feedstock costs for the first quarter of 2007. At our Ralston, Iowa production facility, we experienced a 27% increase in the average cost per pound of soybean oil feedstock, increasing production costs by approximately $0.48 per gallon of biodiesel produced. Increases in the cost of soybean oil also affected the price of the biodiesel we purchase for resale for PCNA biodiesel, as our cost under the PCNA agreement is tied to the facility's actual production costs. The increase in our costs of goods sold in the 2007 period was partially offset by approximately $0.3 million in gains from our hedging activity, compared to gains of $0.5 million from hedging arrangements in the first quarter 2006.

    Services.    Cost of services increased $28.4 million, to $29.0 million for the three months ended March 31, 2007, from $0.6 million for the three months ended March 31, 2006. The acquisition of our construction management services operations accounted for substantially all of the increase.

        Selling, general and administrative expenses.    Our selling, general and administrative expenses increased $4.2 million to $5.1 million for the first quarter of 2007, compared to $0.9 million for the first quarter of 2006. Of this increase, $1.2 million was due to increased compensation for staff to support our growth, supplement our executive team and professional staff and establish independent operations, $1.6 million was due to professional services expenses as we engaged consultants and temporary professionals to improve accounting and financial reporting functions in preparation for becoming a public company and $0.9 million was also attributable to stock compensation expense related to stock options awarded to employees and non-employees in return for service pursuant to our 2006 Stock Option Plan. Because our 2006 Stock Option Plan was not adopted until July 2006, we did not incur stock option compensation expense in the first quarter of 2006.

        Other income (expense), net.    Interest income was $0.6 million for the three months ended March 31, 2007, primarily due to increased cash and short-term investments resulting primarily from the issuance of our shares of series A preferred stock. Income from equity method investments in managed network facilities located in Glennville, Minnesota and Wall Lake, Iowa was $0.1 million for the three months ended March 31, 2007. These investments were either owned by REG, LLC during the three months ended March 31, 2006 or were acquired by REG, LLC subsequent to the three months ended March 31, 2006.

        Income tax benefit.    Income tax benefit was $0.9 million for the quarter ended March 31, 2007 compared to zero dollars for the quarter ended March 31, 2006. The increase in income tax benefit was attributable to our recognition of an income tax benefit for the quarter ended March 31, 2007 related to our pre-tax losses during the period that were not required or able to be recognized or allocated by our predecessors during the comparable period in 2006.

  Fiscal year ended December 31, 2006 and fiscal year ended December 31, 2005

        Set forth below is a summary of certain financial information for the periods indicated:

	Year ended December 31,
	2005	2006
	(in thousands)
Revenues:
Biodiesel	$77,181	$93,649
Biodiesel government incentives	6,418	8,915

Total Biodiesel	83,599	102,564
Services	2,696	75,465

Total	86,295	178,029

Cost of goods sold:
Biodiesel	72,591	92,423
Services	761	70,751

Total	73,352	163,174

Gross profit	12,943	14,855
Selling, general and administrative expenses	2,504	11,688

Income from operations	10,439	3,167

Other income (expense), net:
Interest expense	(535)	(442)
Interest income	—	689
Income from equity method investees	—	493

Total	(535)	740

Income before income taxes	9,904	3,907
Income tax benefit	—	745

Net income	$9,904	$4,652

        Revenues.    Our total revenues increased $91.7 million, or 106%, to $178.0 million for the year ended December 31, 2006, from $86.3 million for the year ended December 31, 2005. This increase was due to an increase in revenues from each segment, as follows:

    Biodiesel.    Biodiesel revenues increased $18.9 million, or 23%, to $102.5 million for the year ended December 31, 2006, from $83.6 million for the year ended December 31, 2005. This increase in revenues was primarily due to a 56% increase in the number of gallons of biodiesel we sold in 2006, from 27.6 million gallons in 2005 to 43.0 million gallons in 2006, as a result of a full year of resales of finished biodiesel acquired under our agreement with PCNA, which we entered into in the third quarter of 2005. The increase in revenues in 2006 did not match the increase in gallons sold as a result of a significant increase in the number of gallons of B99 we purchased from PCNA and resold relative to the number of gallons of B100 we purchased from PCNA and resold. In 2005, substantially all of our purchases from PCNA were of B100, which carries a higher price reflecting the opportunity for the $1.00 per gallon federal blenders' credit. In 2006, a majority of our purchases from PCNA were of B99, and as a result our resale price does not reflect the opportunity for the blenders' credit. The increase in biodiesel revenues was also attributable to a small increase in our average sale price of biodiesel in 2006 as compared to 2005.

    The increase in revenue was principally offset by an increase in the number of gallons of B99 and a decrease of approximately 7.5% in the number of gallons sold from our Ralston, Iowa facility in 2006, as compared to 2005, due to inventory build-up later in the year.

    Services.    Services revenues increased $72.8 million to $75.5 million for the year ended December 31, 2006, from $2.7 million for the year ended December 31, 2005 almost entirely as a result of construction management services, which we acquired on July 31, 2006, related primarily to our member-owned network facilities in Newton, Iowa, Washington, Iowa, Farley, Iowa and Algona, Iowa, each of which was then in the construction phase.

    On a pro forma basis, our services revenue was $108.4 million for 2006 as a result of additional construction management services provided by REG, LLC during the first seven months of 2006.

        Cost of goods sold.    Our cost of goods sold increased $89.8 million, or 122%, to $163.2 million for the year ended December 31, 2006, from $73.4 million for the year ended December 31, 2005. This increase was due to an increase in the cost of goods sold from each segment, as follows:

    Biodiesel.    Biodiesel costs of goods sold increased $19.8 million, or 27%, to $92.4 million for the year ended December 31, 2006 from $72.6 million for the year ended December 31, 2005. The overall increase was primarily attributable to supporting the approximately 56% increase in the number of gallons of biodiesel sold in 2006 from 2005. As a percentage of Biodiesel revenues, Biodiesel costs of goods sold increased to 90% in 2006 from 87% in 2005, primarily as a result of an approximately 10% increase in the average cost per gallon of soybean oil feedstock and, to a lesser extent, an approximately 24% increase in the amount of methanol we purchased, partially offset by higher average sales prices. Increases in the cost of soybean oil and methanol not only directly affects our costs of goods sold for the biodiesel produced at our wholly-owned Ralston, Iowa facility, but also the price of the biodiesel we purchase from PCNA, as our cost for biodiesel under that agreement is tied to the facility's actual production costs. The increase in our costs of good sold was partially offset by a gain of $2.9 million from our hedging activity in 2006 as compared to a net loss of $0.1 million from hedging activity in 2005.

    Services.    Cost of services increased $70.0 million to $70.8 million for the year ended December 31, 2006, from $0.8 million for the year ended December 31, 2005. The acquisition of our construction management service contracts from REG, LLC as of July 31, 2006, accounted for nearly the entire increase in costs of goods sold, representing payments made to sub-contractors for costs related to new construction service contracts. Prior to our acquisition of REG, LLC, we provided limited construction management services. The increase in cost of services revenue was also attributable to increased services revenue derived from our member-owned network facility in Glenville, Minnesota, which was operational for a full year and our member-owned network facility in Wall Lake, Iowa, which became operational in May 2006.

        Selling, general and administrative expenses.    Our general and administrative expense increased $9.2 million, or 367%, to $11.7 million for the year ended December 31, 2006, from $2.5 million for the year ended December 31, 2005. This increase was due to an increase to 51 employees on December 31, 2006 up from 22 employees on December 31, 2005, to support our growth and supplement our executive team and professional staff as we expanded the scope of our operations and we prepared to become a publicly traded company. Stock option compensation expense was $5.7 million in 2006. Because our 2006 Stock Option Plan was not adopted until July 2006, we did not incur stock option compensation expense in 2005.

        Other income (expense), net.    Interest expense decreased $0.1 million, or 17%, to $0.4 million for the year ended December 31, 2006 from $0.5 million for the year ended December 31, 2005. This decrease was primarily attributable to the reduction in the principal amount outstanding under our industrial revenue development bonds with the Iowa Finance Authority. Interest income was $0.7 million and zero dollars for the year ended December 31, 2006 and 2005, respectively, primarily due to increased cash and short-term investments resulting primarily from the sale of our shares of series A preferred stock. Income from equity method investments consists of our ratable share of earnings in SoyMor Biodiesel, LLC, or SoyMor, and Western Iowa Energy, LLC. Income from equity method investments was $0.5 million for the year ended December 31, 2006 as a result of our ownership of a 5% equity interest in SoyMor and a 2% equity interest in Western Iowa Energy, LLC. There was no income from these investments for the year ended December 31, 2005 as we had not yet acquired any equity interests.

        Income tax benefit.    Income tax benefit was $0.7 million for the year ended December 31, 2006 compared to zero dollars for the year ended December 31, 2005. The increase in income tax benefit was primarily attributable to our recognition of an income tax benefit for the period of 2006 after we commenced operations and generated pre-tax losses. We had no income tax benefit for the comparable period in 2005 because income taxes were not reflected in the consolidated financial statements for periods prior to August 1, 2006, the date we commenced operations. See Note 2 of the Consolidated Financial Statements for additional information.

Fiscal year ended December 31, 2005 and fiscal year ended December 31, 2004

        Set forth below is a summary of certain financial information for the periods indicated:

	2004	2005
Revenues:
Biodiesel	$21,219	$77,181
Biodiesel government incentives	6,854	6,418

Total Biodiesel	28,073	83,599
Services	413	2,696

Total	28,486	86,295

Cost of goods sold:
Biodiesel	25,250	72,591
Services	—	761

Total	25,250	73,352

Gross profit	3,236	12,943
Selling, general and administrative expenses	1,751	2,504

Income from operations	1,485	10,439

Other income (expense), net:
Interest expense	(360)	(535)
Interest income	—	—
Income from equity method investees	—	—

Total	(360)	(535)

Income before income taxes	1,125	$9,904
Income tax benefit	—	—

Net income	$1,125	$9,904

        Revenues.    Revenues increased $57.8 million, or 203%, to $86.3 million for the year ended December 31, 2005 from $28.5 million for the year ended December 31, 2004. This increase was due to an increase in revenues from each segment, as follows:

    Biodiesel.    Biodiesel revenues increased $55.5 million, or 198%, to $83.6 million for the year ended December 31, 2005, from $28.1 million for the year ended December 31, 2004. This increase was primarily attributable to a 205% increase in gallons of biodiesel sold, from 9.1 million gallons in 2004 to 27.6 million gallons in 2005. The increase in gallons sold was primarily due to 16.0 million gallons of biodiesel product purchased under the PCNA agreement, which became effective in the third quarter of 2005. Sales of biodiesel produced by our Ralston facility increased 2.8 million gallons to 11.6 million gallons, primarily as a result of increasing our distribution capabilities by adding several terminals, and to a lesser extent, selling inventory that was produced in 2004 and slightly increasing production in 2005. The increase in biodiesel revenues was also attributable to a 27% increase in our average sale price per gallon of B100 in 2005, as compared to 2004.

    Services.    Services revenues increased $2.3 million, or 553%, to $2.7 million for the year ended December 31, 2005 from $0.4 million for the year ended December 31, 2004. This increase was attributable to revenues related to facilities management services provided to our first member-owned network facility in Glennville, Minnesota that became operational in August 2005.

        Cost of goods sold.    Costs of goods sold increased $48.1 million, or 191%, to $73.4 million for the year ended December 31, 2005 from $25.3 million for the year ended December 31, 2004. This increase is due to an increase in cost of goods sold from each segment, as follows:

    Biodiesel.    Biodiesel costs of goods sold increased $47.3 million, or 187%, to $72.6 million for the year ended December 31, 2005, from $25.3 million for the year ended December 31, 2004. This overall increase was primarily attributable to purchases of the approximately 16.0 million gallons we obtained under the PCNA agreement, which became effective in the third quarter of 2005 and for which there was no corresponding cost in 2004. As a percentage of Biodiesel revenues, Biodiesel costs of goods sold decreased to 87% in 2005 from 90% in 2004, primarily related to an approximately 21% decrease in the average cost per gallon of soybean oil feedstock.

    Services.    Costs of services were $0.8 million for the year ended December 31, 2005 and zero dollars for the year ended December 31, 2004. This increase was due to costs associated with our construction management services provided to our first member-owned network facility in Glenville, Minnesota in 2005.

        Selling, general and administrative expenses.    General and administrative expense increased $0.7 million, or 38%, to $2.5 million for the year ended December 31, 2005 from $1.8 million for the year ended December 31, 2004. This increase is primarily attributable to an increase in headcount to 22 employees on December 31, 2005 up from 15 employees on December 31, 2004 and, to a lesser extent, as a result of our increased sales volume in connection with our entry into our agreement with PCNA and overall business growth.

        Other income (expense), net.    Interest expense increased $0.1 million, or 49%, to $0.5 million for the year ended December 31, 2005 from $0.4 million for the year ended December 31, 2004. This increase was due to interest paid on our industrial revenue development bonds with the Iowa Finance Authority.

Seasonality

        Our operating results in our Biodiesel segment are influenced by seasonal fluctuations in the price of the primary input, feedstocks, and the price of our primary product, biodiesel. In recent years, the spot price for soybean oil, historically our primary feedstock, has decreased during the late summer and early fall harvest season and increased during the early spring and the late fall and winter months. Our sales of biodiesel tend to rise during the spring planting season, from April to June, and rise again during the fall harvest season, from August to September, due to increased demand by the agricultural industry. Our sales tend to be lower during the winter season due to colder weather and the decrease in agricultural activities in the states where our biodiesel sales are currently concentrated during this period. As our sales increase in the Southern and Western states, we expect less fluctuation in our operating results. In the near term, however, as a result of seasonal fluctuations, we believe comparisons of operations between consecutive quarters may not be as meaningful as comparisons between longer reporting periods or the same period in previous years. To date, our operating results in our Services segment have not shown significant seasonal fluctuations.

Liquidity and Capital Resources

        Sources of liquidity.    Since our inception, our operations have been financed through cash flow from operations and the sale of our capital stock. Through March 31, 2007, we had received cash proceeds of $77.5 million from private sales of series A preferred stock and common stock. At March 31, 2007, we had total cash and cash equivalents of $33.0 million, compared to $53.7 million at December 31, 2006. At March 31, 2007 and December 31, 2006, we had $3.0 million principal amount of debt relating to bonds issued in connection with the construction of our Ralston, Iowa facility. In June 2007, we privately sold 526,315 shares of series A preferred stock and, in July 2007, we privately sold 1,999,998 shares of series B preferred stock for aggregate net proceeds of approximately $26.7 million in cash.

        Cash flows.    The following table presents information regarding our cash flows and cash and cash equivalents for the years ended December 31, 2004, 2005, and 2006 and for the quarters ended March 31, 2006 and 2007:

	Year Ended December 31,			Three Months March 31,
	2004	2005	2006	2006	2007
	(in thousands)
Net cash flows from operating activities	$(2,784)	$6,425	$(5,358)	$1,460	$(16,239)
Net cash flows from investing activities	(815)	(316)	(6,085)	—	(3,586)
Net cash flows from financing activities	3,714	(5,389)	63,920	(1,457)	(837)
Net change in cash and cash equivalents	115	720	52,477	3	(20,662)
Cash and cash equivalents, end of period	501	1,221	53,698	1,224	33,036

        Operating activities.    Net cash used in operating activities for the three months ended March 31, 2007 was $16.2 million, compared to net cash provided by operating activities of $1.5 million for the quarter ended March 31, 2006. The decrease in net cash was primarily due to a $22.9 million increase in accounts receivable and a $3.3 million increase in inventory, partially offset by the payment of the receivable from REG, LLC of $8.8 million. We also increased selling, general and administrative expenses by $4.2 million during the first quarter of 2007, reflecting the increased expenses associated with operating separate from our predecessors, as compared to the prior period, as well as the continuing expansion of our staff. We expect to experience significant growth in our operating expenses for the foreseeable future as we execute our business plan and begin the significant expansion of our wholly-owned production capacity. As a result, we anticipate that these operating expenses, as well as planned capital expenditures, will constitute a material use of our cash resources.

        Net cash used in operating activities for the years ended December 31, 2006 and 2004 was $5.4 million and $2.8 million, respectively, and net cash provided by operating activities for the year ended December 31, 2005 was $6.4 million. The decrease in our cash flow from operations for 2006 compared to 2005 was primarily due to an increase in operating expenses as a result of commencement of our operations separate from our predecessors, particularly general and administrative expenses, and increases in inventory of $14.6 million and accounts receivable of $25.9 million. These increases were partially offset by an increase in accounts payable of $30.3 million. Accounts receivable increased $25.9 million, $2.0 million and $1.2 million in 2006, 2005, and 2004, respectively. Accounts payable increased $30.3 million and $10.3 million in 2006 and 2004, respectively, and decreased $7.7 million in 2005. Increases in accounts receivable and accounts payable are related primarily to billings for construction management services contracts acquired from REG, LLC and, to a lesser extent, increases in biodiesel production volumes under our PCNA agreement.

        Investing activities.    Our investing activities primarily relate to our purchase of equity interests in member-owned network facilities and purchases of property and equipment to contribute to the increase of our own production capacity. Net cash used in investing activities for the three months ended March 31, 2007 was $3.6 million representing purchase of property and equipment. There were no investing activities during the three months ended March 31, 2006. Net cash used in investing activities for the years ended December 31, 2006, 2005 and 2004 were $6.1 million, $0.3 million and $0.8 million, respectively. The increase in net cash used in investing activities in 2006 from 2005 and 2004 represents the purchase in 2006 of property, plant and equipment of $5.0 million and equity investments in two member-owned network facilities. In 2005 and 2004, we made no equity investments and purchased $0.3 and $0.8 in purchases of property, plant and equipment, respectively. We expect net cash used in investing activities will increase substantially as we begin the significant expansion of our wholly-owned production capacity over the next two years and we complete our purchase of equity interests in member-owned network facilities as these facilities are completed, as further discussed under the heading "Equity Accounting" above.

        Financing activities.    Through March 31, 2007, financing activities have consisted primarily of the sale of our series A preferred stock and common stock, net members' investment and advances (distributions), which refers to cash payments from (and to) West Central prior to our formation, and maturities of our bond financing. Net cash used in financing activities for the three months ended March 31, 2007 was $0.8 million, which represents expenses we incurred in connection with potential debt financings and our public offering. Net cash used in financing activities for the three months ended March 31, 2006 was $1.5 million, consisting entirely of net members' distributions. Net cash provided by financing activities was $63.9 and $3.7 million in 2006 and 2004, respectively, and net cash used by financing activities was $5.4 million in 2005. In 2006, cash provided by financing activities related primarily to the sale of series A preferred stock and common stock, partially offset by net members' distributions, costs of our financing activities and maturities of debt obligations. In 2005, cash used by financing activities consisted solely of net members' distributions and maturities of debt obligations. In 2004, cash was provided by net members' investment and advances, partially offset by maturities of debt obligations.

        Capital expenditures.    We have plans to make significant capital expenditures in 2007 and 2008 in order to expand our wholly-owned biodiesel production capacity. We recently commenced construction of two facilities, one in New Orleans, Louisiana and one in Emporia, Kansas, with aggregate production capacity of 120 mmgy. We do not intend to use any of the proceeds from this offering to finance the construction of the New Orleans or Emporia production facilities. Set forth in the table below are the estimated construction costs (not including start-up working capital requirements) and the anticipated sources of funds to finance construction costs of the two wholly-owned facilities we are constructing as of June 30, 2007:

	New Orleans, LA		Emporia, KS
	(dollars in millions)
Estimated production start date	2Q 2008		3Q 2008
Total estimated construction/acquisition costs	$79.2		$71.6
Borrowing under planned credit facility	79.2	(1)	—
Amount to be funded with cash on hand and cash generated from operations(2)	—		70.0
Amount to be funded with the estimated net proceeds of this offering	—		—

(1)
In the third quarter of 2007, we expect to receive proceeds from a tax exempt financing sufficient to finance nearly 100% of the construction costs of the New Orleans facility.

(2)
We will require additional financing to the extent our cash on hand and cash generated from operations are not sufficient to fund these amounts. As of March 31, 2007, we had approximately $33.0 million of cash and cash equivalents available for general corporate purposes, including the funding of facilities in construction and in development. In June 2007, we sold $5.0 million of our series A preferred stock and in July 2007 we sold approximately $22.0 million of our series B preferred stock.

        In addition to the facilities described above, we have one 60 mmgy production capacity facility in development in Cairo, Illinois, and three facilities under evaluation with aggregate annual production of 180 mmgy, two of which are expected to be located on the U.S. West Coast and one of which is expected to be located on the U.S. East Coast. We intend to use the net proceeds from this offering to fund approximately one-half of the construction of the Cairo facility and two of the facilities currently under evaluation. We expect these three facilities will have aggregate construction costs in the range of $211.0 million to $248.0 million. We expect to finance the remaining half of the construction costs with debt facilities and expect to incur indebtedness in the range of $105.5 million to $124.0 million. As of the date hereof, the sources and types of this additional financing have not yet been determined and may not be available on terms acceptable to us or at all. If we are unable to procure this debt financing, we would likely be forced to cut back on or delay our plans to build these production facilities.

        Tax exempt financing.    In July 2007, we expect to receive approximately $95.0 million of tax exempt bonds. The interest rate on these bonds will be fixed at the time they are issued. We expect the bonds to be secured by the fixed assets of the New Orleans facility and the Emporia facility. For a more detailed description of the tax exempt financing, see the section entitled "Description of Certain Indebtedness."

        Revolving credit facility.    We are currently negotiating to enter into a $30.0 million revolving credit facility that will be available for three years for working capital purposes with a variable interest rate. Upon satisfying certain conditions we may increase the commitments up to $100.0 million. We expect that advances under the revolving credit facility will have a borrowing base limitation based on a percentage of eligible receivables, outstanding biodiesel inventory, equipment for construction of biodiesel plants and the value of the biodiesel plant located in Ralston. We expect that our obligations under the revolving credit loan will be secured by first priority security interest in all of our assets and certain assets of our subsidiary guarantors, other than real estate. For a more detailed description of the tax exempt financing, see the section entitled "Description of Certain Indebtedness."

        We also plan to make capital expenditures of approximately $4.3 million in connection with our office headquarters relocation and construction of an on-site laboratory, most of which we anticipate will be expended in 2007. We may make additional capital expenditures for facility equipment and technology investments. We also intend to consider opportunities to expand our owned biodiesel production capacity through acquisitions and joint ventures, as well as opportunities to invest in new biodiesel feedstocks and production technologies, which may require us to issue equity securities or seek additional sources of equity and debt financing. Issuances of securities will dilute interests of existing holders and this additional financing may not be available on terms acceptable to us or at all.

        We believe our existing cash balances, as well as cash expected to be generated from operating activities, together with the net proceeds from this offering and our planned tax exempt financing and revolving credit facility, will be sufficient to meet our anticipated cash needs for the next 12 months.

Contractual Obligations

        The following table describes our commitments to settle contractual obligations in cash as of December 31, 2006:

	Payments Due by Period
	Total	Less than 1 Year	Years 1-3	Years 4-5	More Than 5 Years
	(in thousands)
Long-term debt obligations(1)	$3,350	$330	$990	$660	$1,370
Operating lease obligations(2)	9,244	1,993	5,417	1,834	—
Purchase obligations(3)	30,261	30,261	—	—	—

Total	$42,855	$32,584	$6,407	$2,494	$1,370

(1)
Amounts represent principal payments due under our loan made from the proceeds of variable rate demand industrial development revenue bonds. We expect our long-term debt obligations will increase substantially as we intend to borrow significant amounts to fund our capacity expansion plans.

(2)
Operating lease obligations consist primarily of rail cars and terminals.

(3)
Purchase obligations relate to the finished biodiesel we acquire from PCNA and fixed price forward, derivative and hedging instruments in place at December 31, 2006. The dollar value of our commitment under the PCNA agreement is based on the number of gallons we committed to purchase for the three months remaining in the six-month commitment period and assumes we do not exercise our option to commit to additional six-month purchase obligations for the remainder of the contract term, that this contract is not renewed upon termination and an estimated biodiesel purchase price of $2.27, which is the average price per gallon we paid to PCNA during the first three months of the 6-month commitment period in effect as of December 31, 2006. The estimated biodiesel price used in this disclosure should not be relied upon as a forecast of the actual prices to be paid in future periods. Purchase obligations also include soybean oil futures and fixed price forward biodiesel purchase contracts in place at December 31, 2006. The purchase obligations disclosed above do not include purchase obligations that we enter into with vendors in the normal course of business that support existing contracting arrangements on behalf of the member-owned facilities in our network that we manage. Purchase obligations also do not include anticipated payments to our subcontractors for construction projects, for which we incur costs on a time and materials basis, or commitments to purchase soybean oil from West Central and Bunge that we entered into after December 31, 2006. We also expect our purchase obligations to increase substantially as we enter into contracts, including agreements with our feedstock suppliers, to support the operations of our existing facility and our facilities currently under construction and in development. For a more complete discussion of our soybean oil purchase commitments, see the discussion under "Certain Relationships and Related Party Transactions—Commercial Transactions."

Off-Balance Sheet Arrangements

        We have no off-balance sheet arrangements.

Recent Accounting Pronouncements

        In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, or SFAS 159. SFAS 159 permits entities to choose, at specified election dates, to measure eligible items at fair value and to report in earnings unrealized gains and losses on those items for which the fair value option has been elected. SFAS 159 also requires entities to display the fair value of those assets and liabilities on the face of the balance sheet. SFAS 159 establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective as of the beginning of an entity's first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year, provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS 159. We have not elected to early adopt the standard and are currently evaluating the impact of this pronouncement on our consolidated financial statements.

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, or SFAS 157. SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and accordingly, does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. We are currently evaluating the impact of this pronouncement on our consolidated financial statements.

        In September 2006, the SEC staff issued Staff Accounting Bulletin (SAB) Topic 1N (SAB 108), Financial Statements—Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, which is effective for calendar year companies as of December 31, 2006. SAB 108 provides guidance on how prior year misstatements should be taken into consideration when quantifying misstatements in current year financial statements for purposes of determining whether the financial statements are materially misstated. Under this guidance, companies should take into account both the effect of a misstatement on the current year balance sheet as well as the impact upon the current year income statement in assessing the materiality of a current year misstatement. Once a current year misstatement has been quantified, the guidance in SAB Topic 1M, Financial Statements—Materiality (SAB 99), should be applied to determine whether the misstatement is material. The implementation of SAB 108 did not have an impact on our consolidated financial statements.

        In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of SFAS No. 109, or FIN 48. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement of a tax position taken or expected to be taken in an enterprise's tax return. In addition, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure related to uncertain income tax positions. FIN 48 is effective for the fiscal years beginning after December 15, 2006. Accordingly, we were required to adopt FIN 48 as of January 1, 2007. The adoption of FIN 48 did not have a significant impact on our consolidated financial statements.

Quantitative and Qualitative Disclosure about Market Risk

        The primary objectives of our investment activity are to preserve principal, provide liquidity and maximize the income without significantly increasing the risk. Some of the securities we invest in are subject to market risk. This means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate. To minimize this risk, we maintain our portfolio of cash equivalents and short-term investments in money market funds and certificates of deposit.

        We are subject to significant market risk with respect to the price of biodiesel and the price and availability of soybean oil, our primary feedstock used in our biodiesel production process. In general, biodiesel prices are influenced by the supply and demand for petroleum-based diesel fuel, the availability of substitutes and the effect of laws and regulations. Higher soybean oil prices result in lower profit margins and, therefore, represent unfavorable market conditions. Traditionally, we have not been able to pass along increased soybean oil prices to our biodiesel customers. The availability and price of soybean oil are subject to wide fluctuations due to unpredictable factors such as weather conditions during the growing season, carry-over from the previous crop year and current crop year yield, governmental policies with respect to agriculture, and supply and demand. Soybean oil costs represented in the range of 77% to 82% of our total cost of goods sold for our Ralston facility for each month in 2006. Over the period from January 2001 through May 2007, soybean oil prices (based on closing sales prices on the CBOT, for crude soybean oil) have ranged from $0.3584 per pound in May 2007 to $0.1441 per pound in February 2001, with closing sales prices averaging $0.2251 per pound during this period. Over the period from January 2001 through May 2007, average diesel prices based on Platts reported pricing for Group 3 (Midwest) have ranged from approximately $3.03 per gallon reported in October 2005 to approximately $0.48 per gallon December 2001, with prices averaging $1.26 per gallon during this period.

        We have prepared a sensitivity analysis to estimate our exposure to market risk with respect to our soybean oil requirements, sales contracts and the related exchange-traded contracts for 2006. Market risk is estimated as the potential loss in fair value, resulting from a hypothetical 10.0% adverse change in the fair value of our soybean oil requirements and sales contracts. The results of this analysis, which may differ from actual results, are as follows:

	2006 Volume (in millions)	Units	Hypothetical Adverse Change in Price	Change in Annual Gross Profit (in millions)	Percentage Change in Gross Profit
Soybean oil	84.3	pounds	10.0%	$2.2	21.7%
Methanol	8.9	pounds	10.0%	$0.2	1.6%
Biodiesel	43.0	gallons	10.0%	$9.9	98.1%

  Interest Rate Risk

        We are subject to interest rate risk in connection with the $5 million loan made from the proceeds of Variable Rate Demand Industrial Development Revenue Bonds, or the IFA Bonds, issued by the Iowa Finance Authority to finance our Ralston facility. The IFA Bonds bear interest at a variable rate determined by the remarketing agent from time to time as the rate necessary to produce a bid for the purchase of all of the Bonds at a price equal to the principal amount thereof plus any accrued interest at the time of determination, but not in excess of 10% per annum. The interest rate on the bonds was 3.88% for the last week of June 2007. A hypothetical increase in interest rate of 10% would not have a material effect on our annual interest expense.

        We expect that borrowings under our planned revolving credit facility will bear interest at LIBOR plus 3.0% or at the "base rate" plus 2.0%. Base rate is the higher of the agent bank's announced prime rate or the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System plus 0.50%. In addition to paying interest on the outstanding principal under the credit facility, we expect that we will be required to pay a commitment fee in respect of unused loan commitments at a rate of 0.50% per annum. The revolving credit facility is not yet outstanding and there have been no borrowings under the revolving credit facility.

  Inflation

        To date, inflation has not significantly affected our operating results though costs for construction, labor, taxes, repairs, maintenance and insurance are all subject to inflationary pressures. In recent periods there has been some inflation in construction materials, system processing equipment and labor costs. Inflationary pressure in the future could affect our ability to maintain our production facilities adequately, build new biodiesel production facilities and expand our existing facilities as well as the demand for our facility construction management and operations management services.

BIODIESEL INDUSTRY OVERVIEW

Overview

        Biodiesel is a biodegradable engine fuel produced from renewable sources such as vegetable oils or animal fats. In the U.S., biodiesel is generally blended with petroleum diesel, though it is also used in its pure form. Although biodiesel's physical and chemical properties are similar to petroleum-based diesel fuel, biodiesel has beneficial environmental and lubrication characteristics. Biodiesel also is non-toxic, so it is safe to handle, store, and transport. The Department of Energy and the Department of Transportation have designated biodiesel that meets the ASTM D6751 quality requirements as a legal alternative motor fuel that may be sold and distributed in the U.S. ASTM D6751 is the official specification for biodiesel adopted by the American Society for Testing and Materials to help ensure that biodiesel performs consistently over a wide range of conditions. Annual biodiesel production in the U.S. has expanded from approximately 15 million gallons for the 12 months ended September 2002 to approximately 250 million gallons for the 12 months ended September 2006, according to data compiled by the National Biodiesel Board, or NBB. Annual biodiesel production in the U.S. increased to 288 million gallons for the calendar year ended December 2006, according to the NBB.

        Biodiesel is gaining popularity as an alternative fuel because it:

  •
  reduces dependence on imported oil and extends the diesel fuel supplies, particularly in the U.S. which imports more crude oil and other fuel supplies than it exports;

  •
  is more environmentally friendly than petroleum-based diesel fuel, as biodiesel has been shown to reduce greenhouse gas, carbon monoxide, particulate matter and hydrocarbon emissions;

  •
  has excellent engine lubrication characteristics, even when blended with diesel fuel at low blend rates such as 1% or 2%, which has become increasingly important as mandates for reduced sulfur diesel fuel are being phased-in;

  •
  can be used in existing diesel engines generally with no or minor engine modifications;

  •
  is compatible with the existing diesel fuel distribution infrastructure;

  •
  can be produced to meet ASTM D6751 specifications from a wide variety of renewable feedstocks including vegetable oils, such as soybean, palm or corn, or animal fats; and

  •
  enjoys numerous incentives from the federal and state governments designed to encourage the production, use and distribution of biodiesel.

        Although pure biodiesel, or B100, is used by vehicles operating in national parks, mining and marine and other environmentally sensitive areas, biodiesel in the U.S. is used primarily as a blend component in the diesel fuel market. A blend containing 20% biodiesel, or B20, is used principally by fleets covered by governmental regulations, including municipal transit and school buses. Blends containing 2% or 5% biodiesel, or B2 or B5, are used principally by on-road vehicles and the agriculture industry.

Biodiesel extends existing diesel fuel supplies and promotes U.S. energy independence

        Biodiesel, a domestic, renewable source of energy, can reduce U.S. dependence on imported, and increasingly more limited, supplies of fuel since biodiesel can be used in most diesel engines with no or minor modifications and is otherwise compatible with the existing diesel fuel infrastructure. Petroleum-diesel supply is being limited by, among other things, an increasing shortage of domestic refining capacity principally due to high capital costs and the difficulty in obtaining necessary environmental permits for petroleum refineries. According to the Energy Information Administration, or EIA, while domestic refining capacity of petroleum diesel has decreased approximately 4.8% from 1980 to 2005, domestic demand has increased 22.0% over the same period. The EIA expects growth in domestic distillation refining capacity to average less than 1% per year until 2025, with demand for distillate fuel oil to grow at 1.7% per year over the same period. Also according to the EIA, U.S. crude oil imports are expected to rise from approximately 66% of the U.S. crude oil supply in 2005 to approximately 69% by 2025. Reliability of the supply, political unrest and attacks on oil infrastructure in the major oil producing regions, particularly those located in the Middle East, have added a risk premium to world oil prices. At the same time, the demand for oil in developing nations such as China and India is increasing. We expect that increased pressure on U.S. domestic fuel refining capacity, the resulting tightening supply of diesel fuel and the risk premium on imported fuel will result in greater demand for biodiesel. By adding biodiesel to diesel fuel stock, refiners and distributors are able to produce more fuel from a barrel of oil, thereby increasing the volume of fuel available for sale and expanding their ability to meet consumer demand.

Biodiesel is environmentally friendly and safe to use

        Biodiesel is non-toxic and biodegradable. Under the Clean Air Act, the Environmental Protection Agency, or EPA, established a health effects testing program to assess the health impacts of various materials and products. In May 2000, biodiesel became the only alternative fuel in the country to have successfully completed the EPA-required Tier I and Tier II health effects testing. These and other tests have demonstrated that, compared to petroleum-based diesel fuel, with the exception of nitrogen oxide, the use of biodiesel in conventional diesel engines, even when blended with petroleum-based diesel fuel, results in significant reductions of substantially all regulated emissions including unburned hydrocarbons, a contributing factor in the localized formation of smog and ozone; carbon monoxide, a poisonous gas; and particulate matter, a human health hazard. The use of B20 results in a 15% reduction in carbon dioxide emissions compared to petroleum diesel, according to the U.S. Department of Energy. Unlike petroleum-based diesel fuel, biodiesel contains virtually no sulfur and, therefore, creates virtually no sulfur dioxide, a primary source of acid rain. Also, the environmental impact of biodiesel production facilities can be less harmful than the environmental impact of petroleum fuel refineries. Unlike petroleum fuel refineries which are generally classified as "major sources" of air pollutants because the volume of their potential emissions exceed government thresholds, biodiesel facilities that employ pollution control technology are generally classified as "minor sources" of polluting emissions. If they so qualify, they are not subject to the extensive operational, reporting and recordkeeping requirements applicable to major source emitters. Similarly, biodiesel facilities, unlike petroleum refineries, do not routinely require waste water discharge permits. Biodiesel also offers significant safety benefits over petroleum-based diesel because it is much less combustible, with a flash point greater than 260°F, compared to 125°F for petroleum-based diesel. Accordingly, pure biodiesel and blends of biodiesel with petroleum-based diesel are safer to store, handle and use than conventional diesel fuel.

Biodiesel provides necessary engine lubricity to ultra-low sulfur diesel fuel

        A significant benefit of biodiesel is its lubricity. Diesel fuel engines depend, in part, on diesel fuel to lubricate internal moving parts, which reduces equipment wear and premature breakdown. Processes that target the reduction of sulfur and other aromatics in diesel fuel often remove the lubrication components of diesel fuel to achieve lower emissions. Governmental regulations now mandate reduced sulfur emissions, or ultra-low sulfur diesel, for on-road diesel users with a similar mandate phasing-in for off-road, railroad and marine diesel users over the next few years. See "Governmental Incentives for Biodiesel Production and Use—The Clean Air Act Amendment" below. Without a high-lubricity additive to lubricate the engine and fuel system, engines using ultra-low sulfur diesel, or ULSD, could be subject to premature wear or malfunction. The addition of biodiesel, which contains virtually no sulfur, to ULSD, even at very low blend rates such as B1 or B2, has been shown to restore the lubricity lost when diesel fuel is desulfurized. In 2006, the U.S. Department of Energy's National Renewable Energy Laboratory released a report which documented the effects of blending biodiesel on the emissions of diesel fuel. The tests showed that beyond increasing lubricity, biodiesel blended with ultra-low sulfur diesel at B5 or B20 blends significantly lowers the required temperature for soot combustion. Accordingly, the diesel particulate filter, or DPF, which is required to be included in all diesel engines beginning in 2007, is less likely to clog with soot if a biodiesel blend is used. The study also demonstrated that with a DPF in place, a B20 blend provides an additional 67% reduction in particulate matter emissions. Biodiesel also possesses positive performance attributes such as increased cetane and high-oxygen content, which make it a preferred blending stock with diesel fuel.

Biodiesel is compatible with existing diesel engines and the diesel fuel distribution infrastructure

        Biodiesel can be used in conventional diesel engines generally with no or minor modifications to the engine. Many U.S. engine manufacturers, including Cummins, Inc., Ford Motor Company, General Motors Corporation, Deere & Company, Mack Trucks, Inc., Mercedes-Benz USA, LLC, Volkswagen of America, Inc. and Volvo Truck Corporation, have established guidelines for biodiesel use in their engines. These guidelines outline the acceptable quantity, ranging from B5 to B20, and quality of biodiesel, ASTM D6751 in the U.S., that each manufacturer will allow in certain diesel engines without voiding applicable warranties. In addition, industry associations, such as the American Trucking Association, which is the largest national association for the trucking industry, have adopted official policies advocating the use of up to B5 blends. Biodiesel can generally be transported in the same trucks, railcars, barges and pipelines and can be dispensed in the same terminals and retail pumps as diesel fuel so significant and costly changes to the diesel fuel distribution infrastructure are unnecessary to accommodate widespread distribution of biodiesel.

Biodiesel can be produced from a wide variety of virgin and recycled feedstocks

        Biodiesel meeting the ASTM D6751 specifications can be produced from a wide variety of feedstocks including virgin oils, such as soybean, corn, palm, cottonseed, canola (or rape seed), flax, sunflower and peanut, as well as animal derived products such as tallow, white grease, poultry fat and yellow grease. In addition, biodiesel can be produced from recycled oil and grease, usually from restaurants and food processing plants, which can be far less expensive than virgin vegetable oil. Generally, animal fats and recycled oils require additional pretreatment steps in order for the finished biodiesel product to meet the ASTM D6751 quality and consistency requirements. To date, biodiesel production in the U.S. is primarily based on soybean oil, whereas the prevalent feedstock in Europe is rapeseed oil; however, diversified feedstocks are gaining popularity in the U.S., particularly as soybean oil prices rise.

Biodiesel enjoys numerous incentives from U.S. federal and state governments

        For the reasons above, the U.S. federal and state governments have sought to encourage biodiesel production and use in the U.S. through numerous regulations that either provide economic incentives for biodiesel producers and users or mandate the use of biodiesel blends. For a more complete discussion of the various incentives, see the discussion below under the heading "Governmental Incentives for Biodiesel Production and Use."

Biodiesel Distinguished From Ethanol

        Biodiesel and ethanol have each gained popularity because they can be made from renewable sources to extend domestic fuel supplies, thereby reducing the United States' dependence on foreign oil. Also, each of biodiesel and ethanol has environmental benefits over traditional petroleum-based fuels. Biodiesel, however, is distinct from ethanol in a number of respects, including the following:

  •
  biodiesel, which is made through a transesterification process, is used as an additive or alternative to diesel fuel, while ethanol, which is made through a water-intensive fermentation process, is used as an additive or alternative to gasoline;

  •
  biodiesel has a higher energy ratio relative to diesel fuel than ethanol has relative to gasoline; as a result, pure biodiesel gets nearly equivalent mileage of diesel fuel, while ethanol gets significantly less mileage than gasoline;

  •
  in the U.S., biodiesel constitutes a smaller portion of the available market than ethanol: approximately 288 million gallons of biodiesel were produced in 2006 relative to approximately 63.2 billion gallons of diesel fuel consumed in 2005, while approximately 4.9 billion gallons of ethanol were produced in 2006 relative to approximately 140 billion gallons of gasoline consumed in 2006;

  •
  the capital cost per gallon of a biodiesel production facility typically is substantially lower than the capital cost per gallon of an ethanol production facility;

  •
  biodiesel facilities generally are classified as "minor sources" of polluting emissions while ethanol facilities are generally classified as "major sources" of air pollutants because their emissions exceed government thresholds;

  •
  biodiesel, unlike ethanol, is not corrosive so that we expect that biodiesel blends, unlike ethanol, will be distributed at a future date using existing petroleum liquid pipelines, which is typically a more economical method of transportation than rail, truck or barge;

  •
  while biodiesel produced in the U.S. has historically been made from soybean oil, ASTM D6751 quality biodiesel can be produced from a diverse group of feedstocks, including canola oil, palm oil, corn oil and animal fats, while ethanol is produced in the U.S. primarily from corn and, to a lesser extent, sorghum and sugar;

  •
  biodiesel is non-toxic, non-flammable and biodegradable, whereas ethanol is classified by the Department of Transportation as a hazardous material; and

  •
  biodiesel's key performance attribute is that it restores necessary lubricity to diesel fuel subject to ultra-low sulfur requirements, while ethanol's key performance attribute is that it can replace methyl tertiary butyl ester, or MTBE, as an oxygenate for gasoline subject to minimum oxygenate requirements.

Biodiesel Production and Distribution Process

        The biodiesel supply chain starts with the producer of the vegetable oil or animal fat. Vegetable oils typically come from a crushing facility that separates the oil from the other components of the oilseed. Animal fats typically come from a livestock processor or rendering plant.

        At the production facility, the biodiesel production process, generally known as transesterification, begins when the oils or fats are filtered and processed to remove water and contaminants. The pretreated oils or fats are then mixed with an alcohol, usually methanol, and a catalyst, usually sodium methylate or potassium hydroxide. The methanol causes the oil molecules, or triglycerides, which initially consist of a glycerin "backbone" molecule attached to one, two or three fatty acid molecules, to separate and reform into methyl esters, or biodiesel, and glycerol. The biodiesel and glycerol are then separated from each other and purified. Once the methanol is removed from the glycerol, the glycerol is approximately 85% pure and can either be sold to a glycerin refiner for further processing or further refined in the biodiesel plant. As a general rule, 100 pounds of oil with 10 pounds of methanol will yield approximately 100 pounds of biodiesel and 10 pounds of glycerol. Approximately 7.4 pounds of soybean oil is required to produce one gallon of pure biodiesel. The following diagram depicts the biodiesel production process:

        As reflected in the diagram below, the processed pure biodiesel, or B100, can be shipped directly to end users, such as large fleets or military customers, or through traditional petroleum distribution channels, including terminals, distributors and refineries depending on the stage in the supply chain when the biodiesel will be blended with petroleum-based diesel fuel. Blending most often takes place at the terminal level but also can occur upstream at the petroleum refinery or downstream at the distributor or retail level, though it is less common to blend biodiesel at the retail level.

Consumers of biodiesel and co-products

        According to the EIA, in 2005, the latest year for which data is available, an estimated 63.2 billion gallons of diesel fuel was consumed in the U.S. by the following industry sectors:

Agricultural:	Establishments where primary activity is growing crops or raising animals.	On-road:	Automobiles, trucks and buses.
Industrial:	Facilities and equipment used for producing, processing or assembling goods.	Off-road:	Construction facilities and equipment and other off-road use.
Marine:	Commercial and private boats, including ocean-going vessels.	Railroad:	All railroads for any use, including related facilities.
Residential/ Commercial:
	Living quarters for private households and institutional living quarters; service-providing facilities and equipment for non-manufacturing businesses; federal, state and local governments; and private and public organizations.	Other:	Other energy-consuming sectors not included elsewhere, including the military, oil companies and electric utilities.

        From 1995 to 2005, the compound annual growth rate of diesel fuel consumption in the U.S. has been 2.1%, according to the EIA. In the on-road sector, the majority of biodiesel has historically been sold to regulated fleets of cars owned by federal and state governments to receive credits under the Energy Policy Act of 1992. See discussion below under "Governmental Incentives for Biodiesel Production and Use—The Energy Policy Act of 1992." The agricultural sector has steadily increased its consumption of biodiesel. As a result, although the agricultural sector represents a small portion of diesel fuel consumption, it represents a higher proportion of biodiesel consumption. To date, the residential/commercial and railroad sectors are believed to represent a small portion of biodiesel consumers. As a result of the recent application of ULSD requirements to the residential/commercial and railroad diesel users, the use of biodiesel by these sectors is expected to increase substantially.

        According to the International Energy Agency, Europe consumed approximately 95 billion gallons of diesel in 2006, of which it imported approximately 15 billion gallons. The European Union's Biomass Action Plan has established renewable energy use goals of 12% of total energy consumption and 5.75% of vehicle fuel consumption by the year 2010.

        Glycerin is the principal co-product of biodiesel production. Glycerin is used in the animal feed market and glycerol, the highly purified form of glycerin, is used in soaps, cosmetics, food and beverages and pharmaceutical products.

Biodiesel Industry Growth

        Annual biodiesel production in the U.S. has expanded from 500,000 gallons for the 12 months ended September 1999 to approximately 250 million gallons for the 12 months ended September 2006, and increased to 288 million gallons for the 12 months ended December 2006. Plants with annual production capacity of 12 mmgy or more are typically considered to be large producers of biodiesel. A significant majority, or 104, of the 148 reported operating facilities have a stated production capacity of 12 mmgy or less, according to the NBB. We believe demand for biodiesel will grow over the next several years as a result of its lubricity benefits when combined with ULSD, demand for cleaner air, increased reliability and availability of the biodiesel supply, geopolitical concerns, compatibility with existing diesel fuel engines and infrastructure, and federal and state mandates and incentives for biodiesel use.

Estimated U.S. Biodiesel Sales

Biodiesel markets are diverse and we believe biodiesel could be attractive to a large number of current diesel consumers. In addition to the phasing-in of the ULSD requirements to the off-road, railroad and marine segments over the next several years, certain segments are well-positioned for adoption of biodiesel use:

  •
  the trucking industry, driven by the need to restore necessary fuel lubricity that is lost when petroleum-based diesel is desulfurized to comply with ULSD mandates;

  •
  the agriculture industry, which has promoted biodiesel use and industry integration;

  •
  the public sector, driven by federal- and state-mandated fleet vehicle requirements for use in public transit and for agency vehicles as well as the need for reduced emissions in certain geographic markets;

  •
  the railroad industry, a significant consumer of diesel fuel that is now subject to ULSD mandates;

  •
  the marine diesel sector, particularly inland and coastal vessels, due to its environmentally sensitive nature;

  •
  the power generation market, for the ability to generate renewable energy credits; and

  •
  the mining industry, which faces diesel particulate matter exposure limits.

Assuming all diesel fuel in the U.S. consumed in 2005 had been mixed with biodiesel at a blend rate of two percent, or B2, there would have been a market for approximately 1.3 billion gallons of B100. At an assumed blend rate of five percent, or B5, there would have been a market in the U.S. for approximately 3.2 billion gallons of B100.

Governmental Incentives for Biodiesel Production and Use

        In recent years, federal and state governments have enacted legislative incentives to encourage the production and use of biodiesel fuel. At the federal level, there are numerous public policy programs to encourage biodiesel production and use in the U.S., the most significant of which are the Blenders' Tax Credit, the Energy Policy Act of 2005, the Clean Air Act, the Energy Policy Act of 1992, and, until recently, the U.S. Department of Agriculture's Commodity Credit Corporation program. More than 40 states have also instituted incentives for biodiesel production or use.

The Biodiesel Blenders' Tax Credit

        The biodiesel blenders' tax credit, officially called the Volumetric Ethanol Excise Tax Credit, or the VEETC, first included as part of the American Jobs Creation Act of 2004 and later extended through December 31, 2008 as part of the Energy Act of 2005 (discussed in more detail below), is intended to lower the cost of biodiesel to bring it in line with the cost of diesel fuel. For biodiesel made from virgin oil derived from agricultural products, such as soybean oil, and virgin animal fats, the federal excise tax credit applies a $1.00 tax credit per B100 gallon to the first biodiesel blender at the minimum of one-tenth of 1% of B100 blending, which has the effect of reducing the cost of B100 to the blender by $1.00 per gallon. For biodiesel made from non-virgin, or recycled, agricultural products and animal fats, the federal excise tax credit applies a $0.50 per B100 gallon, which has the effect of reducing the cost of B100 to the blender by $0.50 per gallon.

The Energy Policy Act of 2005

        In August 2005, Congress enacted the Energy Policy Act of 2005, or EPAct 2005, which includes several provisions intended to increase biodiesel production and consumption. EPAct 2005 includes biodiesel as a renewable fuel for purposes of a mandated renewable fuels standard, or RFS. The RFS requires a specific amount of renewable fuel to be used in motor vehicle fuel nationwide starting with four billion gallons for the 2006 calendar year and increasing to 7.5 billion gallons per year by the year 2012. The requirements will be imposed on refineries, blenders and importers in the contiguous 48 states. If the EPA, the agency charged with administering the RFS program, determines that the thresholds for 2006 were not satisfied, refiners, blenders and importers will be obligated to make up the shortfall in 2007. Refiners, blenders and importers will be able to generate, transfer and use credits for fuel that contains a greater quantity of renewable fuel than required under the RFS. The credits are valid for 12 months from the date of generation.

        In September 2006, the EPA proposed regulations for the RFS program for 2007. Under the proposal, the EPA has assigned "equivalence values" to each type of renewable energy fuel in order to determine compliance with the RFS. The 2007 proposed equivalence values use ethanol as the base-line measure (so that for each gallon of ethanol used, one gallon of credit is received) and assign biodiesel an equivalent value of 1.5 (so that for each gallon of biodiesel used, one and one-half gallons of credit is received).

        EPAct 2005 also provides a tax subsidy for small biodiesel producers with total capacities of less than 60 mmgy and is applicable to the first 15 mmgy. This subsidy, available through 2012, is equivalent to a $0.10 credit per gallon of biodiesel produced annually. The annual maximum subsidy per producer is $1.5 million, and will be unavailable to us after we complete construction on our next facility, which we anticipate will be in the third quarter of 2008.

The Clean Air Act Amendment

        In additional to pure economic incentives, environmental laws aimed at regulating fuel emissions also encourage biodiesel production and use. For example, the Clean Air Act Amendment requires the EPA to identify and regulate air emissions from all significant sources. In January 2001, the EPA passed a rule that requires significantly lower emissions from heavy-duty vehicles using on-road diesel, specifically requiring a reduction in the sulfur content of diesel fuel from 500 parts per million, or ppm, to 15 ppm starting in June 2006 and 10 ppm by 2011. Reducing sulfur in conventional diesel reduces the lubricity of the fuel. Without a high-lubricity additive to lubricate the engine and fuel system, engines could be subject to premature wear or malfunction. Biodiesel supplies lubricity, even at B1 or B2 blend rates. Unlike petroleum-based diesel fuel, biodiesel contains virtually no sulfur and, therefore, creates no sulfur dioxide which makes it an attractive blending stock. New rules, mandating similar reductions in sulfur emissions for off-road, locomotive and marine diesel fuel use have also been adopted with the requirements phasing into a 99% reduction by 2010.

The Energy Policy Act of 1992

        The Energy Policy Act of 1992, or EPAct 1992, was implemented to reduce the United States' dependence on foreign oil by requiring certain governmental fleets to acquire alternative fuel (i.e., fuel not derived from petroleum) vehicles, or AFVs, capable of operating on non-petroleum or blended petroleum fuels. EPAct 1992 requires government fleet operators to use a certain percentage of AFVs. EPAct 1992 established a goal of replacing 10% of motor fuels with non-petroleum alternatives by the year 2000, increasing to 30% by the year 2010. Under EPAct 1992, as amended in 1998, covered fleets that are required to use AFVs earn credit towards satisfying up to 50% of their EPAct 1992 requirements by using biodiesel and biodiesel blends in conventional vehicles.

Proposed Federal Legislation

        In June 2007, the Senate passed a bill, the Energy Advancement and Investment Act of 2007, that would extend the blenders' credit for two additional years, through December 31, 2010. It also would increase the alternative fuels mandate to require 36 billion gallons per year by the year 2022. The House of Representatives is also considering energy legislation, which is expected to have provisions relating to, among other things, renewable and alternative fuels.

State Legislation

        States too have been very active in passing legislation and approving programs to encourage biodiesel production and use. As illustrated in the map below, nearly every state in the U.S. has adopted a use mandate, agricultural tax credit, sales or excise tax exemption, or income tax credit for investment in production facilities and equipment for biodiesel:

BUSINESS

Company Overview

        We believe we are the largest operator, marketer, and distributor of biodiesel in the U.S. We have played a leading role in defining the U.S. biodiesel industry for the past ten years. This experience has enabled us to develop expertise in operations, procurement, marketing, production, logistics, risk management and biodiesel facility construction management. During 2006, we marketed approximately 78 million gallons of biodiesel, representing approximately 27% of U.S. biodiesel sales. Most of this biodiesel was marketed under our SoyPOWER brand, which we have been selling for more than a decade. We operate a network of biodiesel production facilities, with aggregate production capacity of 132 million gallons per year, or mmgy, currently consisting of one facility wholly-owned by us and four facilities owned by third parties, for which we manage facility operations, input procurement, quality control, marketing and distribution logistics, as well as assist with risk management. We believe the network of biodiesel production facilities that we operate is the largest producer of biodiesel in the U.S. We also provide new facility construction management services to third parties and have used our construction expertise and design technology to become a leading builder of biodiesel facilities in the U.S. We believe our vertically integrated approach of constructing, owning, operating and marketing biodiesel production strongly positions us to capitalize on multiple aspects of the biodiesel industry's growth potential.

        We are in the process of developing a national network of biodiesel production facilities that we wholly-own or that we manage and refer to as "member-owned" facilities. We own a biodiesel production facility in Ralston, Iowa with 12 mmgy of production capacity. We recently commenced construction of two wholly-owned facilities: one 60 mmgy production capacity facility in St. Rose, Louisiana, which we refer to as our New Orleans facility, and one 60 mmgy production capacity facility in Emporia, Kansas. Bunge North America, Inc., or Bunge, a subsidiary of one of the world's largest oilseed processors, and West Central Cooperative, or West Central, a large grain, agronomy and soybean processing company, have committed to supply these facilities with significant amounts of their feedstock requirements from their nearby soybean crush facilities. We believe having commitments for a substantial portion of our current and future feedstock requirements gives us an advantage over our competitors that have not secured similar access to feedstocks. In the third quarter of 2007, we expect to begin construction of a 60 mmgy capacity production facility in Cairo, Illinois. With the construction of these three facilities, we expect to own four operating facilities with aggregate production capacity of approximately 192 mmgy by the end of 2008.

        We plan to fund approximately one-half of the construction costs of our two facilities currently under construction in New Orleans, Louisiana and Emporia, Kansas with cash on hand with the remaining portion of construction costs to be funded with debt facilities currently under negotiation. We expect to use the proceeds from this offering to fund approximately one-half of the construction costs of the Cairo facility and two more wholly-owned facilities currently under evaluation and expected to be sited on the U.S. coasts, which will add 180 mmgy and bring our total wholly-owned production capacity to approximately 372 mmgy. We have a preferred supplier agreement with an affiliate of E D & F Man Netherlands BV, or E D & F Man, a large bulk liquids transportation and storage and commodity trading company, from whom we expect to obtain a portion of the non-soybean oil feedstocks for our facilities under evaluation on the coastal U.S.

        For the member-owned facilities in our network, we provide facility construction management and operations management services. We currently operate and manage four member-owned biodiesel production facilities with aggregate production capacity of 120 mmgy. For each of our member-owned network facilities, we have entered into a Management and Operational Services Agreement, or MOSA. Under a MOSA, we are responsible for procuring the necessary feedstock and other inputs for the facility, for supplying the general manager and operations manager, for operating and managing the facility and for marketing and selling finished biodiesel product under our SoyPOWER brand. We are currently serving as the general contractor and providing new facility construction management services for two additional member-owned facilities with aggregate production capacity of 90 mmgy. Each of these member-owned facilities under construction is expected to become part of our network, as we have agreed to manage their operations following construction and we will sell finished biodiesel product under our SoyPOWER brand for the account of the owner. By the end of 2008, we expect to have approximately 492 mmgy of production capacity in our network.

        We have developed strategic relationships with Todd & Sargent, Inc., a leading builder of biodiesel plants in the U.S., and its joint venture with the Weitz Company, TSW, LLC, to build biodiesel facilities. Crown Iron Works, a world-leading designer and manufacturer of agricultural processing technologies, has agreed to supply our network biodiesel facilities with processing systems and equipment. Through these strategic relationships, we believe we are able to add wholly-owned or member-owned biodiesel production capacity faster than our competitors.

        We have created a national distribution system to supply our SoyPOWER brand ASTM D6751 certified biodiesel product. As of June 30, 2007, we lease more than 300 railcars for transportation and space in 17 terminals and have sold biodiesel in more than 35 U.S. states.

        We were formed by West Central. We commenced operations in August 2006 upon acquiring the assets and operations of West Central's biodiesel division and two of West Central's affiliated companies, InterWest, L.C. and REG, LLC. Through these predecessors, we have been producing and selling biodiesel for more than 10 years and providing new facility construction management services for over three years. Our principal stockholders include Bunge and E D & F Man. We have entered into agreements with these strategic investors that we believe significantly enhance our operations in the areas of feedstock supply, risk management and biodiesel distribution.

        The table below provides a summary of the biodiesel production facilities in our network in operation, under construction and in development as of July 10, 2007:

	REG Biodiesel Production Network
	In Operation	Under Construction	In Development(1)	Total
Locations	5	4	4	13
Annual biodiesel production capacity (mmgy)	132	210	150	492
Diversified feedstock capable(2)	5	3	4	12
MMGY production capacity owned/managed	12/120	120/90	60/90	192/300

(1)
For third-party owned facilities that we classify as "in development," we have entered into agreements with the facility owner to perform, and are in the process of performing, preconstruction services such as providing architectural and civil drawings, assisting with governmental permitting, finalizing documentation and pricing, and placing orders for equipment. For wholly-owned facilities that we classify as "in development," we are engaged in the same activities for our own account.

(2)
For a discussion of diversified feedstock capability, see footnote 2 to the tables entitled "Facilities in Operation" and "Facilities under Construction" below.

        In addition to the biodiesel produced at the wholly-owned and member-owned facilities in our network, we have secured the rights through September 2008 to sell at least 32 million gallons of finished biodiesel per year produced at an independently owned and operated facility in Cincinnati, Ohio. We believe the significant size of our operations allows us to enjoy an advantage in procuring feedstock and in having sufficient quantities of high-quality biodiesel to distribute through our national distribution network.

        For the year ended December 31, 2006, our total revenues were approximately $211.0 million and our net income was approximately $5.2 million, on a pro forma basis to reflect our acquisition of

REG, LLC as of January 1, 2006. For the quarter ended March 31, 2007, our total revenues were approximately $55.5 million and our net loss was approximately $1.6 million.

Competitive Strengths

Biodiesel industry leadership

        For more than ten years, we have played a leading role in defining the biodiesel marketplace in the U.S. We have developed proven expertise in operating and managing the construction of biodiesel production facilities that produce consistently high quality biodiesel fuel, and marketing and distributing biodiesel fuel. During this time we have also established strategic relationships with key industry participants to help us build new facilities, procure feedstock, distribute finished biodiesel and manage financial risk. The following milestones are indicative of our leadership position in the biodiesel industry:

  •
  Marketing leadership.    In 2006, we marketed approximately 78 million gallons of biodiesel, or 27% of the estimated total 2006 U.S. biodiesel production, most of which was marketed under our SoyPOWER brand. We believe the significant size of our network and our ability to consistently supply high quality biodiesel has allowed us to secure sales to large customers.

  •
  Growing owned capacity.    We currently own a 12 mmgy capacity biodiesel production facility and we recently commenced construction of two wholly-owned facilities with aggregate production capacity of 120 mmgy. In the third quarter of 2007, we intend to commence construction of one additional facility. With these facilities, we expect to own production capacity of approximately 192 mmgy by the end of 2008.

  •
  Significant managed capacity.    We manage the production operations for four member-owned network facilities with aggregate production capacity of 120 mmgy. We also have agreements in place to manage the two additional member-owned facilities that we are currently managing the construction for, with additional aggregate production capacity of 90 mmgy, so that we expect to manage six facilities with aggregate production capacity of approximately 210 mmgy by the end of 2007. We believe the significant size of our operations allows us to enjoy an advantage in procuring feedstock from producers who view sales to us as a way to sell large quantities of feedstocks.

  •
  Production technology and know-how.    We have developed biodiesel production technology and know-how that we have implemented in the facilities that we have constructed and are currently constructing. Our construction management and facility operations experience allows us to construct and operate state-of-the-art, efficient facilities that produce high-quality biodiesel from diversified feedstocks incorporating constantly evolving production technology and techniques based on our operating experience.

  •
  Product quality.    Our facilities are designed and operated to consistently produce biodiesel that meets or exceeds ASTM D6751 specifications. Further, our network facilities in Ralston, Iowa, Glennville, Minnesota and Wall Lake, Iowa are BQ-9000 accredited, a certification that is awarded to producers that consistently produce biodiesel that meets or exceeds ASTM D6751 standards, and we expect that each additional facility in our network will become BQ-9000 accredited after it is operational and able to undergo the accreditation process. We also provide technical and customer support to assist end-users in implementing our SoyPOWER brand biodiesel in their applications.

  •
  Construction leadership.    We are among the most experienced general contractors of biodiesel construction facilities in the U.S. With Todd & Sargent and TSW, our prime subcontractors, we have completed construction of five facilities with aggregate production capacity of 132 mmgy and are currently managing the construction of four additional facilities with aggregate production capacity of 210 mmgy. We believe we constructed the first continuous flow biodiesel production facility, the first 30 mmgy continuous flow biodiesel production facility and were among the first to develop a 30 mmgy continuous flow multiple feedstock biodiesel production facility in the U.S. Our facilities are built with high quality equipment in order to help reduce maintenance and replacement costs over time and extend the useful life of the facility. We believe our construction management experience and relationships allow us to add more capacity, more efficiently than our competitors.

  •
  Established strategic relationships with industry leading participants.    We have strategic relationships with key industry participants to assist us with feedstock procurement and risk management, three of which are investors in our company. West Central, a soybean processing company, has committed to provide us with all of the soybean oil required for our wholly-owned facility from a soybean crush plant co-located at our Ralston, Iowa site. Bunge, a subsidiary of one of the world's largest global oilseed processors, has agreed to supply our two facilities currently under construction in New Orleans, Louisiana and Emporia, Kansas with significant quantities of soybean oil. To improve our access to feedstocks for any remaining portion of feedstock requirements for these facilities and to secure feedstocks for our member-owned network facilities, we have preferred feedstock supplier agreement with an affiliate of E D & F Man to supply feedstocks other than domestically produced soybean oil. We believe that having commitments for a large portion of our feedstock requirements from Bunge and West Central also gives us an advantage over our competitors that have not secured similar access to feedstocks.

Vertically integrated biodiesel offering

        We participate in each aspect of the biodiesel industry from managing construction and operating biodiesel production facilities to marketing and selling finished biodiesel. We believe this allows us to add capacity, grow our network, improve production technology and biodiesel quality and distribute large quantities of biodiesel quickly and efficiently. Moreover, our vertically integrated approach helps us to diversify and grow our revenues across the biodiesel industry.

  •
  Builder: Participating in the construction of facilities for ourselves and for our customers helps us constantly improve and test new production technologies while quickly growing our network capacity and, in turn, the amount of biodiesel we market under our SoyPOWER brand. We are responsible for managing the operations and marketing biodiesel for every facility that we have constructed or that we are currently constructing.

  •
  Operator and manager: By providing facility operating and management services, we have acquired significant operational experience and know-how which we continually use to improve the efficiency of our production process and the quality and performance of our SoyPOWER brand biodiesel at all of the facilities in our network.

  •
  Marketer: We believe we were the leading marketer of biodiesel in the U.S. in 2006. Because we control large quantities of biodiesel, we believe we are well positioned to capture business from large fuel consumers and distributors who favor producers that can individually meet their biodiesel requirements and provide dependable supplies of high-quality biodiesel to delivery points throughout the U.S.

Leading sales, marketing and distribution capabilities

        We have created a national distribution system for our SoyPOWER brand ASTM D6751 certified biodiesel. In 2006 we marketed 27% of the U.S. biodiesel industry's production to over 250 customers, principally fuel distributors, who then sell to end-users as well as other distributors. Through our national terminal and railcar distribution system, we have sold biodiesel in more than 35 U.S. states. Our biodiesel terminals provide strategic access to targeted markets. We are capable of supplying SoyPOWER biodiesel to refiners, terminals, distributors, and retailers in which we access diverse fuel consumers in various industries as well as the heating oil, and diesel markets. Fuel markets such as on-highway, farm, residential, industrial, and commercial have enjoyed the many performance and environmental benefits offered by SoyPOWER biodiesel. Consumers of SoyPOWER biodiesel blends include national parks, truck-stops, metropolitan transit fleets, agriculture, amusement parks, trucking companies, utilities, mines, construction, shipping, and other diesel powered equipment.

        Our leadership in developing a reputation for a quality driven supply chain is viewed as one of our brand strengths. For this reason, users of our SoyPOWER brand biodiesel include the Walt Disney Company, which uses our biodiesel to operate its steam locomotives on the Disneyland Railroad in Anaheim, California. Our technical assistance and reputation for quality gives customers confidence to integrate biodiesel blends into their fuel stations or applications.

Efficient facility design and operation

        We have extensive experience designing and operating efficient, high-capacity, biodiesel production facilities. We work with our engineering process technology partner Crown Iron Works, a processing systems and equipment design firm. Our facility design technology is based on a continuous flow process, which is more efficient because it allows for higher production volumes due to fewer system interruptions, reduced manpower per hour due to more automation and use of less inputs per gallon of produced biodiesel than batch processed biodiesel. We believe we built the first continuous flow biodiesel production facility, the first continuous flow 30 mmgy biodiesel production facility and were among the first to develop a continuous flow 30 mmgy multiple feedstock biodiesel production facility in the U.S. Using the continuous flow process allows us to recapture excess methanol and recycle water, which is typically not possible in a batch-based process, reducing our facility operating costs.

Expertise and relationships to rapidly add production capacity

        We believe that our experience providing facility construction management services for five operating facilities and four more facilities currently under construction has provided us with significant information and know-how about biodiesel plant construction and operations. As the general contractor, we have worked with Todd & Sargent and its joint venture TSW, as prime subcontractors, to construct all of the facilities that we own or manage and all of our network facilities currently under construction. We believe that our facility construction management expertise and our relationships with Crown Iron Works and Todd & Sargent allow us to add new, efficient biodiesel production capacity faster than many of our competitors and provide us with a key advantage over those of our competitors that have less experience with the construction process or facility operations.

Experienced management team

        Our management team has extensive experience in the biodiesel industry and in related agricultural businesses. Jeffrey Stroburg, our Chief Executive Officer, has over 25 years of experience in the petroleum and agricultural production industries. Nile D. Ramsbottom, our President, has over 35 years of experience in value-added agribusiness, most recently, leading West Central's biodiesel efforts. Daniel J. Oh, our Chief Operating Officer, has over 20 years of management and business experience in the military, and the pharmaceutical, agribusiness and management consulting industries. Jeffrey C. Pattison, our Chief Financial Officer, has served in various capacities for Bandag Incorporated, a global manufacturing NYSE-listed company prior to its recent acquisition, serving most recently as its Vice President, Corporate Controller. Our other senior leaders in operations, construction and sales and marketing have an average of over 20 years of experience in the biodiesel, agricultural and general industrial industries and have played leading roles in the development of the biodiesel industry and quality standards for the National Biodiesel Board and the National Biodiesel Accreditation Committee.

Risk management expertise

        We have extensive experience in managing risk for our account and advising the member-owned facilities in our network. We have extensive experience in managing risks related to biodiesel production. We also receive input from others with risk management expertise and utilize research conducted by outside firms to provide additional market information in forming our risk management strategies. We believe combining all of these sources of knowledge, experience, and expertise gives us a more sophisticated and global view of the fluctuating commodity markets for raw materials and energies, which we then incorporate into risk management strategies. We utilize the CBOT, the NYMEX, and over-the-counter markets to manage both the feedstock and finished product risks. Instruments utilized include futures, options and indexes.

Business Strategy

        Our objective is to maintain our leading market position in the U.S. biodiesel industry and to continue to capitalize on the substantial growth potential of the industry. Key elements of our strategy include the following:

Add efficient and technologically advanced owned biodiesel production capacity

        We intend to capitalize on the growing U.S. demand for biodiesel by using our facility construction management and operations expertise to rapidly expand our owned production capacity over the next several years. We recently commenced construction of two biodiesel production facilities with aggregate production capacity of 120 mmgy. In the third quarter of 2007, we plan to begin construction of another wholly-owned 60 mmgy production capacity facility in Cairo, Illinois. We expect one of these facilities will become operational in each of the second, third and fourth quarters of 2008. We are also in the evaluation stage for three additional facilities with aggregate production capacity of 180 mmgy. We intend to use our significant experience and know-how in operating and managing facilities and marketing biodiesel to continually advance our facility design and process engineering as well as to identify new technologies to acquire and implement at our facilities to improve the efficiency of our production process and the quality and performance of our SoyPOWER brand biodiesel. For example, we can tailor the equipment and technology that is used in each facility to make high quality biodiesel from the most plentiful feedstocks in the facility's surrounding region which allows us to reduce feedstock transportation costs and helps us to reduce costs associated with limited local feedstock supplies. We believe that as we continue to increase the size of our network, we will be able to achieve economies of scale, including lower overhead and feedstock costs, and secure sales to large biodiesel distributors and consumers.

Select strategic site location for our wholly-owned facilities

        We intend to continue to select sites that are strategic to our ability to favorably secure our key input, feedstocks, and distribute our principal product, biodiesel. We intend to select sites for our facilities that reduce our feedstock costs, including sites that are co-located with oilseed or other feedstock producers, which allow us to reduce or eliminate transportation expenses, or that are near domestic and international feedstock distribution points. For example, Bunge has agreed to supply our two wholly-owned facilities that are currently under construction in New Orleans, Louisiana and Emporia, Kansas, each of which will be located near a Bunge soybean processing facility, with substantial quantities of soybean oil. Our facility in development expected to be located in Cairo, Illinois, is near the Mississippi and Ohio Rivers, and our three facilities under evaluation are expected to be located on or near the U.S. coasts. The coastal facilities should have better access to feedstocks from abroad, including from an affiliate of E D & F Man, who has agreed to be a preferred provider of non-domestically produced soybean oil feedstocks.

        Historically, we have distributed biodiesel primarily by truck and rail throughout the continental U.S. We intend to further enhance our distribution capabilities by constructing facilities near deep-water distribution hubs, including New Orleans, Louisiana, which has direct access to the Gulf of Mexico, and Cairo, Illinois, which has direct access to the Mississippi River. In addition, of our facilities currently under evaluation, we expect two facilities will be located along the U.S. West Coast and one facility will be located on the U.S. East Coast. These deep water and coastal sites will provide better access to barges and ships, improving the efficiency with which we can distribute domestically produced biodiesel to both domestic and international markets. We believe that global efforts to reduce harmful environmental impacts, for example the Renewable Energy Road Map presented recently by the European Union, together with the significant amounts of biodiesel consumed and imported in regions such as Europe, China and India, will create substantial opportunity for us to sell our biodiesel internationally.

Expand market demand for biodiesel and our SoyPOWER product

        We plan to create additional demand for biodiesel by continuing to produce and market high quality biodiesel and expand the brand awareness associated with our SoyPOWER branded biodiesel product. In 2006, we marketed approximately 78 million gallons of ASTM D6751 biodiesel, accounting for 27% of U.S. biodiesel sales. We believe that our efforts to provide large quantities of high quality biodiesel fuel, together with customer support, will differentiate us from our competitors. We have been a leader in the development of stringent industry quality standards, such as the development of the BQ-9000 accreditation standard. Our network facilities in Ralston, Iowa, Glennville, Minnesota and Wall Lake, Iowa are BQ-9000 accredited and we expect that each additional facility in our network, such as the facility in Newton, Iowa and our recently completed facility in Washington, Iowa, will become BQ-9000 accredited after it is operational and able to undergo the accreditation process. As the biodiesel industry continues to grow and mature, we believe large customers will be inclined to purchase a well-known, branded biodiesel product with a reputation for high-quality product.

Diversify our feedstocks

        Building on the success of our multiple-feedstock technologies, we designed the Wall Lake, Iowa facility and most of the other facilities under construction and development to utilize, in addition to refined domestic vegetable oils, one or more diversified feedstock inputs, such as animal fats, palm oil, corn oil and canola oil to produce biodiesel meeting ASTM D6751 quality specifications. We have also commenced commercial sales of biodiesel produced from animal fat feedstocks. Being able to reliably procure alternative feedstocks to produce, on a continuous-flow basis, biodiesel meeting the ASTM D6751 specifications will help us obtain feedstock from diverse geographic locations at a lower cost than our competitors who generally rely solely on domestically produced soybean oil. As part of this strategy, we have formed a strategic relationship with E D & F Man which includes a five-year preferred feedstock supply agreement with one of its affiliates covering feedstocks other than domestically produced soybean oil for all of the facilities in our network. We intend to use our relationship with E D & F to obtain palm oil, which we contemplate using for a portion of our feedstock needs for our planned facilities located along the coastal U.S.

Provide a full suite of construction and management services to third parties

        We intend to continue to offer a full suite of design, construction management and marketing services under multi-year agreements with entities funding new facility development. We believe this integrated services approach allows us to capitalize on revenue potential throughout the biodiesel chain, while at the same time providing us with revenue diversification.

Pursue strategic investment opportunities

        We believe that opportunities for expansion of our business through industry acquisitions and investments will arise as the biodiesel industry continues to grow. We will continue to evaluate opportunities to acquire or invest in additional biodiesel production and distribution facilities, biodiesel production and design technologies and feedstock supplies in the U.S. and internationally.

Our Biodiesel Production Network

Facilities in operation and under construction

        We operate a network of biodiesel production facilities with aggregate production capacity of 132 mmgy. We currently own and operate one biodiesel production facility with production capacity of 12 mmgy. We also operate and manage four member-owned network facilities with combined production capacity of 120 mmgy. We also own a minority equity position in each of the facilities we manage, which we received as a portion of our compensation for our construction management services. In 2006, our network facilities collectively produced approximately 65 million gallons of biodiesel, reflecting a full year of operations at each of our Ralston, Iowa and Glennville, Minnesota facilities and six full months of operations at the Wall Lake, Iowa facility. In May 2007, a 30 mmgy production capacity facility in Newton, Iowa commenced operations and, in July 2007, a 30 mmgy production capacity facility in Washington, Iowa commenced operations. We recently commenced construction of two wholly-owned biodiesel production facilities with combined production capacity of 120 mmgy. We are also currently constructing two facilities for customers that have executed a Management and Operational Services Agreement, or MOSA, with us, each of which will become a member-owned network facility when construction is complete.

        The tables below provide an overview of the facilities in our biodiesel production network that are in operation or under construction as of July 10, 2007:

FACILITIES IN OPERATION
				Diversified Feedstock Capable
Facility Location	Production Capacity (mmgy)	Owned or Managed	Co-located with Feedstock(1)	High Phosphorus Feedstocks(2)	High Fatty Acid Feedstocks(2)	Equity Interest	Operations Commenced
Ralston, IA	12	Owned	Yes	Yes	No	100%	March 2003
Glennville, MN	30	Managed	No	Yes	No	10%	August 2005
Wall Lake, IA	30	Managed	No	Yes	Yes	2%	May 2006
Newton, IA	30	Managed	No	Yes	Yes	4%	May 2007
Washington, IA	30	Managed	No	Yes	Yes	0%	July 2007
FACILITIES UNDER CONSTRUCTION
				Diversified Feedstock Capable
Facility Location	Production Capacity (mmgy)	Owned or Managed	Co-located with Feedstock(1)	High Phosphorus Feedstocks(2)	High Fatty Acid Feedstocks(2)	Anticipated Equity Interest	Scheduled Completion Date
Farley, IA	30	Managed	No	Yes	No	8%	3Q 2007
Algona, IA	60	Managed	No	No	No	4%	4Q 2007
New Orleans, LA(3)	60	Owned	Yes	Yes	No	100%	2Q 2008
Emporia, KS(4)	60	Owned	Yes	Yes	Yes	100%	3Q 2008

(1)
Co-located with feedstock means that the facility receives, or will receive when construction is complete, feedstock via a direct pipeline from a nearby supplier that has committed to supply at least one-half of the facility's annual feedstock requirements for three years or more.

(2)
Biodiesel production facilities in the U.S. typically are designed to accommodate refined vegetable oils, such as soybean, canola, corn and palm, and refined animal fats. High phosphorus feedstock capable means that, in addition to refined oils and fats, the facility can produce biodiesel that meets ASTM D6751 specifications from crude and crude degummed soybean and canola oils. High fatty acid feedstock capable means that, in addition to refined oils and fats and crude and crude degummed soybean and canola oils, the facility can produce biodiesel that meets ASTM D6751 from crude corn and palm oils and varieties and grades of animal fat.

(3)
We commenced site preparation activities and Todd & Sargent was mobilized at this site in June 2007.

(4)
We commenced site preparation activities in June 2007. We expect TSW to be mobilized at this site in July 2007.

Network facilities in development

        We plan to grow the biodiesel production capacity of our network significantly over the next several years. In addition to the facilities described above, we, or customers that are utilizing our facility design and construction management services, are in the development phase for four additional facilities with planned aggregate production capacity of 150 mmgy. These facilities are either in the permitting or development stage. Completion of these facilities is contingent on zoning, permitting, financing and other factors. The following table sets forth a summary of these planned facilities:

FACILITIES IN DEVELOPMENT(1)
			Diversified Feedstock Capable		Anticipated Date
Facility Location	Production Capacity (mmgy)	Owned or Managed	High Phosphorus Feedstocks	High Fatty Acid Feedstocks	Construction Commences	Operations Commence
Cairo, IL	60	Owned	Yes	Yes	3Q 2007	4Q 2008
Freeport, IL	30	Managed	Yes	Yes	3Q 2007	3Q 2008
Rock Port, MO	30	Managed	Yes	Yes	4Q 2007	4Q 2008
Rock Rapids, IA	30	Managed	Yes	Yes	4Q 2007	4Q 2008

(1)
For third-party owned facilities that we classify as "in development," we have entered into agreements with the facility owner to perform, and are in the process of performing, preconstruction services such as providing architectural and civil drawings, assisting with governmental permitting, finalizing documentation and pricing, and placing orders for equipment. For wholly-owned facilities that we classify as "in development," we are engaged in the same activities for our own account.

        In sum, we expect that as the facilities above are completed, our network capacity will be as set forth in the table below for the periods indicated:

	2007			2008
EXPECTED NETWORK CAPACITY
	Q2	Q3	Q4	Q1	Q2	Q3	Q4
	(gallons in millions)
Owned Capacity	12	12	12	12	72	132	192
Managed Capacity	90	150	210	210	210	240	300

Total Capacity	102	162	222	222	282	372	492

        We expect to finance the construction costs and initial working capital needs of our New Orleans facility with tax exempt debt financing and our Emporia facility with existing cash and cash equivalents. We expect to finance approximately one-half of the construction costs and working capital needs of our Cairo, Illinois facility with the net proceeds we receive from this offering, with the remaining funding from future debt financings or cash flow from operations. See the discussion entitled "Management's

Discussion and Analysis—Liquidity and Capital Resources—Capital Expenditures" for a discussion of our plans to fund our Cairo facility and two facilities currently under evaluation.

Network facilities under evaluation

        We are evaluating several additional projects for our own account. We are in the process of evaluating and obtaining feasibility studies on two potential sites on the U.S. West Coast and of selecting a potential site on the U.S. East Coast. We have also been retained to provide our project evaluation services by several other parties.

        We intend to utilize our experience and the skills of our partners to identify new sites and develop additional facilities in the future. We consider several criteria as part of our site selection process, including access to our necessary inputs, such as soybean oil or other feedstocks, methanol and chemical catalysts, and the availability of distribution channels for our outputs. We analyze the feasibility of obtaining soybean oil and other feedstocks for each potential site and weigh that information with a similar analysis of other logistical advantages and disadvantages to locating at a particular site, including access to utilities and distribution chains.

Input procurement

        For each facility in our network, we are responsible for procuring the three key inputs for biodiesel production: feedstock, methanol and chemical catalysts.

        In the U.S., the predominant feedstock in biodiesel production is soybean oil. Unlike many of our competitors' facilities that rely on refined, bleached and deodorized, or RBD, soybean oil, the wholly-owned and member-owned facilities in our network have pretreatment capabilities that allow us to input crude, crude degummed or once refined soybean oil, which can be $0.02 to $0.05 per pound cheaper than RBD soybean oil. Soybean oil for the facilities that we manage, currently including the Glennville, Minnesota, Wall Lake, Iowa, Newton, Iowa, and Washington, Iowa facilities, is procured on a spot or fixed-price forward contract basis from large soybean oil producers such as AG Processing Inc, Archer Daniels Midland Company, Bunge North America, Inc. and its affiliates, Cargill, Incorporated, CHS Inc., DeBruce Grain, Inc. and Minnesota Soy Processors. Fixed-price forward contracts specify the amount of soybean oil, the price and time period, which is typically one month to one quarter, over which the soybean oil is to be delivered. Fixed-price forward contracts are at fixed prices or prices based on Chicago Board of Trade, or CBOT, plus or minus a basis adjustment reflecting price differentials between local and CBOT supply and demand and the cost of delivery.

        Our plant information software system allows us to track production levels at each of our owned and managed plants, which allows us to more accurately gauge our feedstock requirements. At any given time, approximately two to seven million pounds of soybean oil, or approximately one to two weeks of supply, is stored on-site at or adjacent to each facility.

        We have located and intend to locate many of our wholly-owned facilities in development near soybean oil or other feedstock producers or that are near domestic or international distribution points, in order to reduce or eliminate feedstock transportation costs. For our Ralston, Iowa facility, we obtain all required soybean oil from West Central, which is one of our predecessors and our largest stockholder. The soybean oil from West Central is piped directly from West Central's crush facility located adjacent to our Ralston facility, which eliminates feedstock transportation costs. We pay West Central based on CBOT daily prices plus a provision fee. Bunge has agreed to supply approximately 60% of the feedstock requirements for each of the New Orleans, Louisiana and Emporia, Kansas facilities, each of which will be located near Bunge soybean crush facilities. We will pay Bunge based upon the then current CBOT futures price for soybean oil plus an additional provision fee, a portion of which is negotiated by the parties each month with reference to provision fees then being charged to third parties by Bunge and paid by us to third parties, and a portion of which is determined depending on the CBOT price and the Bunge location from which the soybean oil is being purchased. We will also pay Bunge a yearly transaction fee based on the number of pounds of soybean oil delivered during the previous 12-month period. We anticipate that a significant portion of any soybean oil we use will be crude degummed soybean oil, which will further reduce our input costs relative to our competitors whose facilities require RBD soybean oil.

        Unlike our competitors, many of which must rely solely on refined soybean or other vegetable oils, most of our network facilities are multi-feedstock capable, meaning that they can generate biodiesel from crude or degummed soybean or other vegetable oils and animal fats. We have produced biodiesel fuel using animal fat, palm oil and corn oil inputs that satisfied ASTM D6751 standards and have commenced commercial sales of biodiesel made from animal fats. If the price of soybean oil rises as the demand for biodiesel rises, we believe it is important to be able to procure and utilize alternative, lower-priced feedstocks. As part of this strategy, we have formed a strategic relationship with E D & F Man and entered into a five-year preferred feedstock supplier agreement with one of its affiliates that we believe will give us access to feedstocks other than domestically produced soybean oil, such as palm oil and other feedstocks from abroad, which we contemplate using primarily in our planned facilities located along the coastal U.S.

        We obtain methanol, chemical catalysts such as sodium methylate, and hydrochloric acid, under fixed-price contracts and formula-indexed contracts based upon competitive bidding. These procurement contracts typically last one to two years. The price of methanol is indexed to the monthly reported price of methanol. Our methanol and chemical catalyst vendors have access to our inventory and restock each facility as and when needed.

        Because we are a significant buyer in the marketplace, we believe we enjoy a preferred relationship with several producers who view sales to us as a way to sell large quantities of soybean oil. To date, we have not experienced any supply shortages.

Sales and marketing

        We market and sell biodiesel produced at all of the wholly-owned and member-owned facilities in our network. In 2006, we marketed approximately 78 million gallons of ASTM D6751 certified biodiesel. This figure includes approximately 32 million gallons of biodiesel that we sold under our agreement with PCNA. Under this agreement, which expires at the end of September 2008, PCNA has committed to sell us at least 32 mmgy of biodiesel produced from an independently owned and operated facility in Cincinnati, Ohio. Under the agreement, PCNA is entitled to one-half of the profits resulting from our sales. Although PCNA may repurchase the biodiesel from us and sell it, we are entitled to one-half of the profits resulting from its sales. Our biodiesel is sold predominantly to resellers, distributors and refiners who typically blend biodiesel with petroleum-based diesel fuel before reselling to end-users. We also market and sell the glycerin co-product from all of our network facilities. Under a glycerin marketing agreement, Westway Feed Products, Inc., an affiliate of E D & F Man has an exclusive right to market the glycerin produced at each of our network facilities in the animal nutrition segment for which we pay Westway a commission of $7.50 per ton of glycerin marketed during the first eighteen months of a facility's production, and $5.00 per ton thereafter.

        Our primary sales focus has been on petroleum distributors. We offer training to distributors to educate their sales forces on the benefits and characteristics of biodiesel in an effort to increase biodiesel demand from end users. We also make presentations to end users regarding the attributes of biodiesel and our quality control process.

Distribution

        We have created a national distribution system to supply our SoyPOWER brand ASTM D6751 certified biodiesel product. Each of our owned and managed facilities is equipped with an on-site rail loading system and a truck loading system. As empty rail cars and trucks arrive at our sites, they are loaded and generate a bill of lading. As of June 30, 2007, we lease more than 300 railcars for transportation and space in 17 terminals with aggregate capacity to hold more than 14 million gallons. Typically, our terminals are co-located with petroleum diesel terminals so that fuel distributors and customers can create the desired biodiesel blend at the terminal before further distribution. Terminal leases typically have three-year terms and are generally renewable subject to certain terms and conditions. In the future, we plan to increase our number of terminal leases in strategic locations, including on the coasts of the U.S. and other deep water access points, to create an extensive distribution system that enhances our ability to market biodiesel in the U.S. and abroad.

        The picture below shows our terminal and distributor/customer locations as of June 30, 2007:

Risk management

        The markets for feedstocks, the largest expense in biodiesel production, and biodiesel, are volatile. Biodiesel producers, therefore, are exposed to substantial commodity price risk as a byproduct of the core business. We advise and assist in the implementation of risk management strategies to reduce unfavorable product margins for the member-owned facilities in our network, including the strategies that we employ for our own account as more fully discussed in the section entitled "Risk Management Practices." We implement separate risk management programs for the account of each member-owned facility in our network.

Services—Facility Construction Management

        We provide biodiesel facility construction management services to third parties interested in building biodiesel production facilities. To date, each third party that has utilized our technology and construction management services has also retained us to operate and manage the facility once operational as a member-owned network facility. We may in the future provide operations and management services to facilities that we did not construct.

        Below is a diagram that illustrates the project lifecycle of a biodiesel production facility and the construction management services that we provide at each of these stages:

Biodiesel Production Facility—Project Lifecycle

        We act as the construction manager and general contractor for customers developing biodiesel facilities. We also provide various development stage services such as site selection and project assessments. Based on our experience constructing biodiesel production facilities and our ongoing relationships with two affiliated construction companies, Todd and Sargent and TSW, and a systems processing manufacturer, Crown Iron Works, we are able to offer customers facility design and engineering services. As part of our facility evaluation and development stage services, we assist in the evaluation and development of new facility construction including assessing site selection, planning and designing of biodiesel facilities, including engineering diagrams for the site, plant, utilities and processing systems, obtaining permits for the construction of the facility, establishing final project specifications, drafting contract documents, contract pricing and placing of equipment orders.

        For customers that choose to move forward with constructing a biodiesel production facility after the development phase, we enter into a design-build agreement for the construction of their facility. Each design-build agreement sets forth the scope of the services to be provided by us, the allocation of the costs for the work to be performed, the manner in which increased costs due to equipment and materials expense and change orders requested by the customer would be allocated, provides a timetable for construction, and includes warranties and guarantees with respect to plant capacity and operation and similar matters. Our construction management expertise includes:

  •
  implementing technology,

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  process design and engineering,

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  process hazard management and procedures,

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  safety management,

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  control and plant information system,

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  structural, mechanical and electrical engineering,

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  chemist and laboratory procedure setup,

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  start-up and performance guarantee, and

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  safety training.

        To date, Todd & Sargent, Inc. has provided basic engineering and construction services and Crown Iron Works has provided the process engineering for all five completed facilities in our network. In November 2005, Todd & Sargent formed TSW, LLC, a joint venture with the Weitz Company, a general contractor, design-builder and construction manager with over 150 years experience and 2,000 employees, to provide additional construction capacity. Under our agreement with Crown Iron Works, which continues through June 2008, we jointly own all of the intellectual property created in the technology that was developed and implemented in our Ralston, Iowa facility and in the technology that we have developed jointly at other facilities. Using these providers, we have commenced construction of four additional plants with aggregate production capacity of 210 mmgy and expect to execute agreements to commence construction of four additional facilities with aggregate production capacity of 150 mmgy, one of which, with aggregate production capacity of 60 mmgy, we will wholly-own.

        In most cases, in our construction services contracts we commit to complete the facility by a scheduled acceptance date and we are subject to monetary penalties if we fail to deliver by the selected date. Also, our construction services contracts contain warranties with respect to materials and workmanship and the performance of the facility. At March 31, 2007, our construction contract backlog was approximately $57 million. As of March 31, 2006, we had no contract backlog because we had not yet acquired our construction management services operations from REG, LLC.

        Generally, we charge a flat fee for our various evaluation and development stage services. For the construction execution phase, we typically enter into a design-build agreement with our customer. Our design-build contracts are on a fixed-fee basis, incorporating all costs and any profit element for a defined scope of work. Fixed-price contracts entail more risk to us because they require us to predetermine both the quantities of work to be performed and the costs associated with executing the work. Although fixed-price contracts involve greater risk than cost-reimbursable contracts, they also are potentially more profitable since the owner/customer pays a premium to transfer many risks to us. In many cases, we have received a portion of our compensation for these services in equity of the third party facility.

Services—Facility Operations Management

        For our network facilities, we have entered into a Management and Operational Services Agreement, or MOSA, under which we provide operational oversight and day-to-day management. Our MOSAs have terms ranging from three to five years during which time we provide a general manager and an operations manager to direct and coordinate the facility operations and staff. Under the terms of each MOSA, we are typically responsible for:

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  training of facility operations personnel and implementation of on-site testing, quality control and safety procedures;

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  procuring feedstocks, methanol and chemical inputs;

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  monitoring and testing product quality;

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  marketing and selling the finished biodiesel and glycerin co-product; and

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  in many cases providing administrative services, such as accounting, information technology, insurance, human resources, payroll and communications.

        For operational management and quality control, we have implemented a software program at each facility in our network. Our plant information software system, which we refer to as the PI System, allows us to remotely interface with the computer control system running each facility. The PI System gives us access from our Ralston, Iowa headquarters to production, operations and inventory data and other statistical analysis for each facility. Through the PI System we can also benchmark, troubleshoot and monitor each facility's operations from our headquarters in Ralston, Iowa. The PI System is a key tool in helping us provide high quality product and coordinate risk management, production and inventory levels. Finished biodiesel is held in storage tanks at each facility site and each batch of biodiesel is tested for quality after being sealed and prior to any distribution.

        Although to date we have not provided facility operations and management services for any facilities that we did not construct, we may in the future expand our network by offering our facility operations and management service to non-REG constructed facilities.

        In exchange for providing these services, network facilities pay us a monthly fee and a net income bonus. The monthly fee is typically a flat fee payable for each gallon of biodiesel produced from the facility each month, though, in certain cases, the monthly fee for the initial period of production is either fixed or based on the number of gallons marketed rather than the number of gallons produced. Our fees typically are fixed for a three year term, though in some cases there are provisions for inflation-based during the MOSA term towards the latter part of the initial contract term. We also are eligible to earn an annual net income bonus equal to a specified percentage of the facility's net income for each fiscal year covered by the MOSA. We anticipate that over time the portion of our revenues attributable to our services is likely decrease as we expand our wholly-owned production capacity.

Risk Management Practices

        The markets for feedstocks, the largest expense in our Biodiesel segment, and biodiesel, our largest source of revenue in that segment, are volatile and are generally uncorrelated. We are, therefore, exposed to substantial commodity price risk in our business. Our risk management policies are aimed at managing product margins. As noted above, we are focused on utilizing lower-cost feedstocks, as reflected in the multi-feedstock capability of our production facilities under construction and in development, as well as leveraging our strategic relationships and market share to negotiate longer-term supply and sales agreements in order to secure favorable quantities, quality and, where available, pricing of our supplies and finished product. In addition, we have in the past, and expect in the future, to utilize forward contracting and hedging strategies, including strategies using futures and options contracts. However, the extent to which we engage in these risk management strategies varies substantially from time to time, depending on market conditions and other factors. In establishing our risk management strategies, we draw from our own in-house risk management expertise, as well as consult with Bunge and E D & F Man, two of the largest international commodity trading firms and investors in our company, and other industry experts. We also utilize research conducted by outside firms to provide additional market information and risk management strategies. We believe combining these sources of knowledge, experience, and expertise gives us a more sophisticated and global view of the fluctuating commodity markets for raw materials and energies, which we then can incorporate into risk management strategies.

        We manage feedstock supply risks related to biodiesel production through long-term supply contracts with soybean processors. All of the feedstock requirements for our Ralston, Iowa facility are supplied under a three year agreement with West Central. We have also entered into feedstock supply agreements with Bunge for the facilities we are constructing in New Orleans, Louisiana and Emporia, Kansas and we expect that committed amounts under these agreements will satisfy approximately 60% of our feedstock requirements at these facilities when they become fully operational. The purchase price for soybean oil under all of these agreements is indexed to prevailing market prices with a substantial percentage being purchased at a fixed spread, or basis, from the prevailing CBOT prices. We have utilized futures contracts and options to hedge, or lock in, the cost of portions of our future soybean oil requirements generally for varying periods up to one year. In addition, we consult with PCNA on risk management strategies, which may affect the prices we pay for product purchased from them or the profits we share on biodiesel sales.

        Our ability to mitigate our risk of falling biodiesel prices is more limited. We have entered into forward contracts to supply biodiesel. However, pricing under these forward sales contracts generally has been indexed to prevailing market prices as fixed price contracts for long periods on acceptable terms have generally not been available. There is no established market for biodiesel futures. Our efforts to hedge against falling biodiesel prices, which have been relatively limited to date, generally involve entering into futures contracts and options on other commodity products, such as diesel fuel and heating oil. However, these products do not always experience the same price movements as biodiesel.

Research and Development

        We have three business areas with distinct technical expertise working together to solve problems and advance the knowledge of biodiesel production. This combined group is referred to as the technical team and is composed of the production and customer technical support teams along with the research and development team. The technical team is currently comprised of an R&D Manager, a Ph.D Chemical Engineer, a Ph.D Oleo Chemist, two master's level chemical engineers, a chemist and a lab technician. The technical team provides services to REG network facilities in addition to distributors, terminals and end customers. The team focuses on troubleshooting and improving production volumes and quality, evaluating potential new feedstock sources and new technologies, designing and improving equipment and the process flow, enhancing the value of co-products, researching reaction kinetics, and educating customers and strategic partners.

Competition

        We believe there is no other company that provides the full suite of biodiesel production and biodiesel facility construction management and operational services that we do, though we do face competition in the individual segments of our business.

Biodiesel segment

        We generally have no long-term contracts to sell biodiesel. Hence, we rely on open-market sales of biodiesel for a significant portion of our revenues. The market in which we sell our biodiesel is highly competitive. In June 2007, the National Biodiesel Board reported that there were 148 active biodiesel production plants, with an additional 96 plants under construction in the U.S. Of the operational plants, 34 have a stated production capacity of 12 mmgy or more and, of the plants under construction, 37 have a stated capacity of 12 mmgy or more. All of these plants will compete with us for feedstocks and biodiesel customers.

        We compete with large and small producers and marketers of biodiesel. Our principal competitors are Cargill, which owns a 37.5 mmgy facility in Iowa and has made investments in additional plants under construction with at least 70 mmgy production capacity, and Archer Daniels Midland, or ADM, which has extensive biodiesel operations in Europe and owns an 85 mmgy production capacity facility under construction in North Dakota and a minority interest in a 30 mmgy operating facility in Mexico, Missouri. Cargill and ADM have direct access to feedstock and have substantially greater financial and other resources than we do. Also, we procure some of our feedstock from ADM and Cargill. As these companies increase their biodiesel production, we anticipate that they may make less feedstock available to third parties including us. Also, given the absence of any tariffs on the import of biodiesel, if demand for biodiesel increases we expect that foreign biodiesel producers and marketers may increasingly focus on selling in the U.S. Additionally, various petroleum producers have announced their intentions to enter the biodiesel and renewable diesel markets. For example, in April 2007, ConocoPhillips announced that it intends to modify several of its oil refineries to produce renewable diesel from animal fat feedstocks. Renewable diesel, which can be made at existing petroleum refineries from animal fats or vegetable oils mixed with crude oil through a thermal de-polymerization process, has performance and environmental characteristics comparable to diesel fuel not biodiesel. Nevertheless, renewable diesel is now eligible for the $1.00 per gallon blenders' tax credit and other governmental incentives offered to producers of biodiesel. These diesel producers have substantially greater financial and other resources than we do and they have direct access to diesel supply. Because these petroleum producers control a majority of the vehicle fueling stations, they are able to offer blended biodiesel or renewable diesel directly to distributors and end-users and they may make it more difficult for us and our distributors to supply biodiesel to end-users.

        The industry is otherwise highly fragmented, with many small, independent and farmer-owned firms constituting the remainder of the market. We compete primarily on a national basis; however, we will face competition from international biodiesel suppliers outside the U.S. when we sell into international markets, such as Europe, China or India. We believe that our ability to compete successfully in the biodiesel production industry depends on many factors, including: price, reliability of our production processes, volume of biodiesel produced and marketed and the ability to produce biodiesel from diversified feedstocks.

Services segment

        With respect to our facility construction management services, we believe our principal competitor is Lurgi AG and its affiliates. Lurgi provides process technology and facility construction for biofuels (biodiesel and ethanol), food, oleochemicals and starch. In addition, under our agreement with Crown Iron Works, the principal provider of our biodiesel processing systems and equipment, Crown may supply our jointly developed biodiesel process technology for individual plants to third parties and is permitted to provide biodiesel production technology for multiple plants to several of our competitors. Another competitor is DeSmet Ballestra, a provider of biodiesel process technology, who, together with its affiliate DeSmet Engineers and Contractors, builds crushing, refining and biodiesel production facilities throughout the world, including six plants in the U.S. We do not believe there is a significant competitor providing facility operations management services.

Environmental Matters

        Our network facilities are subject to various federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the air, water and ground; the generation, storage, handling, use, transportation and disposal of hazardous materials; and the health and safety of our employees and the employees of our managed facilities. These laws and regulations require us to obtain and comply with numerous environmental permits to construct and operate each network facility. They can require expensive pollution control equipment or operational changes to limit actual or potential impacts to the environment. A violation of these laws, regulations or permit conditions could result in substantial fines, natural resource damage, criminal sanctions, permit revocations and/or facility shutdowns. We do not anticipate a material adverse effect on our business or financial condition as a result of our efforts to comply with these requirements as presently in effect.

We also do not expect to incur material capital expenditures for environmental controls in this or the succeeding fiscal year. However, new laws, new interpretations of existing laws, increased governmental enforcement of environmental laws or other developments could require us to make additional significant expenditures. Continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at our ongoing operations. Future environmental laws and regulations and related interpretations applicable to our operations, more vigorous enforcement policies and discovery of currently unknown conditions may require substantial capital and other expenditures.

        Our air emissions are subject to the federal Clean Air Act, the federal Clean Air Act Amendments of 1990 and similar state and local laws and associated regulations. The EPA has promulgated National Emissions Standards for Hazardous Air Pollutants, or NESHAPs, under the federal Clean Air Act that apply to facilities that we own or manage if the emissions of hazardous air pollutants exceed certain thresholds. If a facility we operate is authorized to emit hazardous air pollutants above the threshold level, then we are required to comply with the NESHAP related to our manufacturing process and would be required to come into compliance with another NESHAP applicable to boilers and process heaters by September 13, 2007. New or expanded facilities would be required to comply with both standards upon startup if they exceed the hazardous air pollutant threshold. In addition to costs for achieving and maintaining compliance with these laws, more stringent standards also may limit our operating flexibility. Other federal and state emission limitations, such as New Source Performance Standards, may also apply to facilities we own or manage. Because other domestic biodiesel manufacturers will have similar restrictions, however, we believe that compliance with more stringent air emission control or other environmental laws and regulations is not likely to materially affect our competitive position.

        Although biodiesel is non-toxic and biodegradable, we do transport and dispose of small quantities of hazardous materials from our on-site research and testing laboratories and the facilities in our network have been and may in the future be located on or adjacent to industrial property. There is a risk of liability for the investigation and cleanup of environmental contamination at each of the properties that we own or operate and at off-site locations where we arranged for the disposal of hazardous substances. If these substances have been or are disposed of or released at sites that undergo investigation or remediation by regulatory agencies or private parties, we may be responsible under CERCLA or other environmental laws for all or part of the costs of investigation or remediation and for damage to natural resources. We also may be subject to related claims by private parties alleging property damage and personal injury due to exposure to hazardous or other materials at or from these properties. Some of these matters may require us to expend significant amounts for investigation and/or cleanup or other costs. We are not aware of any material environmental liabilities relating to contamination at or from our facilities or at off-site locations where we have transported or arranged for the disposal of hazardous substances.

        The hazards and risks associated with producing and transporting our products, such as fires, natural disasters, explosions, abnormal pressures, blowouts and pipeline ruptures also may result in personal injury claims or damage to property and third parties. As protection against operating hazards, we maintain insurance coverage against some, but not all, potential losses. Our coverage includes physical damage to assets, employer's liability, comprehensive general liability, automobile liability and workers' compensation. We believe that our insurance is adequate and customary for our industry, but losses could occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. We do not currently have pending material claims for damages or liability to third parties relating to the hazards or risks of our business.

Health and Safety

        We are subject to numerous health and safety laws and regulations. In the United States, these laws and regulations include: the Federal Occupation Safety and Health Act and comparable state legislation, and safety requirements of the Department of Energy and Transportation and the EPA. These regulations are frequently changing, and it is impossible to predict the effect of such laws and regulations on us in the future. We actively seek to maintain a safe, healthy and environmentally friendly workplace for all of our employees and those who work with us.

Customers

        For the year ended December 31, 2006, only one of our Biodiesel customers, PCNA, made aggregate biodiesel purchases of 10% or more of our total revenues. Sales to PCNA during this period, were $27.8 million, representing approximately 27.1% of Biodiesel revenues and 15.6% of our total revenues for the year, relating to gallons of biodiesel that we resold to PCNA at our cost plus our half of the profits resulting from PCNA sales, under our agreement with them. For the year ended December 31, 2006, two of our Services customers each accounted for more than 10% of our total revenues. During this period, revenues from Central Iowa Energy, LLC relating to the construction of its production facility located in Newton, Iowa represented 27.6% of our Services revenues and 11.7% of our total revenues and revenues from Iowa Renewable Energy, LLC relating to the construction of its biodiesel production facility located in Washington, Iowa represented 25.9% of our Services revenues and 11.0% of our total revenues.

Employees

        As of March 31, 2007, we employed 62 full-time employees, including 13 in biodiesel facility operations, 30 in construction management and facility operations services, 11 in sales, marketing and support, and eight in general and administration. Under our contract for services, West Central Cooperative provides us with accounting, human resources, information technology and other support services. Under this agreement, we employed an average of 10 additional full-time equivalent employees during the period from August 2006 through June 2007. We intend to hire our own employees to provide these functions as soon as we locate qualified individuals. None of our employees is represented by a labor organization or under any collective bargaining agreements. We consider our employee relations to be good.

Properties

        We currently lease the property for our Ralston, Iowa facility under a ground lease from West Central, a related party, that expires in July 2026. We also lease an approximately 6-acre parcel of property where our New Orleans, Louisiana facility is being constructed that expires in June 2037. We recently acquired an approximately 43.2-acre parcel of property in Emporia, Kansas where our Emporia, Kansas facility is being constructed. We expect to lease or acquire additional properties to site our facilities currently in development and under evaluation and we believe that suitable property will be available on commercially reasonable terms.

        Our principal executive offices are currently located in Ralston, Iowa, in space we currently share with West Central, under an asset use agreement. We pay West Central our proportionate share of the costs of the shared assets based on our proportionate use of the property. The asset use agreement expires at the same time as the ground lease. See "Certain Relationships and Related Party Transactions." Later this year, we expect to relocate our executive offices to Ames, Iowa, separate from West Central, and obtain space for a pilot biodiesel production facility within the next 12 months. We believe that suitable space will be available on commercially reasonable terms. We also lease storage capacity at fuel terminals throughout the U.S. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" and "Our Biodiesel Production Network—Distribution." Except for the property we lease for our principal executive offices (which are used in both our Biodiesel and Services segments), our facilities are used, or expected to be used, by our Biodiesel segment.

Legal Proceedings

        We are currently not a party to any material legal proceedings. We may from time to time become involved in litigation relating to claims arising from our ordinary course of business. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

MANAGEMENT

Executive Officers and Directors

        The following table shows information about our executive officers and directors as of June 30, 2007:

Name	Age	Position(s)
Jeffrey Stroburg	57	Chief Executive Officer and Chairman of the Board
Nile D. Ramsbottom	62	President
Jeffrey C. Pattison	52	Chief Financial Officer
Daniel J. Oh	42	Chief Operating Officer and Secretary
Scott P. Chesnut(1)(2)	57	Director
Delbert Christensen(3)	58	Director
Philip J. Deutch(2)(3)	42	Director
Peter J. M. Harding(2)	54	Director
David W. Hayes	32	Director
Randolph L. Howard(3)	56	Director
Michael A. Jackson(1)(3)	52	Director
Michael M. Scharf(1)	60	Director

(1)
Member of the Audit Committee
(2)
Member of the Compensation Committee
(3)
Member of the Nominating and Corporate Governance Committee

        Jeffrey Stroburg has served as our Chief Executive Officer and director since our inception in June 2006. Mr. Stroburg concurrently serves as CEO of West Central Cooperative, a position he has held since October 1999. He has also held the position of President at West Central since July 2003. Prior to West Central, Mr. Stroburg was Vice President and COO of the Eastern Ag Region of Land O' Lakes, an agricultural cooperative, from 1998 to 1999. From 1997 to 1998, Mr. Stroburg was President and CEO of Countrymark Cooperative, a refiner and distributor of diesel, gasoline and other petroleum products with operations that include a petroleum refinery and pipeline system. From 1987 to 1997, Mr. Stroburg was President and CEO of Hamilton County Michigan Farm Bureau Cooperative and held positions within the Missouri Farmers Association. From 1997 to 1998, Mr. Stroburg also served as a director for A.C. Toepfer International, a Hamburg, Germany trading company for agricultural products, and as a director for CF Industries, a fertilizer manufacturing company. Mr. Stroburg currently serves on the board of directors for the National Council of Farmer Cooperatives, the Associated Benefits Corporation, the Biosciences Alliance of Iowa, the BIOWA Executive Committee, the Cooperative Business International, the Iowa State University's Center for Crops Utilization Research Industry/Stakeholder Advisory Board and the National Grain and Feed Association. Mr. Stroburg holds a B.S. from Iowa State University. Mr. Stroburg was selected as one of our directors by West Central.

        Nile D. Ramsbottom has served as our President and Chief Operating Officer since our inception in June 2006. Prior to REG, Mr. Ramsbottom served as Executive Vice President of Soy and Nutrition of West Central Cooperative from February 2000 to August 2006, where he lead the biodiesel business. Prior to joining West Central, from 1996 to 2000, Mr. Ramsbottom spent approximately 33 years with Ralston Purina and Purina Mills as an officer and Executive Vice President. Mr. Ramsbottom serves on the Board of Directors of Simmons Foods, Inc., an integrated poultry company, on the Board of Trustees for Simpson College in Indianola, Iowa, on the Board of Directors of Western Iowa Energy and on the Board of Directors and Executive Committee of Iowa Renewable Fuels Association. Mr. Ramsbottom holds a B.A. in business administration and economics from Simpson College.

        Jeffrey C. Pattison has served as our Chief Financial Officer since June 2007. From January 1986 to June 2007, Mr. Pattison served in various roles at Bandag Incorporated, a provider of premium tire management and vehicle maintenance solutions to the transportation industry, including senior management positions as Vice President, Corporate Controller, Vice President, Human Resources and Vice President, Treasurer. Mr. Pattison holds a M.B.A. from St. Ambrose University and a B.S. from Iowa State University. Mr. Pattison is also a certified public accountant.

        Daniel J. Oh has served as our Chief Operating Officer since June 2007, and served as our Chief Financial Officer and Executive Vice President from August 2006 to June 2007. Mr. Oh has also served as our Secretary since August 2006. From May 2004 to May 2006, Mr. Oh served at ABG, Inc., an agribusiness consulting firm, including as Associate Director, Director and Vice President. Prior to joining ABG, Mr. Oh served in several different positions, including Senior Financial Analyst, Financial Team Member and Manager, in the Corporate Finance and Investment Banking area of Corporate Strategy and Business Development Group at Eli Lilly and Company, a global pharmaceutical company, from August 2001 to May 2004. From 2000 to August 2001, Mr. Oh served as a consultant with McKinsey & Company, a leading consulting firm, where he focused on the pharmaceutical industry. From 1987 to 1998, Mr. Oh served as an officer in the U.S. Army, earning the rank of Major. Mr. Oh's service included combat, overseas and stateside assignments. Mr. Oh holds a M.B.A. from the University of Chicago with concentrations in finance, accounting and strategic management as well as a B.S. with a concentration in economics from the United States Military Academy.

        Scott P. Chesnut has served as a member of our Board of Directors since our inception in June 2006. Mr. Chesnut has been the Chairman of the Board of West Central Cooperative since July 2003. From 1998 until July 2003, he was the Vice Chairman of West Central. He has been the President of Circle C Farm Corporation, a producer of soybeans, corn and beef, since 1993. Mr. Chesnut holds a B.S. in agricultural business from Iowa State University and an A.A. in agricultural engineering from Ellsworth College. Mr. Chesnut was selected as one of our directors by West Central.

        Delbert Christensen has served as a member of our Board of Directors since August 2006. Mr. Christensen has been a director of West Central Cooperative since 1993. Since January 2004, he has served as the President of CHMD Pork, a hog producer. Mr. Christensen has also served on the board of Star Energy, LLC, since 2000. Mr. Christensen has been an independent farmer since 1960. He has been a member of the Iowa Soybean Association, or its predecessor, since 2003, and has served as its Treasurer since August 2006. Mr. Christensen holds a B.S. in Agricultural Business from Iowa State University. Mr. Christensen was selected as one of our directors by West Central.

        Philip J. Deutch has served as a member of our Board of Directors since August 2006. Since September 2005 Mr. Deutch has been the Managing Partner of NGP Energy Technology Partners, L.P., a private equity fund which invests in energy technology companies, and is affiliated with NGP Energy Capital Management. From October 1997 to June 2005 Mr. Deutch served as Managing Director with Perseus, LLC, a private equity fund. Mr. Deutch is a member of the board of directors of ISE Corporation, a supplier of electric and hybrid-electric drive systems for buses and trucks, Lehigh Technologies, LLC, a manufacturer of engineered rubber powder, and the International Center for Research on Women. Mr. Deutch holds a J.D. with distinction from Stanford Law School and a B.A. in economics from Amherst College. Mr. Deutch was selected as one of our directors by NGP Energy Technology Partners, L.P.

        Peter J. M. Harding has served as a member of our Board of Directors since August 2006. Mr. Harding has served as Managing Director of Molasses & Palm Oil Trading, Feed Products, Third Party Storage, Biofuels Division with E D & F Man Holdings Limited, a world leader in the trading of sugar, molasses, palm oil, coffee, cocoa and ethanol since 1992, and is the Main Board Director of E D & F Man Holdings Limited, the parent company of E D & F Man Netherlands BV. Mr. Harding attended the Program for Management Development at Harvard Business School. Mr. Harding was selected as one of our directors by E D & F Man Netherlands BV.

        David W. Hayes has served as a member of our Board of Directors since August 2006. Since 1998, Mr. Hayes has been a principal of Natural Gas Partners, a private equity fund affiliated with NGP Energy Capital Management focused on the energy industry. From 1996 to 1998, Mr. Hayes was a member of Merrill Lynch's Energy Investment Banking group in Houston, Texas, where he focused on merger and acquisition transactions in the exploration and production and pipeline industries. Mr. Hayes holds an M.B.A. from Harvard University as well as a B.A. in economics from Rice University. Mr. Hayes was selected as one of our directors by an entity affiliated with Natural Gas Partners.

        Randolph L. Howard has served as a member of our board of directors since February 2007. Prior to his retirement, Mr. Howard served as the Senior Vice President for the Global Gas Division of Unocal Corporation from July 2004 to September 2005. Prior to that role, Mr. Howard served as Regional Vice President of Unocal's International Energy Operations—North ASEAN and President, Unocal Thailand from May 1999 to June 2004. Mr. Howard has over 17 years in various managerial roles at Unocal. Mr. Howard participated in the advanced executive program at Northwestern and holds a B.S. in chemical engineering from University of California Berkeley.

        Michael A. Jackson has served as a member of our board of directors since August 2006. Mr. Jackson has served as the Chief Executive Officer and President of ABG, an Adayana Company, an agribusiness management consulting firm, since October 2005. Mr. Jackson was Chief Executive Officer and President of Agri Business Group, Inc., which he founded in 1979, until its merger with Adayana, Inc. in October 2005. Mr. Jackson is a member of the board of directors of Terra Nitrogen Corporation, LP. Mr. Jackson holds a B.S. in agricultural economics from Purdue University. Mr. Jackson was selected as one of our directors by West Central.

        Michael M. Scharf has served as a member of our board of directors since August 2006. Mr. Scharf has served as Senior Vice President and Chief Financial Officer of Bunge North America, Inc., the North American operating arm of Bunge Limited, since August 1989. Bunge North America, Inc. operates grain elevators, oilseed processing plants, edible oil refineries and packaging facilities, and corn dry mills in the U.S., Canada and Mexico. Prior to joining Bunge North America, Mr. Scharf served as Senior Vice President and Chief Financial Officer at Peabody Holding Company, Inc. from 1978 to 1989, and as Tax Manager at Arthur Andersen & Co. from 1969 to 1978. Mr. Scharf also serves as a member of the board of directors of Southwest Iowa Renewable Energy, LLC. Mr. Scharf holds a B.S. in accounting from Wheeling Jesuit University. Mr. Scharf was selected as one of our directors by Bunge North America, Inc.

Key Employees

        The following table summaries other key officers and employees:

Name	Age	Position
Brad Albin	44	Vice President of Construction and Technology
Myron Danzer	47	Vice President of Customer & Technical Service
David Elsenbast	46	Vice President of Procurement
Christopher Graber	35	Director of Corporate Finance & Investment Banking
Gary Haer	53	Vice President of Sales and Marketing
Mari Kreft	41	Director of Business Administration and Inside Sales
Scott Malmanger	51	Controller
Bill Neese	54	Director of Transportation
Mike Smith	54	Vice President of Manufacturing

        Brad Albin has served as our Vice President of Construction and Technology since we commenced operations in August 2006. Prior to joining us, Mr. Albin served in the same role for West Central Cooperative, one of our predecessors, since June 2006. From November 2002 to January 2006, Mr. Albin served as Executive Director of Operations for Material Sciences Corporation, a manufacturer of specialty coated materials and related services, where he directed multi-plant operations for automotive and global appliance industries. Mr. Albin has over 22 years of experience in executive operations positions in multi-feedstock biodiesel, chemical, food and automotive supplier companies, such as The Monsanto Company, The NutraSweet Company and MSC Inc. Mr. Albin played a significant role in writing current BQ-9000 Accreditation program and was a member of the ASTM D2 Committee. Mr. Albin holds a B.S. in chemistry from Eastern Illinois University.

        Myron Danzer has served as our Vice President of Customer & Technical Service since we commenced operations in August 2006. From May 2002 to August 2006, Mr. Danzer served as Sales and Production Manager at West Central Cooperative. From August 1995 to May 2002, Mr. Danzer served as Feed and Soy Production Manager of West Central Cooperative where he was responsible for feed, soy and biodiesel operations. Mr. Danzer has over 20 years of biodiesel and agricultural process and manufacturing experience including construction, startup, and operation of several biodiesel plants. He received a patent for soy methyl transesterification from the U.S. Patent and Trademark Office. Mr. Danzer is a committee member of the National Biodiesel Accreditation Committee.

        David Elsenbast has served as our Vice President of Procurement since we commenced operations in August 2006. Prior to joining us, Mr. Elsenbast served in the same role for West Central Cooperative, one of our predecessors, since April 2006. From 1990 to March 2006, Mr. Elsenbast served in various roles for Milk Specialties Company, an animal nutrition company, including Vice President of Business Development, Vice President of Operations and Purchasing and General Manager. Mr. Elsenbast has over 22 years in agricultural business development, supply chain management, operations, and purchasing. Mr. Elsenbast holds a B.S. in agricultural business from Iowa State University.

        Christopher Graber has served as our Director of Corporate Finance & Investment Banking since October 2006. Prior to joining us, Mr. Graber served as a Vice President at Chartwell Investments, a private equity firm, since July 2004. From May 2000 to June 2004, Mr. Graber served as an Associate in the Financial Sponsors and Mergers & Acquisitions groups at Banc of America Securities. Mr. Graber holds an M.B.A. from the Mason School of Business at The College of William & Mary and a B.A. in international relations from Baylor University.

        Gary Haer has served as our Vice President of Sales and Marketing since we commenced operations in August 2006. From October 1998 to August 2006, Mr. Haer served as the National Sales and Marketing Manager for biodiesel for West Central Cooperative and was responsible for developing marketing and distribution infrastructure for biodiesel sales in the U.S. Mr. Haer has over 13 years of experience in the biodiesel industry. Mr. Haer is currently the Secretary of the National Biodiesel Board's Executive Committee and, from 2001 to 2003, he served as Vice-Chairman of National Biodiesel Board. Mr. Haer holds an M.B.A. from Baker University and a B.S. in accounting from Northwest Missouri State University.

        Mari Kreft has served as our Director of Business Administration and Inside Sales since we commenced operations in August 2006. Prior to joining us, Ms. Kreft served as Customer Service Manager for West Central Cooperative since October 2005. Ms. Kreft has over 18 years experience in accounting management, information systems project management, and business process improvement with retail, service, and manufacturing companies, such as Case Co., Land O' Lakes, Inc., Keane Consulting, and American Home Shield. Ms. Kreft holds an M.B.A. from Auburn University, a B.A. in finance from Buena Vista University, and is a Certified Project Management Professional (PMP).

        Scott Malmanger has served as our Controller since December 2006. Prior to joining us, Mr. Malmanger served as Finance Manager for Electrolux Major Appliances, an appliance manufacturer, since September 2003. From August 2000 to September 2003, Mr. Malmanger served as Assistant Corporate Controller for infoUSA Corporation, a data list compiler and marketing company. Mr. Malmanger has over 11 years of experience in financial management in manufacturing and services industries. Mr. Malmanger is a certified public accountant. Mr. Malmanger holds an M.B.A. from Mankato State University with a concentration in Finance and a B.S. in business administration, and mathematics from Pillsbury College.

        Bill Neese has served as our Director of Transportation since we commenced operations in August 2006. From December 2003 to August 2006, Mr. Neese served as Transportation Manager of West Central Cooperative where he was responsible for soy, soy processing and biodiesel transportation. From 1986 to December 2003, Mr. Neese was a business manager for Stutzman Enterprises, a trucking and ready-mix concrete company. Mr. Neese has over 30 years experience in transportation for companies such as Ralston Purina and Cargill. Mr. Neese holds a B.A. in business management from Lipscomb University.

        Mike Smith has served as our Vice President of Manufacturing since we commenced operations in August 2006. Prior to joining us, Mr. Smith was Vice President of manufacturing at West Central Cooperative from May 2006 to August 2006. From 1993 to May 2006, Mr. Smith served as Executive Vice President of Blue Seal Feeds, Inc., a New England feed manufacturer. Mr. Smith has over 25 years of experience in manufacturing, retail, corporate pricing, purchasing, and risk management. Mr. Smith is a past member and President of the New England Grain and Feed Association and a former member of the American Feed Industry Association. Mr. Smith holds a B.A. in marketing from State University of New York.

Board of Directors

        Our board of directors currently consists of nine members. Our directors are elected annually to serve until the next annual meeting of stockholders, until their successors are duly elected and qualified or until their earlier death, resignation, disqualification or removal. The authorized number of directors may be changed by resolution of the board. Vacancies on the board can be filled by resolution of the board of directors.

Director Independence

        Under the rules of the New York Stock Exchange, or NYSE, a director will only qualify as "independent" if our board of directors affirmatively determines that he has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Our board or directors has established guidelines to assist it in determining whether a director has a material relationship with us consistent with applicable NYSE standards set forth in Section 303A.02(b) of the NYSE Listed Company Manual. Our director independence guidelines require that a majority of our board of directors be comprised of independent directors, and no director will qualify as independent until our board of directors affirmatively determines that the director has no material relationship with the Company that would compromise his or her ability to exercise judgment independent of management. Our board has reviewed the relationships between each board member, and each such director's immediate family members, and us or one of our subsidiaries or affiliates. Based on its review, our board has affirmatively determined that, except for Mr. Stroburg, each individual who serves on our board of directors is an independent director.

Corporate Governance

        We expect that our board will fully implement our corporate governance initiatives at or prior to the time of this offering. We believe these initiatives will comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC adopted thereunder. In addition, we believe our corporate governance initiatives will comply with the listing standards of the New York Stock Exchange. After this offering, our board will continue to evaluate, and improve upon as appropriate, our corporate governance principles and policies.

        Our board also intends to adopt a code of business conduct that applies to each of our directors, officers and employees. The code will addresses various topics, including:

  •
  compliance with laws, rules and regulations;

  •
  conflicts of interest;

  •
  insider trading;

  •
  corporate opportunities;

  •
  competition and fair dealing;

  •
  equal employment and working conditions;

  •
  health and safety;

  •
  record keeping;

  •
  confidentiality;

  •
  protection and proper use of company assets; and

  •
  payments to government personnel.

        Our board will also adopt a code of ethics for senior executive officers applicable to our chief executive officer, president, chief operating officer, chief financial officer and other key management employees addressing ethical issues. Upon completion of this offerings, the code of business conduct and the code of ethics will each be posted on our website. Our audit committee also intends to implement whistleblower procedures by establishing formal procedures for receiving and handling complaints from employees. Any concerns regarding accounting or auditing matters reported under these procedures will be communicated promptly to the audit committee.

Board Committees

        Our board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and responsibilities described below:

        Audit Committee.    The audit committee provides assistance to the board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal controls over financial reporting and legal compliance functions by approving the services performed by our independent accountants and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The audit committee also oversees the audit efforts of our independent accountants and takes those actions as it deems necessary to satisfy itself that the accountants are independent of management. The audit committee currently consists of Messrs. Chesnut, Jackson and Scharf, each of whom is a non-management member of our board of directors. Currently, there is one vacancy on the audit committee which we intend to fill prior to the completion of this offering. Mr. Scharf is our audit committee financial expert as currently defined under Securities and Exchange Commission rules. We believe that the composition of our audit committee meets the criteria for independence under, and the functioning of our audit committee complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002, the current rules of the New York Stock Exchange and Securities and Exchange Commission rules and regulations. We intend to comply with future audit committee requirements as they become applicable to us.

        Compensation Committee.    The compensation committee assists the board of directors in meeting its responsibilities with regard to oversight and determination of executive compensation. The compensation committee reviews and makes recommendations to the board of directors with respect to major compensation plans, policies and programs of the Company. In addition, the compensation committee reviews, and makes recommendations for approval by the independent members of the board of directors regarding, the compensation for our executive officers, establishes and modifies the terms and conditions of employment of our executive officers, and administers our stock option plans. The current members of the compensation committee are Messrs. Chesnut, Deutch and Harding, each of whom is a non-management member of our board of directors. We believe that the composition of our compensation committee meets the criteria for independence under, and the functioning of our compensation committee complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002, the current rules of the New York Stock Exchange and Securities and Exchange Commission rules and regulations. We intend to comply with future compensation committee requirements as they become applicable to us.

        Nominating and Corporate Governance Committee.    The nominating and corporate governance committee is responsible for making recommendations to the board of directors regarding candidates for directorships and the size and composition of the board. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the board concerning corporate governance matters. The current members of the nominating and governance committee are Messrs. Christensen, Deutch, Howard and Jackson. We believe that the composition of our nominating and governance committee meets the criteria for independence under, and the functioning of our nominating and corporate governance committee complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002, the New York Stock Exchange and SEC rules and regulations. We intend to comply with future nominating and corporate governance committee requirements as they become applicable to us.

Compensation of Directors

        Our non-employee directors each currently receive $5,000 per quarter, which is prorated for partial service in any quarter, and an additional $1,000 for every in-person board meeting that they attend and $500 for every board meeting that they attend telephonically. Directors who are also employees do not receive any fees for their service on our board of directors. Mr. Stroburg is our only employee director. For a description of our compensation arrangements with Mr. Stroburg, see "Executive Compensation."

        We also reimburse our directors for reasonable expenses in connection with attendance at board and committee meetings.

2006 Director Compensation

        The following table summarizes all compensation paid to each of our non-employee directors from our inception in June 2006 to December 31, 2006:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)		Total ($)
Scott P. Chesnut	11,833	13,633	—		25,466
Delbert Christensen	11,833	13,633	—		25,466
Philip J. Deutch	11,833	10,412	—		22,245
Peter J. M. Harding	11,833	10,270	—		22,103
David W. Hayes	10,833	10,412	—		21,245
Michael A. Jackson	10,833	10,270	14,000	(2)	35,103
Michael M. Scharf	11,833	9,728	—		21,561

(1)
Amounts listed in this column represent the compensation expense of unrestricted stock awards recognized by us for the 2006 fiscal year, which is equal to the grant date fair value of such awards. Represents the compensation expense recognized in respect of the grant of 1,435 shares of our common stock to Messrs Chestnut and Christensen, 1,096 shares of our common stock to Messrs. Deutch and Hayes, 1,081 shares of our common stock to Messrs. Harding and Jackson, and 1,024 shares to Mr. Scharf. All of the shares granted to Mr. Deutch were transferred by Mr. Deutch to Energy Technology Partners, L.L.C., which is an affiliate of NGP Energy Technology Partners, L.P. All of shares granted to Mr. Harding were paid directly to E D & F Man Netherlands BV. All of the shares granted to Mr. Hayes were transferred by Mr. Hayes to Natural Gas Partners VIII, L.P. All of the shares granted to Mr. Scharf were transferred by Mr. Scharf to Bunge North America, Inc.

(2)
This amount represents the compensation expense in respect of an option to purchase 25,000 shares of our common stock awarded to Mr. Jackson and recognized by us under Statement of Financial Accounting Standards No. 123 (revised 2004) (FAS 123R) for the 2006 fiscal year, rather than amounts paid to or realized by Mr. Jackson. Please refer to Note 14 to our Consolidated Financial Statements for the years ended December 31, 2004, 2005 and 2006 for the underlying assumptions for this expense. There can be no assurance that this option will be exercised in which case no value will be realized by Mr. Jackson or that the value on exercise will approximate the compensation expense recognized by the Company. This option vested as to 1/12 of the shares on the three-month anniversary of the grant, and vests as 1/12 of the shares every three-month period thereafter until fully vested. The option was outstanding as to all 25,000 shares of common stock as of December 31, 2006. The grant date fair value of this option was $168,000.

Executive Compensation

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

        Our compensation committee's philosophy is to link executive compensation directly to the interests of our stockholders and therefore to financial objectives that the compensation committee believes are primary determinants of long-term stockholder value. The primary goals of our compensation committee with respect to executive compensation are to attract and retain the most talented and dedicated executives possible while tying annual and long-term cash and stock incentives to achievement of specified performance objectives, and to align executives' incentives with stockholder value creation. To achieve these goals, the compensation committee intends to set compensation at levels the committee believes are comparable with executives in other companies of similar size and stage of development operating in the biofuel industry, as well as companies in the region with whom we compete for talent, while taking into account our relative performance and our own strategic goals. Our compensation committee plans to implement and maintain compensation plans that tie a substantial portion of executives' overall compensation to key strategic goals.

Executive Compensation Practices

        Our compensation committee was recently formed. In July 2007, the compensation committee intends to engage an independent compensation consultant, and plans to work with the consultant to create an overall executive compensation plan consistent with the philosophies and objectives stated above.

        The compensation system in effect for our executive team since our formation on July 31, 2006 is based on the practices established by our predecessor, West Central Cooperative, or West Central. The compensation arrangements put into effect by West Central involved primarily base salary and cash bonuses. Stock compensation was introduced to our company through initial grants at the time of our formation.

        During the last five months of 2006, we continued to pay salaries to Mr. Stroburg and Mr. Ramsbottom consistent with the amount that each of them had received in their capacities with West Central. Because Mr. Stroburg concurrently served as our Chief Executive Officer and as the Chief Executive Officer of West Central during this period, West Central determines and pays Mr. Stroburg's annual salary and we have reimbursed West Central for a pro rated portion of Mr. Stroburg's $345,000 annual salary. The amount we pay West Central is based on estimates of the relative amount of time he devotes to our activities, plus a fee based on 15% of the amount paid consistent with our contract for services with West Central. Mr. Ramsbottom's annual salary is paid directly by us and was increased in February 2007 from $180,000 to $285,000. The amount of this increase was determined based on the fact that Mr. Ramsbottom would no longer participate in West Central's incentive bonus compensation plan, which had paid him approximately $91,000 for 2006, and to align his salary with that paid to Mr. Oh, based on the similar level of their executive responsibilities.

        Mr. Oh's base salary is based on the terms of his employment agreement, which was negotiated in connection with his recruitment by West Central to initially become our Chief Financial Officer. The terms of Mr. Oh's employment agreement are described below under the heading "Employment Contracts, Termination of Employment and Change in Control Arrangements."

        We do not currently have annual incentive or long-term incentive plans. In 2006, Mr. Stroburg and Mr. Ramsbottom participated in West Central's bonus programs and awards were earned based on factors related to both our business and West Central's other businesses, over which they also had management responsibility. The amounts of these awards were not paid or reimbursed by us. We expect that annual and long-term incentives based on company and individual performance factors will be part of the new compensation plan that we are developing.

        In connection with our formation and initial financing, each of Messrs. Stroburg, Ramsbottom and Oh received grants of stock options. The vesting and other terms of these grants were determined based on negotiations among West Central, our investors and the individual executives, and were generally designed to create an immediate equity stake for the management team in the newly formed company. No additional stock options or other equity-based grants have been made to Messrs. Stroburg, Ramsbottom and Oh.

        Upon completion of this offering, equity-based incentive awards will be granted under our 2007 Stock Incentive Plan. This plan will be administered by our compensation committee and the amount and terms of awards will be determined by the compensation committee applying the principles of our overall compensation strategy currently under development. We expect that the compensation committee will consider equity-based awards annually in connection with its overall compensation review and may determine to grant additional equity-based awards following a significant change in job responsibilities or to meet other special retention or performance objectives.

        In June 2007, we hired Jeffrey Pattison as our Chief Financial Officer. The terms of his at will employment arrangement are described under "Employment Contracts, Termination of Employment and Change in Control Arrangements." These terms also may be adjusted based on our overall compensation review.

Severance and Change in Control Payments

        Mr. Oh is entitled to a lump sum payment if during the term of his employment agreement his employment is terminated without cause or if Mr. Oh terminates his employment for good reason, as further described under "Employment Contracts, Termination of Employment and Change in Control Arrangements." None of our other executive officers currently has any right to payments in connection with any termination of employment or change in control.

2006 Summary Compensation Table

        The following table summarizes certain compensation paid to our Chief Executive Officer, our Chief Financial Officer and our other most highly compensated executive officers whose total compensation exceeded $100,000, for services rendered in all capacities to us during the year ended December 31, 2006.

Name and Position(s)	Year	Salary ($)		Bonus ($)		Option Awards ($)(2)(3)	All Other Compensation ($)		Total ($)
Jeffrey Stroburg Chief Executive Officer	2006	168,750	(1)	—		1,535,059	—		1,703,809
Daniel J. Oh Chief Operating Officer and Secretary(4)	2006	107,383	(5)	60,000	(6)	1,151,296	20,414	(7)	1,339,093
Nile D. Ramsbottom President	2006	93,200	(5)	20,000		1,151,296	—		1,264,496

(1)
Represents amounts paid to West Central for services provided by Mr. Stroburg as our Chief Executive Officer. See "Certain Relationships and Related Party Transactions—Transactions with Directors, Officers and 5% Stockholders—Commercial Transactions—West Central Cooperative" for more information about the Contract for Services agreement.

(2)
Amounts listed in this column represent the compensation expense of option awards recognized by us under Statement of Financial Accounting Standards No. 123 (revised 2004) (FAS 123R) for the 2006 fiscal year, rather than amounts paid to or realized by the named individual. Please refer to Note 14 to our Consolidated Financial Statements for the years ended December 31, 2004, 2005 and 2006 for the underlying assumptions for this expense. There can be no assurance that options will be exercised (in which case no value will be realized by the individual) or that the value on exercise will approximate the compensation expense we recognize.

(3)
These awards vest and become exercisable as to 25% of the shares on the grant date, with the remaining shares vesting ratably each month thereafter over the following three years.

(4)
Mr. Oh served as our Chief Financial Officer and Executive Vice President in 2006.

(5)
Reflects amounts paid as cash compensation to our executive officers for service as executive officers from August 1, 2006, the date we commenced operations, through December 31, 2006.

(6)
Represents Mr. Oh's signing bonus pursuant to his employment agreement.

(7)
Includes reimbursed relocation expenses and amounts attributable to personal use of a company vehicle.

Employment Contracts, Termination of Employment and Change in Control Arrangements

        Daniel J. Oh.    We have entered into an employment agreement with Daniel J. Oh, currently our Chief Operating Officer, for a three year term commencing August 1, 2006. Under his employment agreement, Mr. Oh is entitled to receive an annual base salary of $265,000 for his first year of employment and between $285,000 and $325,000 for his second year of employment, with the actual amount within the foregoing range to be determined by the Chief Executive Officer depending on Mr. Oh's level of assumption of operations responsibility. During his third year under the employment agreement and any subsequent year, Mr. Oh's salary will be determined by the Chief Executive Officer but will be equal to or greater than Mr. Oh's salary for his second year of employment. During each calendar year, Mr. Oh is entitled to participate in any bonus program that is available to our executive officers in the same relative percentage as our president. In addition to a $60,000 signing bonus paid to Mr. Oh upon entering into his employment agreement and the reimbursement of relocation expenses, we have agreed to pay Mr. Oh a minimum bonus of $30,000 at the conclusion of his first year of employment. We also granted to Mr. Oh options to purchase             shares of our common stock at $            per share. If we terminate Mr. Oh's employment without cause or Mr. Oh terminates his employment for good reason, within thirty days of the date of his termination we will pay Mr. Oh a lump sum payment in an amount equal to the sum of his annual base salary accrued but not yet paid through the date of termination, one-half of his annual base salary then in effect, any bonus earned during the prior calendar year but not yet paid and payment with respect to accrued but unused vacation, as well as additional relocation expenses and outplacement support services.

        Jeffrey C. Pattison.    In connection with his appointment as our Chief Financial Officer in June 2007, Mr. Pattison received an offer letter that provides for an annual base salary of $235,000. Mr. Pattison's offer letter also provides for a cash bonus of up to $60,000 following his first year of employment, as well as an anticipated award of 50,000 options to purchase our common stock.

        2006 Stock Incentive Plan.    Our 2006 Stock Incentive Plan, which governs options to purchase common stock awarded through December 31, 2006, provides that in the event of a change in control, generally including a significant change in the ownership of our company, a merger, consolidation or other similar transaction, all outstanding options and stock appreciation rights granted under the 2006 Stock Incentive Plan will immediately vest and become exercisable, unless the committee administering the plan determines that any such award will be assumed or substituted for by the surviving or acquiring company and certain other qualifying conditions for such assumption or substitution are satisfied. Our stock option agreements in respect of awards under the 2006 Stock Incentive Plan typically provide for immediate vesting and exercisability of options in the event of a change in control.

2006 Grants of Plan-Based Awards

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Jeffrey Stroburg	7/31/2006			4,334,284
Nile D. Ramsbottom	7/31/2006			3,250,717
Daniel J. Oh	7/31/2006			3,250,717

(1)
Option awards listed in this column become exercisable as to 25% of the shares on the date of grant, with the remaining shares vesting ratably each month thereafter over the following three years.

(2)
The grant date fair value was determined under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (FAS 123R) for financial reporting purposes. For a discussion of the determination of fair value of stock options under FAS 123R, see Note 2 "Summary of Significant Accounting Policies—Stock-Based Compensation" and Note 14 "Stock-Based Compensation" to our Consolidated Financial Statements for the years ended December 31, 2004, 2005 and 2006.

Employee Benefit Plans

2006 Stock Incentive Plan

        Our 2006 Stock Incentive Plan was adopted by our board of directors in July 2006 and was subsequently approved by our stockholders.

        As of June 30, 2007,            shares of common stock remained available for future issuance under our 2006 Stock Incentive Plan. As of December 31, 2006, options to purchase a total of            shares of common stock were outstanding under the 2006 Stock Incentive Plan, all with an exercise price of $            per share.

        Following the completion of this offering, no shares of our common stock will remain available for future issuance under the 2006 Stock Incentive Plan. Shares that are subject to options that expire, terminate, or are cancelled or as to which options have not been granted under the 2006 Stock Incentive Plan will not be available for option grants or share issuances under our 2007 stock incentive plan after this offering is completed.

        The 2006 Stock Incentive Plan provided for the granting of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to employees, officers and employee directors and the granting of nonstatutory stock options and other stock based awards (including restricted stock, restricted stock units, performance share, performance units and stock appreciation rights) to employees, officers, directors (including non-employee directors) and consultants. As of December 31, 2006, awards under the 2006 Stock Incentive Plan had been made only in the form of options to purchase common stock.

        The committee administering the plan determined the term of options, which was prohibited from exceeding 10 years (five years in the case of an incentive stock option granted to a stockholder holding more than 10% of the voting shares of our company). To the extent an optionee would have the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value in excess of $100,000, any such excess options would be treated as nonstatutory stock options.

        No award may be transferred by the optionee other than by will or the laws of descent or distribution. Each option may be exercised during the lifetime of the optionee only by such optionee.

Options granted under the 2006 Stock Incentive Plan generally vest and become exercisable at the rate of 25% of the total number of shares subject to the options at the date of grant, and 1/36th of the total number of shares subject to the options each month thereafter.

        The 2006 Stock Incentive Plan provides that in the event of a recapitalization, stock split or similar capital transaction, we will make appropriate adjustments in order to preserve the benefits of options outstanding under the plan. If we are involved in a merger or consolidation, outstanding options granted under the 2006 Stock Incentive Plan would immediately vest and become exercisable in full. For more information regarding the effect of a merger, consolidation or similar transaction on outstanding awards granted under the 2006 Stock Incentive Plan, see "Employment Contracts, Termination of Employment and Change in Control Arrangements."

2007 Stock Incentive Plan

        General.    Our board of directors intends to adopt a 2007 Stock Incentive Plan which, subject to stockholder approval, will become effective upon the completion of this offering.

        Administration.    The 2007 Stock Incentive Plan will be administered by our compensation committee. The 2007 Stock Incentive Plan will provide for the grant of options to purchase shares of common stock, restricted stock, stock appreciation rights and stock units. Incentive stock options may be granted only to employees. Nonstatutory stock options and other stock-based awards may be granted to employees, non-employee directors, advisors and consultants.

        The board of directors will be able to amend or modify the 2007 Stock Incentive Plan at any time, without stockholder approval, unless approval is required by applicable laws, rules or regulations or stock exchange listings standards.

        Authorized Shares.                shares of common stock will be authorized for issuance under the 2007 stock incentive plan. However, no participant in the 2007 Stock Incentive Plan will be able to receive option grants, stock appreciation rights, restricted stock or stock units for more than            shares total in any calendar year.

        Plan Features.    Under the 2007 Stock Incentive Plan:

  •
  We expect that options granted to optionees other than outside directors will generally vest as to 25% of the shares one year after the date of grant and as to 1/48th of the total number of shares subject to the options each month thereafter.

  •
  Nondiscretionary, automatic grants of nonstatutory stock options will be made to outside directors. An outside director will be granted automatically an initial option to purchase            shares upon first becoming a member of our board of directors. The initial option vests and becomes exercisable over four years, with the first 25% of the shares subject to the initial option vesting on the first anniversary of the date of grant date and the remainder vesting monthly thereafter. Immediately after each of our regularly scheduled annual meetings of stockholders, each outside director will be automatically granted a nonstatutory option to purchase            shares of our common stock, provided the director has served on our board for at least six months. These options will vest and become exercisable on the first anniversary of the date of grant or immediately prior to our next annual meeting of stockholders, if earlier. The options granted to outside directors will have a per share exercise price equal to 100% of the fair market value of the underlying shares on the date of grant, and will become fully vested if we are subject to a change of control.

  •
  Generally, if we merge with or into another corporation, we will be able to accelerate the vesting or exercisability of outstanding options and terminate any unexercised options unless they are assumed or substituted for by any surviving entity or a parent or subsidiary of the surviving entity. Stock options automatically granted to outside directors will fully vest if we merge with or into another corporation.

  •
  The plan will terminate 10 years after its initial adoption, unless terminated earlier by our board. Our board may amend or terminate the plan at any time, subject to stockholder approval where required by applicable law. Any amendment or termination may not impair the rights of holders of outstanding awards without their consent.

        The number of shares or other benefits granted under the 2007 Stock Incentive Plan may be subject to the attainment of performance goals.

401(k) Plan

        We have established a tax-qualified employee savings and retirement plan for which our employees are generally eligible. Under our 401(k) Plan, employees may elect to reduce their compensation and have the amount of this reduction contributed to the 401(k) Plan. We make matching contributions equal to 50% of the first 6% of employee salary contributions for each participating employee. All matching contributions made by us vest after three years of an employee's continued service. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code, so that contributions to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by us, if any, will be deductible by us when made.

2006 Outstanding Equity Awards at Fiscal Year-End

Option Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price($)	Option Expiration Date
Jeffrey Stroburg				$7/31/2016
Nile D. Ramsbottom				$7/31/2016
Daniel J. Oh				$7/31/2016

(1)
All option awards listed in this table become exercisable as to 25% of the shares on the date of grant, with the remaining shares vesting ratably each month thereafter over the following three years.

Indemnification Agreements

        We intend to enter into indemnification agreements with each of our current directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

PRINCIPAL STOCKHOLDERS

        The following table sets forth information as of June 30, 2007 about the number of shares of common stock beneficially owned and the percentage of common stock beneficially owned before and after the completion of this offering by:

  •
  each person or group of persons known to us to be the beneficial owner of more than 5% of our common stock;

  •
  each of our named executive officers;

  •
  each of our directors; and

  •
  all of our directors and executive officers as a group.

        Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Renewable Energy Group, Inc., 406 First Street, Ralston, Iowa 51549.

        We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

        Applicable percentage beneficial ownership before the offering is based on                  shares of common stock outstanding on June 30, 2007, which gives effect to the conversion of all outstanding shares of our preferred stock. In computing the number of shares of common stock beneficially owned by a person and the percentage beneficial ownership of that person, we deemed outstanding shares of common stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of June 30, 2007. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. For purposes of the table below, we have assumed that            shares of common stock will be outstanding upon completion of this offering.

		Percentage of Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Before Offering	After Offering
5% Stockholders:
Bunge North America, Inc.(1)		8.9%		%
E D & F Man Netherlands BV(2)		8.2
Natural Gas Partners VIII, L.P.(3)		12.5
Entities affiliated with NGP Energy Technology Partners(4)		12.5
Entities affiliated with West Central Cooperative(5)		45.5
Named Executive Officers and Directors:
Jeffrey Stroburg(6)		*
Jeffrey C. Pattison		*
Nile D. Ramsbottom(6)		*
Daniel J. Oh(6)		*
Scott P. Chesnut(7)		51.9
Delbert Christensen		*
Philip J. Deutch(8)		12.5
Peter J. M. Harding(9)		8.2
David W. Hayes(10)		*
Randolph L. Howard		*
Michael A. Jackson(11)		*
Michael M. Scharf		*
All officers and directors as a group (12 persons)(12)		77.3

*
Represents beneficial ownership of less than 1%.

(1)
The principal business address of Bunge North America, Inc. is: 11720 Borman Drive St. Louis, MO 63146-1000. Bunge North America, Inc. is a wholly-owned subsidiary of Bunge Limited, a publicly traded company. Includes             shares subject to warrants that are currently exercisable. After offering ownership percentage excludes additional shares of common stock that may be issuable as of the closing of this offering pursuant to antidilution provisions applicable to series B preferred stock if the initial public offering price per share is less than $                  per share.

(2)
The principal business address of E D & F Man Netherlands BV is: Nesland 5, 1382 MZ Weesp, The Netherlands. E D & F Man Netherlands BV is a wholly-owned subsidiary of E D & F Man Holdings Limited. Includes    shares subject to warrants that are currently exercisable. Peter Harding, who also one of our directors, has voting and investment authority over these shares. Mr. Harding disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. After offering ownership percentage excludes additional shares of common stock that may be issuable as of the closing of this offering pursuant to antidilution provisions applicable to series B preferred stock if the initial public offering price per share is less than $                  per share.

(3)
The principal business address of Natural Gas Partners VIII, L.P. is: 125 E. John Carpenter Freeway, Suite 600 Irving, Texas 75062. Includes              shares subject to warrants that are currently exercisable. G.F.W. Energy VIII, L.P. (G.F.W.) is the sole general partner of Natural Gas Partners VIII, L.P. (NGP VIII). GFW VIII, L.L.C., as the sole general partner of G.F.W, may be deemed to beneficially own the shares held by NGP VIII. After offering ownership percentage excludes additional shares of common stock that may be issuable as of the closing of this offering pursuant to antidilution provisions applicable to series B preferred stock if the initial public offering price per share is less than $            per share.

(4)
The principal business address of NGP Energy Technology Partners, L.P. is: 1700 K Street NW, Suite 750, Washington, D.C. 20006. Includes             shares subject to warrants that are currently exercisable held by NGP Energy Technology Partners, L.P. and             shares subject to warrants that are currently exercisable held by Energy Technology Partners, L.L.C. NGP ETP, L.L.C may be deemed to be the beneficial owner of the shares held by NGP Energy Technology Partners, L.P. by virtue of being its sole general partner. Philip J. Deutch, who is also one of our directors, is a member of the investment committee of NGP ETP, L.L.C., and as such may be deemed to share the power to vote, or to direct the vote, or to direct the vote, and dispose of, or to direct the disposition of, the shares held by NGP Energy Technology Partners, L.P. Mr Deutch has voting and investment authority over the shares held by Energy Technology Partners, L.L.C. After offering ownership percentage excludes additional shares of common stock that may be issuable as of the closing of this offering pursuant to antidilution provisions applicable to series B preferred stock if the initial public offering price per share is less than $         per share.

(5)
The principal business address of West Central Cooperative is: 406 First Street, Ralston, Iowa 51459. Includes             shares held by West Central Biodiesel Investors LLC, a majority-owned subsidiary of West Central Cooperative. Scott P. Chesnut, one of our directors and the Chairman of the Board of West Central Cooperative has voting and dispositive power over these shares. Also includes             shares subject to warrants that are currently exercisable. After offering ownership percentage excludes additional shares of common stock that may be issuable as of the closing of this offering pursuant to antidilution provisions applicable to series B preferred stock if the initial public offering price per share is less than $            per share.

(6)
Represents             shares subject to options that are exercisable within 60 days of June 30, 2007.

(7)
Includes             shares subject to options that are exercisable within 60 days of June 30, 2007. Also includes                 shares beneficially owned by entities affiliated with West Central Cooperative. Mr. Chesnut disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(8)
Represents      shares owned by entities affiliated with NGP Energy Technology Partners, L.P. See footnote (4) above. Mr. Deutch is a member of the investment committee of NGP ETP, L.L.C., the general partner of NGP Energy Technology Partners, L.P. Mr. Deutch disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(9)
Represents                 shares beneficially owned by E D & F Man Netherlands BV. Mr. Harding disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(10)
David Hayes is a limited partner of G.F.W. Energy VIII, L.P., which is the general partner of Natural Gas Partners VIII, L.P. Mr. Hayes has no voting or dispositive power over the shares held by Natural Gas Partners VIII, L.P. See footnote 3 above. The portion of these shares beneficially owned by Mr. Hayes is less than 1% of our outstanding shares of capital stock.

(11)
Represents             shares subject to options that are exercisable within 60 days of June 30, 2007.

(12)
Includes                 shares subject to options that are exercisable within 60 days of June 30, 2007. Also includes             shares beneficially owned by entities affiliated with West Central Cooperative,             shares beneficially owned by Natural Gas Partners VIII, L.P. and             shares beneficially owned by entities affiliated with NGP Energy Technology Partners.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Officers, Directors and 5% Stockholders

  Founders' Contribution Agreements

        On July 31, 2006, in connection with our formation and initial capitalization, we issued an aggregate of            shares of common stock to West Central, and two of its affiliates, InterWest, L.C. and REG, LLC, in exchange for the contribution of assets and liabilities to us. There was no third-party appraisal of the contributed assets or valuation of our common stock and there can be no assurance that the amount of common stock given to our predecessors does not exceed the fair market value of the contributed assets and liabilities. In connection with the contribution, West Central has the right to select up to four members to our board of directors, which right will terminate upon completion of this offering. On August 1, 2006, in connection with the sale of series A preferred stock described below, West Central, InterWest, L.C. and REG, LLC entered into a non-competition agreement with us. Under this agreement, each of these entities agreed not to participate, directly or indirectly, in the ownership, lease, acquisition, construction or operation of biodiesel facilities, or solicit any business or employee of ours for any purpose, for as long as each owns any equity interest in us.

  Sales of Preferred Stock

        In August 2006, we entered into agreements to sell up to an aggregate of 6,578,947 shares of series A preferred stock, at a price per share of $9.50, and to issue warrants to purchase            shares of common stock and, in July 2007, we issued an aggregate of 1,999,998 shares of series B preferred stock, at a price per share of $11.00, and warrants to purchase    shares of common stock, each in a private placement as follows:

Investor	Shares of Series A Preferred Stock*	Shares Underlying Warrants to Purchase Common Stock	Shares of Series B Preferred Stock	Shares Underlying Warrants to Purchase Common Stock
Bunge North America, Inc.(1)	1,052,632	—	181,818
E D & F Man Netherlands BV(2)	1,315,789	—	454,545
Natural Gas Partners VIII, L.P.(3)	2,105,263		454,545
Entities affiliated with NGP Energy Technology Partners(3)	2,105,263		454,545
West Central	—	—	454,545

*
The initial closing for the sale of shares of series A preferred stock to each of the listed investors occurred in August 2006. A subsequent closing with the entities affiliated with Natural Gas Partners and E D & F Man Netherlands BV occurred in December 2006. A subsequent closing with Bunge North America, Inc. occurred in June 2007.

(1)
In connection with the sale of series A preferred stock, Bunge North America, Inc. was given the right to select one member to our board of directors, which right will terminate upon completion of this offering.

(2)
In connection with the sale of series A preferred stock, E D & F Man Holdings Limited was given the right to select one member to our board of directors, which right will terminate upon completion of this offering.

(3)
In connection with the sale of series A preferred stock, Natural Gas Partners VIII, L.P. and NGP Energy Technology Partners, L.P. together were given the right to select two members to our board of directors, which right will terminate upon completion of this offering.

  Sales of Common Stock

        In September 2006, we sold   shares of common stock, at a price per share of $        , to West Central Biodiesel Investors, LLC in a private placement. West Central owns 53.8% of the membership units of West Central Biodiesel Investors, LLC, and, therefore, has the right to appoint a majority of the managers of West Central Biodiesel Investors, LLC.

  Commercial Transactions

  West Central Cooperative

        At the time of the contribution of assets by West Central on July 31, 2006, we entered into the following agreements with West Central: a contract for services, an asset use agreement, and a ground lease. Under the contract for services, West Central provides us certain corporate and administrative services such as human resources, information technology, environmental health and safety and accounting, and we agreed to pay West Central our proportionate share of the costs associated with the provision of services, plus a 15% margin. The contract for services has a one-year term and is cancellable thereafter upon six-months notice by either party. However, as we hire employees in these areas, we can terminate West Central's provision of specific services under the agreement. Under the Ground Lease, West Central leases to us the real property on which our Ralston, Iowa biodiesel plant is located, for an annual rental fee of one dollar. The Ground Lease has a 20-year term and we may elect to extend the term for six additional five-year terms. Under the Asset Use Agreement, West Central provides us with the use of certain assets, such as office space, maintenance equipment and utilities, for which we pay a proportionate share of the costs. This agreement has the same term as the Ground Lease. Under these arrangements, we paid West Central an aggregate of approximately $0.9 million from August 1, 2006, the date we commenced operations, to December 31, 2006 and $0.7 million for the three months ended March 31, 2007. We expect to terminate West Central's provision of services, other than environmental, health and safety, at various points prior to or near the end of 2007.

        Since our formation, we have relied solely on West Central to provide once refined soybean oil for our facility in Ralston, Iowa. We pay West Central based on the nearby futures contract price for crude soybean oil quoted on the Chicago Board of Trade, or CBOT, plus a provision fee as determined by the parties. Payments to West Central for soybean oil totaled approximately $9.2 million for the period from August 1, 2006 through December 31, 2006 and approximately $4.9 million for the three months ended March 31, 2007. On July 8, 2007, we entered into an oil feedstock supply agreement with West Central under which West Central agreed to provide us with, and we agreed to buy, all of the soybean oil requirements for our Ralston facility for a three year period based on the nearby futures contract price for crude soybean oil quoted on the CBOT plus a provision fee to be negotiated by the parties.

  Bunge North America, Inc.

        At the time of the initial closing of the series A preferred stock sale to Bunge North America, Inc., or Bunge, we agreed to use commercially reasonable efforts to locate three new biodiesel production facilities near Bunge's soybean oil processing facilities. Under that agreement, as amended, we agreed to issue to Bunge              shares of common stock for each of the three sites upon acquiring ownership or leasehold rights to property near Bunge crush facilities and entering into a feedstock supply agreement with Bunge. Two of our subsidiaries each entered into an oil feedstock supply agreement with Bunge, or its subsidiary, for our facilities under construction in New Orleans, Louisiana and Emporia, Kansas in June 2007. Under the oil feedstock supply agreements, we have committed to purchase in the range of 15 million to 22 million pounds of soybean oil for each facility on a monthly basis during the contract term. These agreements each have an initial term of six years commencing when the facility is operational and automatically renew in successive two-year terms, unless otherwise terminated by either party. Under each of the oil feedstock supply agreements, we will pay Bunge based upon the then current CBOT nearby futures contract price for soybean oil plus an additional provision fee, a portion of which is negotiated by the parties with reference to provision fees then being charged by Bunge and paid by us to other parties and a portion of which is fixed depending on the CBOT nearby futures contract price and the origin of the soybean oil. We also will pay Bunge a yearly transaction fee based on the number of pounds of soybean oil delivered during the previous 12-month period. In connection with each feedstock supply agreement, we entered into a guaranty agreement with Bunge under which we agreed to guarantee up to $4.0 million of our subsidiaries' purchase obligations under each feedstock supply agreement. On June 26, 2007, we issued an aggregate of            shares of our common stock to Bunge as consideration for these agreements and Bunge's assistance in helping us secure nearby sites for these facilities. As of June 30, 2007, we had not yet entered into a lease or acquired property for a third site near a Bunge processing facility so the remaining        shares have not yet been issued. We have not yet made any payments to Bunge pursuant to any oil feedstock supply agreement since these facilities are not yet operational.

  E D & F Man Netherlands BV

        In February 2006, prior to the time of the initial closing of the series A preferred stock sale to E D & F Man Netherlands BV, or E D & F Man, we entered into a master terminal lease agreement with Westway Terminal Company Inc., a wholly-owned subsidiary of E D & F Man, or Westway Terminal, and a glycerin marketing agreement with Westway Feed Products, Inc., a wholly-owned subsidiary of E D & F Man, or Westway. Under the master terminal lease agreement, we have entered into several terminal lease agreements with Westway Terminal. These leases have terms ranging from one month to four years. In connection with these leases, we paid Westway Terminal an aggregate of less than $0.1 million from August 1, 2006 through December 2006 and $0.2 million for the three months ended March 31, 2007. Under the Glycerin Marketing Agreement, Westway has an exclusive right to market in the animal nutrition segment the glycerin produced at each of our network facilities. We pay Westway a commission of $7.50 per ton of glycerin marketed during the first eighteen months of a facility's production, and $5.00 per ton thereafter. To date, Westway has not made any sales of glycerin so we have not paid any commissions, though we have sold glycerin to Westway for aggregate proceeds of less than $0.1 million from August 1, 2006 through March 31, 2007. This contract has a term of five years, and automatically renews in one-year periods thereafter unless terminated by either party.

Registration Rights

        We have entered into a registration rights agreement with each of the purchasers of preferred stock and common stock listed above. Under this agreement, these stockholders are entitled to registration rights with respect to their shares of common stock, including shares of common stock issuable upon the conversion of their convertible preferred stock immediately prior to completion of this offering. For additional information, see "Description of Capital Stock—Registration Rights."

Procedures for Approval of Related Party Transactions

        Each of the related party transactions described above, other than the founders' contribution agreements, were submitted to our Board of Directors and were approved by a disinterested majority of our Board of Directors and the requisite series A preferred stock designee(s) after full disclosure of the interest of the related party in the transaction, if any, at the time of approval. We believe the terms of these agreements were negotiated at arms' length and are comparable to terms that could have been obtained from unaffiliated third parties.

        Our Board of Directors intends to approve a Related Person Transactions Policy, which will be effective upon consummation of this offering. The Related Person Transactions Policy will require approval by the audit committee of our board of directors of transactions with us involving more than $120,000 in which any director, officer, 5% stockholder or certain related persons or entities has a direct or indirect material interest.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Iowa Finance Authority Industrial Revenue Bond Loan

        In connection with our formation, we assumed the obligations under a $5.0 million loan made to InterWest, L.C. in November 2001, which loan was made from the proceeds of the Variable Rate Demand Industrial Development Revenue Bonds issued by Iowa Finance Authority, or IFA, to finance our biodiesel production facility in Ralston, Iowa. Our obligation to pay principal and interest under the loan agreement matches the principal and interest payments IFA makes on the IFA bonds. The IFA bonds mature on November 1, 2016, bear interest at a variable rate determined by the remarketing agent from time to time at the rate necessary to produce a bid for the purchase of all of the bonds at a price equal to the principal amount thereof plus any accrued interest at the time of determination, but not in excess of 10% per annum. The interest rate on the bonds was 3.88% for the last week of June 2007. Payment of interest and principal of the IFA bonds is limited to revenues of our facility in Ralston, Iowa and the proceeds of such bonds set aside for payments of principal and interest. The bonds are subject to optional redemption at any time and mandatory redemption if the interest payments on such bonds must be included in the gross income of the bond holders for federal income tax purposes. We have also entered into a reimbursement agreement with the bank that issued a letter of credit for our account in connection with the transaction, under which we have granted security in our real property interest in our Ralston, Iowa facility and all of our personal property and we agreed to be subject to certain customary covenants, including limitations on indebtedness, liens, mergers, acquisitions, transfer of assets and changes in business.

Revolving Credit Facility

        We expect to enter into a $30.0 million revolving credit facility, which will be available for three years for working capital purposes, including letters of credit. Upon satisfying certain conditions we may increase the commitments up to $100.0 million. Borrowings under the revolving credit facility will be subject to customary conditions precedent and bear interest at LIBOR plus 3.0% or at the base rate plus 2.0%. The base rate is the higher of agent bank's announced prime rate or the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System plus 0.5%. In addition to paying interest on the outstanding principal under the credit facility, we expect that we will be required to pay a commitment fee in respect of unused loan commitments at a rate of 0.5% per annum. We expect that advances under the revolving credit facility will have a borrowing base limitation based on a percentage of eligible receivables, outstanding biodiesel inventory, equipment for construction of biodiesel plants and the value of our biodiesel production facility in Ralston, Iowa. We expect that our obligations under the revolving credit loan will be secured by first priority security interests in all our and the subsidiary guarantors' present and future assets, other than real estate. We expect that the terms of the credit facility will require us to comply with various customary covenants, including limitations on indebtedness, liens, distributions, investments, acquisitions, dispositions, changes in business, transactions with affiliates and capital expenditures. We also expect we will be required to maintain a certain minimum net worth amount and a minimum ratio of currents assets to current liabilities.

Gulf Opportunity Zone Revenue Bond Loan

        We expect to enter into agreements pursuant to which we will obtain the proceeds of certain Gulf Opportunity Zone Revenue Bonds, or Go Zone Bonds, the amount of which is currently anticipated to be approximately $95.0 million. The proceeds of the loan will be used to pay the costs of construction of our biodiesel production plant and ancillary facilities in New Orleans, Louisiana, interest on the Go Zone Bonds during construction, and certain costs incurred to issue the Go Zone Bonds and to fund a debt service reserve. The principal and interest payments on the loan will match the principal and interest payments on the Go Zone Bonds. The interest rate on the Go Zone Bonds will be fixed at the time they are issued. Principal payments will be semi-annual, each of which, when added to the interest payable when such principal payment is due, shall be approximately equal installments of principal and interest. Payments of interest are expected to begin in January 2008, and payments of principal are expected to commence in January 2010. These payments are expected to continue until maturity 20 years after the date of issuance. Payments of principal and interest on the Go Zone Bonds are limited to the revenues of our New Orleans and Emporia facilities and the proceeds of such bonds set aside for payments of principal and interest. We anticipate that there will be some limitations, which are still being negotiated, on our ability to prepay the bonds. The Go Zone Bonds are subject to mandatory redemption if the interest payments on such bonds must be included in the gross income of the bondholders for federal income tax purposes. The Go Zone Bonds are expected to be secured by the fixed assets of our New Orleans, Louisiana and Emporia, Kansas facilities. We expect the finance documents to be entered into to include certain covenants, which are still being negotiated.

DESCRIPTION OF CAPITAL STOCK

General

        The following description of our capital stock and provisions of our certificate of incorporation and bylaws is only a summary. You should also refer to the copies of our certificate of incorporation and bylaws that have been or will be filed with the Securities and Exchange Commission as exhibits to our registration statement, of which this prospectus forms a part, and to the applicable provisions of Delaware law. Upon completion of this offering, we expect that our authorized capital stock will consist of                        shares of common stock, $0.0001 par value per share, and                        shares of undesignated preferred stock, $0.0001 par value per share, after giving effect to the conversion of all outstanding preferred stock into common stock and the amendment of our certificate of incorporation.

Common Stock

        As of June 30, 2007, there were            shares of common stock outstanding held by approximately 14 stockholders of record, assuming the conversion on a one-for-one basis of each outstanding share of series A preferred stock and series B preferred stock upon the closing of this offering.

        Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Common stockholders will not be entitled to cumulative voting in the election of directors by our certificate of incorporation. This means that the holders of a majority of the shares voted will be able to elect all of the directors then standing for election. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock will be entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time. Upon our liquidation, dissolution or winding-up, the holders of common stock will be entitled to share ratably in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There will be no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued in this offering, when they are paid for, will be fully paid and nonassessable.

Preferred Stock

        Upon the closing of this offering, each outstanding share of our series A preferred stock will be converted into            shares of common stock, or an aggregate of            shares of common stock. If the initial public offering price of our common stock is greater than or equal to $                  per share, then upon the closing of this offering each outstanding share of our series B preferred stock will convert into            shares of common stock, or an aggregate of            shares of common stock. If the initial public offering price of our common stock is less than $            per share, subject to adjustment for stock splits, then upon the closing of this offering each outstanding share of series B preferred stock will convert into a greater number of shares of common stock. In such event, the actual number of shares will be equal to             . As a result, if the initial public offering price of our common stock is less than $            per share, additional shares of our common stock will be issued to holders of outstanding shares of series B preferred stock.

        Upon the closing of this offering, each outstanding share of our series A preferred stock and series B preferred stock will be converted into one share of common stock. Following the conversion, our certificate of incorporation will be amended to delete all references to the prior series of preferred stock and our board of directors will be authorized, subject to limitations imposed by Delaware law, to issue from time to time up to a total of            shares of preferred stock in one or more series, without stockholder approval. We expect that our board of directors will be authorized to establish from time to time the number of shares to be included in each series, and to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions. We expect that our board of directors will also be able to increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by the stockholders.

        The board of directors may authorize the issuance of preferred stock with voting or conversion rights that could harm the voting power or other rights of the holders of the common stock, or that could decrease the amount of earnings and assets available for distribution to the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us and might harm the market price of our common stock and the voting and other rights of the holders of common stock. We have no current plans to issue any shares of preferred stock.

Registration Rights

        After this offering, the holders of            shares of common stock, including shares issued upon conversion of the preferred stock, are entitled to contractual rights to require us to register those shares under the Securities Act. If we propose to register any of our securities under the Securities Act for our own account, holders of those shares are entitled to include their shares in our registration, provided they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and among other conditions, that the underwriters of any such offering have the right to limit the number of shares included in the registration. Six months after the effective date of the registration statement of which this prospectus is a part, and subject to limitations and conditions specified in the registration rights agreement with the holders, holders of at least 70% of the shares of common stock issued upon conversion of the series A preferred stock may require us to prepare and file a registration statement under the Securities Act at our expense covering those shares, provided that the shares to be included in the registration have an anticipated aggregate public offering price of at least $10,000,000. We are not obligated to effect more than two of these stockholder-initiated registrations. Holders of those shares may also require us to file additional registration statements on Form S-3, subject to limitations specified in the registration rights agreement.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

        The provisions of Delaware law, our restated certificate of incorporation and our bylaws described below may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

  Delaware Law

        We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

  •
  the transaction is approved by the board before the date the interested stockholder attained that status;

  •
  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

  •
  on or after the date the business combination is approved by the board and authorized at a meeting of stockholders, and not by written consent by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        In general, Section 203 defines "business combination" to include the following:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

  •
  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  •
  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

  •
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any such entity or person.

        A Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out of, and do not currently intend to opt out of, this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

  Charter and Bylaws

        Following the completion of this offering, we expect that our certificate of incorporation and bylaws will provide that:

  •
  no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our bylaws, and stockholders may not act by written consent;

  •
  the approval of holders of two-thirds of the shares entitled to vote at an election of directors will be required to adopt, amend or repeal our bylaws or amend or repeal the provisions of our certificate of incorporation regarding the election and removal of directors and the ability of stockholders to take action by written consent or call a special meeting;

  •
  our board of directors will be expressly authorized to make, alter or repeal our bylaws;

  •
  stockholders may not call special meetings of the stockholders or fill vacancies on the board;

  •
  stockholders must provide notice of nominations of directors or the proposal of business to be voted on at an annual meeting;

  •
  our board of directors will be authorized to issue preferred stock without stockholder approval, as described above;

  •
  our board of directors will be divided into three classes with each director elected for a three year term;

  •
  directors may only be removed for cause; and

  •
  we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

Limitation of Liability and Indemnification Matters

        We will adopt provisions in our certificate of incorporation that limit the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Delaware General Corporation Law. Accordingly, our directors will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

  •
  for any breach of the director's duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided under Section 174 of the Delaware General Corporation Law; or

  •
  for any transaction from which the director derived an improper personal benefit.

        Any amendment or repeal of these provisions will require the approval of the holders of shares representing at least two-thirds of the shares entitled to vote in the election of directors, voting as one class.

        Our certificate of incorporation and bylaws will also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our certificate of incorporation and bylaws will also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of his actions as our officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. We intend to enter into separate indemnification agreements with our directors and executive officers that could require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our certificate of incorporation and the indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

New York Stock Exchange Listing Symbol

        We intend to apply to list our common stock on the New York Stock Exchange under the symbol "RWE."

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is                        .

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no public market for our common stock. We cannot predict the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. As described below, no shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after the restrictions lapse, or the perception that those sales may occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions.

Sale of Restricted Shares

        Upon completion of this offering, we will have outstanding            shares of common stock. The shares of common stock being sold in this offering will be freely tradable, other than by any of our "affiliates" as defined in Rule 144(a) under the Securities Act, without restriction or registration under the Securities Act. All remaining shares were issued and sold by us in private transactions and are eligible for public sale if registered under the Securities Act or sold in accordance with Rule 144 or Rule 701 under the Securities Act. These remaining shares are "restricted securities" within the meaning of Rule 144 under the Securities Act.

        As a result of the lock-up agreements, other contractual restrictions on resale and the provisions of Rules 144, 144(k) and 701 described below, the restricted securities will be available for sale in the public market as follows:

  •
  no shares will be eligible for sale prior to 180 days after the date of this prospectus;

  •
  shares will be eligible for sale upon the expiration of the lock-up agreements, described below, beginning 180 days after the date of this prospectus (subject to extension) and when permitted under Rule 144, 144(k) or 701; and

  •
  shares will be eligible for sale upon the exercise of warrants and vested options, described below, 180 days after the date of this prospectus.

Lock-up Agreements

        Our directors, executive officers and all of our stockholders have agreed with limited exceptions that they will not sell any shares of common stock owned by them without the prior written consent of Credit Suisse Securities (USA) LLC on behalf of the underwriters for a period of 180 days from the date of this prospectus, subject to extension as described below. At any time and without public notice, Credit Suisse Securities (USA) LLC may in its sole discretion release some or all of the securities from these lock-up agreements. To the extent shares are released before the expiration of the lock-up period and these shares are sold into the market, the market price of our common stock could decline. Immediately following the 180-day lock-up period, shares of our common stock outstanding after this offering will become available for sale, subject to legal restrictions on resale. The 180-day lock-up period may be extended under certain circumstances where we release, or pre-announce a release of, our earnings or announce material news or a material event shortly before or after the termination of the 180-day period. See "Underwriting—Lock-Up Agreements" below.

Rule 144

        In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person deemed to be our affiliate, or a person holding restricted shares who beneficially owns shares that were not acquired from us or our affiliate within the previous one year, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the then outstanding shares of common stock, or approximately            shares immediately after this offering, assuming no exercise of the underwriters' over-allotment option; or

  •
  the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

        Sales under Rule 144 are subject to requirements relating to manner of sale, notice and availability of current public information about us.

Rule 144(k)

        A person, or persons whose shares are aggregated, who is not deemed to have been our affiliate at any time during the 90 days immediately preceding the sale, and who beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner who is not an affiliate, may sell restricted securities after this offering under Rule 144(k) without complying with the volume limitations, manner of sale provisions, public information or notice requirements of Rule 144. We currently expect that            shares will qualify as "Rule 144(k) shares" within 180 days after the date of this prospectus; however, this number may increase or decrease depending on a particular stockholder's status as an affiliate during the 90 days immediately preceding the sale.

Rule 701

        Subject to various limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from us by our employees, directors, officers, consultants or advisers prior to the closing of this offering, pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the Securities and Exchange Commission has indicated that Rule 701 will apply to stock options granted by us before this offering, along with the shares acquired upon exercise of those options. Securities issued in reliance on Rule 701 are deemed to be restricted securities and, beginning 90 days after the date of this prospectus, unless subject to the contractual restrictions described above, may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with the minimum holding period requirements.

Stock Options

        We intend to file a registration statement under the Securities Act covering    shares of common stock reserved for issuance under our stock plans. This registration statement is expected to be filed soon after the date of this prospectus and will automatically become effective upon filing. Accordingly, shares registered under this registration statement will be available for sale in the open market, unless those shares are subject to vesting restrictions with us or the contractual restrictions described above.

Registration Rights

        In addition, after this offering, the holders of approximately    shares of common stock, including shares of common stock issuable upon conversion of our series A preferred stock and series B preferred stock upon the closing of this offering, will be entitled to rights to cause us to register the sale of those shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares, other than shares purchased by our affiliates, becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. See "Description of Capital Stock—Registration Rights" above.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC is acting as representative, the following respective numbers of shares of common stock:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC
Goldman, Sachs & Co.
Banc of America Securities LLC
Thomas Weisel Partners LLC

Total

Option to Purchase Additional Shares

        The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

        We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to            additional shares from us at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

Commissions and Expenses

        The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $            per share. The underwriters and selling group members may allow a discount of $            per share on sales to other broker/dealers. After the initial public offering the representative may change the public offering price and concession and discount to broker/dealers.

        The following table summarizes the compensation and estimated expenses we will pay:

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriting discounts and commissions paid by us	$	$	$	$
Expenses payable by us	$	$	$	$

        The representative has informed us that it does not expect sales to accounts over which the underwriters have discretionary authority to exceed 5% of the shares of common stock being offered. The underwriters will not confirm sales to any accounts over which they exercise discretionary authority without first receiving a written consent from those accounts.

Lock-Up Agreements

        We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC for a period of 180 days after the date of this prospectus, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof. However, in the event that either (1) during the last 17 days of the "lock-up" period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the "lock-up" period, we announce that we will release earnings results during the 16-day period beginning on the last day of the "lock-up" period, then in either case the expiration of the "lock-up" will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC waives, in writing, such an extension.

        Our officers, directors and all of our stockholders have agreed, with limited exceptions, that they will not offer, sell, contract to sell (except for entering into a 10b5-1 trading plan under which the first trade could not be made until after the expiration of the restrictions under the lock-up agreements), pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock (provided, however, that stock options granted to these parties may be exercised for cash), enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC for a period of 180 days after the date of this prospectus. However, in the event that either (1) during the last 17 days of the "lock-up" period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the "lock-up" period, we announce that we will release earnings results during the 16-day period beginning on the last day of the "lock-up" period, then in either case, upon the written election of Credit Suisse Securities (USA) LLC, the "lock-up" will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable.

Indemnification

        We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

New York Stock Exchange

        We will apply to list the shares of our common stock on The New York Stock Exchange under the symbol "RWE."

        In connection with the listing of the common stock on The New York Stock Exchange, the underwriters will undertake to sell round lots of 100 shares or more to a minimum of 400 beneficial owners.

Relationships

        The underwriters may in the future perform investment banking and advisory services for us from time to time for which they may in the future receive customary fees and expenses. The underwriters may, from time to time, engage in transactions with or perform services for us in the ordinary course of business.

Pricing of the Offering

        Prior to this offering, there has been no public market for our common stock. The initial public offering price was determined by negotiations between us and the representative. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and other financial operating information in recent periods, and the price/earnings ratios, price/sales ratios, market prices of securities and financial and operating information of companies engaged in activities similar to ours.

Stabilization, Short Positions and Penalty Bids

        In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934 (the "Exchange Act").

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Electronic Distribution

        A prospectus in electronic format will be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of shares of common stock being offered hereby to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares of common stock being offered hereby which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares of our common stock to the public in that Relevant Member State at any time:

  •
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  •
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the manager for any such offer; or

  •
  in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of shares of our common stock to the public" in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

        Each of the underwriters severally represents, warrants and agrees as follows:

  •
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) to persons who have professional experience in matters relating to investments falling within article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of such Act does not apply to us; and

  •
  it has complied with and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any shares of our common stock in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

        The validity of the common stock offered by this prospectus will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, San Francisco, California. Selected legal matters relating to the offering will be passed upon for the underwriters by Sidley Austin LLP, Chicago, Illinois.

EXPERTS

        The consolidated financial statements of Renewable Energy Group, Inc. and subsidiaries as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The financial statements of REG, LLC for the years ended December 31, 2005 and 2004, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement, exhibits and schedules for further information with respect to the common stock offered by this prospectus. Statements contained in this prospectus regarding the contents of any contract or other document are only summaries. With respect to any contract or document filed as an exhibit to the registration statement, you should refer to the exhibit for a copy of the contract or document, and each statement in this prospectus regarding that contract or document is qualified by reference to the exhibit. A copy of the registration statement and its exhibits and schedules may be inspected without charge at the Securities and Exchange Commission's public reference room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (202) 551-8090 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's website at www.sec.gov.

        Upon completion of this offering, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934, and we intend to file reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference room and the website of the SEC referred to above.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Renewable Energy Group, Inc. and Subsidiaries
Report of Independent Registered Public Accounting Firm	F-2
Audited Consolidated Financial Statements
Balance Sheets as of December 31, 2005 and 2006	F-3
Statements of Operations for the three years ended December 31, 2004, 2005 and 2006	F-4
Statements of Members' Net Investment and Advances and Stockholders' Equity for the three years ended December 31, 2004, 2005 and 2006	F-5
Statements of Cash Flows for the three years ended December 31, 2004, 2005 and 2006	F-6
Notes to Financial Statements	F-7
Unaudited Condensed Consolidated Financial Statements
Balance Sheets as of December 31, 2006 and March 31, 2007	F-38
Statements of Operations for the three months ended March 31, 2006 and 2007	F-39
Statements of Cash Flows for the three months ended March 31, 2006 and 2007	F-40
Notes to Financial Statements	F-41
REG, LLC
Independent Auditors Report	F-59
Audited Financial Statements
Statements of Operations for the three years ended December 31, 2003, 2004 and 2005	F-60
Statements of Members' Equity for the three years ended December 31, 2003, 2004 and 2005	F-61
Statements of Cash Flows for the three years ended December 31, 2003, 2004 and 2005	F-62
Notes to Financial Statements	F-63
Unaudited Condensed Financial Statements
Statements of Operations for the six months ended June 30, 2005 and 2006	F-66
Statements of Cash Flows for the six months ended June 30, 2005 and 2006	F-67
Notes to Financial Statements	F-68
Renewable Energy Group, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Financial Information
Unaudited Pro Forma Condensed Consolidated Statement of Operations	F-72
Notes to Unaudited Pro Forma Condensed Consolidated Financial Information	F-73

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Renewable Energy Group, Inc.

        We have audited the accompanying consolidated balance sheets of Renewable Energy Group, Inc. and subsidiaries (the "Company") as of December 31, 2005 and 2006, and the related statements of operations, of members' net investment and advances and stockholders' equity and of cash flows for each of the three years in the period ended December 31, 2006. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Renewable Energy Group, Inc. and subsidiaries as of December 31, 2005 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

Des Moines, Iowa
July 13, 2007

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2005 AND 2006

(IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

	2005	2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,221	$53,698
Accounts receivable, net	3,892	21,616
Due from REG, LLC	433	8,548
Inventories	7,374	16,248
Prepaid expenses and other assets	108	4,517

Total current assets	13,028	104,627

Property, plant and equipment, net	6,318	12,188
Goodwill	—	16,080
Intangible assets, net	—	1,846
Deferred income taxes	—	486
Investments	—	6,674
Other assets	1,379	1,705

TOTAL ASSETS	$20,725	$143,606

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current maturities of bond payable	$330	$330
Accounts payable	2,715	24,670
Accrued expenses	562	3,065
Deferred income taxes	—	628
Billings in excess of costs and estimated earnings on uncompleted contracts	—	6,004

Total current liabilities	3,607	34,697
Bond payable	3,350	3,020

Total liabilities	6,957	37,717

Commitments and contingencies (Note 20)	—	—
STOCKHOLDERS' EQUITY:
Common stock ($.00001 par value; 70,000,000 shares authorized; 12,633,118 shares outstanding at December 31, 2006)	—	1
Common stock—additional paid-in-capital	—	51,786
Preferred stock ($.00001 par value; 30,000,000 shares authorized; 6,052,632 shares outstanding at December 31, 2006)	—	1
Preferred stock—additional paid-in-capital	—	51,359
Warrants—additional paid-in-capital	—	3,845
Accumulated deficit	—	(1,103)
Members' net investment and advances	13,768	—

Total stockholders' equity	13,768	105,889

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$20,725	$143,606

See notes to consolidated financial statements.

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	2004	2005	2006
REVENUES:
Biodiesel	$21,219	$77,181	$93,649
Biodiesel government incentives	6,854	6,418	8,915

	28,073	83,599	102,564
Services	413	2,696	75,465

	28,486	86,295	178,029

COSTS OF GOODS SOLD:
Biodiesel	25,250	72,591	92,423
Services	—	761	70,751

	25,250	73,352	163,174

GROSS PROFIT	3,236	12,943	14,855
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	1,751	2,504	11,688

INCOME FROM OPERATIONS	1,485	10,439	3,167

OTHER INCOME (EXPENSE), NET:
Interest expense	(360)	(535)	(442)
Interest income	—	—	689
Income from equity method investees	—	—	493

	(360)	(535)	740

INCOME BEFORE INCOME TAXES	1,125	9,904	3,907
INCOME TAX BENEFIT	—	—	745

NET INCOME	1,125	9,904	4,652
DIVIDENDS PAYABLE TO PREFERRED STOCKHOLDERS	—	—	(1,095)

INCOME AVAILABLE TO COMMON STOCKHOLDERS	$1,125	$9,904	$3,557

EARNINGS PER COMMON SHARE:
Earnings per share—basic and diluted			$0.31

PRO FORMA INCOME TAX INFORMATION (NOTE 2) (UNAUDITED):
Pro forma income tax expense	$460	$3,397	$1,212

Pro forma net income	$665	$6,507	$2,695

See notes to consolidated financial statements.

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS MEMBERS' NET INVESTMENT
AND ADVANCES AND STOCKHOLDERS' EQUITY

FOR THE THREE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006

(IN THOUSANDS)

	Members' Net Investment and Advances	Common Stock	Common Stock—Additional Paid-in Capital	Preferred Stock	Preferred Stock—Additional Paid-in Capital	Warrants—Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Equity
BALANCE, January 1, 2004	$1,554	$—	$—	$—	$—	$—	$—	$1,554
Contribution from members, net	5,944	—	—	—	—	—	—	5,944
Net income	1,125	—	—	—	—	—	—	1,125

BALANCE, December 31, 2004	8,623	—	—	—	—	—	—	8,623
Distributions to members, net	(4,759)	—	—	—	—	—	—	(4,759)
Net income	9,904	—	—	—	—	—	—	9,904

BALANCE, December 31, 2005	13,768	—	—	—	—	—	—	13,768
Distributions to members, net	(9,267)	—	—	—	—	—	—	(9,267)
Member contribution of investment in SoyMor LLC	1,261	—	—	—	—	—	—	1,261
Net income prior to reorganization on July 31, 2006	5,755	—	—	—	—	—	—	5,755

Members' net investment and advances prior to reorganization on July 31, 2006	11,517	—	—	—	—	—	—	11,517
Distribution of certain assets and liabilities to members on July 31, 2006, net	(3,625)	—	—	—	—	—	—	(3,625)
Contribution of certain assets and liabilities to Renewable Energy Group, Inc. in exchange for common stock, net	(7,892)	1	7,891	—	—	—	—	—
Issuance of preferred stock, net of $2,548 of issuance costs	—	—	—	1	54,951	—	—	54,952
Issuance of common stock, net of $886 of issuance costs	—	—	19,114	—	—	—	—	19,114
Common stock issued to acquire certain assets and liabilities of Renewable Energy Group, LLC	—	—	19,347	—	—	—	—	19,347
Issuance of warrants	—	—	(253)	—	(3,592)	3,845	—	—
Stock compensation expense	—	—	5,675	—	—	—	—	5,675
Exercise of stock options	—	—	12	—	—	—	—	12
Net loss from August 1, 2006 to December 31, 2006	—	—	—	—	—	—	(1,103)	(1,103)

BALANCE, December 31, 2006	$—	$1	$51,786	$1	$51,359	$3,845	$(1,103)	$105,889

See notes to consolidated financial statements.

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006

(IN THOUSANDS)

	2004	2005	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,125	$9,904	$4,652
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation expense	662	739	802
Amortization of intangible assets	—	—	3,682
Stock compensation expense	—	—	5,675
Income from equity method investees	—	—	(493)
Deferred tax benefit	—	—	(2,931)
Changes in asset and liabilities, net of effects from mergers and acquisitions:
Accounts receivable	(1,176)	(2,000)	(25,853)
Due from REG, LLC	—	(433)	(2,935)
Inventories	(13,762)	6,883	(14,563)
Other assets	(103)	(1,242)	(4,052)
Accounts payable	10,293	(7,727)	30,313
Accrued expenses	177	301	(479)
Billings in excess of costs and estimated earnings on uncompleted contracts	—	—	824

Net cash flows from operating activities	(2,784)	6,425	(5,358)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for purchase of property, plant and equipment	(815)	(316)	(5,085)
Cash paid into escrow for purchase of investments	—	—	(1,000)

Net cash flows from investing activities	(815)	(316)	(6,085)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net members' investment and advances (distributions)	5,944	(4,759)	(9,514)
Cash received for issuance of common stock	—	—	20,000
Cash received for issuance of preferred stock	—	—	57,500
Cash paid for issuance costs of common and preferred stock	—	—	(3,357)
Cash paid on bond payable	(330)	(330)	(330)
Cash received upon exercise of stock options	—	—	12
Cash paid for bond financing costs	—	—	(77)
Cash paid for potential public equity offering	—	—	(314)
Cash paid on note payable to West Central	(1,900)	(300)	—

Net cash flows from financing activities	3,714	(5,389)	63,920

NET CHANGE IN CASH AND CASH EQUIVALENTS	115	720	52,477
CASH AND CASH EQUIVALENTS, Beginning of year	386	501	1,221

CASH AND CASH EQUIVALENTS, End of year	$501	$1,221	$53,698

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:
Cash paid for interest	$353	$511	$439

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Distribution of non-cash certain assets and liabilities to members on date of reorganization:
Accounts receivable			$7,629
Inventories			5,689
Property, plant, and equipment, net			834
Other assets			68
Accounts payable			(11,138)
Accrued expenses			(518)

Net non-cash distribution			$2,564

Amounts included in year-end accounts payable for:
Purchases of property, plant, and equipment			$2,453

Capitalized costs included in other assets			$472

Capitalized costs included additional paid-in-capital			$77

Reduction of accounts receivable in consideration for increased investment in Western Iowa Energy, LLC			$500

Equity method investment received from REG, LLC			$1,261

Fair value of common stock warrants issued			$3,845

Liabilities accrued for firm investment commitments			$3,500

See notes to consolidated financial statements.

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

1. ORGANIZATION, PRESENTATION, AND NATURE OF THE BUSINESS

        On July 31, 2006, pursuant to a series of contribution agreements, West Central Cooperative (West Central) contributed its biodiesel division (Division) and InterWest, L.C. (InterWest) to Renewable Energy Group, Inc. (the Company) in exchange for shares of common stock of the Company, a newly formed entity. The Division, which was not a separate legal entity, operated within West Central. The Division primarily included biodiesel sales, biodiesel marketing, commodity risk management, and third party production facility management activities. InterWest was an Iowa limited liability company substantially wholly-owned by West Central. InterWest processed crude soy oil and methanol into methyl ester/biodiesel and related by-products.

        Contemporaneously with the transactions noted above, the Company also acquired certain assets and assumed certain liabilities of REG, LLC (formerly known as Renewable Energy Group, LLC) (REG, LLC) for 2,036,506 shares of stock in the Company at a value of $9.50 per share. Prior to acquiring the assets and liabilities from REG, LLC, West Central owned 50% of the outstanding units of REG, LLC. The Division and REG, LLC assisted potential customers in determining the investment required, location and other technical factors of building a biodiesel production facility and REG, LLC served as the general contractor as the facility was engineered and constructed.

        West Central maintained a greater than 50% control of the Company subsequent to the transactions noted above. Therefore, the Company accounted for the contribution of the Division and InterWest similar to a pooling of interests in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations. When accounting for a transfer of assets or exchange of shares between entities under common control, the entity that receives the net assets or the equity interests shall initially recognize the assets and liabilities transferred at their carrying amounts in the accounts of the transferring entity at the date of transfer.

        The acquisition of REG, LLC was accounted for as a purchase by the Company in accordance with SFAS No. 141, Business Combinations. Under the purchase method of accounting, the acquired assets and liabilities of REG, LLC were recorded at their fair value as of the acquisition date. The results of operations of REG, LLC are included with the Company's from the date of acquisition through December 31, 2006. REG, LLC was not reflected as a consolidated entity prior to its acquisition as West Central did not have a greater than 50% ownership interest in REG, LLC prior to its acquisition.

        Prior to July 31, 2006, the financial statements reflect the consolidation of the Division and InterWest. All intercompany accounts and transactions have been eliminated in consolidation. Subsequent to July 31, 2006, the financial statements reflect the operations of the Company.

        Nature of Business—As of December 31, 2006, the Company owns a biodiesel production facility with 12 million gallons per year (mmgy) of production capacity. The Company is currently developing three additional production facilities with aggregate production capacity of 180 mmgy. The Company manages two other biodiesel production facilities owned primarily by independent investment groups with an aggregate of 60 mmgy capacity. The Company is currently constructing four additional plants for independent investment groups with aggregate production capacity of 150 mmgy. For each of these facilities, the Company has entered into a Management and Operational Services Agreement (MOSA). Under the MOSA, the Company is responsible for procuring the necessary feedstock and other inputs for the facility, and marketing and selling the finished biodiesel product under the Company's

SoyPOWER® brand. In addition to the biodiesel produced at the Company's owned and managed plants, the Company also purchases and sells biodiesel produced at an independent production facility.

        The biodiesel industry and the Company's business may depend on continuation of certain federal subsidies and regulatory support. Current incentives to the biodiesel industry may not continue beyond their scheduled expiration date or, if they continue, the incentives may not be at the same level. The revocation or amendment of any one or more of those laws, regulations or programs could adversely affect the future use of biodiesel in a material way. Revenues include amounts related to federal subsidies and regulatory support totaling $6,854, $6,418, and $8,915 for the years ended December 31, 2004, 2005, and 2006, respectively.

        Demand and the corresponding prices for biodiesel products can vary significantly over time and decreases in price levels could adversely affect the Company's profitability and viability. The price for biodiesel correlates with the price for petroleum-based diesel fuel and other energy commodities. Any lowering of diesel prices may also lead to lower sales prices for biodiesel and adversely affect the Company's operating results.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Cash and Cash Equivalents—Cash consists of demand deposits with financial institutions. The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

        Accounts Receivable—Accounts receivable are carried on a gross basis, less the allowance for doubtful accounts. Management estimates the allowance for doubtful accounts based on existing economic conditions, the financial conditions of the customers, and the amount and age of past due accounts. Receivables are considered past due if full payment is not received by the contractual due date. Past due accounts are generally written off against the allowance for doubtful accounts only after all collection attempts have been exhausted. Activity regarding the allowance for doubtful accounts was as follows:

Balance, January 1, 2004	$112
Amount charged to selling, general and administrative expenses	83
Charge offs	(144)

Balance, December 31, 2004	81
Amount charged to selling, general and administrative expenses	(74)
Charge offs	(7)

Balance, December 31, 2005	—
Amount charged to selling, general and administrative expenses	82
Charge offs	—

Balance, December 31, 2006	$82

        Inventories—Inventories consist of raw materials, work in process and finished foods and are valued at the lower of cost or market. Cost is determined using the first-in, first-out method.

        Derivative Instruments and Hedging Activities—The Company uses derivatives to hedge purchases of soybean oil with the objective of managing risk due to market fluctuations caused primarily by supply, weather, economic conditions, and other factors. The Company, as part of its trading activity, uses soy oil futures offered through regulated commodity exchanges to reduce risk.

        The Company accounts for derivative instruments and hedging activities in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. SFAS No. 133 requires all derivative financial instruments to be recorded on the balance sheet at fair value. All of the Company's derivatives are designated as non-hedge derivatives and are utilized to manage cash flow. Although the contracts may be effective economic hedges of specified risks, they are not designated as, nor accounted for, as hedging instruments. Unrealized gains and losses on futures and options contracts used to hedge soybean oil purchases or biodiesel inventory are recognized as a component of biodiesel costs of goods sold, and therefore are reflected in current results of operations.

        Property, Plant and Equipment—Property, plant and equipment is recorded at cost, including applicable construction-period interest, less accumulated depreciation. Maintenance and repairs are expensed as incurred. Depreciation expense is computed on a straight-line method based upon estimated useful lives of the assets. Estimated useful lives are as follows:

Machinery and equipment	3 - 10 years
Buildings and improvements	39 years

        Intangible Assets and Goodwill—The Company accounts for goodwill in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. Definite-lived intangible assets are amortized over their estimated useful lives. Goodwill is annually reviewed by reporting unit for impairment or when events and circumstances warrant such a review. If the carrying value of the goodwill is considered impaired, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the goodwill. The Company's initial assessment will be performed on or before the first anniversary of the acquisition of REG, LLC (i.e. July 31, 2007). There was no impairment loss recorded during 2006.

        Impairment of Long-Lived Assets—The Company reviews long-lived assets, including property, plant and equipment and definite-lived intangible assets, for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Long-lived assets held for use are subject to an impairment assessment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the carrying value is no longer recoverable based upon the undiscounted future cash flows of the asset, the amount of the impairment is the difference between the carrying amount and the fair value of the asset. There were no impairment losses recorded during any of the three years ended December 31, 2004, 2005 or 2006.

        Investments—In connection with the construction of biodiesel production facilities for SoyMor Biodiesel, LLC (SoyMor) and Western Iowa Energy, LLC (WIE), the Company made an equity investment in each of these entities. Because the Company has the ability to influence the operating and financial decisions and maintains a position on the board of directors of SoyMor and WIE, the investments in SoyMor and WIE are accounted for using the equity method in accordance with Accounting Principal Board Opinion (APB) No. 18, The Equity Method of Accounting for Investments in

Common Stock. Under the equity method, the initial investment is recorded at cost and adjusted to recognize the Company's ratable share of earnings of SoyMor and WIE.

        Other Noncurrent Assets—Other noncurrent assets includes costs related to the issuance of bonds and prepaid supply agreements. The bond issuance costs are amortized to interest expense over the life of the related bond. The prepaid supply agreement is amortized over the three-year term of the vendor agreement.

        Additionally, other noncurrent assets include direct acquisition costs capitalized related to a potential acquisition in process as of December 31, 2006. The potential acquisition was not consummated and this balance was recognized as an expense in 2007.

        The Company is exploring potential sources of raising additional capital for future growth initiatives. The Company has capitalized costs directly attributable to a proposed or actual offering of securities and will charge these costs against the gross proceeds of the offering, upon consummation of the transaction.

        Revenue Recognition—The Company recognizes revenues from the following sources:

  •
  the sale of biodiesel and its co-products—both purchased and produced by the Company

  •
  fees received from governmental incentive programs for renewable fuels

  •
  fees from construction and project management

  •
  fees received for the marketing and sales of biodiesel produced by third parties and for managing ongoing operations of third party facilities

        Biodiesel sales revenues are recognized where there is persuasive evidence of an arrangement, delivery has occurred, the price has been fixed or is determinable and collectibility can be reasonably assured. The sale of biodiesel is recorded upon transfer of title under standard commercial terms.

        Revenues associated with the governmental incentive programs are recognized when the amount to be received is determinable and collectibility is reasonably assured.

        The Company provides consulting and construction services under turnkey contracts. These contracts are accounted for under the provisions of the American Institute of Certified Public Accountants' Statement of Position No. 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. These jobs require design and engineering effort for a specific customer purchasing a unique facility. The Company records revenue on these fixed-price contracts on the percentage of completion basis using the ratio of costs incurred to estimated total costs at completion as the measurement basis for progress toward completion and revenue recognition. The total contract price includes the original contract plus any executed change orders only when the amounts have been received or awarded.

        Contract cost includes all direct labor and benefits, materials unique to or installed in the project and subcontract costs. Revisions in estimates of cost and earnings during the course of the work are reflected in the accounting period in which the facts that require the revision become known. Contract accounting requires significant judgment relative to assessing risks, estimating contract costs and making related assumptions for schedule and technical issues. With respect to contract change orders, claims or similar items, judgment must be used in estimating related amounts and assessing the potential for realization. These amounts are only included in contract value when they can be reliably estimated and realization is probable. Billings are generated based on specific contract terms. The Company routinely reviews estimates related to contracts and reflects revisions to profitability in earnings on a current basis. If a current estimate of total contract cost indicates an ultimate loss on a contract, the Company would recognize the projected loss in full when it is first determined. The Company recognizes additional contract revenue related to claims when the claim is probable and legally enforceable.

        Changes relating to executed change orders, job performance, construction efficiency, weather conditions, and other factors affecting estimated profitability may result in revisions to costs and revenues and are recognized in the period in which the revisions are determined.

        Billings in excess of costs and estimated earnings on uncompleted contracts represents amounts billed to customers prior to providing related construction services.

        Fees for managing ongoing operations of third party plants, marketing biodiesel produced by third party plants, and from other services are recognized as services are provided. The Company also has performance based incentive agreements that are included as management service revenues. These performance incentives are recognized as revenues when the amount to be received is determinable and collectibility is reasonably assured.

        The Company acts as a sales agent for certain third parties. The Company does not recognize sales and the related costs of goods sold for agent transactions in accordance with Emerging Issues Task Force ("EITF") Issue 99-19, Reporting Revenue Gross as a Principal verses Net as an Agent.

        Freight—The Company accounts for shipping and handling revenues and costs in accordance with EITF Issue 00-10, Accounting for Shipping and Handling Fees and Costs. The Company presents all amounts billed to the customer for freight as a component of biodiesel sales. Costs incurred for freight are reported as a component of costs of goods sold—biodiesel materials.

        Advertising Costs—Advertising and promotional expenses are charged to earnings during the period in which they are incurred. Advertising and promotional expenses were $87, $164 and $240 for the years ended December 31, 2004, 2005, and 2006, respectively.

        Research and Development—The Company expenses research and development costs as they are incurred. Research and development costs totaled $25, $74, and $58 for the year ended December 31, 2004, 2005, and 2006 respectively.

        Pension and Postretirement Benefits Plan—The Division participated in a pension plan sponsored by West Central which covered substantially all employees of the Division. West Central also provided certain other postretirement benefit plans, other than pensions, which consist primarily of health care coverage for eligible retirees. The assets and obligations under these plans were not separately identifiable for the Division. Discrete, detailed information concerning costs of these plans was not available for the Division, but is part of general and administrative costs allocated by West Central included in operating expenses. The Company has no pension or postretirement obligations as of December 31, 2006. Selling, general and administrative expenses include $14, $92 and $22 for the years ended December 31, 2004, 2005 and 2006, respectively, relating to pension and postretirement benefit expenses allocated from West Central.

        Additionally, the Company sponsors an employee savings plan under Section 401(k) of the Internal Revenue Code. The Company makes matching contributions equal to 50% of the participant's pre-tax contribution up to a maximum of 6% of the participant's eligible earnings. Total expense related to the Company's defined contribution plan was approximately $34 for the year ended December 31, 2006.

        Allocated expenses—The financial statements of the Division, included in the consolidated financial statements, include certain amounts that have been allocated from West Central's financial statements.

        Prior to the contribution, West Central's executive, finance, and other corporate departments performed certain administrative and other services for the Division. To the extent practical, these costs are discretely allocated to the Division, but in some cases an allocation methodology is used to allocate the costs to the Division. The costs not specific to the Division operations and thus allocated to the Division were either general and administrative or relate to support services provided by West Central for the benefit of the Division and have been included in operating expenses in the consolidated statements of operations. Allocations are generally based on the specific identification of costs, assets and liabilities, as well as on headcount and direct labor dollars where specific attribution is not practical. Management believes these allocations are reasonable, but may not be indicative of amounts that would have been incurred had the Division been operated as a stand-alone business. It is not practicable to estimate the expenses that would have been incurred by the Division if it had been operated on a stand-alone basis.

        Total selling, general and administrative expenses allocated to the Division were $1,298, $1,933, and $1,277 for years ended December 31, 2004, 2005, and 2006 respectively.

        West Central allocated $241 of interest expense to the Division during the first seven months of 2006 and $91 and $316 for the years ended December 31, 2004 and 2005, respectively.

        Stock-Based Compensation—On July 31, 2006, the Board approved the 2006 Stock Incentive Plan. Prior to that date, there had been no stock-based compensation within the Company. Eligible award recipients are employees and directors of the Company. The Company accounts for stock-based compensation in accordance with SFAS 123(R), Share-Based Payment. Compensation expense is recorded for stock options awarded to employees and non-employee directors in return for service. The expense is measured at the grant-date fair value of the award and recognized as compensation expense over the vesting period. The Company records expense based upon the graded vesting schedule of the options.

        Income Taxes—The Company recognizes deferred taxes by the assets and liability method. Under this method, deferred income taxes are recognized for differences between the financial statement and tax bases of assets and liabilities at enacted statutory tax rates in effect for the years in which differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established if necessary to reduce deferred tax assets to amounts expected to be realized. Management's judgment and income tax assumptions are used to determine the levels, if any, of valuation allowances associated with deferred tax assets.

        West Central is taxed on non-patronage earnings and any patronage earnings not paid or allocated to its members. West Central did not allocate income tax expense to the Division. Additionally, InterWest was organized as a limited liability company, and therefore did not record and report income tax expense in its financial results because the taxable income of InterWest flowed through to and was reportable by the members of InterWest. The consolidated financial statements do not include any allocation of income tax expense or deferred taxes for the period prior to July 31, 2006. However, the consolidated statement of operations for the Company and the financial results presented prior to the merger, present unaudited pro forma financial results that include the impact of income taxes.

        Warrants—The Company estimated the fair value of warrants issued during 2006 and recorded that balance in additional paid-in-capital in the consolidated balance sheet. Because the warrants relate to the common and preferred stock issued during the 2006, additional paid-in-capital of common and preferred stock was decreased by a like amount. Subsequent changes in the fair value of the warrants are not recognized in accordance with EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock.

        Members' Net Investment and Advances—West Central's residual interest in the Division and InterWest is reflected in the consolidated statement of stockholders' equity as members' net investment and advances. The Division participated in West Central's centralized cash management system and all the Division's cash activities were managed by West Central. Net funding by West Central on behalf of the Company is reflected as part of members' net investment and advances in the consolidated balance sheet. The cash and cash equivalents reflected on the December 31, 2005 consolidated balance sheet and the cash flow statements for the year ended December 31, 2004 and 2005 was cash of InterWest.

        Earnings Per Share—The Company follows FASB Statement No. 128, Earnings per Share, and EITF Issue No. 03-6, Participating Securities and the Two-Class Method under FASB Statement 128, (EITF 03-6). EITF 03-6 established standards regarding the computation of earnings per share (EPS) by companies that have issued securities other than common stock that contractually entitle the holder to participate in dividends and earnings of the company. EITF 03-6 requires earnings available to common shareholders for the period, after deduction of convertible preferred stock dividends, to be allocated between the common and convertible preferred shareholders based on their respective rights to receive dividends. Basic EPS is then calculated by dividing income allocable to common shareholders (including the reduction for any undeclared, preferred stock dividends assuming current income for the period had been distributed) by the weighted average number of shares outstanding. EITF 03-6 does not require the presentation of basic and diluted EPS for securities other than common stock; therefore, the EPS amounts only pertain to the Company's common stock.

        The Company calculates diluted EPS under the if-converted method unless the conversion of the convertible preferred stock is anti-dilutive to basic EPS.

        Basic earnings per share also exclude any dilutive effect of stock options and warrants. The impact of the assumed conversion of the preferred shares was anti-dilutive and, therefore, the shares were excluded from the calculation of diluted EPS. The impact of the common stock options and warrants were also anti-dilutive and therefore were excluded from the calculation of diluted EPS.

2006
Net income as reported	$4,652
Preferred stock dividends in arrears	(1,095)
Preferred securities participating in earnings available to common shareholders	(360)

Net income available to common stockholders—basic	$3,197

Weighted average common shares outstanding—basic and diluted	10,207,840

Common earnings per share—basic and diluted	$0.31

        Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the financial statements and reported amounts of revenues and expenses during the reporting periods. These estimates are based on information that is currently available to us on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ from those estimates.

        New Accounting Pronouncements—In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and accordingly, does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of this pronouncement on its consolidated financial statements.

        In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159). SFAS 159 permits entities to choose, at specified election dates, to measure eligible items at fair value and to report in earnings unrealized gains and losses on those items for which the fair value option has been elected. SFAS 159 also requires entities to display the fair value of those assets and liabilities on the face of the balance sheet. SFAS 159 establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective as of the beginning of an entity's first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS 159. The Company has not elected to early adopt the standard and is currently evaluating the impact of this pronouncement on its consolidated financial statements.

        In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of SFAS No. 109 (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement of a tax position taken or expected to be taken in an enterprise's tax return. In addition, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure related to uncertain income tax positions. As required by FIN 48, the Company will recognize an expense for penalties in the period it claims an uncertain tax position. Additionally, the Company will record interest expense in the period it would begin to accrue according to the provisions of the relevant tax law. FIN 48 is effective for the fiscal years beginning after December 15, 2006. Accordingly, the Company was required to adopt FIN 48 as of January 1, 2007. The adoption of FIN 48 did not have a significant impact on the Company's consolidated financial statements.

        In September 2006, the SEC staff issued Staff Accounting Bulletin (SAB) Topic 1N (SAB 108), Financial Statements—Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, which is effective for calendar year companies as of December 31, 2006. SAB 108 provides guidance on how prior year misstatements should be taken into consideration when quantifying misstatements in current year financial statements for purposes of determining whether the financial statements are materially misstated. Under this guidance, companies should take into account both the effect of a misstatement on the current year balance sheet as well as the impact upon the current year income statement in assessing the materiality of a current year misstatement. Once a current year misstatement has been quantified, the guidance in SAB Topic 1M, Financial Statements—Materiality, (SAB 99) should be applied to determine whether the misstatement is material. The implementation of SAB 108 did not have an impact on the Company's financial statements.

3. STOCKHOLDERS' EQUITY OF THE COMPANY

        As of December 31, 2006, a summary of the Company's stockholders and warrant holders is as follows:

Number of Outstanding Shares
Common Stock:
West Central and affiliated entities where voting is controlled by West Central	11,927,306
Company directors	8,248
Other	697,564

Total common stock outstanding	12,633,118

Preferred Stock:
Natural Gas Partners VIII, L.P.	2,105,263
Entities affiliated with NGP Energy Technology Partners	2,105,263
ED & F Man	1,315,789
Bunge	526,317

Total preferred stock outstanding	6,052,632

Common Stock Warrants:
Natural Gas Partners VIII, L.P.	187,500
Entities affiliated with NGP Energy Technology Partners	187,500
Viant	148,009

Total common stock warrants	523,009

Common Stock

        On June 12, 2006, the Company filed its certification of incorporation with the Secretary of State of Delaware. The certificate of incorporation authorized 70,000,000 shares of common stock at a par value of $0.0001 per share.

        Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Subject to preferences that may apply to shares of outstanding preferred stock as outlined below, the holders of outstanding shares of the Company's common stock are entitled to receive dividends. After the payment of all preferential amounts required to the holders of preferred stock, all of the remaining assets of the Company available for distribution shall be distributed ratably among the holders of common stock.

        On July 31, 2006, the Company issued an aggregate of 8,481,747 shares of common stock to West Central and InterWest in exchange for the contribution of the following assets and liabilities to the Company pursuant to separate contribution agreements:

Inventories	$4,000
Property, plant, & equipment, net	5,067
Investments	1,951
Other assets	2,284
Bond payable	(3,680)
Accounts payable	(595)
Accrued expenses	(324)
Deferred income tax liabilities	(811)

$7,892

        On July 31, 2006, in connection with the Company's acquisition of REG, LLC, the Company issued 2,036,506 shares of common stock.

        On September 15, 2006, the Company issued 1,409,053 shares of common stock to an affiliated entity and received approximately $13,400 of cash proceeds.

        On September 15, 2006, the Company also issued 696,210 shares of common stock to an unaffiliated investor and received approximately $6,600 of cash proceeds.

        As part of the compensation package for Board members, the Company issued 8,248 shares common stock to members of the Company's Board of Directors (Board) during 2006. The Company recognized $78 of stock compensation expense during 2006 as a result of the issuance of these shares as these shares were immediately vested.

        Additionally, there were 1,354 common stock options exercised during 2006.

Preferred Stock

        The Company's certificate of incorporation authorizes 30,000,000 shares of preferred stock with a par value of $0.0001. The Board has the discretion as to the designation of voting rights, dividend rights, redemption price, liquidation preference, and other provisions of each issuance. On July 31, 2006, the Board established a series of 7,000,000 shares of "Series A" convertible preferred stock (the "Preferred Stock").

        The Company has determined that there was no embedded beneficial conversion feature attributable to the Preferred Stock since the initial conversion price of the Preferred Stock is equal to the issuance price, which was negotiated and agreed between the Company and the external investors on an arm's length basis and, which was determined by management to approximate the fair value of the Company's common stock at the commitment date since there was no existence of a public or active market of the Company's common stock, nor were there any cash transactions involving the Company's common shares that occurred prior to this date.

        The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as set forth below. The holders of Preferred Stock are generally protected from anti-dilution by adjustments for any stock dividends, stock split, combination, or other recapitalization.

Dividend Provisions

        The holders of Preferred Stock accrue dividends at the rate of $.95 per share per annum. Dividends are cumulative and accrue on a daily basis from the date of issuance. If dividends on the Preferred Stock have not been paid or declared, the deficiency shall be paid or declared before any dividend is declared for common stock. Dividends in arrears do not bear interest. Holders of Preferred Stock are allowed to participate in the dividends to common stockholders in the event that dividends on common stock exceed that on Preferred Stock if the Preferred Stock had been converted to common stock at the beginning of the year. Holders of at least seventy percent of the outstanding shares of the Preferred Stock may vote to waive the timing or amount of any dividend payment. The Company did not declare any dividends during 2006. There are $1,095 Preferred Stock dividends in arrears as of December 31, 2006.

Liquidation Rights

        Upon the occurrence of a voluntary or involuntary liquidation (including consolidations, mergers or sale of assets as defined by the Preferred Stock agreements), if the remaining net assets of the Company are sufficient, the holders of the Preferred Stock shall be paid no less than $19 per share plus all dividends in arrears (whether or not declared), out of the assets of the Company legally available for distribution to its stockholders, before any payment or distribution is made to any shareholders of common stock.

        If upon any liquidation or dissolution, the remaining net assets of the Company are insufficient to pay the amount that Preferred Stock holders are due as indicated above, the holders of Preferred Stock will share ratably in any distribution of the remaining assets of the Company.

Conversion Rights

        Upon either:

  a)
  a closing of the sale of shares of common stock at a price per share of at least two times the original Preferred Stock issue price, or

  b)
  the date specified in a written contract or agreement with the holders of at least seventy percent of the issued and outstanding shares of Preferred Stock,

The holders of Preferred Stock have the right to convert the Preferred Stock plus accrued dividends into shares of common stock as determined by dividing the original issue price of the Preferred Stock plus any accrued dividends by the original issue price.

Voting Rights

        Each holder of Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which the Preferred Stock held by such holder are convertible. As of December 31, 2006, this conversion would result in each share of Preferred Stock being convertible into one share of common stock.

        Additionally, the Company is prohibited, without obtaining the approval of the holders of at least seventy percent of the then issued and outstanding shares of Preferred Stock from performing certain activities including, but not limited to, amending shareholder agreements, redeeming or purchasing any outstanding shares of the Company, declaring dividends, making certain capital expenditures, and merging or consolidating with other entities.

Redemption Rights

        On or after August 1, 2011, the holders of at least seventy percent of the issued and outstanding Preferred Stock may require that the Company redeem all or part of the issued and outstanding shares of Preferred Stock out of funds lawfully available. The redemption price is the greater of the fair market value per share at the date of the redemption election or $19 per share plus accrued and unpaid Preferred Stock dividends.

Preferred Stock Issued During 2006

        On August 1, 2006, each of NGP Energy Technology Partners, L.P. (referred to hereafter as NGP Energy Technology Partners) and Natural Gas Partners VIII, L.P. (referred to hereafter as Natural Gas Partners VIII and, together with Energy Technology Partners, referred to hereafter as NGP) invested $7,500 in the Company through the purchase of 789,474 shares of Preferred Stock. On December 22, 2006, each of NGP Energy Technology Partners and Natural Gas Partners VIII invested an additional $12,500 through the purchase of 1,315,789 shares of Preferred Stock

        Additionally, on August 3, 2006, E D & F Man Netherlands BV, (E D & F Man), invested $4,700 in the Company through the purchase of 494,737 shares of Preferred Stock. On December 22, 2006, E D & F invested an additional $7,800 through the purchase of 821,052 shares of Preferred Stock.

        On August 11, 2006, Bunge North America, Inc., (Bunge), invested $5,000 in the Company through the purchase of 526,317 shares of Preferred Stock.

Common Stock Warrants

        During 2006, West Central engaged Viant Capital, LLC (Viant) to assist in raising capital for business development of the Division and to fund various growth initiatives. As a provision of the agreement with Viant, the Company agreed to issue common stock warrants in relation to the amount of equity capital raised. Viant may purchase one share of common stock for each warrant held for a purchase price of $9.50 per share. The Company has the option to redeem the Viant warrants for cash by paying an amount equal to the difference between the exercise price and the fair market value of the common stock.

        NGP's investment agreements also included provisions for NGP to receive common stock warrants. Under the warrants, the holder may purchase one share of common stock for each warrant held for a purchase price of $9.50 per share. The warrant holder may "net exercise' the warrants and use the common shares received upon exercise of the warrants outstanding as the consideration for payment of the exercise price.

        The warrant holders are generally protected from anti-dilution by adjustments for any stock dividends, stock split, combination, or other recapitalization.

        The following table summarizes the number of shares reserved for the exercise of common stock purchase warrants as of December 31, 2006:

Issued to	Issuance Date	Expiration Date	Exercise Price Per Share	Warrants Outstanding
Viant	August 1, 2006	August 1, 2011	$9.50	41,474
Viant	August 11, 2006	August 11, 2011	$9.50	10,526
Viant	September 15, 2006	September 15, 2011	$9.50	26,956
Viant	December 22, 2006	December 22, 2011	$9.50	69,053
Natural Gas Partners VIII	August 1, 2006	August 1, 2014	$9.50	70,313
Entities affiliated with NGP Energy Technology Partners	August 1, 2006	August 1, 2014	$9.50	70,312
Natural Gas Partners VIII	December 22, 2006	December 22, 2014	$9.50	117,187
Entities affiliated with NGP Energy Technology Partners	December 22, 2006	December 22, 2014	$9.50	117,188

				523,009

        For purposes of determining the fair value of common stock warrants issued, the Company used the Black-Scholes option pricing model and the assumptions set forth in the table below.

2006
The weighted average fair value of warrants issued (per warrant)	$7.35
Dividend yield	0%
Weighted average risk-free interest rate	4.68%
Weighted average expected volatility	84%
Expected life in years	7.2

        The fair value of the common stock used in the computation of the fair value of the warrants was determined based on a third party purchase of the Company's common stock. Because the Company's stock is not publicly traded, the Company used the average historical volatility rate for publicly traded companies that are engaged in similar alternative fuel activities to those of the Company for a similar time period as the expected life of the warrants. The expected life of the warrants was determined based upon the contractual term of the agreements.

Stock Issuance Costs

        In addition to the warrants, other direct costs of obtaining capital by issuing the common and preferred stock were deducted from related proceeds with the net amount recorded as stockholders' equity. Those direct costs were incurred with the following parties:

2006
Viant	$2,595
Natural Gas Partners VIII	215
Entities affiliated with NGP Energy Technology Partners	215
Other	409

Total	$3,434

4. ACQUISITION

        The acquisition price of REG, LLC (Note 1) was valued based on management's estimate of profits for currently in process and future biodiesel facility construction projects. The Company acquired certain assets of REG, LLC to continue the development and growth of this business.

        The purchase price allocation of REG, LLC assets and liabilities is as follows:

Assets / (liabilities) acquired:
Due from REG, LLC	$5,180
Billings in excess of costs and estimated earnings on uncompleted contracts	(5,180)
Intangible assets	5,528
Deferred tax liabilities	(2,261)
Goodwill	16,080

Fair value of common stock issued	$19,347

        The acquired intangible assets consist of the customer-related intangibles for the present value of profits of construction projects currently in process. The goodwill associated with the acquisition results primarily from expected synergies including the Company's access to the construction capacity to add future production facilities and the ability to provide a full suite of construction and management services to third parties. The weighted average amortization period for acquired customer intangibles is eight months. The acquired goodwill is not tax deductible. All of the acquired intangible assets and goodwill are assigned to the services segment.

        The following pro forma condensed combined results of operations assume that the acquisition of REG, LLC was completed as of January 1, 2005 and January 1, 2006, respectively:

	2005	2006
Revenues	$121,183	$210,950

Net income	$8,404	$5,240

Earnings per common share:
Basic and diluted	N/A	$0.33

5. INVENTORIES

        Inventories consist of the following at December 31:

	2005	2006
Raw materials	$60	$155
Work in process	22	25
Finished goods	7,292	16,068

Total	$7,374	$16,248

6. PROPERTY, PLANT AND EQUIPMENT

        Property, plant and equipment consist of the following at December 31:

	2005	2006
Building and improvements	$1,662	$1,106
Machinery and equipment	7,545	7,242

	9,207	8,348
Accumulated depreciation	(2,889)	(3,462)

	6,318	4,886
Construction in process	—	7,302

Total	$6,318	$12,188

7. INTANGIBLE ASSETS

        Intangible assets consist of the following at December 31:

2006
Construction customer intangibles	$5,528
Accumulated amortization	(3,682)

Total	$1,846

        The $3,682 of amortization expense relating to these intangible assets is included in the cost of management services revenues in the statement of operations for the year ended December 31, 2006. The remaining balance of intangible assets will be amortized into expense during 2007.

8. INVESTMENTS

        Investments consist of the following at December 31:

2006
Investment and accumulated earnings in:
SoyMor	$1,554
WIE	620
Cash in escrow for investment in SoyMor	1,000
Firm investment commitments (Note 11)	3,500

Total	$6,674

        Income from equity method investments consists of the following for the year ended December 31:

2006
SoyMor	$373
WIE	120

Total	$493

SoyMor:

        During 2004, REG, LLC signed a subscription agreement for the purchase of 2,000,000 units of SoyMor at $1 per share upon REG, LLC's completion of the construction of SoyMor's biodiesel production facility. The consideration for the units was deducted from the amount payable to REG, LLC for construction management services. The agreement required no initial investment. REG, LLC executed the acquisition of the first 1,000,000 units in March 2005 and completed the acquisition of the second 1,000,000 units in April 2006. The 2,000,000 units represent approximately a 10 percent ownership interest in SoyMor. In June 2006, REG, LLC distributed its investment in SoyMor to its members, West Central and Sargeco, LLC ("Sargeco"). West Central allocated its investment, representing approximately a 5% interest in SoyMor, to the Division. Effective July 31, 2006, the Company and Sargeco executed an agreement whereby the Company was provided an option to purchase Sargeco's equity interest in SoyMor for the original cost per unit. The Company exercised this option in December 2006 and deposited the purchase price of $1,000 into escrow until legal ownership of the units was transferred to the Company. Legal ownership of the units was transferred to the Company in February 2007 upon approval of the transfer by the Board of Directors of SoyMor.

        The Company held a 5% equity interest in SoyMor as of December 31, 2006.

        The condensed financial information of SoyMor as of and for the year ended December 31, 2006 is as follows:

  CONDENSED BALANCE SHEET:

Total current assets	$6,896

Total noncurrent assets	$25,073

Total current liabilities	$1,227

Total noncurrent liabilities	$11,736

  CONDENSED STATEMENT OF OPERATIONS:

Sales	$73,519
Costs of goods sold	(57,861)
Operating and other expenses	(3,528)

Net income	$12,130

Western Iowa Energy:

        During 2005, WIE verbally agreed to issue 1,000 units with a per unit value of one thousand dollars per unit to REG, LLC upon REG, LLC's completion of the construction of WIE's biodiesel production facility. The $1,000 consideration for the units was deducted from the amount payable to REG, LLC for construction services. On July 19, 2006 WIE issued 500 units to the REG, LLC as the project was substantially complete, and agreed to issue the remaining 500 units upon final completion of the construction contract. In July 2006, REG, LLC distributed its investment in WIE to West Central. West Central allocated its investment to the Division. The remaining 500 units were issued to Sargeco in December 2006. Effective July 31, 2006, the Company and Sargeco had executed an agreement whereby the Company was provided a one year option to purchase Sargeco's equity interest in WIE for the original cost per unit. The Company owns approximately 2% of the outstanding units of WIE as of December 31, 2006.

        The condensed financial information of WIE as of and for the year ended December 31, 2006 is as follows:

  CONDENSED BALANCE SHEET:

Total current assets	$14,322

Total noncurrent assets	$34,509

Total current liabilities	$6,167

Total noncurrent liabilities	$12,851

  CONDENSED STATEMENT OF OPERATIONS:

Sales	$31,992
Costs of goods sold	(23,715)
Operating and other expenses	(1,945)

Net income	$6,332

9. OTHER ASSETS

        Prepaid expenses and other current assets consist of the following at December 31:

	2005	2006
Broker deposits	$—	$1,580
Unrealized gains on derivatives, net	—	2,033
Prepaid insurance	41	623
Other	67	281

Total	$108	$4,517

        Other noncurrent assets consist of the following at December 31:

	2005	2006
Prepaid supply agreement	$1,500	$1,500
Accumulated amortization of prepaid supply agreement	(167)	(667)
Bond issuance costs	50	59
Accumulated amortization of bond issuance costs	(4)	(17)
Deferred potential public equity offering costs	—	563
Deferred acquisition costs	—	267

Total	$1,379	$1,705

10. ACCRUED EXPENSES

        Accrued expenses consist of the following at December 31:

	2005	2006
Accrued employee compensation	$506	$722
Income taxes payable	—	2,189
Other	56	154

Total	$562	$3,065

11. CONSTRUCTION CONTRACTS

        Information regarding uncompleted construction contracts as of December 31, 2006, is as follows:

2006
Costs incurred on uncompleted contracts	$70,764
Estimated earnings	767

71,531
Billings to date	(77,535)

Billings in excess of costs and estimated earnings on uncompleted contracts	$(6,004)

        Accounts receivable includes balances billed to customers for retainage provisions in the construction contracts totaling $4,855 at December 31, 2006.

Construction Commitments

        The Company has agreements with third parties to design and manage the construction of new biodiesel facilities. As of December 31, 2006, there were four contracts in the construction phase with approximately $87 million of contract values to be recognized as revenue as construction is completed subsequent to December 31, 2006. The Company's contract values are generally executed as fixed price sales commitments. Subsequent claims or change orders are not recognized as revenues until the customer has executed a binding change to the original contracted value. The Company's costs to construct the facilities are not fixed and are generally on a "cost-plus-margin' arrangement with Todd & Sargent, Inc., a related party.

        In certain circumstances, the Company will agree to take equity ownership in the entities constructing the facilities in lieu of cash payment for a portion of the construction services. When the Company has a firm, binding commitment to invest in the entity, the Company records a liability and investment. As of December 31, 2006, the Company has firm, binding commitments to invest a total of $3,500 in two of these facilities. The Company has recorded this balance in accounts payable and investments as of December 31, 2006.

12. BOND PAYABLE

        The Company has financing through the Iowa Finance Authority in the form of an industrial development revenue bond. The bond bears interest at a variable rate determined by the remarketing agent (effective rate of 4.07% and 3.97% at December 31, 2006 and 2005, respectively). Interest is paid quarterly. Principal payments are due annually in installments of $330 through October 1, 2016. The bond is secured by the Company's biodiesel processing facility. A standby letter of credit of $5,000 has been issued by CoBank, ACB under an agreement, expiring November 15, 2007, which is maintained as security for debt service payments under the bond agreement. The bond requires an annual commitment fee of approximately $77, which is included in prepaid expenses and other assets in the consolidated balance sheet.

        Maturities of the bond payable are as follows for the years ending December 31:

2007	$330
2008	330
2009	330
2010	330
2011	330
2012 and thereafter	1,700

$3,350

13. INCOME TAXES

        The tax effects of temporary differences that give rise to the Company's deferred tax assets and liabilities at December 31, 2006 are as follows:

	2006
	Current	Noncurrent
Deferred tax assets:
Allowance for doubtful accounts	$36	$—
Inventory	196	—
Accrued expenses	204	—
Stock-based compensation	—	2,032

Deferred tax assets	436	2,032

Deferred tax liabilities:
Derivatives	(711)	—
Prepaid expenses	(353)	(341)
Investments	—	(70)
Property, plant, and equipment	—	(379)
Intangible assets	—	(756)

Deferred tax liabilities	(1,064)	(1,546)

Net deferred tax assets (liabilities)	$(628)	$486

        Based on the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences. As such, no valuation allowances have been provided.

        Income tax benefit (expense) for the year ended December 31, 2006 is as follows:

2006
Current income tax expense:
Federal	$(1,607)
State	(579)

(2,186)
Deferred income tax benefit:
Federal	2,507
State	424

2,931

Income tax benefit	$745

        Income tax expense attributable to 2006 operations differed from the expense computed using the federal statutory rate primarily as a result of the change in tax status of the Company from its predecessors, state income taxes, net of federal income tax effects, incentive stock options, and various tax credits available to the Company as a result of its manufacture and sale of biodiesel. A comparison of the statutory and effective income tax provision and reasons for related differences follows:

2006
Income before income taxes	$3,907
Income before income taxes—January 1, 2006 to July 31, 2006	(5,755)

(1,848)
35%

U.S. Federal income tax provision at a statutory rate of 35 percent:	647
Increase (decrease) resulting from:
Biodiesel tax credits	246
Incentive stock options granted	(290)
State taxes, net of federal income tax benefit	109
Other	33

Income tax benefit	$745

14. STOCK-BASED COMPENSATION

        On July 31, 2006, the Board approved the Renewable Energy Group, Inc. 2006 Stock Incentive Plan (Plan). The Plan provides for 2,500,000 shares of common stock to be available for option grants. Option grants are awarded at the discretion of the Board. Options expire ten years from the date of the grant. There are no performance conditions associated with the options.

        The common stock options are generally protected from anti-dilution via adjustments for any stock dividends, stock split, combination, or other recapitalization.

        For purposes of determining the fair value of stock options awards, the Company uses the Black-Scholes option pricing model and the assumptions set forth in the table below.

2006
Weighted average fair value of options granted (per option)	$7.10
Dividend yield	0%
Weighted average risk-free interest rate	4.81%
Weighted average expected volatility	89%
Weighted average expected life in years	5.6

        The fair value of the common stock used in the computation of the fair value of the options was determined based on a third party purchase of the Company's common stock. The range of risk free interest rates used in the Black-Scholes option pricing was 4.54% to 4.85%.

        As provided for by Staff Accounting Bulletin 107, Share Based Payment, the Company applied the simplified method in estimating the average expected life of the options. The simplified method assumes that early exercise of the option will occur between the vesting date and expiration date of the option.

        Because the Company's stock is not publicly traded, the Company used the average historical volatility rate for publicly traded companies that are engaged in similar alternative fuel activities to those of the Company. In order to estimate the expected volatility as of the grant date, the Company used a simple average of the volatility for a similar time period as the expected life of the options and the current implied volatility of exchange traded options.

        The following table summarizes information about common stock options granted, exercised, forfeited, vested, and exercisable for the year ended December 31, 2006:

	Amount of Options	Weighted Average Exercise Price	Weighted Average Contractual Term
Options outstanding—January 1, 2006
Granted	2,127,802	$9.50
Exercised	(1,354)	9.50
Forfeited	(3,646)	9.50

Options outstanding—December 31, 2006	2,122,802	$9.50	9. 6 years

Options exercisable—December 31, 2006	786,800	$9.50	9. 6 years

Options vested or expected to vest—December 31, 2006	2,122,802	$9.50	9. 6 years

        The following table summarizes additional information about stock options as of December 31, 2006:

2006
Estimated unrecognized compensation cost for nonvested options	$8,974
Weighted average term the expense will be recognized	2.6 years

        Twenty-five percent of the options issued to Company employees vest on the date of grant and the remaining options vest evenly on a monthly basis over the next three years. West Central Board members were granted 110,000 options which vested 100% on the date of grant. A Company Board member was granted 25,000 options which vest ratably by quarter over a three year term.

        Subject to the terms of the stock incentive plan agreement, in the event of a change of control of the Company, the options become fully exercisable. The Company, at its discretion, may cancel the option in exchange for a payment per share in cash in an amount equal to the excess, if any, of the change of control price per share over the exercise price of the option.

        Stock-based compensation cost relating to stock options granted to Company employees, Board members of West Central, and a Company Board member during 2006 was $5,597 for 2006. This expense and the $78 of expense relating to common stock issued to Board members (Note 3) were included as a component of selling, general and administrative expenses.

        There was no intrinsic value of options granted or exercised during 2006 or outstanding as of December 31, 2006.

        The Company intends to issue new shares upon stock option exercises.

15. RELATED PARTY TRANSACTIONS

West Central Cooperative

        The Company and InterWest purchased once-refined soy oil from West Central. Purchases from West Central were $22,585, $19,388, and $22,035 for the years ended December 31, 2004, 2005, and 2006, respectively.

        West Central leases the land under the Company's production facility to the Company at an annual cost of one dollar. The Company is responsible for the property taxes, insurance, utilities and repairs for the facility relating to this lease. The lease has an initial term of twenty years and the Company has options to renew the lease for an additional thirty years.

        At the time of the signing of the contribution agreement, the Company executed an asset use agreement with West Central to provide the use of certain assets, such as office space, maintenance equipment and utilities. The agreement requires the Company to pay West Central its proportionate share of certain costs incurred by West Central. This agreement has the same term as the land lease. Cost of goods sold included in the 2006 statement of operations related to this agreement totaled $38.

        At the time of the signing of the contribution agreement, the Company entered into a contract for services with West Central, to provide certain corporate and administrative services such as human resources, information technology, and accounting. The agreement requires the Company to pay West Central the proportionate share of the costs associated with the provision of services, plus a 15% margin. The agreement has a one-year term and is cancellable thereafter upon six months notice by either party. Selling, general, and administrative expenses included in the 2006 statement of operations related to this agreement totaled $926.

        In addition to the amounts above, the Company recorded $157 of other cost of goods sold in the 2006 statement of operations.

        In addition to property, plant and equipment contributed to the Company in exchange for common stock on July 31, 2006, the Company also acquired $380 of property, plant and equipment from West Central during 2006.

        Accounts payable includes net balances due to West Central of $0 and $538 at December 31, 2005 and 2006, respectively.

Todd & Sargent, Inc.

        Todd & Sargent, Inc. (T&S), an affiliate of a shareholder of REG, LLC, or affiliates of T&S serve as the primary subcontractors of the biodiesel facilities engineered and constructed by the Company. T&S also provides certain accounting and administrative functions for construction related activities. T&S-related costs of management service revenues were $69,944 for the year ended December 31, 2006. Selling, general, and administrative expenses relating to T&S were $279 during the year ended December 31, 2006. The Company had accounts payable due to T&S (or affiliates of T&S) of $16,768 at December 31, 2006. Additions to property, plant and equipment included $6,031 of billings from T&S during 2006.

SoyMor Biodiesel, LLC

        The Company receives certain fees for the marketing and sale of SoyMor product and the management of SoyMor's plant operations. As an additional incentive to the Company and additional compensation for the marketing, sales and management services being rendered, SoyMor pays a bonus to the Company on an annual basis equal to a percentage of the net income of SoyMor, as defined by the management agreement. Total management service revenues recognized by the Company related to SoyMor were $0, $347, and $1,387 for the years ended December 31, 2004, 2005, and 2006, respectively. The Company had accounts receivable due from SoyMor of $38 and $247 at December 31, 2005 and 2006, respectively.

Western Iowa Energy, LLC

        The Company receives certain fees for the marketing and sale of WIE product and the management of WIE's plant operations. As an additional incentive to the Company and additional compensation for the marketing, sales and management services being rendered, WIE pays a bonus to the Company on an annual basis equal to a percentage of the net income of WIE, as defined by the management agreement. The Company also had construction revenues from WIE during 2006. Total management services revenues recognized by the Company related to WIE were $2,586 for the year ended December 31, 2006. The Company had accounts receivable due from WIE of $797 at December 31, 2006. There were no transactions with WIE prior to 2006.

E D & F Man Holdings Ltd.

        At the time of the initial closing of its preferred stock investment, the Company entered into a glycerin marketing agreement and various terminal lease agreements with one of E D & F's wholly owned subsidiaries, Westway Feed Products, Inc. (Westway). Under the glycerin marketing agreement, Westway has an exclusive right to market the glycerol produced at each of the Company's owned and managed facilities. As of December 31, 2006, Westway had not marketed glycerin for the Company and no fees were paid according to the agreement. This contract has a term of five years and automatically renews in one-year periods thereafter unless terminated by either party. The Company also has entered into a master terminal lease agreement and several leases for terminals with another wholly-owned subsidiary of E D & F, Westway Terminal Company, Inc. These leases have terms ranging from one month to four years. During 2006, the Company leased three terminals for aggregate fees of $66.

REG, LLC

        As of December 31, 2006, the REG, LLC had not transferred certain assets acquired to the Company. Additionally, REG, LLC continued to provided cash management and various administrative services on behalf of the Company through December 31, 2006. The net amount due from REG, LLC related to customer deposits and billings in excess of costs was $8,548.

        The statement of operations includes management service revenues from REG, LLC of $413, $2,348, and $1,579 for the years ended December 31, 2004, 2005 and 2006 respectively. Accounts receivable from REG, LLC totaled $433 at December 31, 2005.

16. OPERATING LEASES

        The Company leases certain equipment under operating leases. Total rent expense under operating leases was $145, $576, and $921 for the years ended December 31, 2004, 2005 and 2006 respectively. For each of the next five calendar years, future minimum lease payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year are as follows as of December 31, 2006:

2007	$1,993
2008	2,070
2009	1,683
2010	1,664
2011	1,471

17. FAIR VALUE MEASUREMENT

        The company used the following methods and assumptions to estimate fair value of its financial instruments:

        Cash and cash equivalents:    The carrying amount reported in the consolidated balance sheets approximate fair value due to the short-term maturity of these instruments.

        Commodity derivatives:    The fair value of commodity derivative instruments is recorded in accounts payable at December 31, 2005 and is recorded in prepaid expenses and other current assets at December 31, 2006. The instruments held by the Company consist primarily of futures contracts, swap agreements, purchased put options, and written call options. The fair value of these contracts is based on quoted prices in active exchange-traded or over-the-counter markets.

        Bond payable:    The terms of the Company's bond payable is based on variable rates and therefore approximates fair value.

18. BUSINESS CONCENTRATIONS

        Certain customers represented greater than 10% of the total consolidated revenues of the Company for the years ended December 31, 2005 and 2006. No single customer exceeded 10% of consolidated revenues for the year ended December 31, 2004.

	2005	2006
	Biodiesel Revenues	Biodiesel Revenues	Management Services Revenues
Customer A	$9,124	$27,813	$—
Customer B	—	—	20,848
Customer C	—	—	19,519
Customer D	9,370	—	—
Customer E	11,891	—	—
Customer F	10,902	—	—

        The management service revenue concentrations relate to construction contracts further discussed in Note 12. There is no assurance that revenues of these amounts will recur in future periods.

        In addition to the vendor concentrations with West Central and T&S, the Company also had purchases from another vendor totaling $45,087 and $68,300 during the years ended December 31, 2005, and 2006, respectively.

        The Company maintains cash balances at financial institutions, which may at times exceed the $100 coverage by the U.S. Federal Deposit Insurance Company.

19. OPERATING SEGMENTS

        The Company reports its operating segments based on services provided to customers, which includes Biodiesel, Services, and Corporate and Other activities. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company has chosen to differentiate the operating segments based on the products and services each segment offers.

        The Biodiesel segment processes soy oil and other feedstocks, and methanol into methyl ester/biodiesel. The Biodiesel segment also includes the Company's purchases and resales of biodiesel produced by third parties. Revenue is derived from the sale of the processed biodiesel, related byproducts and renewable energy government incentive payments. The Services segment offers services for managing the construction of biodiesel production facilities and managing ongoing operations of third party plants and collects fees related to the services provided. The Company does not allocate to the business segments items that are of a non-operating nature or corporate expenses. Intersegment revenues are reported by the Services segment which manages the construction of facilities included in the Biodiesel segment. The revenues are recorded by the Services segment at cost. Corporate expenses consist of corporate office expenses including compensation, benefits, occupancy and other administrative costs including management service expenses.

        The following table represents the significant items by operating segment for the results of operations for the years ended December 31, 2004, 2005, and 2006, respectively:

	2004	2005	2006
Net Sales:
Biodiesel	$28,073	$83,599	$102,564
Services	413	2,696	81,424
Intersegment revenues	—	—	(5,959)

	$28,486	$86,295	$178,029

Income before income taxes:
Biodiesel	$2,823	$11,008	$10,141
Services	413	1,934	4,713
Corporate and other(a)	(2,111)	(3,038)	(10,947)

	$1,125	$9,904	$3,907

Depreciation and amortization expense:
Biodiesel	$662	$739	$802
Services(b)	—	—	3,682

	$662	$739	$4,484

Purchases of property, plant, and equipment:
Biodiesel	$815	$316	$5,085

Assets:
Biodiesel		$18,765	$38,941
Services(b)		740	42,159
Corporate and other(c)		1,220	62,506

		$20,725	$143,606

(a)
Corporate and other includes income / (expense) not associated with the business segments, such as corporate general and administrative expenses, shared service expenses, interest expense, interest income, and income from equity method investees, all reflected on an accrual basis of accounting.

(b)
All of the Company's intangible assets and goodwill are assigned to the Services segment.

(c)
Corporate and other includes cash and other assets not associated with the business segments, including investments.

20. COMMITMENTS AND CONTINGENCIES

        The Company is involved in legal proceedings in the normal course of business. The Company currently believes that any ultimate liability arising out of any such proceedings will not have a material adverse effect on the Company's financial position, results of operations, or cash flows.

21. SUBSEQUENT EVENTS

        On May 4, 2007, the Company's Board of Directors authorized the Company's management to increase the maximum allowable investment in an entity for whom the Company is currently building a biodiesel facility from $1,000 to $3,000. The Company does not have a commitment to invest the $3,000, but has the ability to invest up to the $3,000 limit, if so requested by the entity.

        The Company has irrevocable commitments from existing Series A convertible preferred and certain common equity shareholders to additionally invest approximately $22,000. It is expected the commitments will be funded by the investors by July 18, 2007. The investors will receive Series B Senior Convertible Preferred Stock, which will have similar rights as the Series A Convertible Preferred Stock but a different conversion rate if the shares are converted to common shares. The proceeds will be used for the construction of additional biodiesel plants, logistics and other operational needs of the company.

        On June 21, 2007 the Company had a groundbreaking ceremony for a 60 million gallons per year (mmgy) production facility in St. Rose, Louisiana, which the Company refers to as its New Orleans, Louisiana facility, and on June 26, 2007 the Company had a groundbreaking ceremony for a 60 mmgy production facility in Emporia, Kansas.

        In June 2007, the Company agreed to use Bunge North America, Inc. (Bunge) and its subsidiary as the principal suppliers of soybean oil feedstock for the proposed facilities in New Orleans, Louisiana and Emporia, Kansas. The agreements have an initial term of six years and will automatically renew in successive two-year terms, unless otherwise terminated by either party. The Company will pay Bunge based upon then current CBOT futures price for soybean oil plus an additional provision fee, a portion of which is negotiated by the parties each month with reference to provision fees then being charged by Bunge and paid by the Company to other parties, and a portion of which is determined depending on the CBOT price and the Bunge location from which the soybean oil is purchased. The Company will also pay Bunge a yearly transaction fee based on the number of pounds of soybean oil delivered during the previous 12-month period. On June 26, 2007, the Company issued 701,756 shares of common stock to Bunge in exchange for assistance securing a lease for the site of the New Orleans, Louisiana facility and purchasing land for the site of the Emporia, Kansas facility as well as for Bunge entering into the oil feedstock supply agreements. Also, on June 26, 2007, the Company issued 526,315 shares of Series A Convertible Preferred Stock to Bunge. The shares were issued at $9.50 per share for total consideration of approximately $5,000 under the terms of the Stock Purchase Agreement entered into in August 2006.

        As a result of the issuance of additional shares of common stock to Bunge discussed above, the Company issued an additional 10,526 common stock warrants to Viant. Viant may purchase one share of common stock for each warrant held. The Company has the option to redeem the Viant warrants for cash.

        The Company has an irrevocable commitment to invest in 416 S. Bell, LLC (LLC), a real estate company that will own the building in which the Company's new headquarters will be located. As of July 2007, the Company has advanced LLC $237 and has agreed to advance up to an additional $6,500 until permanent financing can be arranged in late 2007.

        In July 2007, the board of directors voted, subject to shareholder approval, to increase the number of shares available to be granted pursuant to its stock option plans by 450,000 shares.

        In July 2007, the Company entered into an oil feedstock supply agreement with West Central. The agreement has an initial term of three years and will automatically renew in successive one year terms, unless otherwise terminated by either party. The Company will pay West Central based upon then current CBOT futures prices for crude soy oil plus an additional provision fee mutually determined by the Company and West Central.

* * * * * *

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

AS OF DECEMBER 31, 2006 AND MARCH 31, 2007

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	December 31, 2006	March 31, 2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$53,698	$33,036
Accounts receivable, net	21,616	44,484
Due from REG, LLC	8,548	—
Inventories	16,248	19,507
Prepaid expenses and other assets	4,517	5,663

Total current assets	104,627	102,690

Property, plant and equipment, net	12,188	13,471
Goodwill	16,080	16,080
Intangible assets, net	1,846	205
Deferred income taxes	486	1,521
Investments	6,674	6,340
Other assets	1,705	2,099

TOTAL ASSETS	$143,606	$142,406

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current maturities of bond payable	$330	$330
Accounts payable	24,670	23,116
Accrued expenses	3,065	1,192
Due to REG, LLC	—	248
Deferred income taxes	628	337
Billings in excess of costs and estimated earnings on uncompleted contracts	6,004	8,940

Total current liabilities	34,697	34,163
Bond payable	3,020	3,020

Total liabilities	37,717	37,183

COMMITMENTS AND CONTINGENCIES (Note 12)
STOCKHOLDERS' EQUITY:
Common stock ($.00001 par value; 70,000,000 shares authorized; 12,633,118 shares outstanding at December 31, 2006 and March 31, 2007)	1	1
Common stock—additional paid-in-capital	51,786	52,685
Preferred stock ($.00001 par value; 30,000,000 shares authorized; 6,052,632 shares outstanding at December 31, 2006 and March 31, 2007)	1	1
Preferred stock—additional paid-in-capital	51,359	51,359
Warrants—additional paid-in-capital	3,845	3,845
Accumulated deficit	(1,103)	(2,668)

Total stockholders' equity	105,889	105,223

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$143,606	$142,406

See notes to the condensed consolidated financial statements.

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2007

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	2006	2007
REVENUES:
Biodiesel sales	$18,711	$21,972
Biodiesel government incentives	2,000	1,704

	20,711	23,676
Services	842	31,871

	21,553	55,547

COSTS OF GOODS SOLD:
Biodiesel	17,966	24,511
Services	581	28,970

	18,547	53,481

GROSS PROFIT	3,006	2,066
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	899	5,114

INCOME (LOSS) FROM OPERATIONS	2,107	(3,048)

OTHER INCOME (EXPENSE), NET:
Interest expense	(110)	(50)
Interest income	—	573
Income from equity method investees	—	87

	(110)	610

INCOME (LOSS) BEFORE INCOME TAXES	1,997	(2,438)
INCOME TAX BENEFIT	—	873

NET INCOME (LOSS)	1,997	(1,565)
DIVIDENDS PAYABLE TO PREFERRED STOCKHOLDERS	—	(1,437)

INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS	$1,997	$(3,002)

LOSS PER COMMON SHARE (Note 2):
Loss per share—basic and diluted		$(0.24)

PRO FORMA INCOME TAX INFORMATION (Note 2):
Pro forma income tax expense	$640

Pro forma net income	$1,357

See notes to the condensed consolidated financial statements.

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2007

(IN THOUSANDS)

	2006	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$1,997	$(1,565)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation expense	210	227
Amortization of intangible assets	—	1,641
Stock compensation expense	—	899
Income from equity method investees	—	(87)
Distributions received from equity method investees	—	421
Deferred tax benefit	—	(1,326)
Changes in asset and liabilities:
Accounts receivable	916	(22,868)
Due from REG, LLC	(4,381)	8,796
Inventories	—	(3,259)
Other assets	(216)	(835)
Accounts payable	2,980	654
Accrued expenses	(46)	(1,873)
Billings in excess of costs and estimated earnings on uncompleted contracts	—	2,936

Net cash flows from operating activities	1,460	(16,239)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for purchase of property, plant and equipment	—	(3,586)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net members' distributions	(1,457)	—
Cash paid for potential debt financing costs	—	(172)
Cash paid for potential public equity offering	—	(665)

Net cash flows from financing activities	(1,457)	(837)

NET CHANGE IN CASH AND CASH EQUIVALENTS	3	(20,662)
CASH AND CASH EQUIVALENTS, Beginning of period	1,221	53,698

CASH AND CASH EQUIVALENTS, End of period	$1,224	$33,036

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:
Cash paid for interest	$134	$31

Cash paid for income taxes		$4,274

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Amounts included in period-end accounts payable for:
Purchases of property, plant, and equipment		$377

Capitalized costs included in other assets		$340

See notes to the condensed consolidated financial statements.

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2007

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

1. ORGANIZATION, PRESENTATION, AND NATURE OF THE BUSINESS

        On July 31, 2006, pursuant to a series of contribution agreements, West Central Cooperative (West Central) contributed its biodiesel division (Division) and InterWest, L.C. (InterWest) to Renewable Energy Group, Inc. (the Company) in exchange for shares of common stock of the Company, a newly formed entity. The Division, which was not a separate legal entity, operated within West Central. The Division primarily included biodiesel sales, biodiesel marketing, commodity risk management, and third party production facility management activities. InterWest was an Iowa limited liability company substantially wholly-owned by West Central. InterWest processed crude soy oil and methanol into methyl ester/biodiesel and related by-products.

        Contemporaneously with the transactions noted above, the Company also acquired certain assets and assumed certain liabilities of REG, LLC (REG, LLC) (formerly known as Renewable Energy Group, LLC) for 2,036,506 shares of stock in the Company at a value of $9.50 per share. Prior to acquiring the assets and liabilities from REG, LLC, West Central owned 50% of the outstanding units of REG, LLC. The Division and REG, LLC assisted potential customers in determining the investment required, location and other technical factors of building a biodiesel production facility and REG, LLC served as the general contractor as the facility was engineered and constructed.

        West Central maintained a greater than 50% control of the Company subsequent to the transactions noted above. Therefore, the Company accounted for the contribution of the Division and InterWest similar to a pooling of interests in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations. When accounting for a transfer of assets or exchange of shares between entities under common control, the entity that receives the net assets or the equity interests shall initially recognize the assets and liabilities transferred at their carrying amounts in the accounts of the transferring entity at the date of transfer.

        The acquisition of REG, LLC was accounted for as a purchase by the Company in accordance with SFAS No. 141, Business Combinations. Under the purchase method of accounting, the acquired assets and liabilities of REG, LLC were recorded at their fair value as of the acquisition date. The results of operations of REG, LLC are included with the Company's from the date of acquisition. REG, LLC was not reflected as a consolidated entity prior to its acquisition as West Central did not have a greater than 50% ownership interest in REG, LLC prior to its acquisition.

        Prior to July 31, 2006, the financial statements reflect the consolidation of the Division and Interwest. All intercompany accounts and transactions have been eliminated in consolidation. Subsequent to July 31, 2006, the consolidated financial statements reflect the operations of the Company.

        Nature of Business—The Company owns a biodiesel production facility with 12 million gallons per year (mmgy) of production capacity. The Company is currently developing three additional production facilities with aggregate production capacity of 180 mmgy. The Company manages two other biodiesel production facilities owned primarily by independent investment groups with an aggregate of 60 mmgy capacity. The Company is currently constructing four additional plants for independent investment groups with aggregate production capacity of 150 mmgy. For each of these facilities, the Company has entered into a Management and Operational Services Agreement (MOSA). Under the MOSA, the Company is responsible for procuring the necessary feedstock and other inputs for the facility, and marketing and selling the finished biodiesel product under the Company's SoyPOWER® brand. In addition to the biodiesel produced at the Company's owned and managed plants, the Company also purchases and sells biodiesel produced at an independent production facility.

        The biodiesel industry and the Company's business may depend on continuation of certain federal subsidies and regulatory support. Current incentives to the biodiesel industry may not continue beyond their scheduled expiration date or, if they continue, the incentives may not be at the same level. The revocation or amendment of any one or more of those laws, regulations or programs could adversely affect the future use of biodiesel in a material way. Revenues include amounts related to federal subsidies and regulatory support totaling $2,000 and $1,704 for the three months ended March 31, 2006 and 2007, respectively.

        Demand and the corresponding prices for biodiesel products can vary significantly over time and decreases in price levels could adversely affect the Company's profitability and viability. The price for biodiesel correlates with the price for petroleum-based diesel fuel and other energy commodities. Any lowering of diesel prices may also lead to lower sales prices for biodiesel and adversely affect the Company's operating results.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Basis of Presentation—The accompanying unaudited condensed financial statements of the Company have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted or condensed pursuant to such rules and regulations. In the opinion of the Company's management, all adjustments (consisting of only normal and recurring accruals) have been made to present fairly the financial positions, the results of operations and cash flows for the periods presented. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year. Although the Company believes that the disclosures are adequate to make the information presented not misleading, these financial statements should be read in conjunction with the Company's audited financial statements as of and for the year ended December 31, 2006, that are included elsewhere in this registration statement.

        Revenue Recognition—The Company recognizes revenues from the following sources:

  •
  the sale of biodiesel and its co-products—both purchased and produced by the Company

  •
  fees received from federal and state incentive programs for renewable fuels

  •
  fees from construction and project management

  •
  fees received for the marketing and sales of biodiesel produced by third parties and from managing operations of third party facilities

        Biodiesel sales revenues are recognized where there is persuasive evidence of an arrangement, delivery has occurred, the price has been fixed or is determinable and collectibility can be reasonably assured. The sale of biodiesel is recorded upon transfer of title under standard commercial terms.

        Revenues associated with the governmental incentive programs are recognized when the amount to be received is determinable and collectibility is reasonably assured.

        The Company provides consulting and construction services under turnkey contracts. These contracts are accounted for under the provisions of the American Institute of Certified Public Accountants' Statement of Position No. 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. These jobs require design and engineering effort for a specific customer purchasing a unique facility. The Company records revenue on these fixed-price contracts on the percentage of completion basis using the ratio of costs incurred to estimated total costs at completion as the measurement basis for progress toward completion and revenue recognition. The total contract price includes the original contract plus any executed change orders only when the amounts have been received or awarded.

        Contract cost includes all direct labor and benefits, materials unique to or installed in the project and subcontract costs. Revisions in estimates of cost and earnings during the course of the work are reflected in the accounting period in which the facts that require the revision become known. Contract accounting requires significant judgment relative to assessing risks, estimating contract costs and making related assumptions for schedule and technical issues. With respect to contract change orders, claims or similar items, judgment must be used in estimating related amounts and assessing the potential for realization. These amounts are only included in contract value when they can be reliably estimated and realization is probable. Billings are generated based on specific contract terms. The Company routinely reviews estimates related to contracts and reflects revisions to profitability in earnings on a current basis. If a current estimate of total contract cost indicates an ultimate loss on a contract, the Company would recognize the projected loss in full when it is first determined. The Company recognizes additional contract revenue related to claims when the claim is probable and legally enforceable.

        Changes relating to executed change orders, job performance, construction efficiency, weather conditions, and other factors affecting estimated profitability may result in revisions to costs and income and are recognized in the period in which the revisions are determined. The Company executed change orders resulting from previous claims that resulted in recognition of additional revenues of $1,100 during the three months ended March 31, 2007. The effect of changes in the estimated profitability of contracts for the three months ended March 31, 2007 was due to a decrease in revenues by approximately $50 from the amounts which would have been reported had the preceding period contract profitability estimates been used.

        Billings in excess of costs and estimated earnings on uncompleted contracts represents amounts billed to customers prior to providing related construction services.

        Fees for managing ongoing operations of third party plants, marketing biodiesel produced by third party plants, and from other services are recognized as services are provided. The Company also has performance based incentive agreements that are included as management service revenues. These performance incentives are recognized as revenues when the amount to be received is determinable and collectibility is reasonably assured.

        The Company acts as a sales agent for certain third parties. The Company does not recognize sales and the related costs of goods sold for agent transactions in accordance with Emerging Issues Task Force ("EITF") Issue 99-19, Reporting Revenue Gross as a Principal verses Net as an Agent.

        Allocated Expenses—The financial statements of the Division, included in the consolidated financial statements, include certain amounts that have been allocated from West Central's financial statements.

        Prior to the contribution, West Central's executive, finance, and other corporate departments performed certain administrative and other services for the Division. To the extent practical, these costs are discretely allocated to the Division, but in some cases an allocation methodology is used to allocate the costs to the Division. The costs not specific to the Division operations and thus allocated to the Division were either general and administrative or relate to support services provided by West Central for the benefit of the Division and have been included in operating expenses in the consolidated statements of operations. Allocations are generally based on the specific identification of costs, assets and liabilities, as well as on headcount and direct labor dollars where specific attribution is not practical. Management believes these allocations are reasonable, but may not be indicative of amounts that would have been incurred had the Division been operated as a stand-alone business. It is not practicable to estimate the expenses that would have been incurred by the Division if it had been operated on a stand-alone basis.

        Total selling, general and administrative expenses allocated to the Division were $604 for three months ended March 31, 2006.

        West Central allocated $56 of interest expense to the Division during three months ended March 31, 2006.

        Stock-Based Compensation—On July 31, 2006, the Board approved the 2006 Stock Incentive Plan. Prior to that date, there had been no stock-based compensation within the Company. Eligible award recipients are employees and directors of the Company. The Company accounts for stock-based compensation in accordance with SFAS 123(R), Share-Based Payment. Compensation expense is recorded for stock options awarded to employees and non-employee directors in return for service. The expense is measured at the grant-date fair value of the award and recognized as compensation expense over the vesting period. The Company records expense based upon the graded vesting schedule of the options.

        Income Taxes—The Company recognizes deferred taxes by the assets and liability method. Under this method, deferred income taxes are recognized for differences between the financial statement and tax bases of assets and liabilities at enacted statutory tax rates in effect for the years in which differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established if necessary to reduce deferred tax assets to amounts expected to be realized. Management's judgment and income tax assumptions are used to determine the levels, if any, of valuation allowances associated with deferred tax assets.

        West Central is taxed on non-patronage earnings and any patronage earnings not paid or allocated to its members. West Central did not allocate income tax expense to the Division. Additionally,

InterWest was organized as a limited liability company, and therefore did not record and report income tax expense in its financial results because the taxable income of InterWest flowed through to and was reportable by the members of InterWest. The consolidated financial statements do not include any allocation of income tax expense or deferred taxes for the period prior to July 31, 2006. However, the consolidated statement of operations for the Company and the financial results presented prior to the merger, present pro forma financial results that include the impact of income taxes.

        Members' Net Investment and Advances—West Central's residual interest in the Division and InterWest is reflected in the consolidated statement of stockholders' equity as members' net investment and advances. The Division participated in West Central's centralized cash management system and all the Division's cash activities were managed by West Central. Net funding by West Central on behalf of the Company is reflected as part of members' net investment and advances in the consolidated balance sheet. The cash and cash equivalents reflected on the December 31, 2005 consolidated balance sheet and the cash flow statements for the year ended December 31, 2004 and 2005 was cash of InterWest.

        Earnings Per Share—The Company follows FASB Statement No. 128, Earnings Per Share, and EITF Issue No. 03-6, Participating Securities and the Two-Class Method under FASB Statement 128, (EITF 03-6). EITF 03-6 established standards regarding the computation of earnings per share (EPS) by companies that have issued securities other than common stock that contractually entitle the holder to participate in dividends and earnings of the company. EITF 03-6 requires earnings available to common shareholders for the period, after deduction of convertible preferred stock dividends, to be allocated between the common and convertible preferred shareholders based on their respective rights to receive dividends. Basic EPS is then calculated by dividing income allocable to common shareholders (including the reduction for any undeclared, preferred stock dividends assuming current income for the period had been distributed) by the weighted average number of shares outstanding. EITF 03-6 does not require the presentation of basic and diluted EPS for securities other than common stock; therefore, the EPS amounts only pertain to the Company's common stock.

        The Company calculates diluted EPS under the if-converted method unless the conversion of the convertible preferred stock is anti-dilutive to basic EPS.

        Basic earnings per share also excludes any dilutive effect of stock options and warrants. The impact of the assumed conversion of the preferred shares was anti-dilutive and, therefore, the shares were excluded from the calculation of diluted EPS. The impact of the common stock options and warrants were also anti-dilutive and therefore were excluded from the calculation of diluted EPS.

2007
Net loss as reported	$(1,565)
Preferred stock dividends in arrears	(1,437)

Net loss available to common stockholders—basic and diluted	$(3,002)

Weighted average common shares outstanding—basic and diluted	12,633,118

Common earnings loss per share—basic and diluted	$(.24)

        Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the financial statements and reported amounts of revenues and expenses during the reporting periods. These estimates are based on information that is currently available to us on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ from those estimates.

        New Accounting Pronouncements—In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and accordingly, does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of this pronouncement on its consolidated financial statements.

        In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159). SFAS 159 permits entities to choose, at specified election dates, to measure eligible items at fair value and to report in earnings unrealized gains and losses on those items for which the fair value option has been elected. SFAS 159 also requires entities to display the fair value of those assets and liabilities on the face of the balance sheet. SFAS 159 establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective as of the beginning of an entity's first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS 159. The Company has not elected to early adopt the standard and is currently evaluating the impact of this pronouncement on its consolidated financial statements.

        In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of SFAS No. 109 (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement of a tax position taken or expected to be taken in an enterprise's tax return. In addition, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure related to uncertain income tax positions. FIN 48 is effective for the fiscal years beginning after December 15, 2006. Accordingly, the Company was required to adopt FIN 48 as of January 1, 2007. As required by FIN 48, the Company would recognize an expense for penalties in the period it claims an uncertain tax position. Additionally, the Company would record interest expense in the period it would begin to accrue according to the provisions of the relevant tax law. The adoption of FIN 48 did not have a significant impact on the Company's consolidated financial statements.

        In September 2006, the SEC staff issued Staff Accounting Bulletin (SAB) Topic 1N (SAB 108), Financial Statements—Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, which is effective for calendar year companies as of December 31,

2006. SAB 108 provides guidance on how prior year misstatements should be taken into consideration when quantifying misstatements in current year financial statements for purposes of determining whether the financial statements are materially misstated. Under this guidance, companies should take into account both the effect of a misstatement on the current year balance sheet as well as the impact upon the current year income statement in assessing the materiality of a current year misstatement. Once a current year misstatement has been quantified, the guidance in SAB Topic 1M, Financial Statements—Materiality, (SAB 99) should be applied to determine whether the misstatement is material. The implementation of SAB 108 did not have an impact on the Company's consolidated financial statements.

3. STOCKHOLDERS' EQUITY OF THE COMPANY

        As of March 31, 2007 and December 31, 2006, a summary of the Company's stockholders and warrant holders is as follows:

	Number of Outstanding Shares December 31, 2006	Number of Outstanding Shares March 31, 2007
Common Stock:
West Central and affiliated entities where voting is controlled by West Central	11,927,306	11,927,306
Company directors	8,248	8,248
Other	697,564	697,564

Total common stock outstanding	12,633,118	12,633,118

Preferred Stock:
Natural Gas Partners VII, L.P.	2,105,263	2,105,263
NGP Energy Technology Partners, L.P.	2,105,263	2,105,263
E D & F Man	1,315,789	1,315,789
Bunge	526,317	526,317

Total preferred stock outstanding	6,052,632	6,052,632

Common Stock Warrants:
Natural Gas Partners VII, L.P.	187,500	187,500
NGP Energy Technology Partners, L.P.	187,500	187,500
Viant	148,009	148,009

Total common stock warrants	523,009	523,009

        The holders of Preferred Stock accrue dividends at the rate of $.95 per share per annum. Dividends are cumulative and accrue on a daily basis from the date of issuance. There were $1,095 and $2,532 of preferred stock dividends in arrears as of December 31, 2006 and March 31, 2007, respectively.

4. ACQUISITION

        The acquisition price of REG, LLC (Note 1) was valued based on management's estimate of profits for currently in process and future biodiesel facility construction projects. The Company acquired certain assets of REG, LLC to continue the development and growth of this business. The goodwill associated with the acquisition results primarily from expected synergies including the Company's access to the construction capacity to add future production facilities and the ability to provide a full suite of construction and management services to third parties.

        The following pro forma condensed combined March 31, 2006 results of operations assume that the acquisition of REG, LLC was completed as of January 1, 2006:

Revenues	$30,888

Net loss	$(199)

5. INVENTORIES

        Inventories consist of the following at:

	December 31, 2006	March 31, 2007
Raw materials	$155	$115
Work in process	25	28
Finished goods	16,068	19,364

Total	$16,248	$19,507

6. INVESTMENTS

        Investments consist of the following at December 31, 2006 and March 31, 2007:

	December 31, 2006	March 31, 2007
Investment and accumulated earnings in:
SoyMor	$1,554	$2,263
WIE	620	577
Cash in escrow for investment in SoyMor	1,000	—
Firm investment commitments	3,500	3,500

Total	$6,674	$6,340

        Income from equity method investments consists of the following for the three months ended March 31, 2007:

SoyMor	$90
WIE	(3)

Total	$87

SoyMor:

        During 2004, REG, LLC signed a subscription agreement for the purchase of 2,000,000 units of SoyMor at $1 per share upon REG, LLC's completion of the construction of SoyMor's biodiesel production facility. The consideration for the units was deducted from the amount payable to REG, LLC for construction services. The agreement required no initial investment. REG, LLC executed the acquisition of the first 1,000,000 units in March 2005 and completed the acquisition of the second 1,000,000 units in April 2006. The 2,000,000 units represent approximately a 10 percent ownership interest in SoyMor. In June 2006, REG, LLC distributed its investment in SoyMor to its members, West Central and Sargeco, LLC (Sargeco). West Central allocated its investment, representing approximately a 5% interest in SoyMor, to the Division. Effective July 31, 2006, the Company and Sargeco executed an agreement whereby the Company was provided an option to purchase Sargeco's equity interest in SoyMor for the original cost per unit. The Company exercised its option in December 2006 and deposited the purchase price of $1,000 into escrow until legal ownership of the units was transferred to the Company. Legal ownership of the units was transferred to the Company in February 2007 upon approval of the transfer by the Board of Directors of SoyMor.

        The Company held a 5% equity interest in SoyMor as of December 31, 2006 and a 10% equity interest as of March 31, 2007.

        The condensed financial information of SoyMor as of December 31, 2006 and March 31, 2007 and for the three months ended March 31, 2007 is as follows:

CONDENSED BALANCE SHEET:

	2006	2007
Total current assets	$6,896	$12,563

Total noncurrent assets	$25,073	$24,454

Total current liabilities	$1,227	$3,936

Total noncurrent liabilities	$11,736	$8,147

CONDENSED STATEMENT OF OPERATIONS:

Three months Ended March 31, 2007
Sales	$7,539
Costs and goods sold	(5,892)
Operating and other expenses	(667)

Net income	$980

Western Iowa Energy:

        During 2005, WIE verbally agreed to issue 1,000 units with a per unit value of one thousand dollars per unit to REG, LLC upon REG, LLC's completion of the construction of WIE's biodiesel production facility. The $1,000 consideration for the units was deducted from the amount payable to REG, LLC for construction services. On July 19, 2006, WIE issued 500 units to REG, LLC as the project was substantially complete, and agreed to issue the remaining 500 units upon final completion of the construction contract. In July 2006, REG, LLC distributed its investment in WIE to West Central. West Central allocated its investment to the Division. The remaining 500 units were issued to Sargeco in December 2006. Effective July 31, 2006, the Company and Sargeco had executed an agreement whereby the Company was provided a one-year option to purchase Sargeco's equity interest in WIE for the original cost per unit. The Company owns approximately 2% of the outstanding units of WIE as of December 31, 2006 and March 31, 2007.

        The condensed financial information of WIE as of December 31, 2006 and March 31, 2007 and for the three months ended March 31, 2007 is as follows:

CONDENSED BALANCE SHEET:

	December 31, 2006	March 31, 2007
Total current assets	$14,322	$17,662

Total noncurrent assets	$34,509	$33,538

Total current liabilities	$6,167	$9,852

Total noncurrent liabilities	$12,851	$13,798

CONDENSED STATEMENT OF OPERATIONS:

Three months Ended March 31, 2007
Sales	$14,255
Costs and goods sold	(13,689)
Operating and other expenses	(709)

Net loss	$(143)

7. ACCRUED EXPENSES

        Accrued expenses consist of the following at:

	December 31, 2006	March 31, 2007
Accrued employee compensation	$722	$1,001
Income taxes payable	2,189	—
Other	154	191

Total	$3,065	$1,192

8. CONSTRUCTION CONTRACTS

        Information regarding uncompleted construction contracts as of December 31, 2006 and March 31, 2007, is as follows:

	December 31, 2006	March 31, 2007
Costs incurred on uncompleted contracts	$70,764	$91,462
Estimated earnings	767	11,530

	71,531	102,992
Billings to date	(77,535)	(111,932)

Billings in excess of costs and estimated earnings on uncompleted contracts	$(6,004)	$(8,940)

        Accounts receivable includes balances billed to customers for retainage provisions in the construction contracts totaling $4,855 and $4,625 December 31, 2006 and March 31, 2007, respectively.

Construction Commitments

        The Company has agreements with third-party investors to design and manage the construction of new biodiesel facilities. As of March 31, 2007, there were four contracts in the construction phase with approximately $57 million of contract values to be recognized as revenue as construction is completed subsequent to March 31, 2007. The Company's contract values are generally executed as fixed price sales commitments. Subsequent claims or change orders are not recognized as revenues until the customer has executed a binding change to the original contracted value. The Company's costs to construct the facilities are not fixed and are generally on a "cost-plus-margin' arrangement with Todd & Sargent, Inc., a related party.

        In certain circumstances, the Company will agree to take equity ownership in the entities constructing the facilities in lieu of cash payment for a portion of the construction services. When the Company has a firm, binding commitment to invest in the entity, the Company records a liability and investment. As of March 31, 2007 and December 31, 2006, the Company has firm, binding commitments to invest a total of $3,500 in two of these facilities. The Company has recorded this balance in accounts payable and investments.

9. STOCK-BASED COMPENSATION

        On July 31, 2006, the Board approved the Renewable Energy Group, Inc. Stock Incentive Plan (Plan). The Plan provides for 2,500,000 shares of common stock to be available for option grants. Option grants are awarded at the discretion of the Board. Options expire ten years from the date of the grant. There are no performance conditions associated with the options.

        The common stock options are generally protected from anti-dilution via adjustments for any stock dividends, stock split, combination, or other recapitalization.

        The following table summarizes information about common stock options granted, exercised, forfeited, vested, and exercisable for the three months ended March 31, 2007:

	Amount of Options	Weighted Average Exercise Price
Options outstanding—December 31, 2006	2,122,802	$9.50
Forfeited	(5,000)	$9.50

Options outstanding—March 31, 2007	2,117,802	$9.50

Options exercisable—March 31, 2007	911,892	$9.50

        Subject to the terms of the stock incentive plan agreement, in the event of a change of control of the Company, the options become fully exercisable. The Company, at its discretion, may cancel the option in exchange for a payment per share in cash in an amount equal to the excess, if any, of the change of control price per share over the exercise price of the option.

        The Company intends to issue new shares upon stock option exercises.

10. RELATED PARTY TRANSACTIONS

West Central Cooperative

        The Company and InterWest purchased soy oil from West Central. Purchases from West Central were $5,282 and $4,902 for the three months ended March 31 2006 and 2007, respectively.

        West Central leases the land under the Company's production facility to the Company at an annual cost of one dollar. The Company is responsible for the property taxes, insurance, utilities and repairs for the facility relating to this lease. The lease has an initial term of twenty years and the Company has options to renew the lease for an additional thirty years.

        At the time of the signing of the contribution agreement, the Company executed an asset use agreement with West Central to provide the use of certain assets, such as office space, maintenance equipment and utilities. The agreement requires the Company to pay West Central its proportionate share of certain costs incurred by West Central. This agreement has the same term as the land lease. There were no costs recognized associated with this agreement during the three months ended March 31, 2007.

        At the time of the signing of the contribution agreement, the Company entered into a contract for services agreement with West Central, to provide certain corporate and administrative services such as human resources, information technology, and accounting. The agreement requires the Company to pay West Central the proportionate share of the costs associated with the provision of services, plus a 15% margin. The agreement has a one-year term and is cancellable thereafter upon six months notice by either party. Selling, general, and administrative expenses included in the March 31, 2007 statement of operations related to this agreement totaled $679.

        The Company acquired $280 of property, plant and equipment from West Central during the three months ended March 31, 2007.

        Accounts payable includes net balances due to West Central of $538 and $948 at December 31, 2006 and March 31, 2007, respectively.

Todd & Sargent, Inc.

        Todd & Sargent, Inc. (T&S), an affiliate of a shareholder of REG, LLC, or affiliates of T&S serve as the primary subcontractors of the biodiesel facilities engineered and constructed by the Company. T&S also provides certain accounting and administrative functions for construction related activities. T&S-related costs of management service revenues were $26,208 for the three months ended March 31, 2007. The Company had accounts payable due to T&S (or affiliates of T&S) of $16,768 and $11,371 at December 31, 2006 and March 31, 2007, respectively. Additions to property, plant and equipment included $982 of billings from T&S during the three months ended March 31, 2007.

SoyMor Biodiesel, LLC

        The Company receives certain fees for the marketing and sale of SoyMor product and the management of SoyMor's plant operations. As an additional incentive to the Company and additional compensation for the marketing, sales and management services being rendered, SoyMor pays a bonus to the Company on an annual basis equal to a percentage of the net income of SoyMor, as defined by the management agreement. Total management service revenues recognized by the Company related to SoyMor were $121 and $132 for the three months ended March 31, 2006 and 2007, respectively. The Company had accounts receivable due from SoyMor of $247 and $754 at December 31, 2006 and March 31, 2007, respectively.

Western Iowa Energy, LLC

        The Company receives certain fees for the marketing and sale of WIE product and the management of WIE's plant operations. As an additional incentive to the Company and additional compensation for the marketing, sales and management services being rendered, WIE pays a bonus to the Company on an annual basis equal to a percentage of the net income of WIE, as defined by the management agreement. The Company also had construction revenues from WIE during the three months ended Marc 31, 2007. Total management services revenues recognized by the Company related to WIE were $0 and $187 for the three months ended March 31, 2006 and 2007. The Company had accounts receivable due from WIE of $797 and $378 at December 31, 2006 and March 31, 2007, respectively.

E D & F Man Holdings Ltd.

        At the time of the initial closing of its preferred stock investment, the Company entered into a glycerin marketing agreement and various terminal lease agreements with one of E D & F's wholly owned subsidiaries, Westway Feed Products, Inc. (Westway). Under the glycerin marketing agreement, Westway has an exclusive right to market the glycerol produced at each of the Company's owned and managed facilities. As of March 31, 2007, Westway had not marketed glycerin for the Company and no fees were paid according to the agreement. This contract has a term of five years and automatically renews in one-year periods thereafter unless terminated by either party. The Company also has leases for terminals with E D & F that have terms ranging from one month to four years. For the three months ended March 31, 2007, the Company leased three terminals for aggregate fees of $163.

REG, LLC

        As of December 31, 2006 and March 31, 2007, REG, LLC had not transferred certain acquired assets to the Company. Additionally, REG, LLC continued to provided cash management and various administrative services on behalf of the Company. The net amount due from or to as of December 31, 2006 and March 31, 2007 REG, LLC is presented on the condensed balance sheet.

11. OPERATING SEGMENTS

        The Company reports its operating segments based on services provided to customers, which includes Biodiesel, Services and Corporate and Other activities. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company has chosen to differentiate the operating segments based on the products and services each segment offers.

        The Biodiesel segment processes crude soy oil and other feed stocks, and methanol into methyl ester/biodiesel. The Biodiesel segment also includes the Company's purchases and resales of biodiesel produced by third parties. Revenue is derived from the sale of the processed biodiesel, related byproducts and renewable energy government incentive payments. The Services segment offers services for managing the construction of biodiesel production facilities and managing ongoing operations of third party plants and collects fees related to the services provided. The Company does not allocate to the business segments items that are of a non-operating nature or corporate expenses. Intersegment revenues are reported by the Services segment which constructs facilities for the Biodiesel segment. The revenues are recorded by the Services segment at cost. Corporate expenses consist of corporate office expenses including compensation, benefits, occupancy and other administrative costs including management service expenses.

        The following table represents the significant items by operating segment for the results of operations for the three months ended March 31, 2006 and 2007, respectively:

	March 31, 2006	March 31, 2007
Net Sales:
Biodiesel	$20,711	$23,676
Services	842	32,913
Intersegment revenues	—	(1,042)

	$21,553	$55,547

Income (loss) before income taxes:
Biodiesel	$1,846	$(835)
Services	261	2,901
Corporate and other(a)	(110)	(4,504)

	$1,997	$(2,438)

Depreciation and amortization expense:
Biodiesel	$210	$227
Services(b)	—	1,641

	$210	$1,868

Purchases of property, plant, and equipment:
Biodiesel	$—	$3,586

	December 31, 2006	March 31, 2007
Assets:
Biodiesel	$38,941	$55,318
Services(b)	42,159	42,711
Corporate and other(c)	62,506	44,378

	$143,606	$142,406

(a)
Corporate and other includes income / (expense) not associated with the business segments, such as corporate general and administrative expenses, shared service expenses, interest expense, interest income, and income from equity method investees, all reflected on an accrual basis of accounting.

(b)
All of the Company's intangible assets and goodwill are assigned to the Services segment.

(c)
Corporate and other includes cash and other assets not associated with the business segments, including investments.

12. COMMITMENTS AND CONTINGENCIES

        The Company is currently involved in legal proceedings in the normal course of business. The Company currently believes that any ultimate liability arising out of any such proceedings will not have a material adverse effect on the Company's financial position, results of operations, or cash flows.

13. SUBSEQUENT EVENTS

        On May 4, 2007, the Company's Board of Directors authorized the Company's management to increase the maximum allowable investment in an entity for whom the Company is currently building a biodiesel facility from $1,000 to $3,000. The Company does not have a commitment to invest the $3,000, but has the ability to invest up to the $3,000 limit, if so requested by the entity.

        The Company has irrevocable commitments from existing Series A convertible preferred and certain common equity shareholders to additionally invest approximately $22,000. It is expected the commitments will be funded by the investors by July 18, 2007. The investors will receive Series B Senior Convertible Preferred Stock, which will have similar rights as the Series A Convertible Preferred Stock, other than with respect to anti-dilution adjustment provisions if the shares are converted to common shares. The proceeds will be used for the construction of additional biodiesel plants, logistics and other operational needs of the company.

        On June 21, 2007 the Company had a groundbreaking ceremony for a 60 million gallons per year (mmgy) production facility in St. Rose, Louisiana, which the Company refers to as its New Orleans, Louisiana facility and on June 26, 2007 the Company had a groundbreaking ceremony for a 60 mmgy production facility in Emporia, Kansas.

        In June 2007, the Company agreed to use Bunge North America, Inc. (Bunge) and its subsidiary as the principal suppliers of soybean oil feedstock for the proposed facilities in New Orleans, Louisiana and Emporia, Kansas. These agreements have an initial term of six years and will automatically renew in successive two-year terms, unless otherwise terminated by either party. The Company will pay Bunge based upon then current CBOT futures price for soybean oil plus an additional provision fee, a portion of which is negotiated by the parties each month with reference to provision fees then being charged by Bunge and paid by the Company to other parties, and a portion of which is determined depending on the CBOT price and the Bunge location from which the soybean oil is purchased. The Company will also pay Bunge a yearly transaction fee based on the number of pounds of soybean oil delivered during the previous 12-month period. On June 26, 2007 the Company issued 701,756 shares of common stock to Bunge in exchange for assistance securing a lease for the site of the New Orleans, Louisiana facility and purchasing land for the site of the Emporia, Kansas facility as well as for Bunge entering into the oil feedstock supply agreements. Additionally, on June 26, 2007, the Company issued 526,315 shares of Series A Convertible Preferred Stock to Bunge. The shares were issued at $9.50 per share for total consideration of approximately $5,000 under the terms of the Stock Purchase Agreement entered into in August 2006.

        As a result of the issuance of additional shares of common stock to Bunge discussed above, the Company issued an additional 10,526 common stock warrants to Viant. Viant may purchase one share of common stock for each warrant held. The Company has the option to redeem the Viant warrants for cash.

        The Company has an irrevocable commitment to invest in 416 S. Bell, LLC (LLC), a real estate company that will own the building in which the Company's new headquarters will be located As of July, 2007, the Company has advanced LLC $237 and has agreed to advance up to an additional $6,500 until permanent financing can be arranged in late 2007.

        In July 2007, the board of directors voted, subject to shareholder approval, to increase the number of shares available to be granted pursuant to its stock option plans by 450,000 shares.

        In July 2007, the Company entered into an oil feedstock supply agreement with West Central. The agreement has an initial term of three years and will automatically renew in successive one-year terms, unless otherwise terminated by either party. The Company will pay West Central based upon then current CBOT futures prices for crude soy oil plus an additional provision fee mutually determined by the Company and West Central.

* * * * * *

INDEPENDENT AUDITORS' REPORT

To the Members of REG, LLC

        We have audited the accompanying statements of operations, members' equity and cash flows for REG, LLC (formerly known as Renewable Energy Group, LLC) (the Company) for the years ended December 31, 2003, 2004 and 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the results of the Company's operations and their cash flows for the years ended December 31, 2003, 2004 and 2005, in conformity with accounting principles generally accepted in the United States of America.

Des Moines, Iowa
July 13, 2007

REG, LLC

STATEMENTS OF OPERATIONS

FOR THE THREE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005

	2003	2004	2005
REVENUES:
Construction service revenues	$150,000	$4,847,266	$37,236,246
OPERATING EXPENSES:
Costs of construction service revenues	65,637	4,405,760	34,714,623
Selling, general, and administrative expenses	—	99,150	922,083

	65,637	4,504,910	35,636,706

INCOME FROM OPERATIONS	84,363	342,356	1,599,540
INTEREST INCOME	—	—	3,804
EQUITY IN EARNINGS OF SOYMOR BIODIESEL, LLC	—	—	213,249

NET INCOME	$84,363	$342,356	$1,816,593

See notes to financial statements

REG, LLC

STATEMENTS OF MEMBERS' EQUITY

FOR THE THREE YEARS ENDED DECEMBER 31, 2003, 2004, AND 2005

BALANCE, January 1, 2003	$—
Net income	84,363

BALANCE, December 31, 2003	84,363
Net income	342,356

BALANCE, December 31, 2004	426,719
Distribution to members	(1,000,000)
Net income	1,816,593

BALANCE, December 31, 2005	$1,243,312

See notes to financial statements.

REG, LLC

STATEMENTS OF CASH FLOWS

FOR THE THREE YEARS ENDED DECEMBER 31, 2003, 2004, AND 2005

	2003	2004	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$84,363	$342,356	$1,816,593
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	—	—	1,659
Equity in earnings of SoyMor Biodiesel, LLC	—	—	(213,249)
Changes in asset and liabilities:
Accounts receivable	(40,587)	(1,659,899)	(3,333,980)
Billings in excess of costs and estimated earnings on uncompleted contracts	50,000	723,694	3,645,779
Accounts payable	—	1,381,698	6,697,131

Net cash provided by operating activities	93,776	787,849	8,613,933
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	—	—	(29,865)

CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions to members	—	—	(1,000,000)

NET INCREASE IN CASH AND CASH EQUIVALENTS	93,776	787,849	7,584,068
CASH AND CASH EQUIVALENTS:
Beginning of year	—	93,776	881,625

End of year	$93,776	$881,625	$8,465,693

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Reduction of accounts receivable and accounts payable for SoyMor Biodiesel, LLC for equity interest			$1,000,000

Liability accrued for commitment to invest in SoyMor Biodiesel, LLC		$2,000,000

See notes to financial statements.

REG, LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE THREE YEARS ENDED DECEMBER 31, 2003, 2004, AND 2005

1. ORGANIZATION AND PRESENTATION

        REG, LLC (formerly known as Renewable Energy Group, LLC) (the Company) is an Iowa limited liability company formed in October 2002 between West Central Cooperative (West Central) and Sargeco, Inc. (Sargeco) to manage the construction of biodiesel plants throughout the United States. Operations commenced in 2003. The Company also assists potential investors in biodiesel in determining the location and feasibility of building a plant. Both West Central and Sargeco own 50% of the Company. Construction and engineering of the plants is performed by Todd & Sargent, Inc., an affiliate of Sargeco. Each plant involves approximately four months of pre-construction engineering and twelve months of construction.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Cash and Cash Equivalents—Cash consists of demand deposits with financial institutions. The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

        Investments—In connection with the construction of biodiesel production facilities for SoyMor Biodiesel, LLC ("SoyMor"), the Company agreed to make an equity investment in SoyMor. Because the Company has the ability to influence the operating and financial decisions and maintains a position on the board of directors of SoyMor, the investment in SoyMor is accounted for using the equity method in accordance with Accounting Principal Board Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. Under the equity method, the initial investment is recorded at cost and adjusted to recognize the Company's ratable share of earnings of SoyMor.

        Revenue Recognition—The Company provides consulting and construction services under turnkey contracts. These contracts are accounted for under the provisions of the American Institute of Certified Public Accountants' Statement of Position No. 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. These jobs require design and engineering effort for a specific customer purchasing a unique facility. The Company records revenue on these fixed-price contracts on the percentage of completion basis using the ratio of costs incurred to estimated total costs at completion as the measurement basis for progress toward completion and revenue recognition. The total contract price includes the original contract plus any executed change orders only when the amounts have been received or awarded.

        Contract cost includes all direct labor and benefits, materials unique to or installed in the project and subcontract costs. Revisions in estimates of cost and earnings during the course of the work are reflected in the accounting period in which the facts that require the revision become known. Contract accounting requires significant judgment relative to assessing risks, estimating contract costs and making related assumptions for schedule and technical issues. With respect to contract change orders, claims or similar items, judgment must be used in estimating related amounts and assessing the potential for realization. These amounts are only included in contract value when they can be reliably estimated and realization is probable. Billings are generated based on specific contract terms. The Company routinely reviews estimates related to contracts and reflects revisions to profitability in earnings on a current basis. If a current estimate of total contract cost indicates an ultimate loss on a contract, the Company would recognize the projected loss in full when it is first determined. The Company recognizes additional contract revenue related to claims when the claim is probable and legally enforceable.

        Changes relating to executed change orders job performance, construction efficiency, weather conditions, and other factors affecting estimated profitability may result in revisions to costs and income and are recognized in the period in which the revisions are determined. The effect of changes in the estimated profitability of contracts for the year ended December 31, 2005 was to decrease net earnings by approximately $500, from the amounts which would have been reported had the preceding year contract profitability estimates been used.

        Billings in excess of costs and estimated earnings on uncompleted contracts represents amounts billed to customers prior to providing related construction services.

        Income Taxes—The Company does not incur income taxes; instead its earnings are included in the tax returns of its members. The financial statements, therefore, do not include a provision for income taxes.

        Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the financial statements and reported amounts of revenues and expenses during the reporting periods. These estimates are based on information that is currently available to us on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ from those estimates.

3. INVESTMENTS

        During 2004, the Company signed a subscription agreement for the purchase of 2,000,000 units of SoyMor at $1 per share. The agreement required no initial investment. The Company executed the acquisition of the first 1,000,000 units in March 2005 and completed the acquisition of the second 1,000,000 units in April 2006. The 2,000,000 units represent approximately a 10 percent ownership interest in SoyMor. In June 2006, the Company distributed its investment in SoyMor to its members, West Central and Sargeco.

        The Company owned approximately a 5% equity interest in SoyMor as of December 31, 2005.

        SoyMor did not begin to produce and sell biodiesel until September 2005, so results of operations prior to that date are not provided below. The condensed statement of operations information of SoyMor as of and for the four months ended December 31, 2005 is as follows:

2005 (Four months)
Sales	$18,559,635
Costs of goods sold	(14,100,540)
Operating and other expenses	(376,743)

Net income	$4,082,352

4. RELATED PARTY TRANSACTIONS

West Central Cooperative

        West Central provided certain management and administrative services for the Company. Selling, general, and administrative expenses include $221 and $761,340 relating to services provided by West Central during the years ended December 31, 2004, and 2005, respectively.

        Costs of management service revenues include $43,151, $509,691, and $1,582,558 relating to costs incurred related to West Central during the years ended December 31, 2003, 2004, and 2005, respectively.

Todd & Sargent, Inc.

        The Company subcontracts substantially all construction projects to Todd and Sargent, Inc. ("T&S"), an affiliated entity through common ownership. T&S also provides certain accounting and administrative functions for the Company. T&S-related costs of construction revenues were $0, $3,880,329, and $32,444,954 for the years ended December 31, 2003, 2004, and 2005, respectively. Selling, general, and administrative expenses reimbursed to T&S were $22,486, $77,715, and $64,630 for the years ended December 31, 2003, 2004, and 2005, respectively.

5. BUSINESS CONCENTRATIONS

        Certain customers represented greater than 10% of the revenues of the Company for the years ended December 31:

	2003 Revenues	2004 Revenues	2005 Revenues
SoyMor	$150,000	$4,798,526	$17,968,124
Customer B	—	—	17,091,132

6. SUBSEQUENT EVENT

        On July 31, 2006, Renewable Energy Group, Inc. (REG, Inc.) purchased certain assets and assumed certain liabilities of the Company in exchange for 2,036,506 shares of REG, Inc. common stock.

* * * * * *

REG, LLC

CONDENSED STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2006 (UNAUDITED)

	2005	2006
REVENUES:
Construction service revenues	$13,297,806	$22,703,615
OPERATING EXPENSES:
Costs of construction service revenues	12,617,660	22,195,286
Selling, general, and administrative expenses	303,007	559,405

	12,920,667	22,754,691

INCOME (LOSS) FROM OPERATIONS	377,139	(51,076)
INTEREST INCOME	—	135,573
EQUITY IN EARNINGS OF SOYMOR BIODIESEL, LLC	—	361,989

NET INCOME	$377,139	$446,486

See notes to condensed financial statements

REG, LLC

CONDENSED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2006 (UNAUDITED)

	2005	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$377,139	$446,486
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	—	4,980
Equity in earnings of SoyMor Biodiesel, LLC	—	(361,989)
Changes in asset and liabilities:
Accounts receivable	(5,587,208)	(1,106,937)
Billings in excess of costs and estimated earnings on uncompleted contracts	(249,161)	10,868,534
Prepaid expenses and other assets	0	(17,412)
Accounts payable	1,410,243	(5,429,441)

Net cash flows from operating activities	(4,048,987)	4,404,221
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in bank overdraft	3,167,362	—

NET CHANGE IN CASH AND CASH EQUIVALENTS	(881,625)	4,404,221
CASH AND CASH EQUIVALENTS:
Beginning of period	881,625	8,465,693

End of period	$—	$12,869,914

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Reduction of accounts receivable and accounts payable for SoyMor Biodiesel, LLC for equity interest	$1,000,000	$1,000,000

Distribution of equity interest in SoyMor Biodiesel, LLC to members		$2,521,433

See notes to condensed financial statements

REG, LLC

NOTES TO CONDENSED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2006 (UNAUDITED)

1. ORGANIZATION AND PRESENTATION

        REG, LLC (formerly known as Renewable Energy Group, LLC) (the Company) is an Iowa limited liability company formed between West Central Cooperative ("West Central") and Sargeco, Inc. ("Sargeco") to manage the construction of biodiesel plants throughout the United States. The Company also assists potential investors in biodiesel in determining the location and feasibility of building a plant. Both West Central and Sargeco own 50% of the Company. Construction and engineering of the plants is performed by Todd & Sargent, Inc., an affiliate of Sargeco. Each plant involves approximately four months of pre-construction engineering and twelve months of construction.

        The financial statements included herein are unaudited and have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. All financial statements contained herein are unaudited and reflect all adjustments which are, in the opinion of management, necessary to summarize fairly the results of the Company's operations and cash flows for the periods presented. All of these adjustments are of a normal recurring nature. Results of operations of any single reporting period should not be considered as indicative of results for a full year. These financial statements should be read in conjunction with the Company's audited financial statements for the fiscal year ended December 31, 2005.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Cash and Cash Equivalents—Cash consists of demand deposits with financial institutions. The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

        Investments—In connection with the construction of biodiesel production facilities for SoyMor Biodiesel, LLC ("SoyMor"), the Company agreed to make an equity investment in SoyMor. Because the Company has the ability to influence the operating and financial decisions and maintains a position on the board of directors of SoyMor, the investment in SoyMor is accounted for using the equity method in accordance with Accounting Principal Board Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. Under the equity method, the initial investment is recorded at cost and adjusted to recognize the Company's ratable share of earnings of SoyMor.

        Revenue Recognition—The Company provides consulting and construction services under turnkey contracts. These contracts are accounted for under the provisions of the American Institute of Certified Public Accountants' Statement of Position No. 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. These jobs require design and engineering effort for a specific customer purchasing a unique facility. The Company records revenue on these fixed-price contracts on the percentage of completion basis using the ratio of costs incurred to estimated total costs at completion as the measurement basis for progress toward completion and revenue recognition. The total contract price includes the original contract plus any executed change orders only when the amounts have been received or awarded.

        Contract cost includes all direct labor and benefits, materials unique to or installed in the project and subcontract costs. Revisions in estimates of cost and earnings during the course of the work are reflected in the accounting period in which the facts that require the revision become known. Contract accounting requires significant judgment relative to assessing risks, estimating contract costs and making related assumptions for schedule and technical issues. With respect to contract change orders, claims or similar items, judgment must be used in estimating related amounts and assessing the potential for realization. These amounts are only included in contract value when they can be reliably estimated and realization is probable. Billings are generated based on specific contract terms. The Company routinely reviews estimates related to contracts and reflects revisions to profitability in earnings on a current basis. If a current estimate of total contract cost indicates an ultimate loss on a contract, the Company would recognize the projected loss in full when it is first determined. The Company recognizes additional contract revenue related to claims when the claim is probable and legally enforceable.

        Changes relating to executed change orders, job performance, construction efficiency, weather conditions, and other factors affecting estimated profitability may result in revisions to costs and income and are recognized in the period in which the revisions are determined. The effect of changes in the estimated profitability of contracts for the six month periods ended June 30, 2005 and 2006 was to decrease net earnings by approximately $300 and $650, respectively, from the amounts which would have been reported had the preceding year contract profitability estimates been used.

        Billings in excess of costs and estimated earnings on uncompleted contracts represents amounts billed to customers prior to providing related construction services.

        Income Taxes—The Company does not incur income taxes; instead its earnings are included in the tax returns of its members. The financial statements, therefore, do not include a provision for income taxes.

        Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the financial statements and reported amounts of revenues and expenses during the reporting periods. These estimates are based on information that is currently available to us on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ from those estimates.

3. INVESTMENTS

        During 2004, the Company signed a subscription agreement for the purchase of 2,000,000 units of SoyMor at $1 per share. The agreement required no initial investment. The Company executed the acquisition of the first 1,000,000 units in March 2005 and completed the acquisition of the second 1,000,000 units in April 2006. The 2,000,000 units represent approximately a 10 percent ownership interest in SoyMor. In June 2006, the Company distributed its investment in SoyMor to its members, West Central and Sargeco.

        The Company owned approximately 10% and 5% of the outstanding membership units of in SoyMor as of June 30, 2005 and 2006, respectively.

        SoyMor did not begin to produce and sell biodiesel until September 2005, so results of operations prior to that date are not provided below. The condensed statement of operations information of SoyMor for the six months ended June 30, 2006 is as follows.

2006
Sales	$32,758,153
Costs of goods sold	(25,051,907)
Operating expenses	(1,637,375)

Net income	$6,068,871

4. RELATED PARTY TRANSACTIONS

  West Central Cooperative

        West Central provided certain management and administrative services for the Company. Selling, general, and administrative expenses include $286,860 and $449,727 relating to services provided by West Central during the six months ended June 30, 2005 and 2006, respectively.

        Costs of management service revenues include $455,002 and $1,011,500 of costs paid to West Central during the six months ended June 30, 2005 and 2006, respectively.

  Todd & Sargent, Inc.

        The Company subcontracts substantially all construction projects to Todd and Sargent, Inc. (T&S), an affiliated entity through common ownership. T&S also provides certain accounting and administrative functions for the Company. T&S-related costs of construction revenues were $12,058,385 and $19,123,403 for the six months ended June 30, 2005 and 2006, respectively. Selling, general, and administrative expenses reimbursed to T&S were $18,482 and $28,900 for the six months ended June 30, 2005 and 2006, respectively.

5. SUBSEQUENT EVENT

        On July 31, 2006, the Renewable Energy Group, Inc. (REG, Inc.) purchased certain assets and assumed certain liabilities of the Company in exchange for 2,036,506 shares of REG, Inc. common stock.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        The unaudited pro forma condensed consolidated statements of operations data for the year ended December 31, 2006 give effect to the (i) Company's acquisition of REG, LLC ("REG, LLC") (formerly known as Renewable Energy Group, LLC) in the 2006 period, and (ii) this offering and the estimated use of proceeds from this offering, as if they had occurred on January 1, 2006. The presentation of the unaudited pro forma financial information is prepared in conformity with accounting principles generally accepted in the United States of America.

        The unaudited pro forma financial information has been prepared by our management and is based on our historical financial statements, the historical financial statements of REG, LLC and the assumptions and adjustments described in the notes to the unaudited pro forma condensed consolidated financial information below.

        The Company's historical financial information for the year ended December 31, 2006 has been derived from the audited condensed consolidated financial statements and accompanying notes included elsewhere in this prospectus. The historical financial information of REG, LLC for the seven months ended July 31, 2006 has been derived from the unaudited financial statements of REG, LLC not included elsewhere in this prospectus.

        We based the pro forma adjustments on available information and on assumptions that we believe are reasonable under the circumstances. See "Notes to Unaudited Pro Forma Condensed Consolidated Financial Information" for a discussion of assumptions made. The unaudited pro forma condensed consolidated financial information is presented for informational purposes and is based on management's estimates. The unaudited pro forma consolidated statements of operations do not purport to represent what our results of operations actually would have been if the transactions set forth above had occurred on the dates indicated or what our results of operations will be for future periods.

RENEWABLE ENERGY GROUP, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2006

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Renewable Energy Group, Inc. For the year ended December 31, 2006(1)	REG, LLC For January 1, 2006 to July 31, 2006(2)	Pro Forma Adjustments(3)		Pro Forma December 31, 2006
REVENUES:
Biodiesel	$93,649	—			$93,649
Biodiesel government incentives	8,915	—			8,915

	$102,564	—			$102,564
Services	75,465	$34,500	$(1,579	)(3a)	108,386

	178,029	34,500	(1,579)		210,950

COSTS OF GOODS SOLD:
Biodiesel	92,423				92,423
Services	70,751	32,682	266	(3b)	103,699

	163,174	32,682	266		196,122

GROSS PROFIT	14,855	1,818	(1,845)		14,828
SELLING, GENERAL, AND ADMINSTRATIVE EXPENSES	11,688	649			12,337

INCOME FROM OPERATIONS	3,167	1,169	(1,845)		2,491

OTHER INCOME (EXPENSE), NET:
Interest expense	(442)	—			(442)
Interest income	689	165			854
Income from equity method investees	493	362			855

	740	527			1,267

INCOME BEFORE INCOME TAXES	3,907	1,696	(1,845)		3,758
INCOME TAX BENEFIT	745	0	737	(3c)	1,482

NET INCOME	$4,652	$1,696	$(1,108)		$5,240

EARNINGS PER COMMON SHARE(4):
Earnings per share—basic and diluted	$0.31				$0.33

See accompanying notes to unaudited pro forma condensed consolidated financial information.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

Basis of Presentation

        On July 31, 2006, the Company purchased certain assets and assumed certain liabilities of REG, LLC (REG, LLC) for 2,036,506 shares of stock in the Company at a value of $9.50 per share. Prior to acquiring the assets and liabilities from REG, LLC, West Central owned 50% of the outstanding units of REG, LLC. The Division and REG, LLC assisted potential investors in determining the investment required, location and other technical factors of building a biodiesel production facility and REG, LLC served as the general contractor as the facility was engineered and constructed. The results of operations are included with the Company's from the date of acquisition through December 31, 2006. See Note 4 to the Company's consolidated December 31, 2006 financial statements for more information.

        The initial purchase price allocation of REG, LLC assets and liabilities is as follows:

Assets / (liabilities) acquired:
Due from REG, LLC	$5,180
Billings in excess of costs and estimated earnings on uncompleted contracts	(5,180)
Intangible assets	5,528
Deferred tax liabilities	(2,261)
Goodwill	16,080

Fair value of common stock issued	$19,347

Pro Forma Adjustments

(1)
The amounts in this column represent the Company's reported results for the year ended December 31, 2006. These results include the results of operations of REG, LLC since July 31, 2006, the date of the Company's acquisition of REG, LLC.

(2)
The amounts in this column represent the reported results of operations of REG, LLC for the period of January 1, 2006 to July 31, 2006.

(3)
The amounts in this column represent adjustments to reflect the pro forma impact of the REG, LLC acquisition as follows:

(a)
Decreased $1,579 to reflect elimination of management service revenue recognized by the Company and costs of management service revenues recognized by REG, LLC related to billings from the Company to REG, LLC during the period of January 1, 2006 to July 31, 2006.

(b)
Decreased $1,579 to reflect elimination of management service revenue recognized by the Company and costs of management service revenues recognized by REG, LLC related to billings from the Company to REG, LLC during the period of January 1, 2006 to July 31, 2006, and increased $1,845 to reflect twelve months of straight-line amortization of intangible assets from the REG, LLC acquisition.

(c)
Adjusted to reflect the effects of the pro forma adjustments in 3(a) and 3(b) noted above.

(4)
The Company calculates diluted EPS under the if-converted method unless the conversion of the convertible preferred stock is anti-dilutive to basic EPS. To the extent convertible preferred stock is anti-dilutive, the Company calculates diluted EPS under the two class method to include the effect of potential common shares. Basic earnings per share also excludes any dilutive effect of stock options and warrants. The impact of the common stock options and warrants were also anti-dilutive and therefore were excluded from the calculation of diluted EPS.

	Historical	Pro Forma
Net income as reported	$4,652	$5,240
Preferred stock dividends in arrears	(1,095)	(1,095)
Preferred securities participating in earnings available to common shareholders	(360)	(380)

Net income available to common stockholders—basic and diluted	$3,197	$(3,765)

Weighted average common shares outstanding—basic and diluted	10,207,840	11,395,802 (5)

Common earnings per share—basic and diluted	$0.31	$0.33

(5)
Amount reflects shares issued to REG, LLC as being outstanding since January 1, 2006.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth the various expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the New York Stock Exchange listing fee.

Securities and Exchange Commission registration fee		$4,605
National Association of Securities Dealers, Inc. filing fee		15,500
New York Stock Exchange listing fee		*
Blue Sky fees and expenses		*
Accounting fees and expenses		*
Legal fees and expenses		*
Printing and engraving expenses		*
Registrar and transfer agent's fees		*
Miscellaneous fees and expenses		*

Total	$	*

*
To be filed by amendment

Item 14.    Indemnification of Directors and Officers

        Section 102 of the DGCL allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.

        Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding—other than an action by or in the right of the Registrant—by reason of the fact that the person is or was a director, officer, agent or employee of the Registrant, or is or was serving at our request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acting in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the Registrant, and with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the Registrant as well but only to the extent of defense expenses, including attorneys' fees but excluding amounts paid in settlement, actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to the Registrant, unless the court believes that in light of all the circumstances indemnification should apply.

        Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

        The Registrant's amended and restated bylaws, attached as Exhibit 3.(ii)(2) hereto, provide that the Registrant shall indemnify its directors and executive officers to the fullest extent not prohibited by the DGCL or any other applicable law. In addition, the Registrant has entered into separate indemnification agreements, attached as Exhibit 10.12 hereto, with its directors and officers which would require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, which we refer to as the Securities Act. The Registrant also intends to maintain director and officer liability insurance, if available on reasonable terms.

        The form of Underwriting Agreement, to be attached as Exhibit 1.1 hereto, provides for indemnification by the Underwriters of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, and affords certain rights of contribution with respect thereto.

Item 15.    Recent Sales of Unregistered Securities

        The following information does not give effect to the reverse common stock split to be effected prior to the completion of this offering.

        Since our inception, we have issued and sold the following securities:

        In July 2006, we sold 10,518,253 shares of common stock to three affiliated accredited investors in exchange for tangible and intangible assets contributed to us in connection with our formation. The sales of such shares were effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of the Regulation D promulgated under the Securities Act and under Section 4(2) of the Securities Act. Appropriate legends were affixed to the share certificates and instruments issued in these transactions. All recipients had adequate access, through their relationship with the registrant, to information about the registrant.

        In November 2006, we sold 1,354 shares of common stock pursuant to the exercise of an option granted under our 2006 stock incentive plan. The exercise price per share was $9.50 per share, for aggregate cash consideration of approximately $12,863. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 701 promulgated under Section 3(b) of the Securities Act.

        In August 2006, we sold an aggregate of 2,105,263 shares of our common stock for aggregate consideration of $19,999,998.50 to two accredited investors. In connection with these transactions, we also issued warrants to one of our advisors, an accredited investor, to purchase up to 26,965 shares of common stock with a per share exercise price of $9.50. The sales of such securities were effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of the Regulation D promulgated under the Securities Act and under Section 4(2) of the Securities Act. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in these transactions. All recipients had adequate access, through their relationship with the registrant, to information about the registrant.

        In August 2006, we entered into stock purchase agreements with four accredited investors to issue an aggregate of 6,578,947 shares of our series A preferred stock for $9.50 per share. Under these agreements, we sold 2,600,002 shares of series A preferred stock in August 2006 for aggregate cash consideration of approximately $24.7 million, 3,452,630 shares of series A preferred stock in December 2006 for aggregate cash consideration of approximately $32.8 million, and 526,315 shares of series A preferred stock in June 2007 for aggregate cash consideration of approximately $5 million. In connection with this transaction, we issued to two of the accredited investors warrants to purchase up to an aggregate of 375,000 shares of common stock and to one of our advisors, an accredited investor, warrants to purchase up to 158,535 shares of common stock, each with a per share exercise price of $9.50. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in these transactions. All recipients had adequate access, through their relationship with the registrant, to information about the registrant.

        In June 2007, we issued 701,756 shares of common stock to one accredited investor in connection with entering into a commercial supply agreement with such investor. The recipient of the securities represented their intention to acquire the securities for investment only and not with a view to or for sale with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in these transactions. The recipient had adequate access, through their relationship with the registrant, to information about the registrant.

        In July 2007, we entered into a stock purchase agreement with six accredited investors pursuant to which we will issue 1,999,998 shares of our series B preferred stock for $11.00 per share for aggregate consideration of approximately $22.0 million. In connection with this transaction, each purchaser also will receive warrants to purchase the number of shares of common stock equal to 5% of the number of shares of series B preferred stock acquired by such purchaser, all with an exercise price of $11.00 per share. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in these transactions. All recipients had adequate access, through their relationship with the registrant, to information about the registrant.

Item 16.    Exhibits and Financial Statement Schedules

  (a)
  Exhibits

Exhibit Number	Description
1.1*	Form of Underwriting Agreement.
3.(i)1	Certificate of Incorporation of the Registrant.
3.(i)2*	Amended and Restated Certificate of Designation of Series and Determination of Rights and Preferences of Series A Convertible Preferred Stock of the Registrant.
3.(i)3*	Certificate of Designation of Series and Determination of Rights and Preferences of Series B Convertible Preferred Stock of the Registrant.
3.(i)4*	Form of Restated Certificate of Incorporation of the Registrant, to be filed upon the closing of the offering to which this Registration Statement relates.
3.(ii)1	Amended and Restated Bylaws of the Registrant, dated August 9, 2006.

3.(ii)2*	Form of Amended and Restated Bylaws of the Registrant, to be effective upon the closing of the offering to which this Registration Statement relates.
4.1*	Specimen Common Stock Certificate.
4.2*	Amended and Restated Registration Rights Agreement, dated as of July , 2007.
4.3.1	Form of warrant issued to entities affiliated with Natural Gas Partners.
4.3.2	Schedule of warrants issued by the Registrant to Natural Gas Partners VIII, L.P. and entities affiliated with NGP Energy Technology Partners.
4.4.1*	Form of warrant issued to the purchasers of Series B Convertible Preferred Stock.
4.4.2*	Schedule of warrants issued by the Registrant to the purchasers of Series B Convertible Preferred Stock.
5.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP.
10.1	Contribution Agreement by and between West Central Cooperative and the Registrant, dated as of July 31, 2006.
10.2	Contribution Agreement by and between InterWest, L.C. and the Registrant, dated as of July 31, 2006.
10.3	Contribution Agreement by and between REG, LLC and the Registrant, dated as of July 31, 2006.
10.4	Ground Lease by and between West Central Cooperative and the Registrant, dated as of July 31, 2006.
10.5	Contract for Services by and between West Central Cooperative and the Registrant, dated as of August 1, 2006.
10.6	Asset Use Agreement by and between West Central Cooperative and the Registrant, dated as of August 1, 2006.
10.7	Non-Competition Agreement by and among West Central Cooperative, InterWest, L.C., REG, LLC and the Registrant, dated as of August 1, 2006.
10.8.1	Loan Agreement by and between Iowa Finance Authority and InterWest, L.C., dated as of November 1, 2001.
10.8.2	Reimbursement Agreement by and between CoBank, ACB and InterWest, L.C., dated as of November 15, 2001.
10.8.3	Tax Regulatory Agreement among Iowa Finance Authority, InterWest, L.C. and Wells Fargo Bank Northwest, NA, dated as of November 15, 2001.
10.9	Renewable Energy Group, Inc. 2006 Stock Incentive Plan and form of agreements thereunder.
10.10*	2007 Stock Incentive Plan and form of agreements thereunder.
10.11	Employment Agreement with Daniel J. Oh, dated as of August 1, 2006.
10.12*	Form of Indemnification Agreement between the Registrant and its officers and directors.
10.13†	West Central Biodiesel Supply Agreement by and between Peter Cremer North America, LP and West Central Cooperative, dated as of August 24, 2005.

10.14†	Agreement by and among Crown Iron Works Company, REG, LLC and West Central Cooperative, dated as of June 3, 2003.
10.15	Preferred Supply Agreement by and between Westway Trading Corporation and the Registrant, dated as of July 31, 2006.
10.16	Terminal Agreement by and between Westway Terminal Company Inc. and West Central Cooperative, dated as of February 15, 2006.
10.17	Schedule of terminals leased by the Registrant from Westway Terminal Company Inc. under the Terminal Agreement, dated as of February 15, 2006.
10.18†	Lease Agreement by and between International-Matex Tank Terminals and REG Destrehan, LLC, dated as of June 8, 2007.
10.19.1†	Oil Feedstock Supply Agreement for New Orleans, Louisiana by and between Bunge North America, Inc. and REG Destrehan, LLC, dated as of June 8, 2007.
10.19.2	Guaranty Agreement entered into by the Registrant in favor of Bunge North America, Inc., dated as of June 8, 2007.
10.20.1†	Oil Feedstock Supply Agreement for Emporia, Kansas by and between Bunge North America (OPD West), Inc. and REG Emporia, LLC, dated as of June 8, 2007.
10.20.2	Guaranty Agreement entered into by the Registrant in favor of Bunge North America (OPD West), Inc., dated as of June 8, 2007.
10.21
Standard Form of Design-Build Agreement and General Conditions between Owner and Design-Builder for New Orleans, Louisiana by and between Todd & Sargent, Inc. and REG Destrehan, LLC, dated as of June 20, 2007.
10.22	Oil Feedstock Supply Agreement for Ralston, Iowa by and between West Central Cooperative and the Registrant, dated as of July 8, 2007.
21.1	List of Subsidiaries.
23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Renewable Energy Group, Inc. and its subsidiaries.
23.2	Consent of Deloitte & Touche LLP, independent auditors for REG, LLC.
23.3*	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).
24.1	Power of Attorney (see pages II-7 and II-8 of this Registration Statement).

*
To be filed by amendment.

†
Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from the Registration Statement and submitted separately to the Securities and Exchange Commission.

(b)
Financial Statement Schedule

        Schedules are omitted because they are not required.

Item 17.    Undertakings

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes:

          (1)   For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Act, each post effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To provide to the underwriters at the closing(s) specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ralston, State of Iowa, on the 13th day of July, 2007.

RENEWABLE ENERGY GROUP, INC.
By	/s/ JEFFREY STROBURG Jeffrey Stroburg Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey Stroburg, Nile D. Ramsbottom and Jeffrey C. Pattison and each of them, his or her true and lawful attorneys in fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys in fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ JEFFREY STROBURG Jeffrey Stroburg	Chief Executive Officer (Principal Executive Officer) and Chairman of the Board	July 13, 2007
/s/ JEFFREY C. PATTISON Jeffrey C. Pattison	Chief Financial Officer (Principal Financial and Accounting Officer), Executive Vice President and Secretary	July 13, 2007
/s/ SCOTT P. CHESNUT Scott P. Chesnut	Director	July 13, 2007
/s/ DELBERT CHRISTENSEN Delbert Christensen	Director	July 13, 2007
/s/ PHILIP J. DEUTCH Philip J. Deutch	Director	July 13, 2007

/s/ PETER J. M. HARDING Peter J. M. Harding	Director	July 13, 2007
/s/ DAVID W. HAYES David W. Hayes	Director	July 13, 2007
/s/ RANDOLPH L. HOWARD Randolph L. Howard	Director	July 13, 2007
/s/ MICHAEL A. JACKSON Michael A. Jackson	Director	July 13, 2007
/s/ MICHAEL M. SCHARF Michael M. Scharf	Director	July 13, 2007

Exhibit Index

Exhibit Number	Description
1.1*	Form of Underwriting Agreement.
3.(i)1	Certificate of Incorporation of the Registrant.
3.(i)2*	Amended and Restated Certificate of Designation of Series and Determination of Rights and Preferences of Series A Convertible Preferred Stock of the Registrant.
3.(i)3*	Certificate of Designation of Series and Determination of Rights and Preferences of Series B Convertible Preferred Stock of the Registrant.
3.(i)4*	Form of Restated Certificate of Incorporation of the Registrant, to be filed upon the closing of the offering to which this Registration Statement relates.
3.(ii)1	Amended and Restated Bylaws of the Registrant, dated August 9, 2006.
3.(ii)2*	Form of Amended and Restated Bylaws of the Registrant, to be effective upon the closing of the offering to which this Registration Statement relates.
4.1*	Specimen Common Stock Certificate.
4.2*	Amended and Restated Registration Rights Agreement, dated as of July , 2007.
4.3.1	Form of warrant issued to entities affiliated with Natural Gas Partners.
4.3.2	Schedule of warrants issued by the Registrant to Natural Gas Partners VIII, L.P. and entities affiliated with NGP Energy Technology Partners.
4.4.1*	Form of warrant issued to the purchasers of Series B Convertible Preferred Stock.
4.4.2*	Schedule of warrants issued by the Registrant to the purchasers of Series B Convertible Preferred Stock.
5.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP.
10.1	Contribution Agreement by and between West Central Cooperative and the Registrant, dated as of July 31, 2006.
10.2	Contribution Agreement by and between InterWest, L.C. and the Registrant, dated as of July 31, 2006.
10.3	Contribution Agreement by and between REG, LLC and the Registrant, dated as of July 31, 2006.
10.4	Ground Lease by and between West Central Cooperative and the Registrant, dated as of July 31, 2006.
10.5	Contract for Services by and between West Central Cooperative and the Registrant, dated as of August 1, 2006.
10.6	Asset Use Agreement by and between West Central Cooperative and the Registrant, dated as of August 1, 2006.
10.7	Non-Competition Agreement by and among West Central Cooperative, InterWest, L.C., REG, LLC and the Registrant, dated as of August 1, 2006.
10.8.1	Loan Agreement by and between Iowa Finance Authority and InterWest, L.C., dated as of November 1, 2001.

10.8.2	Reimbursement Agreement by and between CoBank, ACB and InterWest, L.C., dated as of November 15, 2001.
10.8.3	Tax Regulatory Agreement among Iowa Finance Authority, InterWest, L.C. and Wells Fargo Bank Northwest, NA, dated as of November 15, 2001.
10.9	Renewable Energy Group, Inc. 2006 Stock Incentive Plan and form of agreements thereunder.
10.10*	2007 Stock Incentive Plan and form of agreements thereunder.
10.11	Employment Agreement with Daniel J. Oh, dated as of August 1, 2006.
10.12*	Form of Indemnification Agreement between the Registrant and its officers and directors.
10.13†	West Central Biodiesel Supply Agreement by and between Peter Cremer North America, LP and West Central Cooperative, dated as of August 24, 2005.
10.14†	Agreement by and among Crown Iron Works Company, REG, LLC and West Central Cooperative, dated as of June 3, 2003.
10.15	Preferred Supply Agreement by and between Westway Trading Corporation and the Registrant, dated as of July 31, 2006.
10.16	Terminal Agreement by and between Westway Terminal Company Inc. and West Central Cooperative, dated as of February 15, 2006.
10.17	Schedule of terminals leased by the Registrant from Westway Terminal Company Inc. under the Terminal Agreement, dated as of February 15, 2006.
10.18†	Lease Agreement by and between International-Matex Tank Terminals and REG Destrehan, LLC, dated as of June 8, 2007.
10.19.1†	Oil Feedstock Supply Agreement for New Orleans, Louisiana by and between Bunge North America, Inc. and REG Destrehan, LLC, dated as of June 8, 2007.
10.19.2	Guaranty Agreement entered into by the Registrant in favor of Bunge North America, Inc., dated as of June 8, 2007.
10.20.1†	Oil Feedstock Supply Agreement for Emporia, Kansas by and between Bunge North America (OPD West), Inc. and REG Emporia, LLC, dated as of June 8, 2007.
10.20.2	Guaranty Agreement entered into by the Registrant in favor of Bunge North America (OPD West), Inc., dated as of June 8, 2007.
10.21
Standard Form of Design-Build Agreement and General Conditions between Owner and Design-Builder for New Orleans, Louisiana by and between Todd & Sargent, Inc. and REG Destrehan, LLC, dated as of June 20, 2007.
10.22	Oil Feedstock Supply Agreement for Ralston, Iowa by and between West Central Cooperative and the Registrant, dated as of July 8, 2007.
21.1	List of Subsidiaries.
23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Renewable Energy Group, Inc. and its subsidiaries.
23.2	Consent of Deloitte & Touche LLP, independent auditors for REG, LLC.
23.3*	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).
24.1	Power of Attorney (see pages II-7 and II-8 of this Registration Statement).

*
To be filed by amendment.

†
Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from the Registration Statement and submitted separately to the Securities and Exchange Commission.

(b)
Financial Statement Schedule

        Schedules are omitted because they are not required.

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TABLE OF CONTENTS
INDUSTRY AND MARKET DATA
PROSPECTUS SUMMARY
RENEWABLE ENERGY GROUP, INC.
The Offering
Summary Historical and Pro Forma Consolidated Financial and Operating Data
RISK FACTORS
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED CONSOLIDATED FINANCIAL AND UNAUDITED PRO FORMA DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BIODIESEL INDUSTRY OVERVIEW
Estimated U.S. Biodiesel Sales
BUSINESS
Biodiesel Production Facility—Project Lifecycle
MANAGEMENT
Executive Compensation
PRINCIPAL STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2005 AND 2006 (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)
RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS MEMBERS' NET INVESTMENT AND ADVANCES AND STOCKHOLDERS' EQUITY FOR THE THREE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006 (IN THOUSANDS)
RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE THREE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006 (IN THOUSANDS)
RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED) AS OF DECEMBER 31, 2006 AND MARCH 31, 2007 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2007 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2007 (IN THOUSANDS)
RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2007 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
INDEPENDENT AUDITORS' REPORT
REG, LLC STATEMENTS OF OPERATIONS FOR THE THREE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
REG, LLC STATEMENTS OF MEMBERS' EQUITY FOR THE THREE YEARS ENDED DECEMBER 31, 2003, 2004, AND 2005
REG, LLC STATEMENTS OF CASH FLOWS FOR THE THREE YEARS ENDED DECEMBER 31, 2003, 2004, AND 2005
REG, LLC NOTES TO FINANCIAL STATEMENTS FOR THE THREE YEARS ENDED DECEMBER 31, 2003, 2004, AND 2005
REG, LLC CONDENSED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2006 (UNAUDITED)
REG, LLC CONDENSED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2006 (UNAUDITED)
REG, LLC NOTES TO CONDENSED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2006 (UNAUDITED)
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
RENEWABLE ENERGY GROUP, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2006 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Notes to Unaudited Pro Forma Condensed Consolidated Financial Information
Part II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
Exhibit Index